As filed with the Securities and Exchange Commission on September 5, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fifth Street Asset Management Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	46-5610118
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830
(203) 681-3600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Leonard M. Tannenbaum
Fifth Street Asset Management Inc.
777 West Putnam Avenue, 3rd Floor
Greenwich, CT 06830
(203) 681-3600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Frank J. Lopez, Esq. Robin M. Feiner, Esq. Proskauer Rose LLP Eleven Times Square New York, NY 10036 Tel: (212) 969-3000 Fax: (212) 969-2900	Stuart H. Gelfond, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Tel: (212) 859-8000 Fax: (212) 859-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Class A common stock, par value $0.01 per share	$200,000,000	$25,760

(1)	Includes additional shares of Class A common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated           , 2014.

PRELIMINARY PROSPECTUS

     Shares

Fifth Street Asset Management Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Fifth Street Asset Management Inc. All of the shares of Class A common stock included in this offering are being sold by Fifth Street Asset Management Inc.

Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $     and $    . We intend to list the Class A common stock on the NASDAQ Global Select Market under the symbol “FSAM.”

We intend to use the net proceeds of this offering to purchase limited partnership interests of Fifth Street Holdings L.P. from its limited partners and we will not retain any of these proceeds. Following this offering and our purchase of limited partnership interests of Fifth Street Holdings L.P., we will own     % of the limited partnership interests of Fifth Street Holdings L.P.

We were organized to be a holding company for Fifth Street Holdings L.P. in anticipation of this offering. As a holding company, we will conduct all of our operations through Fifth Street Management LLC and FSCO GP LLC, subsidiaries of Fifth Street Holdings L.P. Fifth Street Management LLC and FSCO GP LLC will conduct all of our business activities, including the provision of our advisory and management services.

Immediately prior to the consummation of this offering, we will issue      shares of our Class B common stock, each share of which initially entitles the holder to five votes per share, to certain partners of Fifth Street Holdings L.P. These Class B stockholders will hold     % of the combined voting power of our common stock immediately after this offering.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with governance and certain reduced public company reporting requirements for future filings.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” on page 20 of this prospectus to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to Fifth Street Asset Management Inc.	$	$

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

To the extent that the underwriters sell more than      shares of Class A common stock, the underwriters have the option to purchase up to an additional      shares from us at the initial public offering price less the underwriting discount. If the underwriters exercise this option in full, the total underwriting discount will be $     and our total proceeds, before expenses, will be $    .

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on           , 2014.

Morgan Stanley

           J.P. Morgan

                Goldman Sachs

                         RBC Capital Markets

Credit Suisse

SMBC Nikko

Barclays	Deutsche Bank Securities	UBS Investment Bank

Prospectus dated         , 2014.

This prospectus is solely an offer with respect to our Class A common stock, and is not an offer, directly or indirectly, of any securities of any of the funds we advise, manage or sponsor. In addition, interests in certain of our funds are offered only to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available. An investment in our Class A common stock is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

This prospectus does not constitute an offer of, or an invitation to purchase, any of our Class A common stock in any jurisdiction in which such offer or invitation would be unlawful. We and the underwriters are offering to sell, and seeking offers to buy, our Class A common stock only in jurisdictions where offers and sales are permitted.

i

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. The information in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock.

Defined Terms

Except where the context requires otherwise, in this prospectus:

•	“Combined Funds” refers to FSCOF and SLF I;
•	“Fifth Street Asset Management,” “Fifth Street,” the “Company,” “we,” “us” and “our” refer to Fifth Street Asset Management Inc. and, unless the context otherwise requires, its direct and indirect subsidiaries;
•	“Fifth Street BDCs” and “our BDCs” refers to FSC and FSFR together;
•	“Fifth Street EIV” refers to Fifth Street EIV, LLC, a subsidiary of Fifth Street Management that owns approximately 10% of the equity interests of SLF I;
•	“Fifth Street Funds” and “our funds” refers to the Fifth Street BDCs and the other funds advised or managed by Fifth Street Management;
•	“Fifth Street Holdings” refers to Fifth Street Holdings L.P. and, unless the context otherwise requires, its subsidiaries;
•	“Fifth Street Management” refers to Fifth Street Management LLC and, unless the context otherwise requires, its subsidiaries;
•	“Fifth Street Management Group” refers to Fifth Street Management, FSC, Inc., FSC CT, Inc., FSC Midwest, Inc., Fifth Street Capital West, Inc. (and their wholly-owned subsidiaries) and the Combined Funds;
•	“FSC” refers to Fifth Street Finance Corp., a publicly traded business development company managed by Fifth Street Management;
•	“FSCO GP” refers to FSCO GP LLC, the general partner of FSCOF;
•	“FSCOF” refers to Fifth Street Credit Opportunities Fund, L.P., a hedge fund managed by Fifth Street Management and, unless the context otherwise requires, its predecessor fund that operated with the same investment objective, strategy and investment team;
•	“FSE” refers to Fifth Street Structured Equity Fund, a new fund that will be managed by Fifth Street Management;
•	“FSFR” refers to Fifth Street Senior Floating Rate Corp, a publicly traded business development company managed by Fifth Street Management;
•	“Fund II” refers to Fifth Street Mezzanine Partners II, L.P., a fund advised by an affiliate of Fifth Street Management;
•	“Holdings Limited Partners” refers to active, limited partners in Fifth Street Holdings (other than the Company), which include, among other persons, the Principals;
•	“Principals” refers to Leonard M. Tannenbaum and Bernard D. Berman and, where applicable, any entities controlled directly or indirectly by them;
•	“SLF I” refers to Fifth Street Senior Loan Fund I Operating Entity, LLC, a fund in our senior loan fund strategy managed by Fifth Street Management;
•	“SLF II” refers to Fifth Street Senior Loan Fund II Operating Entity, LLC, a fund in our senior loan fund strategy managed by Fifth Street Management; and
•	“TRA Recipients” refers to the Principals and Ivelin M. Dimitrov.

Performance Information Used in this Prospectus

Except where the context requires otherwise, in this prospectus:

•	“Adjusted Net Income” represents net income attributable to controlling interests in Fifth Street Management Group excluding (i) one-time compensation-related charges, including the amortization of equity-based awards, (ii) non-recurring underwriting costs relating to the initial public offering of FSFR, and (iii) non-recurring professional fees incurred in connection with this offering;
•	“AUM” refers to assets under management of the Fifth Street Funds and material control investments of these funds, and represents the sum of the net asset value of such funds and investments, the drawn debt and unfunded debt and equity commitments at the fund or investment-level (including amounts subject to restrictions) and uncalled committed debt and equity capital (including commitments to funds that have yet to commence their investment periods);
•	“base management fees” refer to fees we earn for advisory services provided to our funds, which are generally based on a fixed percentage of fair value of assets, total commitments, invested capital, net asset value, total assets or par value of the investment portfolios managed by us;
•	“catch-up” refers to a provision for a manager or adviser of a fund to receive the majority or all of the profits of such fund until the agreed upon profit allocation is reached;
•	“fee-earning AUM” refers to the AUM on which we directly or indirectly earn management fees, and represents the sum of the net asset value of the Fifth Street Funds and their material control investments, and the drawn debt and unfunded debt and equity commitments at the fund or investment-level (including amounts subject to restrictions);
•	“hurdle rate” or “hurdle” refers to a specified minimum rate of return that a fund must exceed in order for the adviser or manager of such fund to receive performance fees;
•	“management fees” refer to base management fees and Part I Fees;
•	“net IRR” refers to the annualized internal rate of return, or IRR, for the period indicated on invested capital based on contributions, distributions and unrealized value after giving effect to taxes, management fees, the general partner’s carried interest, where applicable, and other expenses;
•	“Part I Fees” refer to fees paid to us by our BDCs that are based on a fixed percentage of pre-incentive fee net investment income, which are calculated and paid quarterly, and subject to certain specified performance hurdles. Part I Fees are classified as management fees as they are predictable and are recurring in nature, are not subject to repayment (or clawback) and are generally cash-settled each quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview of Combined Results of Operations — Revenues — Management Fees — Part I Fees;”
•	“Part II Fees” refer to fees paid to us by our BDCs that are based on net capital gains, which are paid annually. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview of Combined Results of Operations — Revenues — Management Fees — Part II Fees;”
•	“performance fees” refer to fees we earn based on the performance of a fund, which are generally based on certain specific hurdle rates as defined in the fund’s investment management or partnership agreements, may be either an incentive fee or carried interest, are paid annually and also include Part II Fees; and
•	“permanent capital” refers to capital of funds that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law, which funds currently consist of FSC and FSFR; such funds may be required to distribute all or a portion of capital gains and investment income or elect to distribute capital.

Many of the terms used in this prospectus, including AUM, fee-earning AUM and Adjusted Net Income, may not be comparable to similarly titled measures used by other companies. In addition, our definitions of AUM and fee-earning AUM are not based on any definition of AUM or fee-earning AUM that is set forth in the agreements governing the investment funds that we manage and may differ from definitions of AUM set forth in other agreements to which we are a party from time to time. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures and Operating Metrics” for more information on AUM and fee-earning AUM. Further, Adjusted Net Income is not a performance measure calculated in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. We use Adjusted Net Income as a measure of operating performance, not as a measure of liquidity. We believe that Adjusted Net Income provides investors with a meaningful indication of our core operating performance and Adjusted Net Income is evaluated regularly by our management as a decision tool for deployment of resources. We believe that reporting Adjusted Net Income is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our performance. Adjusted Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results prepared in accordance with GAAP. The use of Adjusted Net Income without consideration of related GAAP measures is not adequate due to the adjustments described above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures and Operating Metrics.”

In considering the performance information relating to our funds contained herein, prospective investors in our Class A common stock should bear in mind that the performance of our funds is not indicative of the possible performance of our shares of Class A common stock and is also not necessarily indicative of the future results of our funds, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our funds will continue to achieve, or that future funds will achieve, comparable results. See “Risk Factors — Risks Related to Our Business — The historical returns attributable to our funds should not be considered as indicative of the future results of our funds, our new investment strategies, our operations or of any returns expected on an investment in our Class A common stock.”

Amounts and percentages throughout this prospectus may reflect rounding adjustments and consequently totals may not appear to sum.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, historical combined financial statements and the notes thereto, and unaudited pro forma condensed combined financial information, each included elsewhere in this prospectus.

Our Business

Fifth Street is a leading alternative asset manager with more than $5.6 billion of assets under management. We provide innovative and flexible financing solutions to small and mid-sized companies across their capital structure, primarily in connection with investments by private equity sponsors. We define small and mid-sized companies as those with annual revenues between $25 million and $500 million. From December 31, 2010 to June 30, 2014, our assets under management grew at a compound annual growth rate of 52.7%. As of June 30, 2014, approximately 95% of our assets under management reside in publicly traded permanent capital vehicles, consisting of Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp.

Our direct origination platform is sustained by strong relationships with over 300 private equity sponsors. We believe we are differentiated from other alternative asset managers by our structuring flexibility, financial strength and a reputation for delivering on commitments. We provide innovative and customized credit solutions across the capital structure, including one-stop financing, unitranche debt, senior secured debt, mezzanine debt, equity co-investments, healthcare asset-backed lending and venture debt financing. Our platform targets loans for investment of up to $250 million and will structure and syndicate loans of up to $500 million. We were named the 2014 “Senior Lender of the Year” by the Association for Corporate Growth (ACG) New York Chapter and The M&A Advisor, the 2013 “Lender Firm of the Year” by The M&A Advisor and the 2013 “Lender of the Year” by Mergers & Acquisitions Magazine.

Since our founding in 1998, we have grown into an asset manager with approximately 90 employees, half of which are investment professionals. Our management team has a proven 16-year track record across market cycles using a disciplined investment process. Our growth has been facilitated through a scalable operating platform. Our revenues and net income attributable to controlling interests in Fifth Street Management Group for the year ended December 31, 2013 were $73.6 million and $39.8 million, respectively, which represented an increase of 34.7% and 24.1%, respectively, as compared to the year ended December 31, 2012. Our revenues and adjusted net income for the six months ended June 30, 2014 were $47.1 million and $30.2 million, which represented an increase of 44.4% and 42.7%, respectively, as compared to the six months ended June 30, 2013.

The Fifth Street Platform

We provide our investment management capabilities to the following fund strategies:

Fund Strategy	Strategy and Focus	Launch	AUM (As of June 30, 2014) (in thousands)
Fifth Street Finance Corp. (NASDAQ: FSC)	• Publicly traded business development company, or BDC, focused on investing and lending to sponsor-backed small and mid-sized companies across their capital structure.	June 2008	$4,247,246
	• Sixth largest BDC, with market capitalization of approximately $1.5 billion, as of August 29, 2014.
	• Permanent capital vehicle.
Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR)	• Publicly traded BDC focused on 100% floating rate, senior secured loans to sponsor-backed mid-sized companies.	July 2013	$ 230,029
	• Largest senior floating rate-focused BDC, with market capitalization of approximately $400 million as of August 29, 2014.
	• Permanent capital vehicle.

Fund Strategy	Strategy and Focus	Launch	AUM (As of June 30, 2014) (in thousands)
Senior Loan Funds	• Private funds focused on senior secured loans to middle market companies. Consists of SLF I and SLF II.	February 2014	$ 214,168
Fifth Street Credit Opportunities Fund	• A long/short hedge fund targeting uncorrelated returns by primarily focusing on yield-oriented corporate credit assets and equities, including leveraged loans and BDCs.	March 2013	$ 41,167
Structured Equity Funds	• Private distressed/credit funds focused on non-control subordinated debt and equity-related investments to small and mid-sized companies. Consists of Fund II and FSE.	April 1998	$ 4,801
Separately Managed Accounts	• A co-investment program that will offer customized portfolios of directly originated credit and credit-related assets tailored to an investor’s specific objectives.	, 2015 (Anticipated)	$ —

Total AUM as of June 30, 2014(1)			$4,737,411

(1)	As adjusted for certain capital transactions at FSC, FSFR and SLF II that occurred subsequent to June 30, 2014, our AUM is approximately $5.6 billion.

We earn management fees, as well as performance fees based on investment performance, from the funds we manage. Management fees comprise the significant majority of our revenues, which has resulted in stable, predictable revenues. The following table sets forth certain combined financial information.

	As of and for the Year Ended December 31,		As of and for the Six Months Ended June 30,
	2013	2012	2014	2013
	(dollars in thousands)
AUM(1)(2)	$4,377,364	$2,327,225	$4,737,411	$3,523,339
Fee-earning AUM(1)	3,929,066	1,729,311	4,301,759	2,841,194
Total revenues	73,622	54,644	47,071	32,594
Management fees(3)	68,417	50,007	45,053	30,159
Net income attributable to controlling interests in Fifth Street Management Group	39,772	32,060	23,549	20,360
Adjusted Net Income(4)	47,211	32,191	30,174	21,147
Management fees as % of total revenues(5)	93%	92%	96%	93%

(1)	AUM and fee-earning AUM presented as of end of period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures and Operating Metrics” for a discussion of and additional information concerning these operating metrics.
(2)	As adjusted for certain capital transactions at FSC, FSFR and SLF II that occurred subsequent to June 30, 2014, our AUM is approximately $5.6 billion.
(3)	Includes Part I Fees of $30.6 million, $23.4 million, $17.7 million and $14.3 million for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013, respectively.
(4)	Adjusted Net Income is a non-GAAP measure that represents net income excluding (i) one-time compensation-related charges including the amortization of equity-based awards, (ii) non-recurring underwriting costs relating to the initial public offering of FSFR and (iii) non-recurring professional fees incurred in connection with this offering. See “— Summary Historical Combined Financial Data” for a reconciliation of Adjusted Net Income to net income attributable to controlling interests in Fifth Street Management Group, the most comparable GAAP measure.
(5)	Management fees attributable to Part I Fees as a percentage of total revenues were approximately 42%, 43%, 38% and 44% for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013, respectively.

Key Competitive Strengths

With a national origination strategy, proven track record and established platform for growth, we believe we are well-positioned to take advantage of the strong market opportunity for alternative asset managers.

Strong Growth in Assets Under Management, Revenues and Earnings.  From December 31, 2010 to June 30, 2014, our AUM has increased by a compound annual growth rate, or CAGR, of 52.7%. We have increased AUM by organically growing our existing funds and developing profitable new funds and strategies. From our inception we have generated outstanding performance for each asset class and fund we have advised. This performance has helped drive growth in our AUM, and as we have grown our AUM, our revenues have also increased in a consistent manner. From 2010 to 2013, management fee revenues increased by a CAGR of 40.2%.

High-Quality and Predictable Earnings.  In 2013, approximately 93% of our total revenue was comprised of management fees. Our management fees, all of which are paid quarterly in cash and are not subject to repayment or clawback, include base management fees and Part I Fees. Our aggregate base management fees are generally based on the value of our funds’ assets. Our Part I Fees are generally based on a percentage of net investment income of the investment portfolios managed by us, subject to fixed hurdle and catch-up provisions. We include Part I Fees in management fees because they are consistent, highly predictable and, like our base management fees, paid quarterly in cash. Since a significant percentage of our revenues consist of management fees, our revenues are highly predictable. For the last 24 quarters and since the initial public offering in June 2008 of FSC, our largest fund, FSC’s net investment income has always exceeded both the 8% hurdle rate and the 10% catch-up provision. This performance is a consequence of our focus on credit strategies and funds, which generate fees that are more stable and less volatile than those of investment managers that are more equity-focused. The underlying portfolios of our strategies and funds are well diversified with little industry concentration risk. No industry composes more than 15%, in the aggregate, of the portfolios of our funds, as of June 30, 2014. In addition, approximately 99% of our total revenues in 2013 were generated from publicly traded permanent capital vehicles with unlimited duration. As we grow our existing investment vehicles and develop new funds and products, we expect that the contribution of revenues from non-permanent capital vehicles will increase in the future.

Strong Private Equity Sponsor Relationships.  Fifth Street has deep relationships with over 300 leading middle market private equity sponsors. Our relationship approach is differentiated by our platform’s ability to provide flexible offerings and large hold sizes. We believe that the strength of these relationships is due to a common investment philosophy, a consistent market focus, a rigorous approach to diligence and a reputation for delivering on commitments. In addition to being our principal source of originations, we believe that private equity sponsors provide significant benefits, including incremental due diligence, additional monitoring capabilities and a potential source of capital and operational expertise for our investments. We have found that our reputation in the market leads to opportunities not available to the broader investor universe and provides us with better pricing and deal structure than many of our competitors.

Well-regarded brand and strong institutional relationships.  As we have grown our BDCs, we have developed a well-regarded brand within our target markets and strong institutional relationships that we believe will allow us to continue to build and diversify our business. Equity investors in our BDCs and private funds include large institutional investors, family offices and retail investors. We have strong relationships with large institutional debt and convertible investors, as well as lending relationships with 20 commercial banks. Fifth Street’s strong brand recognition has allowed our funds to successfully access the capital markets on a regular basis and establish a sizeable pool of permanent capital. FSC’s investment grade ratings from Fitch Ratings and Standard & Poor’s provides it with broader access to the public debt markets.

Institutionalized Operations Platform.  Our institutionalized and scalable management operations platform provides us with a strong foundation for growth. Beginning with proprietary origination deal flow and continuing with a robust underwriting and portfolio monitoring process, we have established an industry leading middle market platform. We have developed a rigorous underwriting process for each investment, which extends to the deal sponsor, and is focused on best practices and utilizes a proven, standardized approach. We hold one-on-one meetings with management, examine third-party reports and perform a detailed financial review. We proactively manage our portfolio with highly-customized Black Mountain software and use an active watch list and proprietary metrics to monitor ongoing performance. As part of the investment monitoring process, we analyze monthly and quarterly financial statements, review financial projections, compliance certificates and covenants, meet with management and attend board meetings. Additionally, we have developed a customized portfolio management system to manage and enhance our operations. Our credit analysis, extensive best practices for underwriting and proactive portfolio management have contributed significantly to our strong investment performance. Fifth Street has a history of operational risk management expertise. We currently manage two publicly traded vehicles, both of which are required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and one of which has an investment grade credit rating. This expertise helps support the existing platform and positions us well for future growth.

Seasoned Management Team Aligned with Stockholders.  Members of our senior management team have an average of over 17 years of investment management experience and are a valuable resource to us and the funds we advise. Our management committee has worked together for over nine years and is supported by approximately 90 employees, half of which are investment professionals. Our Principals have invested in our businesses and funds, aligning their interests with the performance of these vehicles. Our Principals, including their affiliates, own approximately 1.5% of the equity of FSC and approximately 6.5% of the equity of FSFR, as of June 30, 2014. We expect that our executive officers will own approximately     % of Fifth Street Holdings after this offering (or approximately     % if the underwriters exercise in full their option to purchase additional shares), aligning their interests with those of our stockholders. In connection with this offering, we are establishing a long-term equity compensation plan that we believe will strengthen this alignment, as well as the motivation and retention of our professionals, through the significant and long-term ownership of our equity by our executive officers, investment professionals and other key employees. We intend to award equity incentive compensation under the plan to over 90% of our employees.

Industry Trends and Market Opportunity

Rising Interest in Alternative Investments.  According to McKinsey & Company, AUM for global alternative investments has seen 10.7% organic annual growth since 2005, while traditional managers have only seen 5.4% growth over the same period; moreover, this growth is expected to be sustained as net flows in the global alternatives market are forecasted to increase at an annual pace of 5% over the next 5 years. Part of this growth is due to institutional and retail demand for a more attractive risk-return profile compared to traditional bond investments, which is driving a re-thinking of asset allocations and repositioning toward alternative credit strategies. While a number of alternative asset managers began as specialized private equity investors and their business models have been diversifying towards credit funds, Fifth Street has a historical advantage since it has always been credit focused. In fact, since 2011, industry assets under management devoted to credit funds have grown at an annual rate of 33%, while those invested in traditional private equity funds have grown at an annual rate of 17%. We stand to benefit from this global migration to credit-focused alternative investments.

Dislocation in the Traditional Markets for Debt Capital.  Recent regulatory changes in response to the global financial crisis have increased the cost and complexity for banking institutions to participate in the middle market lending space. According to industry research, bank participation in new-issue levered loan volume had reached an all-time low of 6.5% in the first quarter of 2014. We believe that the relative decrease in competition facilitates higher quality deal flow and allows for greater selectivity throughout the investment process for Fifth Street and provides us with better pricing and deal structure. We believe that many senior lenders have de-emphasized their product offerings to middle market companies in favor of lending to large corporate clients, managing capital markets transactions and delivering other non-credit services to their customers. Additionally, Fifth Street’s centralized business model is streamlined, allowing us to be more nimble as opportunities arise. As a result, we believe our platform is more efficient and user-friendly than that of a large conglomerate bank.

Retail Investors Diversifying their Investment Strategies.  Retail investors are moving further along the risk curve to achieve higher returns. From 2012 to 2017, Citi Prime Finance projects that U.S. retail investors will increase ownership in publicly-offered retail alternatives from $333 billion to $939 billion, controlling 71% of these vehicles’ assets under management in 2017 as compared to 60% in 2012. Our two main funds,

FSC and FSFR, are publicly traded companies. With an established market presence, we believe our BDCs are well-positioned to take advantage of the increasing retail interest in alternative investments.

Positioned for a Rising Rate Environment.  We believe that we are well-positioned for a rising interest rate environment. The majority of the assets that we manage are floating rate loans, which benefit from rising interest rates that will generate increased income after the indexed rates rise above the applicable rate floors. The increase would drive higher fee income to us given the structure of our management agreements which include fixed level performance benchmarks and do not include total return hurdles.

Growth Strategy

The key to our success is continued long-term investment performance. We believe the following strategies will enable us to continue to grow our business:

Continue to Grow our Existing Investment Vehicles.  We expect to continue to grow the AUM of our existing investment vehicles. Alternative assets are experiencing increasing demand from a range of investors, which we and many industry participants believe is part of a long-term trend to enhance portfolio diversification and to meet desired return objectives. We believe that our proven track record of outstanding investor performance and brand reputation will continue to attract new investments and capital to our funds. Our BDCs are particularly well-positioned to grow from the increasing retail interest in alternative investments. For example, FSC has recently expanded into the aircraft leasing market through the formation of First Star Aviation and reinforced its expertise in middle market healthcare lending by acquiring Healthcare Finance Group, both FSC portfolio companies. Our venture lending team based in Palo Alto allows us to build on relationships with over 150 private equity sponsors, a sub-set of our traditional private equity relationships, and will provide us with opportunities to lend early in the life cycle of technology companies. Our most recent funds and product offerings are designed for institutional investors. FSCOF is a long/short hedge fund targeting uncorrelated returns by primarily focusing on yield-oriented corporate credit assets and equities and our senior loan fund strategy consists of private funds focused on first lien loans to middle market companies.

Grow Direct Originations.  We believe we can meaningfully grow our originations to support the growth of our BDCs, private funds and future products. We maintain over 300 private equity sponsor relationships and are well-positioned to be a sponsor’s first call when seeking leverage. In addition, there are over 2,500 middle market private equity sponsors in the United States, providing us with significant opportunities to expand these relationships. We also have an active loan syndication dimension to our origination efforts. We maintain communications with and sourcing from other lenders and we expect our trading relationships to provide consistent deal flow that can bridge gaps in direct origination. We believe we can further penetrate our existing private equity sponsor relationships to source more assets, build new relationships and continue to grow our capital markets sourcing channel.

Continue to Expand our Institutional Relationships.  Our many institutional relationships have helped grow our business and we continue to focus on establishing strategic partnerships. In addition to our relationships with private equity firms that support our asset origination activities, we are continuing to develop relationships with institutional investors to expand our access to capital and broaden our distribution channels. For example, we have established joint ventures with institutional investors to partner with our BDCs and have also facilitated direct investments in our BDCs and private funds by leading institutional investors across multiple strategies. Key relationships have also been established with fund investors and distributors, global commercial and investment banks, leading professional services firms and a number of other market participants. As our platform grows, we expect these partnerships to also increase, providing benefits to our distribution, asset origination, capital access and product development.

Broaden our Product Offerings.  We believe we are well-positioned to selectively leverage our established platform and brand to launch additional credit strategies and funds and continue growing as a diversified asset manager. We have a proven record of organic growth and have demonstrated the ability to develop new and successful product offerings. These expanded offerings will benefit from our access to retail and institutional funding, management insight and strong sponsor relationships. Funds and product offerings that we intend to expand into include FSE, a private structured equity fund focused on directly originated, non-control subordinated debt and equity-related investments to private, small and middle market companies, and the introduction of separately managed accounts that offer customized portfolios of directly-originated credit and credit-related assets.

Expand Funding Sources.  We have demonstrated an ability to raise capital from a number of different funding sources, including retail and institutional shareholders in our permanent capital vehicles, bank credit facilities, institutional fund investors, high net worth individuals, family offices, Small Business Investment Company debentures, convertible debt, retail “baby bonds,” unsecured senior institutional debt and separately managed accounts. Fifth Street has an attractive funding profile that is diversified, priced competitively and with maturities that exceed the expected lives of our assets. Our new funds and strategies will be able to attract complementary sources of capital that did not previously have a place in the Fifth Street platform, including senior agented deals, where we use our sponsor relationships to win, structure and underwrite senior facilities and distribute post-close, as well as structured equity where we see opportunities to provide solutions to sponsors at an attractive risk-adjusted return. We intend to expand the sources from which we seek funding to include strategy-focused funds, pension funds, insurers and institutional private capital.

Risk Factors

An investment in our Class A common stock involves substantial risks and uncertainties, including the following:

Economic Recessions or Downturns.  Economic recessions or downturns may result in a prolonged period of market illiquidity which could have a material adverse effect on our business, financial condition and results of operations. For example, during the economic downturn from 2007 to 2009, our business grew at a relatively slower pace as FSC’s ability to raise capital was limited. This was due, in part, to the number of investments consummated by the funds between 2007 and 2009 that utilized significant amounts of leverage subsequently experienced severe economic stress and, in certain cases, defaulted on their debt obligations to the funds due to a decrease in revenues and cash flow, which affected the fees we collected from our BDCs and funds. Future economic recessions or downturns may have a material adverse effect on our business, financial conditions and results of operations.

Intense Competition.  The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, continuity of investment professionals and client relationships, the quality of services provided to clients, corporate positioning and business reputation and continuity of selling arrangements with intermediaries and differentiated products. A number of our competitors have significantly larger AUM and greater resources than us. In addition, certain of our similarly-situated peers have experienced comparable or greater growth in AUM and revenue than we have over certain periods of time. If we are unable to compete effectively and continue to grow our business, investors may choose to make investments with other alternative asset managers. In addition, our funds face increasing competition for investment opportunities, which could reduce returns and result in losses at our funds and reduce our revenues. If we are unable to compete effectively and continue to grow our business, investors may choose to make investments with other alternative asset managers. In addition, our funds face increasing competition for investment opportunities, which could reduce returns and result in losses at our funds and reduce our revenues.

Short Operating History.  We have a short operating history. While our predecessor was founded in 1998, we were incorporated in May 2014 as a holding company in anticipation of this offering. Fifth Street Management and FSCO GP will continue to conduct all of our business activities, including the provision of management services to our BDCs and other funds. As a new entity, there can be no assurance that we will be able to maintain the success of our predecessor. We intend, if market conditions warrant, to grow by entering into new lines of business and expanding into new investment strategies, geographic markets and businesses. Our expansion into these new areas poses additional risks as a new entity. Also, the requirements of being a public entity and sustaining our growth may strain our resources.

Other Risks.  Other substantial risks and uncertainties involved in an investment in our Class A common stock include, among others, those listed below:

•	The growth of our business depends in large part our ability to raise capital from investors. If we are unable to raise capital from new or existing investors, the Fifth Street Funds will be unable to deploy such capital into investments and we will be unable to collect additional management fees, which would have a negative effect on our growth prospects.
•	The loss of our executive officers, key investment professionals or senior management team could have a material adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.
•	Our business model depends to a significant extent upon strong referral relationships with private equity sponsors, and the inability of our executive officers, key investment professionals and senior management team to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
•	Poor performance of our funds would cause a decline in our revenues and results of operations and could materially adversely affect our ability to raise capital for future funds.
•	Management fees received from the Fifth Street BDCs comprise a significant portion of our revenues and a reduction in such fees, including from the termination of investment advisory agreements, could have an adverse effect on our revenues and results of operations.
•	We are subject to extensive regulation and the regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business.
•	We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our Class A common stock may be less attractive to investors.

The foregoing is not a comprehensive list of the risks and uncertainties we face. Investors should carefully consider all of the information in this prospectus, including information under “Risk Factors,” prior to making an investment in our Class A common stock.

Our Structure, Reorganization and Related Transactions

Prior to this offering, substantially all of our operations were conducted through Fifth Street Management, including the provision of management services to our BDCs and other funds. In connection with this offering, we will enter into a series of transactions to reorganize our capital structure. We refer throughout this prospectus to the transactions described below as the “reorganization” or the “reorganization transactions.” The diagram below depicts our organizational structure immediately after the reorganization transactions and this offering.

(1)	Shares of our Class A common stock, which will be issued to the public in this offering, will entitle holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation). Following this offering, new investors will collectively have approximately % of the voting power of our common stock. See “Description of Capital Stock.”
(2)	Shares of our Class B common stock, which will be held by our Principals, will entitle holders to five votes per share, but will have no economic rights. Following this offering, the Principals will, in the aggregate, have approximately % of the combined voting power of our common stock. See “Description of Capital Stock.”
(3)	Holdings Limited Partners, pursuant to the Exchange Agreement and subject to vesting and minimum retained ownership requirements and transfer restrictions, may exchange their Holdings LP Interests for shares of our Class A common stock. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.” We expect that our executive officers will own approximately % of the Holdings LP Interests after this offering (or approximately % if the underwriters exercise in full their option to purchase additional shares).

(4)	FSCO GP is the general partner of FSCOF, our hedge fund, and is entitled to receive an annual performance allocation from FSCOF based on the performance of such fund. Fifth Street Management is the investment adviser to FSCOF.
(5)	Following the reorganization transactions, our operating subsidiaries will be held by Fifth Street Management. These operating subsidiaries will include, among others, FSC CT LLC and Fifth Street Capital LLC. Fifth Street Management also will own approximately 90% of Fifth Street EIV. Fifth Street EIV owns approximately 10% of the equity interests of SLF I.

Formation and Capitalization of the Company and Fifth Street Holdings

On May 8, 2014, we were incorporated in Delaware. We were organized to be a holding company for Fifth Street Holdings in anticipation of this offering. Fifth Street Holdings was organized to be a holding company for Fifth Street Management and FSCO GP. As a holding company, we will conduct all of our operations through Fifth Street Management and FSCO GP, subsidiaries of Fifth Street Holdings, which will become our direct subsidiary immediately following this offering. Following this offering, we will be the sole general partner of Fifth Street Holdings. Holdings Limited Partners do not have the authority to remove or replace us as the general partner of Fifth Street Holdings. Fifth Street Management and FSCO GP will continue to conduct all of our business activities, including the provision of management services to our BDCs and other funds. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will amend and restate our certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock.

Class A Shares.  Shares of our Class A common stock will be issued to the public in this offering. Class A common stock will entitle holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation).

Class B Shares.  Class B common stock will entitle holders to five votes per share but will have no economic rights (including no rights to dividends and distributions upon liquidation).

On June 27, 2014, the Principals formed Fifth Street Holdings as a Delaware limited partnership. Prior to the transactions described below, the Principals are the general partners and the limited partners of Fifth Street Holdings. Fifth Street Holdings has a single class of limited partnership interests, or Holdings LP Interests. Immediately prior to this offering:

•	The Principals will contribute the general partnership interests of Fifth Street Holdings to us in exchange for 100% of our Class B Shares;
•	The members of Fifth Street Management will contribute 100% of the membership interests of Fifth Street Management to Fifth Street Holdings in exchange for Holdings LP Interests; and
•	The members of FSCO GP will contribute 100% of the membership interests of FSCO GP to Fifth Street Holdings in exchange for Holdings LP Interests.

In this offering, we will offer shares of Class A common stock representing 100% of our issued and outstanding Class A common stock. We will use the net proceeds of this offering to purchase a portion of the Holdings LP Interests from the Holdings Limited Partners. Following this offering and our purchase of Holdings LP Interests, we will own     % of the Holdings LP Interests.

New Agreements with the Holdings Limited Partners

In connection with our reorganization, we will enter into an exchange agreement with the Holdings Limited Partners that will grant each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the pricing of this offering and subject to vesting and minimum retained ownership requirements, on a quarterly basis, to exchange such person’s vested Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustment for splits, unit distributions and reclassifications. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets. The Holdings Limited Partners will have no participating or kick-out rights. See “Our Structure and Reorganization — Amended and Restated Limited Partnership Agreement

of Fifth Street Holdings,” “— Contribution Agreements” and “Certain Relationships and Related-Party Transactions — Exchange Agreement.”

The purchase of Holdings LP Interests concurrent with our initial public offering and the exchange of Holdings LP Interests for Class A common stock are expected to generate tax savings for us. We will enter into an agreement with the TRA Recipients that will provide for the payment by us to the TRA Recipients of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize (or, under certain circumstances, are deemed to realize) as a result of these transactions. See “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement.”

In connection with this offering, we will enter into a registration rights agreement with the Holdings Limited Partners to provide customary registration rights with respect to our Class A common stock. See “Certain Relationships and Related-Party Transactions — Registration Rights Agreement.”

As a result of the reorganization transactions described above and this offering:

•	we will become the sole general partner of Fifth Street Holdings, which will be the sole member of both Fifth Street Management and FSCO GP, the entities through which we operate our business. We will have an approximate % economic interest in Fifth Street Holdings and, as general partner, sole control over its management (subject to certain limited exceptions with respect to certain fundamental matters). In addition, the Holdings Limited Partners have no participating or kick-out rights and may not remove or replace Fifth Street Asset Management as the general partner of Fifth Street Holdings. As a result, we will consolidate the financial results of Fifth Street Holdings, Fifth Street Management and FSCO GP, and will record a non-controlling interest on our balance sheet for the economic interest in it held by the other existing members, which initially will be the Holdings Limited Partners;
•	the Principals will initially hold shares of our Class B common stock and Holdings LP Interests, the Holdings Limited Partners, including the Principals, will initially hold Holdings LP Interests and we will hold Holdings LP Interests;
•	through their holdings of our Class B common stock, the Principals will, in the aggregate, have approximately % of the voting power of our common stock (or approximately %, if the underwriters exercise in full their option to purchase additional shares);
•	the new investors in this offering will collectively have approximately % of the voting power of our common stock (or approximately % if the underwriters exercise in full their option to purchase additional shares) and our non-employee directors will collectively have less than % of the voting power of our common stock through their holdings of shares of stock (subject to transfer restrictions) that we expect to grant to them in connection with this offering; and
•	the Holdings LP Interests held by the Holdings Limited Partners are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. In connection with an exchange by a Principal, a corresponding number of shares of our Class B common stock will also be cancelled.

2014 Omnibus Incentive Plan and Equity Awards

Prior to this offering, we expect to adopt the Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan, or the 2014 Omnibus Incentive Plan. We expect to make initial grants of equity to our non-employee directors, named executive officers and certain of our employees under this plan on the offering date and to make future equity awards under this plan to our non-employee directors and employees as appropriate. See “Compensation of our Directors and Executive Officers — 2014 Omnibus Incentive Plan.”

Dividends

We expect to distribute as dividends to holders of our Class A common stock, on a quarterly basis, substantially all of our allocable share of Fifth Street Holdings' distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined to be necessary or appropriate to be retained by Fifth Street Holdings or its subsidiaries to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with the terms of our debt instruments, other agreements or applicable law or to provide for future distributions to us and the Holdings Limited Partners for any ensuing quarter. We intend to fund our dividends from our portion of distributions made to us by Fifth Street Holdings which, in turn, will fund its distributions to us from distributions that it receives from its subsidiaries. We expect that our first dividend will be paid in the      quarter of 2015 (in respect of the fourth quarter of 2014) and will be $     per share of our Class A common stock. The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors and may be discontinued at any time. The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors and may be discontinued at any time. In determining the amount of any future dividends, our Board of Directors will take into account: (i) our consolidated financial results, available cash, and cash requirements and capital requirements, (ii) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our subsidiaries (including Fifth Street Holdings) to us, (iii) general economic and business conditions, (iv) the amount of distributions available to us from Fifth Street Holdings and (v) any other factors that our Board of Directors may deem relevant. See “Dividend Policy and Dividends.”

New Revolving Credit Facility

We expect that our subsidiaries will enter into a proposed new revolving credit facility with one or more lenders at or around the time of this offering to, among other uses, seed future investment strategies. We expect that the new revolving credit facility will be an unsecured facility that provides at least $150 million of borrowing capacity. However, we cannot assure you that our subsidiaries will enter into this proposed new revolving credit facility at such date, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Other Sources of Liquidity.”

Our Corporate Information

Our principal executive offices are located at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830. Our telephone number is (203) 681-3600. Our website address is        . Information contained on our website is not part of this prospectus. Fifth Street Asset Management Inc. was incorporated on May 8, 2014 in Delaware.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, among other matters:

•	a provision allowing us to provide fewer years of financial statements and other financial data in an initial public offering registration statement;
•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;
•	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;
•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and
•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

We have also elected to adopt the reduced financial and executive compensation disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold, or may contemplate holding, equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in the price of our common stock.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING

Class A common stock we are offering
shares of Class A common stock.
Option to purchase additional shares of Class A common stock shares of Class A common stock.
Class A common stock to be outstanding immediately after this offering shares of Class A common stock (or shares of Class A common stock if all outstanding Holdings LP Interests were exchanged for newly issued shares of Class A common stock on a one-for-one basis).
Class B common stock to be outstanding immediately after this offering shares of Class B common stock, which will be owned by the Principals. Shares of our Class B common stock have voting but no economic rights and will be issued in equal proportion to the number of Holdings LP Interests issued in the reorganization to the Principals. When a Holdings LP Interest is exchanged for a share of Class A common stock by a Principal, the corresponding share of Class B common stock will be retired and cancelled. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.”
Voting power held by holders of Class A common stock after giving effect to this offering
% (or 100% if all outstanding Holdings LP Interests held by the Holdings Limited Partners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis).
Voting power held by the Principals as holders of Class B common stock after giving effect to this offering
% (or 0% if all outstanding Holdings LP Interests held by the Holdings Limited Partners were exchanged for newly-issued shares of Class A common stock on a one-for-one basis). The Principals will not be permitted to exchange their Holdings LP Interests for a period of two years following the pricing of this offering, after which time each Principal will be permitted to exchange up to 20% of the remaining Holdings LP Interests that he owns on or after the second anniversary of the pricing of this offering and an additional 20% of such remaining Holdings LP Interests on or after each of the next four anniversaries. The foregoing restrictions on an exchange by the Principals will not apply in connection with a change of control of the Company. See “Our Structure and Reorganization — Contribution Agreements.”
Voting rights
One vote per share of Class A common stock and five votes per share of Class B common stock.
Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares of Class A common stock in full, based on an assumed initial public offering price of $ per share (the mid-point of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to purchase an aggregate of Holdings LP Interests of Fifth Street Holdings from the Holdings Limited Partners and will not retain any of these proceeds. As a result, the purchase price for the Holdings LP Interests will be determined by the public offering price of our Class A common stock in this offering, less the amount of underwriting discounts. Substantially all of the proceeds of this offering will flow to our executive officers, including the Principals.
Dividend policy
We expect to distribute as dividends to holders of our Class A common stock, on a quarterly basis, substantially all of our allocable share of Fifth Street Holdings' distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined to be necessary or appropriate to be retained by Fifth Street Holdings or its subsidiaries to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with the terms of our debt instruments, other agreements or applicable law or to provide for future distributions to us and the Holdings Limited Partners for any ensuing quarter. We intend to fund our dividends from our portion of distributions made to us by Fifth Street Holdings which, in turn, will fund its distributions to us from distributions that it receives from its subsidiaries.
We expect that our first dividend will be paid in the quarter of 2015 (in respect of the fourth quarter of 2014) and will be $ per share of our Class A common stock.
The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors and may be discontinued at any time. In determining the amount of any future dividends, our Board of Directors will take into account: (i) our consolidated financial results, available cash, and cash requirements and capital requirements, (ii) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our subsidiaries (including Fifth Street Holdings) to us, (iii) general economic and business conditions, (iv) the amount of distributions available to us from Fifth Street Holdings and (v) any other factors that our Board of Directors may deem relevant. See “Dividend Policy and Dividends.”
Exchange Agreement
In connection with our reorganization, we will enter into an exchange agreement with the Holdings Limited Partners that will grant each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the pricing of this offering and subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the limited partnership agreement of Fifth Street Holdings and such Holding Limited Partner’s contribution agreement, on a quarterly basis, to exchange such person’s Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, or, at our option, for cash. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets. See “Our Structure and Reorganization — Exchange Agreement.”
Tax Receivable Agreement
We will enter into a tax receivable agreement with the TRA Recipients in connection with this offering. Pursuant to this tax receivable agreement, we will pay the TRA Recipients 85% of the amount of the reduction in tax payments that we would otherwise be required to pay, if any, in U.S. federal, state, local and foreign income tax that we actually realize (or, under certain circumstances, are deemed to realize) as a result of the TRA Recipients’ sale of Holdings LP Interests to us concurrent with our initial public offering and exchange of Holdings LP Interests for shares of our Class A common stock and payments under the tax receivable agreement. Assuming no material changes in the relevant tax law and that we can earn sufficient taxable income to realize the full tax benefits expected to be generated by the purchase of Holdings LP Interests pursuant to the initial public offering, such payments would total $ million over the 15-year period from the year of purchase based on an assumed price of $ per share of our Class A common stock.
In addition, the future exchanges of Holdings LP Interests subsequent to the initial public offering will generate an increase in tax basis and required payments under the tax receivable agreement. The amount and timing of the payments under the tax receivable agreement will vary depending on a number of factors, including the number of Holdings LP Interests exchanged for Class A common stock and the timing of such exchanges, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable, and could differ materially from our expectations. See “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement.”
Risk Factors
The “Risk Factors” section included in this prospectus contains a discussion of factors that you should carefully consider before deciding to invest in shares of our Class A common stock.
NASDAQ Global Select Market symbol
“FSAM”

The number of shares of Class A common stock outstanding immediately after this offering excludes:

•	shares of Class A common stock issuable upon the exchange of the Holdings LP Interests held by the Holdings Limited Partners that will be outstanding immediately after this offering; and
•	shares of Class A common stock reserved for issuance under the 2014 Omnibus Incentive Plan.

Unless otherwise indicated in this prospectus, all information in this prospectus assumes that shares of our Class A common stock will be sold at $     per share (the mid-point of the price range set forth on the cover of this prospectus) and no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

SUMMARY HISTORICAL COMBINED FINANCIAL DATA

The following tables set forth the summary historical combined financial and other data for the Fifth Street Management Group as of the dates and for the periods indicated. The summary of selected combined statement of income data for the years ended December 31, 2013 and 2012 and selected combined statement of financial condition data as of December 31, 2013 and 2012 have been derived from the Fifth Street Management Group’s audited combined financial statements, included elsewhere in the prospectus. The summary of selected combined statement of income data for the six months ended June 30, 2014 and 2013 and selected combined statement of financial condition data as of June 30, 2014 have been prepared on the same basis as the audited combined financial statements and have been derived from Fifth Street Management Group’s unaudited combined financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position and results of operations as of the dates and for the periods indicated.

You should read the summary historical combined financial data in conjunction with “Our Structure and Reorganization,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in thousands, except share and per share data)
Statement of income data:
Revenues
Management fees (includes Part I Fees of $30,573, $23,393, $17,739 and $14,344 for the years ended December 31, 2013 and 2012, and the six months ended June 30, 2014 and 2013, respectively)(1)	$68,417	$50,007	$45,053	$30,159
Other fees(2)	5,205	4,637	2,018	2,435
Total revenues	73,622	54,644	47,071	32,594
Expenses
Compensation and benefits(2)	22,411	17,376	19,181	9,699
Fund start-up expenses(3)	5,702	—	291	92
General, administrative and other expenses(2)	5,506	5,039	4,059	2,349
Depreciation and amortization	237	203	233	102
Expenses of Combined Funds	—	—	42	—
Total expenses	33,856	22,618	23,806	12,242
Other income (expense)
Interest and other income (expense), net	6	34	26	8
Interest and other income of Combined Funds	—	—	1,721	—
Interest expense of Combined Funds	—	—	(987)	—
Net realized gain on investments of Combined Funds	—	—	716	—
Net change in unrealized appreciation on investments of Combined Funds	—	—	1,087	—
Total other income, net	6	34	2,563	8
Net income	39,772	32,060	25,828	20,360
Net income attributable to redeemable non-controlling interests in Combined Fund	—	—	(1,264)	—
Net income attributable to non-controlling interests in Combined Fund	—	—	(1,015)	—
Net income attributable to controlling interests in Fifth Street Management Group	$39,772	$32,060	$23,549	$20,360

	As of December 31,		As of June 30, 2014
	2013	2012
		(in thousands)
Statement of financial condition data:
Cash and cash equivalents	$4,016	$16,157	$390
Total assets	33,506	21,000	231,064
Total liabilities	12,481	6,523	157,244
Redeemable non-controlling interests in Combined Fund	—	—	34,176
Non-controlling interests in Combined Funds	—	—	20,487
Total members’ equity	21,025	14,477	19,157
Total liabilities, redeemable non-controlling interests and equity	33,506	21,000	231,064

	As of and for the Year Ended December 31,		As of and for the Six Months Ended June 30,
	2013	2012	2014	2013
	(in thousands)
Selected unaudited operating data:
AUM(4)	$4,337,364	$2,327,225	$4,737,411	$3,523,339
Fee-earning AUM(4)	3,929,066	1,729,311	4,301,759	2,841,194
Adjusted Net Income(5)	47,211	32,191	30,174	21,147

(1)	Management fees consist of base management fees and Part I Fees that are classified as management fees as they are predictable and are recurring in nature, are not subject to repayment (or clawback) and are generally cash-settled each quarter.
(2)	Other fees consist of reimbursement that we receive from the Fifth Street BDCs for administrative services, facilities and personnel that we provide to these funds pursuant to our administrative agreements with them. Such reimbursement is at cost with no profit to, or markup by, us. These expenses for which we receive reimbursement are included in compensation and benefits and general, administrative and other expenses.
(3)	Consists primarily of underwriting costs that we paid in connection with the initial public offering of FSFR.
(4)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures and Operating Metrics” for a discussion of and additional information concerning these operating metrics.
(5)	Adjusted Net Income is a non-GAAP measure that represents net income attributable to controlling interests in Fifth Street Management Group excluding (i) one-time compensation-related charges including the amortization of equity-based awards, (ii) non-recurring underwriting costs relating to the initial public offering of FSFR and (iii) non-recurring professional fees incurred in connection with this offering. We believe the exclusion of these items provides investors with a meaningful indication of our core operating performance and Adjusted Net Income is evaluated regularly by our management as a decision tool for deployment of resources. We believe that reporting Adjusted Net Income is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our performance. Adjusted Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results prepared in accordance with GAAP. The use of Adjusted Net Income without consideration of related GAAP measures is not adequate due to the adjustments described above. Net income attributable to controlling interests in Fifth Street Management Group is the GAAP financial measure most comparable to Adjusted Net Income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures and Operating Metrics” for a further discussion on our use of the non-GAAP measure Adjusted Net Income. The following table is a reconciliation of net income attributable to controlling interests in Fifth Street Management Group to Adjusted Net Income:

	Year ended December 31,		Six months ended June 30,
	2013	2012	2014	2013
	(in thousands)
Net income attributable to controlling interests in Fifth Street Management Group	$39,772	$32,060	$23,549	$20,360
Adjustments:
Compensation-related charges(a)(b)	1,739	131	5,965	787
FSFR initial public offering underwriting costs	5,700	—	—	—
Professional fees	—	—	660	—
Adjusted Net Income	$47,211	$32,191	$30,174	$21,147

(a)	For the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013, represents $1.7 million, $0.1 million, $1.0 million and $0.8 million, respectively, of amortization expense relating to certain equity-classified compensation awards. The fair value of these awards at their respective grant dates in the amount of $20.1 million, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. As of June 30, 2014, unrecognized compensation cost in the amount of $17.2 million related to these equity classified awards is expected to be recognized over a period of approximately 12 to 14 years.
(b)	For the six months ended June 30, 2014, includes (1) $3.1 million of noncash compensation expense relating to the separation of a former equity member in May 2014 and (2) a $1.8 million cash payment to purchase the equity interest from the former member.

RISK FACTORS

Investing in our Class A common stock involves significant risks. You should carefully consider each of the risks below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment.

Risks Relating to Economic Conditions

Economic recessions or downturns may have a material adverse effect on our business, financial condition and results of operations.

Economic recessions or downturns may result in a prolonged period of market illiquidity which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could increase the funding costs of our funds, limit access to the capital markets of our funds or result in a decision by lenders not to extend credit to us or our funds. An economic decline could also negatively impact the private equity sponsors with whom we partner, leading to decreased origination opportunities and potentially less favorable economic terms for our funds in connection with our direct originations. These events could limit investment originations by the Fifth Street Funds, limit our ability to grow the Fifth Street Funds and negatively impact our operating results.

In addition, to the extent that recessionary conditions return, the financial results of small and mid-sized companies, like those in which our funds invest, will likely experience deterioration, which could ultimately lead to difficulty in meeting debt service requirements and an increase in defaults. Additionally, the end markets for certain of the products and services of the portfolio companies of our funds would likely experience negative economic trends. The performance of certain of the portfolio companies of our funds have been, and may continue to be, negatively impacted by these economic or other conditions, which may ultimately result in our receipt of a reduced level of interest income from the portfolio companies of our funds and/or losses or charge offs related to such investments, and, in turn, may materially adversely affect the fees we receive from our funds. Further, adverse economic conditions may decrease the value of collateral securing some of the loans, including the first lien loans, and the value of equity investments held by our funds. As a result, the Fifth Street Funds may need to modify the payment terms of their investments, including changes in payment-in-kind interest provisions and/or cash interest rates. These factors may result in the receipt of a reduced level of interest income from our funds’ portfolio companies and/or losses or charge offs related to their investments, and, in turn, may adversely affect the fees that we receive and have a material adverse effect on our results of operations.

Further downgrades of the U.S. credit rating, impending automatic spending cuts or a government shutdown could negatively impact our liquidity, financial condition and earnings.

Recent U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the United States and global financial markets and economic conditions. With quantitative easing by the Federal Reserve expected to come to an end later this year, interest rates and borrowing costs could begin to rise, which may negatively impact our ability or the ability of the Fifth Street Funds to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to essentially shut down for periods of time. Continued adverse political and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Global economic, political and market conditions and economic uncertainty may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

The current worldwide financial market situation, as well as various social and political tensions in the United States and around the world, may continue to contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause further economic uncertainties or deterioration in the United States and worldwide. Economic uncertainty can have a negative impact on our business through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. Since 2010, several European Union, or EU, countries, including Greece, Ireland, Italy, Spain, and Portugal, have faced budget issues, some of which may have negative long-term effects for the economies of those countries and other EU countries. There is continued concern about national-level support for the Euro and the accompanying coordination of fiscal and wage policy among European Economic and Monetary Union member countries. In addition, the fiscal policy of foreign nations, such as China, may have a severe impact on the worldwide and United States financial markets. We do not know how long the financial markets will continue to be affected by these events and cannot predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. As a result of these factors, there can be no assurance that we will be able to successfully monitor developments and manage the investments of our funds in a manner consistent with achieving their investment objectives.

Risks Related to Our Business

The growth of our business depends in large part on our ability to raise capital from investors. If we are unable to raise capital from new or existing investors or existing investors decide to withdraw their investments from our funds, the Fifth Street Funds will be unable to deploy such capital into investments and we will be unable to collect additional management fees, which would have a negative effect on our growth prospects.

Our ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may choose not to make investments with alternative asset managers, including BDCs, private funds and hedge funds, and may choose to invest in asset classes and fund strategies that we do not offer. Poor performance of our funds could also make it more difficult for us to raise new capital. Our investors and potential investors continually assess the performance of these funds independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds depends on our performance. If economic and market conditions deteriorate, we may be unable to raise sufficient amounts of capital to support the investment activities of our new and future strategies and funds. In addition, one of our key growth strategies is the expansion of our product offerings through the development of new and future strategies and funds. If we are unable to successfully raise capital for our existing and future funds, we will be unable to collect additional management fees, which would have a negative effect on our growth prospects.

In addition, certain of our newer strategies permit investors to withdraw their investments from our funds and could be affected by portfolio rebalancing. This could have the effect of decreasing the capital available for investments in our funds and reduce our revenues and cash flows. As of June 30, 2014, these non-permanent capital strategies constituted 3% of our fee-earning AUM. We expect that the AUM of our non-permanent capital vehicles will increase, in both absolute dollars and as a percentage of our total AUM over time.

The loss of our executive officers, key investment professionals or senior management team could have a material adverse effect on our business. Our ability to attract and retain qualified investment professionals is critical to our success.

We depend on the investment expertise, skill and network of business contacts of our executive officers, key investment professionals and senior management team. Our executive officers, key investment professionals and senior management team evaluate, negotiate, structure, execute, monitor and service our investments. Our future success will depend to a significant extent on the continued service and coordination of our executive officers, key investment professionals and senior management team. The departure of any of these individuals could have a material adverse effect on our ability to achieve our investment objective.

The ability of the Fifth Street Funds to achieve their investment objectives depends on our ability to identify, analyze, invest in, finance and monitor companies that meet their investment criteria. Our capabilities in structuring the investment process, providing competent, attentive and efficient services to our funds, and facilitating access to financing on acceptable terms depend on the employment of investment professionals in adequate number and of adequate sophistication to match the corresponding flow of transactions. To achieve the investment and growth objectives of the Fifth Street Funds, we may need to hire, train, supervise and manage new investment professionals to participate in our investment selection and monitoring process. We may not be able to find investment professionals in a timely manner or at all. We also face competition from other industry participants for the services of qualified investment professionals, both with respect to hiring new and retaining current investment professionals. Failure to support our investment process could have a material adverse effect on our business, financial condition and results of operations. We do not carry any “key man” insurance that would provide us with proceeds in the event of the death or disability of our executive officers, key investment professionals or senior management team.

Our business model depends to a significant extent upon strong referral relationships with private equity sponsors, and the inability of our executive officers, key investment professionals and senior management team to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

We expect that certain of our executive officers, key investment professionals and senior management team will maintain and develop our relationships with private equity sponsors, and our funds will rely to a significant extent upon these relationships to provide them with potential investment opportunities. Certain key private equity sponsors regularly provide us with access to their transactions. If such persons fail to maintain their existing relationships or develop new relationships with other sponsors or sources of investment opportunities, we will not be able to grow the investment portfolios of the Fifth Street Funds. In addition, individuals with whom such persons have relationships are not obligated to provide us with investment opportunities, and, therefore, there is no assurance that such relationships will generate investment opportunities for the Fifth Street Funds.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, continuity of investment professionals and client relationships, the quality of services provided to clients, corporate positioning and business reputation and continuity of selling arrangements with intermediaries and differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, including a lower cost of capital and better access to funding sources, more established name recognition and more personnel than we do;
•	there are relatively low barriers impeding entry to new investment funds, including a relatively low cost of entering these businesses;
•	there are an increasing number of BDCs and the size of BDCs has also been increasing;
•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of our competitors;
•	some investors may prefer to invest with an investment manager that is not publicly traded based on the perception that publicly traded companies focus on growth to the detriment of performance;
•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than our investment approach;
•	some competitors may have higher risk tolerances or different risk assessments than we or our funds have; and
•	other industry participants, hedge funds and alternative asset managers may seek to recruit our qualified investment professionals.

If we are unable to compete effectively, our earnings would be reduced and our business could be materially adversely affected.

The Fifth Street Funds face increasing competition for investment opportunities, which could reduce returns and result in losses at the Fifth Street Funds and reduce our revenues.

The Fifth Street Funds compete for investments with other BDCs and investment funds (including private equity funds and mezzanine funds), as well as traditional financial services companies such as commercial banks and other sources of funding. Several of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we or our funds do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us or the Fifth Street Funds. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we or our funds have. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do for our funds. We may lose investment opportunities for our funds if we do not match our competitors’ pricing, terms and structure. If we are forced to match our competitors’ pricing, terms and/or structure, we may not be able to achieve acceptable returns on investments for the Fifth Street Funds or such investments may bear substantial risk of capital loss, particularly relative to the returns to be achieved. A significant part of our competitive advantage stems from the fact that the market for investments in small and mid-sized companies is underserved by traditional commercial banks and other financial sources. A significant increase in the number and/or the size of our competitors in this target market could force us to accept less attractive investment terms for the Fifth Street Funds. Recently, there has been an increase in the number and size of BDCs as part of the competitive landscape in our industry. Furthermore, some of our competitors have greater experience operating under, or are not subject to, the regulatory restrictions that the Investment Company Act of 1940, or the 1940 Act, imposes on our two largest funds as BDCs.

Poor performance of our funds would cause a decline in our revenues and results of operations and could materially adversely affect our ability to raise capital for future funds.

We derive revenues primarily from management fees from the BDCs and funds we manage. When any of our funds perform poorly, either by incurring losses or underperforming benchmarks, as compared to our competitors or otherwise, our investment record suffers. As a result, our revenues may be adversely affected and the value of our assets under management could decrease, which may, in turn, reduce our management fees. Moreover, we may experience losses on investments of our own capital as a result of poor investment performance, including investments in our own funds. If a fund performs poorly, we will receive little or no incentive fees with regard to the fund and little income or possibly losses from our own principal investment in such fund. Poor performance of our funds could also make it more difficult for us to raise new capital. Investors in our closed-end funds may decline to invest in future closed-end funds we raise as a result of poor performance. Investors and potential investors in our funds continually assess performance of our funds independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds and avoid excessive redemption levels depends on our funds’ performance. Accordingly, poor performance may deter future investment in our funds and thereby decrease the capital invested in our funds and, ultimately, our revenues. Alternatively, in the face of poor fund performance, investors could demand lower fees or fee concessions for existing or future funds which would likewise decrease our revenues.

Management fees received from the Fifth Street BDCs comprise a significant portion of our revenues and a reduction in such fees, including from the termination of investment advisory agreements, could have an adverse effect on our revenues and results of operations.

For the year ended December 31, 2013 and the six months ended June 30, 2014, the management fees that we earned from FSC and FSFR were approximately 93% and 96% of our revenues (including 42% and 38% attributable to Part I Fees), respectively, in the aggregate. The investment advisory agreements we have with each of the Fifth Street BDCs categorizes the fees we receive, with respect to each BDC, as: (a) base management fees, which are paid quarterly and generally increase or decrease based on such BDC’s total assets, (b) Part I Fees, which are paid quarterly, and (c) Part II Fees, which are paid annually. We classify the Part I Fees as management fees because they are paid quarterly, are predictable and recurring in nature, are not subject to repayment (or clawback) and are generally cash-settled each quarter. Part I Fees, however, are subject to certain specified performance hurdles and, if we do not meet the specified performance hurdles, the amount of fees paid to us would decrease. If the total assets or net investment income of FSC or FSFR were to decline significantly for any reason, including without limitation, due to short-term changes in market value, mark-to-market accounting requirements, the poor performance of its investments or the failure to successfully access or invest capital, the amount of the fees we receive from these BDCs, including management fees, would also decline significantly, which could have an adverse effect on our revenues and results of operations. In addition, because the Part II Fees are not paid unless such BDC achieves cumulative realized capital gains (net of realized capital losses and unrealized capital depreciation), Part II Fees payable to us are variable and not predictable.

Fees paid to us by the Fifth Street BDCs could vary quarter to quarter due to a number of factors, including such BDC’s ability or inability to make investments in companies that meet its investment criteria, the interest rate payable on the debt securities it acquires, the level of its expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which it encounters competition in our market, its ability to fund investments and general economic conditions. Variability in revenues received from the Fifth Street BDCs would have an adverse effect on our revenues, results of operations and could cause volatility or a decline in the market price of our common stock.

In addition, our investment advisory agreements with FSC and FSFR may be terminated by either party without penalty upon 60 days’ written notice to the other. If either of these agreements were terminated, we would experience a significant decline in revenues and profitability.

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds, our new investment strategies, our operations or of any returns expected on an investment in our Class A common stock.

We have presented in this prospectus the returns relating to the historical performance of our funds. The returns are relevant to us primarily insofar as they are indicative of revenues we have earned in the past and may earn in the future, our reputation and our ability to raise new funds. The returns of the funds we manage are not, however, directly linked to returns on our Class A common stock. Therefore, you should not conclude that continued positive performance of the funds we manage will necessarily result in positive returns on an investment in our Class A common stock. However, poor performance of the funds we manage will cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and the value of our Class A common stock. An investment in our Class A common stock is not an investment in any of the Fifth Street funds. Moreover, the historical returns of our funds should not be considered indicative of the future returns of these or from any future funds we may raise, in part because our funds’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, including the availability of debt capital on attractive terms, and there can be no assurance that our current or future funds will be able to avail themselves of profitable investment opportunities.

In addition, the IRR going forward for any current or future fund may vary considerably from the historical IRR generated by any particular fund, or for our BDCs as a whole. Future returns will also be affected by the risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests.

The significant growth we have experienced, particularly with respect to assets under management and revenues, will be difficult to sustain.

Our AUM increased from approximately $1.1 billion as of December 31, 2010 to approximately $4.7 billion as of June 30, 2014. Our management fee revenues have increased from approximately $24.8 million for the year ended December 31, 2010 to approximately $68.4 million for the year ended December 31, 2013. This significant growth will be difficult to sustain. The continued growth of our business will depend on, among other things, our ability to devote sufficient resources to maintaining existing investment strategies and developing new investment strategies and funds, maintain and further develop relationships with private equity sponsors and other sources of investment opportunities, our success in producing attractive returns from our investment strategies, our ability to extend our distribution capabilities, our ability to deal with changing market conditions, our ability to maintain adequate financial and business controls and our ability to comply with legal and regulatory requirements arising in response to the increased sophistication of the investment management market. In addition, we expect there to be significant demand on our infrastructure and investment team and we cannot assure you that we will be able to manage our growing business effectively or that we will be able to sustain the level of growth we have achieved historically, and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

We intend to enter into new lines of business and expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

We intend, if market conditions warrant, to grow by increasing AUM in existing businesses and expanding into new investment strategies, geographic markets and businesses. We may develop new strategies and funds organically through our existing platform. We may also pursue growth through acquisitions of other investment management companies, acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business. In addition, consistent with our past experience, we expect opportunities will arise to acquire other alternative or traditional asset managers.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;
•	the diversion of management’s attention from our core businesses;
•	the levels of experience of our executive officers, investment professionals and senior management in operating new investment strategies and funds;
•	the assumption of liabilities in any acquired business;
•	entry into markets or lines of business in which we may have limited or no experience;
•	increasing demands on our operational and management systems and controls;
•	new investment strategies and funds may provide for less profitable fee structures and arrangements than our existing investment strategies and funds;
•	compliance with additional regulatory requirements; and
•	the broadening of our geographic footprint, increasing the risks associated with conducting operations in certain foreign jurisdictions where we currently have no presence.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control. Further, as we expand existing and develop new funds that are not permanent capital vehicles, we may be subject to a greater risk of, among other things, investor redemptions and reallocation. Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify for you all the risks we may face and the potential adverse consequences on us and your investment that may result from any attempted expansion. The risks described above, including those we cannot identify, may prevent us from growing our business through expanded product offerings or result in unexpected costs that may lead to a decline in our financial position and the market value of our class A common stock.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the technology systems supporting our operations, whether owned and operated by us or by third parties. Operational risks such as trading errors or interruption of our financial, accounting, trading, compliance and other data processing systems, whether caused by fire, other natural disaster, power or telecommunications failure, cyber-attacks or other cyber incidents, act of terrorism or war or otherwise, could result in a disruption of our business, liability to clients, regulatory intervention or reputational damage. If any of these systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer financial loss, a disruption of our businesses, liability to our funds, regulatory intervention or reputational damage. Insurance and other safeguards might be unavailable or might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate.

The inability of our systems to accommodate an increasing volume of transactions also could constrain our ability to expand our businesses. Additionally, any upgrades or expansions to our operations or technology may require significant expenditures and may increase the probability that we will suffer system degradations and failures.

Employee misconduct could expose us to significant legal liability and reputational harm.

We are vulnerable to reputational harm, as we operate in an industry where integrity and the confidence of our clients are of critical importance. If an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, client relationships and ability to attract new clients. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships.

Our new investment strategies may expose us to additional employee misconduct risks, for example with respect to the Foreign Corrupt Practices Act, or the FCPA, and other anticorruption laws. While we intend to develop and implement policies and procedures designed to ensure strict compliance by us and our personnel with such potentially newly applicable regulations, including the FCPA, such policies and procedures may not be effective in all instances to prevent violations in the future. Any determination that we have violated the FCPA or other applicable anticorruption laws could subject us to significant penalties and negative effects on our business and operations.

It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business.

If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks in our funds may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in those funds or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses in the net asset value of the funds and therefore a reduction in our revenues.

Our failure to adequately address conflicts of interest could damage our reputation and materially adversely affect our business.

As we have expanded the scope of our business, we increasingly confront potential, perceived or actual conflicts of interest relating to our existing and future investment activities. For example, certain of our strategies have overlapping investment objectives, and potential conflicts of interest may arise with respect to our decisions regarding how to allocate investment opportunities among those strategies. In addition, investors

(or holders of our Class A common stock) may perceive conflicts of interest regarding investment decisions for strategies in which our investment professionals, who have and may continue to make significant personal investments, are personally invested. It is possible that potential, perceived or actual conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Adequately addressing conflicts of interest is complex and difficult and we could suffer significant reputational harm if we fail, or appear to fail, to adequately address potential, perceived or actual conflicts of interest. This could result in a loss of AUM and adversely affect our business and financial condition.

In addition, certain of our affiliates have submitted an exemptive order to the U.S. Securities and Exchange Commission, or the SEC, that would permit certain negotiated co-investments among our affiliates that would otherwise be prohibited under the 1940 Act. Such joint transactions among us and our affiliates may give rise to increased perceived or actual conflicts among investors in our funds.

Our use of leverage may expose us to substantial risks.

At or around the time of this offering, we expect our subsidiaries to enter into a proposed new revolving credit facility which, together with available cash, will (i) provide capital to facilitate the growth of our existing businesses and funds, (ii) fund a portion of our commitments to funds that we advise, (iii) provide capital to facilitate our expansion into complementary businesses and funds, (iv) pay operating expenses, including cash compensation to our employees and payments under the tax receivable agreement, (v) provide working capital, and, potentially, seed capital for future investments and (vi) fund distributions to us so that we may pay dividends to our stockholders and make payments under the tax receivable agreement. The incurrence of this debt will expose us to the typical risks associated with the use of leverage. Increased leverage makes it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures. We expect that the proposed revolving credit facility will contain covenant restrictions that limit our ability to conduct our business, including restrictions on our ability to incur additional indebtedness and our ability to pay dividends and receive funds to pay dividends from our subsidiaries. A substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations, distributions, dividends or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions.

Risks Related to Our Industry

We are subject to extensive regulation.

We are subject to extensive regulation. In particular, we are subject to regulation by the SEC, under the Federal securities laws (including the Investment Advisers Act of 1940, or the Advisers Act, and the 1940 Act). In addition, the BDCs we manage are regulated by the SEC under the 1940 Act, and certain of their subsidiaries must comply with regulations adopted by the Small Business Administration, or SBA, in order to maintain their status as small business investment companies. We also must comply with the rules and listing requirements of the NASDAQ Global Select Market and our BDCs are subject to the rules and listing requirements of the NASDAQ Global Select Market. Finally, many of the activities that our BDCs or we engage in are subject to or potentially subject to (in the absence of certain exemptions that we rely on and must comply with) the jurisdiction and regulatory oversight of various other Federal regulatory agencies (including the Commodities Futures Trading Commission, or CFTC, and the Department of Labor, or DOL), various self-regulatory organizations (including the Financial Industry Regulatory Authority, or FINRA, and the National Futures Association, or NFA) and various state regulatory authorities.

The various legal statutes and regulatory rules that we are subject to are extremely complex, and compliance with them can be a time-consuming and difficult task. For example, the Advisers Act imposes numerous obligations on investment advisers, including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on misleading or fraudulent activities. The Advisers Act also imposes an overriding fiduciary duty on investment advisers. The 1940 Act imposes similar obligations on BDCs, as well as additional detailed operational requirements that must be strictly adhered to by their investment advisers and other service providers. A failure to comply with the obligations imposed by the Advisers Act, the 1940 Act or other regulatory agencies could result in investigations, sanctions and reputational damage.

As we develop new investment strategies and businesses, we expect to become subject to additional regulations and oversight by regulatory agencies with which we do not currently have experience.

Failure to comply with various laws and regulations applicable to our BDCs and ourselves could have a materially adverse impact on our business. These include the possibility of significant civil or criminal fines, censure, suspensions of personnel or other sanctions (including the possibility of being barred from the industry) or the revocation of the registration of our subsidiary investment advisor. Moreover, even if the announcement of a sanction imposed against us, one of our subsidiaries or our personnel by a regulator is for a small monetary amount, the adverse publicity related to the sanction could harm our reputation, which in turn could have a material adverse effect on our businesses in a number of ways, making it harder for us to raise new funds and discouraging others from doing business with us. Additionally, the bringing of a significant enforcement action against us could cause irreparable damage to our business reputation and ability to remain in business, regardless of the merits of the claim against us. See “Business — Regulatory and Compliance Matters.”

The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight and may adversely affect our business.

The regulatory environment in which we operate has undergone significant changes in the recent past, including the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the adoption of many new rules and regulations in response. We believe there may be more regulatory changes in our industry, which would result in subjecting participants to significant additional regulation. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. These regulations often serve to limit our activities, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us and our clients may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. For investment management firms in general, there have been a number of highly publicized regulatory inquiries that focus on the asset management industry. These inquiries already have resulted in increased scrutiny in the industry and new rules and regulations for investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders. See “Business — Regulatory and Compliance Matters.”

In addition, as a result of the recent economic downturn, acts of serious fraud in the asset management industry and perceived lapses in regulatory oversight, U.S. governmental and regulatory authorities may increase regulatory oversight of our businesses. We may be materially adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. The enactment of new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

We may not be able to maintain our current fee structure as a result of industry pressure to reduce fees, or as a result of changes in our business mix, which could have an adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure as a result of industry pressure to reduce fees or as a result of changes in our business mix. Although our investment management fees vary from product to product, historically we have competed primarily on the basis of our performance and not on the level of our investment fees relative to those of our competitors. In recent years, however, there has been a general trend toward lower fees in the investment management industry. In order to maintain our fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize our investors to pay our fees. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our current fee structure.

The board of directors of each BDC we manage must make certain findings as to the reasonableness of our fees and can renegotiate them annually. Fee reductions on existing or future new business could have an adverse effect on our profit margins and results of operations.

Difficult market conditions can adversely affect our business in many ways, including by reducing the value of our AUM, causing clients to withdraw funds and making it more difficult to raise additional capital for our funds, each of which could materially reduce our revenues and adversely affect our financial condition.

The fees we earn under our investment management fee agreements are typically based on the market value of and investment income earned on our fee-earning AUM. In addition, the prices of the securities held in the portfolios we manage may decline due to any number of factors beyond our control, including, among others, political uncertainty, acts of terrorism, a declining stock market or general economic downturn. In difficult market conditions, the pace of client redemptions or withdrawals from our investment strategies could accelerate if clients move assets to investments they perceive as offering greater opportunity or lower risk. In addition, the share price of the common stock of our BDCs could fall below the net asset value as a result of investors selling their shares, which could make it more difficult for our BDCs to raise capital. See “— Risks Related to Our Business Development Companies — Regulations governing the operation of FSC and FSFR as BDCs affect their ability to raise, and the way in which they raise, additional capital.” Any decrease in AUM from these or other sources would result in lower fees paid to us by our funds. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced and our business may be negatively affected.

The investment management industry faces substantial litigation risks which could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain investors and clients. If an investor or client is not satisfied with our products or services, such dissatisfaction, especially communicated to others, may be more damaging to our business than to other types of businesses. We make investment decisions on behalf of our clients that could result in substantial losses to them. If our investors and/or clients suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against us could cause significant reputational harm to us and could materially adversely affect our business, financial condition or results of operations.

Our failure to comply with guidelines set by our clients, the boards of our BDCs or regulators could result in damage awards against us and a loss of assets under management, either of which could cause our earnings to decline.

As an investment adviser, we have a fiduciary duty to our clients. When clients retain us to manage assets on their behalf, they may specify certain guidelines regarding investment allocation and strategy that we are required to follow in the management of their portfolios. In addition, the boards of the BDCs we manage have established similar guidelines regarding the investment of assets in those funds. We are also required to invest the BDCs’ assets in accordance with limitations under the 1940 Act and applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code. Our failure to comply with these guidelines and other limitations could result in losses to a client or an investor in a fund, as the case may be, who could seek to recover damages from us or could result in the client withdrawing its assets from our management or the fund terminating our management agreement. Any of these events could harm our reputation and cause our earnings to decline significantly.

Risks Related to Our Business Development Companies

Changes in interest rates may affect the cost of capital and net investment income for our BDCs.

Because our BDCs borrow to fund their investments, a portion of their net investment income may be dependent upon the difference between the interest rate at which they borrow funds and the interest rate at which they invest these funds. Portions of the Fifth Street BDCs investment portfolio and borrowings will likely have floating rate components from time to time. As a result, a significant change in market interest rates could have a material adverse effect on the Fifth Street BDCs’ net investment income. In periods of rising interest rates, our cost of funds could increase, which would reduce the Fifth Street BDCs’ net investment income to the extent investments are at fixed rates. The Fifth Street BDCs may hedge against such interest rate fluctuations by using standard hedging instruments, such as interest rate swap agreements, futures, options and forward contracts, subject to applicable legal requirements, including without limitation, all necessary registrations (or exemptions from registration) with the CFTC. These activities may limit the Fifth Street BDCs’ ability to participate in the benefits of lower interest rates with respect to the hedged borrowings. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on the business, financial condition and results of operations of the Fifth Street BDCs, which would have a negative impact on our revenues, net income and cash flows.

A significant portion of each of the Fifth Street BDCs’ investment portfolios is and will continue to be recorded at fair value as determined in good faith by each BDC’s respective board of directors and, as a result, there is and will continue to be uncertainty as to the value of the portfolio investments of the Fifth Street BDCs.

Under the 1940 Act, BDCs are required to carry portfolio investments at market value or, if there is no readily available market value, at fair value as determined by the board of directors of such BDC. Typically, there is not a public market for the securities of the privately held companies in which the Fifth Street BDCs have invested and will generally continue to invest. As a result, each of the Fifth Street BDCs value these securities quarterly at fair value as determined in good faith by their respective board of directors.

Certain factors that may be considered in determining the fair value of investments of the Fifth Street BDCs include the nature and realizable value of any collateral, the portfolio company’s earnings and its ability to make payments on its indebtedness, the markets in which the portfolio company does business, comparison to comparable publicly traded companies, discounted cash flow and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, a determination of fair value by a Fifth Street BDC may differ materially from the values that would have been used if a ready market for these securities existed. In addition, any investments that include original issue discount or PIK interest may have unreliable valuations because their continuing accruals require ongoing judgments about the collectability of their deferred payments and the value of their underlying collateral. As a result, the value for certain assets may never be realized, which may materially adversely affect our investment performance and our results of operations.

Market values of debt instruments and publicly traded securities that our funds hold as investments may be volatile.

The market prices of debt instruments and publicly traded securities held by the Fifth Street BDCs may be volatile and are likely to fluctuate due to a number of factors beyond their or our control, including actual or anticipated changes in the profitability of the issuers of such securities, general economic, social or political developments, changes in industry conditions, changes in government regulation, shortfalls in operating results from levels forecast by securities analysts, inflation and rapid fluctuations in inflation rates, the general state of the securities markets and other material events, such as significant management changes, financings, refinancings, securities issuances, acquisitions and dispositions. The value of publicly traded securities in which the Fifth Street BDCs invest may be particularly volatile as a result of these factors. In addition, debt instruments that are held by our funds to maturity or for long terms must be “marked-to-market” periodically, and their values are therefore vulnerable to interest rate fluctuations and the changes in the general state of the credit environment, notwithstanding their underlying performance. Changes in the values of these investments may adversely affect our investment performance and our results of operations.

Substantially all of the assets of the Fifth Street BDCs are subject to security interests under secured credit facilities or, in the case of certain assets of FSC, subject to a superior claim over its stockholders by the U.S. Small Business Administration and, if a Fifth Street BDC defaults on its obligations under the facilities or with respect to SBA-guaranteed debentures, it may suffer adverse consequences, including foreclosure on its assets.

As of June 30, 2014, substantially all of the assets of the Fifth Street Funds were pledged as collateral under their credit facilities or, in the case of certain assets of FSC, subject to a superior claim over its stockholders by the U.S. Small Business Administration, or SBA. If a Fifth Street BDC defaults on its obligations under these facilities or SBA-guaranteed debentures, as may be applicable, the lenders and/or the SBA may have the right to foreclose upon and sell, or otherwise transfer, the collateral subject to their security interests or their superior claim. In such event, such Fifth Street BDC may be forced to sell its investments to raise funds to repay its outstanding borrowings in order to avoid foreclosure and these forced sales may be at times and at prices it would not consider advantageous. Moreover, such deleveraging of the BDC could significantly impair its ability to effectively operate its business in the manner in which it has historically operated. As a result, it could be forced to curtail or cease new investment activities and lower or eliminate the dividends that it has historically paid to its stockholders. In addition, if the lenders exercise their right to sell the assets pledged under such Fifth Street BDC’s credit facilities, such sales may be completed at distressed sale prices, thereby diminishing or potentially eliminating the amount of cash available to the BDC after repayment of the amounts outstanding under the credit facilities.

A failure on the part of the Fifth Street BDCs to maintain their qualifications as BDCs would significantly reduce their operating flexibility.

Our BDCs are subject to complex rules under the 1940 Act, including rules that restrict them from engaging in transactions with affiliates, generally prohibit them from issuing and selling their common stock at a price below net asset value per share and from incurring indebtedness (including for this purpose, preferred stock), if their asset coverage, as calculated pursuant to the 1940 Act, equals less than 200% after such incurrence. Also under the 1940 Act, a BDC may not acquire any asset other than qualifying assets, as defined in Section 55(a) of the 1940 Act, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. If either of the Fifth Street BDCs fails to continuously qualify as a BDC, such BDC might be subject to regulation as a registered closed-end investment company under the 1940 Act, which would significantly decrease its operating flexibility. In addition, failure to comply with the requirements imposed on BDCs by the 1940 Act could cause the SEC to bring an enforcement action against such BDC. See “Business — Our Investment Vehicles — Business Development Companies” and “Business — Regulatory and Compliance Matters — SEC Regulation.”

A Fifth Street BDC’s failure to qualify or remain qualified as a RIC would subject it to U.S. federal income tax and would adversely affect its, and in turn our, financial results.

Our BDCs have each elected to be treated for U.S. federal income tax purposes as a regulated investment company, or RIC, under Subchapter M of the Code. A BDC treated as a RIC generally will not have to pay corporate-level federal income taxes on any net ordinary income and realized net capital gains that are distributed to its stockholders if it meets certain source-of-income, income distribution, asset diversification and other requirements imposed under the Code. If a BDC were to fail to meet one or more of these requirements and such BDC were unable to correct such failure or failures under applicable statutory cure provisions, such BDC generally would be required to pay corporate-level federal income taxes on its taxable net income, regardless of whether such net income were distributed to its stockholders. As a result, a loss of RIC status by one of our BDCs could have a negative impact on such BDC’s business and financial results, and therefore a negative impact on our revenues, net income and cash flows. The RIC qualification status of our BDCs is actively monitored by our personnel and professional advisors, and it is expected that each BDC qualifies and will continue to qualify as a RIC. However, the RIC requirements require an analysis of a variety of facts about each BDC on an ongoing basis, and there can be no assurance that any of our BDCs will not cease to qualify as a RIC at some point in the future.

Regulations governing the operation of FSC and FSFR as BDCs affect their ability to raise, and the way in which they raise, additional capital.

As BDCs, FSC and FSFR operate as highly regulated businesses within the provisions of the 1940 Act. Many of the regulations governing BDCs have not been modernized in the light of recent securities laws amendments and restrict, among other things, leverage incurrence, co-investments and other transactions with other entities within Fifth Street and the Fifth Street Funds. The BDC industry has proposed certain legislation to address some of these issues, but there can be no assurance that such legislation will be enacted. Certain of our funds may be restricted from engaging in transactions with FSC and FSFR and their respective subsidiaries.

As BDCs registered under the 1940 Act, FSC and FSFR may issue preferred stock, debt securities and borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act, each of the Fifth Street BDCs is permitted to issue senior securities only in amounts such that its asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of senior securities. If the value of their assets decline, they may be unable to satisfy this test. If that happens, they may be required to sell a portion of their investments and, depending on the nature of their leverage, repay a portion of their indebtedness at a time when such sales may be disadvantageous. The BDC industry has proposed legislation to lessen the asset coverage test, but there can be no assurance that such legislation will be enacted.

BDCs may issue and sell common stock at a price below net asset value per share only in limited circumstances, one of which is during the one-year period after stockholder approval. The stockholders of FSC have, in the past, approved such proposal and such proposal has recently been submitted to the stockholders of FSFR for approval. FSC and FSFR may ask their stockholders for such approvals from year to year. There can be no assurance that such approvals will be obtained. If FSC and FSFR are not able to grow through public or private offerings of their common stock, we may not be able to increase our AUM at such companies or the revenues earned from such companies.

There are significant potential conflicts of interest that could adversely impact investment returns of the Fifth Street BDCs.

Fifth Street Management has adopted, and the board of directors of each of FSC and FSFR has approved, an investment allocation policy that governs the allocation of investment opportunities among the investment funds managed by Fifth Street Management and its affiliates. To the extent an investment opportunity is appropriate for one of the BDCs or any other investment fund managed by our affiliates, and co-investment is not possible, Fifth Street Management will adhere to its investment allocation policy in order to determine to which entity to allocate the opportunity. Any such opportunity will be allocated first to the entity whose investment strategy is the most consistent with the opportunity being allocated, and second, if the terms of the opportunity are consistent with more than one entity’s investment strategy, on an alternating basis. Although our investment professionals will endeavor to allocate investment opportunities in a fair and equitable manner, either of FSC, FSFR or another fund that we manage could be adversely affected to the extent investment opportunities are allocated among the investment vehicles managed or sponsored by, or affiliated with, our executive officers, directors and Fifth Street Management. There is no guarantee that Fifth Street Management will make the correct decision in such allocation.

The 1940 Act prohibits the Fifth Street BDCs from making certain negotiated co-investments with affiliates, unless such BDC receives an order from the SEC permitting it to do so. Fifth Street Management and certain of its affiliates have submitted an exemptive application to the SEC to permit each of the Fifth Street BDCs to co-invest with other funds managed by Fifth Street Management or its affiliates in a manner consistent with its investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance that any such exemptive order will be obtained. Prior to receiving any such exemptive order from the SEC, Fifth Street Management will offer the Fifth Street BDCs the right to participate in investment opportunities that Fifth Street Management determines are appropriate for the Fifth Street BDCs in view of their respective investment objectives, policies and strategies and other relevant factors. These offers will be subject to the exception that, in accordance with Fifth Street Management’s investment allocation policy, each Fifth Street BDC might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other entities managed by Fifth Street Management or its affiliates.

Fifth Street Management’s investment allocation policy is also designed to manage and mitigate conflicts of interest associated with the allocation of investment opportunities if one of the Fifth Street BDCs is able to co-invest, either pursuant to SEC interpretive positions or an exemptive order, with other funds managed by Fifth Street Management or its affiliates. Generally, under the investment allocation policy, if a Fifth Street BDC is permitted to co-invest pursuant to an exemptive order, co-investments will be allocated pursuant to the conditions of the exemptive order. If a Fifth Street BDC is able to co-invest pursuant to SEC interpretive positions, generally, under the investment allocation policy, a portion of each opportunity that is appropriate for such BDC and any affiliated fund will be offered to such BDC and such other eligible accounts as determined by Fifth Street Management and generally based on asset class, fund size and liquidity, among other factors. If there is a sufficient amount of securities to satisfy all participants, the securities will be allocated among the participants in accordance with their order size and if there is an insufficient amount of securities to satisfy all participants, the securities will be allocated pro rata based on the allocation that each participant would have received if there was a sufficient amount of securities. Fifth Street Management seeks to treat all clients fairly and equitably such that none receive preferential treatment vis-à-vis the others over time, in a manner consistent with its fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain funds receive allocations where others do not. See “Certain Relationships and Related-Party Transactions.”

Risks Related to this Offering

There is no existing market for our Class A common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our Class A common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NASDAQ Global Select Market, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume on our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of Class A common stock at or above your purchase price, if at all. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	variations in our quarterly operating results;
•	failure to meet our earnings estimates;
•	publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our Class A common stock after this offering;
•	departures of our Principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;
•	material changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;
•	adverse publicity about the investment management industry, generally, or individual scandals specifically;
•	litigation and governmental investigations; and
•	general market and economic conditions.

The market price of our Class A common stock may decline due to the potential for future sales of our Class A common stock on the exchange of Holdings LP Interests.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by us or the exchange of Holdings LP Interests by the Holdings Limited Partners after completion of this offering (such exchanges to be permitted at specified quarterly exchange dates beginning two years after the pricing of this offering), or the perception that such sales or exchanges could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Upon completion of this offering, we will have a total of     shares of our Class A common stock outstanding, or     shares of Class A common stock assuming the underwriters exercise in full their option to purchase additional shares. All of the     shares of our Class A common stock outstanding, or     shares of Class A common stock assuming the underwriters exercise in full their option to purchase additional shares, will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” See “Shares Eligible for Future Sale.” Subject to the lock-up restrictions described below, we may issue and sell in the future additional shares of our Class A common stock.

Pursuant to the lock-up agreements described under “Underwriting,” our existing stockholders, directors and officers may not issue, sell, otherwise dispose of or hedge any shares of our Class A common stock or securities convertible or exercisable into or exchangeable for shares of Class A common stock, subject to certain exceptions, for the 180-day period following the date of this prospectus subject to customary extension, without the prior written consent of Morgan Stanley & Co. LLC.

Pursuant to the terms of the Exchange Agreement, the Holdings Limited Partners may from time to time, beginning two years after this offering, exchange their Holdings LP Interests for shares of our Class A common stock on a one-for-one basis. Immediately following the reorganization transactions and this offering, the Holdings Limited Partners will beneficially own      Holdings LP Interests in the aggregate, which will be exchangeable for     shares of our Class A common stock in the aggregate, subject to certain limits.

Pursuant to a resale and registration rights agreement that we will enter into with the Holdings Limited Partners, we will agree to use our reasonable best efforts to file registration statements from time to time for the sale of the shares of our Class A common stock, including Class A common stock which is deliverable upon exchange of Holdings LP Interests.

In addition, we have reserved      shares of Class A common stock for issuance under our 2014 Omnibus Incentive Plan. See “Compensation of our Directors and Executive Officers — 2014 Omnibus Incentive Plan.” Following completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the full number of shares of our Class A common stock that will be available for issuance under our 2014 Omnibus Incentive Plan. Subject to vesting and contractual lock-up arrangements, upon effectiveness of the registration statement on Form S-8, such shares of Class A common stock will be freely tradable.

We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline.

The potential requirement to convert our financial statements from being prepared in conformity with accounting principles generally accepted in the United States to International Financial Reporting Standards may strain our resources and increase our annual expenses.

As a public entity, the SEC may require in the future that we report our financial results under International Financial Reporting Standards, or IFRS, instead of under GAAP. IFRS is a set of accounting principles that has been gaining acceptance on a worldwide basis. These standards are published by the London-based International Accounting Standards Board, or IASB, and are more focused on objectives and principles and less reliant on detailed rules than GAAP. Today, there remain significant and material differences in several key areas between GAAP and IFRS which would affect us. Additionally, GAAP provides specific guidance in classes of accounting transactions for which equivalent guidance in IFRS does not exist. The adoption of IFRS would be highly complex and would have an impact on many aspects of us and our operations, including but not limited to financial accounting and reporting systems, internal controls, taxes, borrowing covenants and cash management. It is expected that a significant amount of time, internal and external resources and expenses over a multi-year period would be required for this conversion.

The requirements of being a public entity and sustaining growth may strain our resources.

As a public entity, we will be subject to the rules and requirements of the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board, or the PCAOB, and the NASDAQ Global Select Market, each of which imposes additional reporting and other obligations on public companies. These requirements may place a strain on our systems and resources. For example, the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that we file annual, quarterly and current reports with respect to our business and financial condition and the Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting, which is discussed below.

We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth also will require us to commit additional management, operational, and financial resources to identify new professionals to join the firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our businesses, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing, tax and legal fees and similar expenses.

We have identified a material weakness in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

For the years ended December 31, 2013 and 2012, we identified a material weakness relating to our internal control over financial reporting under standards established by the PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

The material weakness identified related to our having insufficient access to accounting resources with technical accounting expertise to analyze complex and non-routine transactions, as well as inadequate internal review. These material weaknesses were identified as the primary cause of errors relating to the treatment of stock-based compensation and liabilities associated with existing membership units, and the consequent improper recording of certain equity transactions, as well as incorrectly recording expenses reimbursable by our BDCs on a net basis.

We have taken and will take a number of actions to remediate this material weakness including, but not limited to, adding senior experienced accounting and financial personnel, reallocating existing internal resources and retaining third-party consultants to help enhance our internal control over financial reporting following reviews of our accounting and finance function conducted by members of senior management. We cannot assure you when we will remediate such weakness, nor can we be certain of whether additional actions will be required or the costs of any such actions.

We may need to take additional measures to fully mitigate these issues, and the measures we have taken, and expect to take, to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weakness or significant deficiencies or other material weaknesses or deficiencies will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses or deficiencies may be identified in the future. If we are unable to correct material weaknesses or deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our Class A common stock.

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act, or Section 404, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting for that purpose. However, as a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. In addition, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 at the time of our second annual report on Form 10-K, which will be for our year ending December 31, 2015. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complex. If we are unable to remediate the material weakness previously described or if, in the future, we identify material weaknesses in our internal control over financial reporting, we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the SEC, the NASDAQ Global Select Market or other regulatory authorities, which could require additional financial and management resources.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our Class A common stock may be less attractive to investors.

We are an emerging growth company and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404, a provision allowing us to provide fewer years of financial statements and other financial data in this prospectus and reduced disclosure about executive compensation arrangements. We have elected to adopt these reduced disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. We will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our Class A common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our Class A common stock less attractive as a result of our choices, there may be a less active trading market for our Class A common stock, and the price of our Class A common stock may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have determined to opt out of such extended transition period and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

You will suffer immediate and substantial dilution and may experience additional dilution in the future.

We expect that the initial public offering price per share of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering, and after giving effect to the exchange of all outstanding Holdings LP Interests for shares of our Class A common stock. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At an offering price of $     (the mid-point of the range set forth on the cover of this prospectus), you will incur immediate and substantial dilution in an amount of $     per share of our Class A common stock. See “Dilution.”

Because all of the proceeds from this offering will be used to purchase limited partnership interests of Fifth Street Holdings, we will not have any of the proceeds from this offering available to invest in our business.

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $    million, or approximately $    million if the underwriters exercise their option to purchase additional shares of Class A common stock in full, based on an assumed initial public offering price of $    per share (the mid-point of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use all of the net proceeds from this offering to purchase an aggregate of Holdings LP Interests of Fifth Street Holdings from the Holdings Limited Partners and accordingly will not retain any of these proceeds and such proceeds will not be available to us to invest in and grow our business. See “Use of Proceeds.”

We will continue to be controlled by the Principals, whose interests may conflict with those of our other stockholders.

Upon the consummation of this offering, the Principals will hold approximately     % of the voting power of our common stock, or      % if the underwriters exercise their option to purchase additional shares in full. So long as the Principals continue to hold, directly or indirectly, shares of common stock representing more than 50% of the voting power of our common stock, the Principals will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our amended and restated certificate of incorporation and approval of significant corporate transactions, and will have significant control over our management and the Principal’s control may have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The interests of the Principals may not always coincide with the interests of other stockholders, and the Principals may act in a manner that advances its best interests and not necessarily those of our other stockholders.

Although we do not plan to take advantage of the “controlled company” exemption from certain NASDAQ corporate governance requirements, if we elect to do so in the future, our stockholders will not have the same protections afforded to stockholders of other companies.

Under the NASDAQ Global Select Market rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain NASDAQ Global Select Market corporate governance requirements. Upon the consummation of this offering, the Principals will hold approximately     % of the combined voting power of our common stock, or    % if the underwriters exercise their option to purchase additional shares in full. As such, we are eligible to take advantage of this “controlled company” exemption. We currently do not intend to rely on this exemption, but we may elect to do so in the future. If we were to elect to be treated as a “controlled company” in the future, we would be exempt from certain NASDAQ Global Select Market corporate governance requirements, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. If we decide to take advantage of the controlled company exemption to certain NASDAQ Global Select Market corporate governance requirements, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Global Select Market corporate governance requirements.

Anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation, which will be in effect at the time this offering is consummated, will authorize the issuance of preferred stock that could be issued by our Board of Directors to thwart a takeover attempt. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and bylaws discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

Risks Relating to Our Structure

Our ability to pay regular dividends to our stockholders is subject to the discretion of our Board of Directors and may be limited by our holding company structure and applicable provisions of Delaware law.

Following completion of this offering, we intend to pay cash dividends to the holders of our Class A common stock on a quarterly basis, beginning in          2015. Our Board of Directors may, in its sole discretion, decrease the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends to our stockholders. We expect to cause Fifth Street Holdings to make distributions to its members, including us. However, its ability to make such distributions will be subject to its operating results, cash requirements and financial condition, the applicable provisions of Delaware law which may limit the amount of funds available for distribution to its members, its compliance with covenants and financial ratios related to existing or future indebtedness, and its other agreements with third parties. In addition, each of the companies in the corporate chain must manage its assets, liabilities and working capital in order to meet all of its cash obligations, including the payment of dividends or distributions.

Under the Delaware General Corporation Law, or the DGCL, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of a company’s total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. Under the DGCL, our Board of Directors can use the fair value of assets and liabilities, rather than book value, in making this determination. Under the Delaware Revised Uniform Limited Partnership Act, or the Delaware Limited Partnership Act, Fifth Street Holdings may not make a distribution to a partner if, after the distribution, all its liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If Fifth Street Holdings were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to Fifth Street Holdings for the amount of the distribution for three years. Please see “Dividend Policy and Dividends” for more information.

Our ability to pay taxes and expenses may be limited by our holding company structure and applicable provisions of Delaware law.

As a holding company, we will have no material assets other than our ownership of partnership interests of Fifth Street Holdings and will have no independent means of generating revenue. Fifth Street Holdings will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to U.S. federal income tax. Instead, for U.S. federal income tax purposes, taxable income will be allocated to its partners, including us, pro rata according to the number of partnership interests each owns. Accordingly, we will incur U.S. federal income taxes on our proportionate share of any net taxable income of Fifth Street Holdings and will also incur expenses related to our operations. We intend to cause Fifth Street Holdings to distribute cash to its members, including us. However, its ability to make such distributions will be subject to various limitations as set forth in the preceding risk factor. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities to fund our operations, we may have to borrow funds and thus, our liquidity and financial condition could be materially adversely affected.

We will be required to pay the TRA Recipients most of the tax benefit of any depreciation or amortization deductions we may claim as a result of the tax basis step up we receive in connection with the exchanges of Holdings LP Interests.

Any taxable exchanges by the TRA Recipients of Holdings LP Interests for cash (concurrent with our initial public offering) or shares of our Class A common stock and payments under the tax receivable agreement are expected to result in increases in the tax basis in the tangible and intangible assets of Fifth Street Holdings connected with such Holdings LP Interests. The increase in tax basis is expected to reduce the amount of tax that we would otherwise be required to pay in the future, although the Internal Revenue Service, or IRS, might challenge all or part of this tax basis increase, and a court might sustain such a challenge.

We will enter into a tax receivable agreement with the TRA Recipients, pursuant to which we will pay them 85% of the amount of the cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize (or, under certain circumstances, are deemed to realize) as a result of these increases in tax basis. Assuming no material relevant tax law changes and that we earn sufficient taxable income to realize the full tax benefits of the increased depreciation and amortization of our assets, we expect that the future payments to the TRA Recipients in respect of the sale of Holdings LP Interests pursuant to the initial public offering will aggregate to $      million and range from approximately $     million to $     million per year over the next 15 years. The actual increase in tax basis, as well as the amount and timing of any payments under this agreement, will vary depending on a number of factors, including the price of our Class A common stock at the time of the purchase, the amount and timing of our income and the tax rates then applicable. Similarly, the tax receivable agreement payments related to the future exchanges will vary based on the timing of the exchanges, the price of the Class A common stock at the time of the exchanges, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable. The tax receivable agreement payments related to future exchanges have not been included in the above amounts. We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Fifth Street Holdings attributable to the exchanged Holdings LP Interests, the payments that we may make to the TRA Recipients will be substantial.

Moreover, if we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the TRA Recipients, or their transferees, based upon the net present value (based upon certain assumptions in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from an exchange) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to the TRA Recipients using certain assumptions and deemed events similar to those used to calculate an early termination payment.

We will not be reimbursed for any payments previously made under the tax receivable agreement if the basis increases described above were successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These factors should not be construed as exhaustive and should be read in conjunction with the risk factors and other cautionary statements that are included in this prospectus. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market and industry data and forecasts from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts.

Our internal data, estimates and forecasts are based upon information obtained from our investors, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

OUR STRUCTURE AND REORGANIZATION

Prior to this offering, substantially all of our operations were conducted through Fifth Street Management, including the provision of management services to our BDCs and other funds. In connection with this offering, we will enter into a series of transactions to reorganize our capital structure. We refer throughout this prospectus to the transactions described below as the “reorganization” or the “reorganization transactions.” The diagram below depicts our organizational structure immediately after the reorganization transactions and this offering.

(1)	Shares of our Class A common stock, which will be issued to the public in this offering, will entitle holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation). Following this offering, new investors will collectively have approximately % of the voting power of our common stock. See “Description of Capital Stock.”
(2)	Shares of our Class B common stock, which will be held by our Principals, will entitle holders to five votes per share, but will have no economic rights. Following this offering, the Principals will, in the aggregate, have approximately % of the combined voting power of our common stock. See “Description of Capital Stock.”
(3)	Holdings Limited Partners, pursuant to the Exchange Agreement and subject to vesting and minimum retained ownership requirements and transfer restrictions, may exchange their Holdings LP Interests for shares of our Class A common stock. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.” We expect that our executive officers will own approximately % of the Holdings LP Interests after this offering (or approximately % if the underwriters exercise in full their option to purchase additional shares).

(4)	FSCO GP is the general partner of FSCOF, our hedge fund, and is entitled to receive an annual performance allocation from FSCOF based on the performance of such fund. Fifth Street Management is the investment adviser to FSCOF.
(5)	Following the reorganization transactions, our operating subsidiaries will be held by Fifth Street Management. These operating subsidiaries will include, among others, FSC CT LLC and Fifth Street Capital LLC. Fifth Street Management also will own approximately 90% of Fifth Street EIV. Fifth Street EIV owns approximately 10% of the equity interests of SLF I.

Reorganization of Fifth Street Management

FSC CT LLC.  FSC CT, Inc., a Connecticut S-corporation wholly-owned by Mr. Tannenbaum, is the employer of our employees located in Connecticut and the tenant to our Connecticut headquarters lease. Immediately prior to this offering, Mr. Tannenbaum will convert FSC CT, Inc. into a Connecticut limited liability company and contribute this converted entity, FSC CT LLC, to Fifth Street Management.

FSC, Inc.  FSC, Inc., a New York S-corporation wholly-owned by Mr. Tannenbaum, is the tenant under certain of our office leases and holds 99.5% of the equity interests of Fifth Street Capital LLC and 100% of the equity interests of FS Transportation LLC. Fifth Street Capital LLC, a Delaware limited liability company, is the manager of Fund II. Immediately prior to this offering, Mr. Tannenbaum will convert FSC, Inc. into a New York limited liability company and contribute this converted entity, FSC NY, LLC, to Fifth Street Management.

Other Operating Entities.  FSC Midwest, Inc. and FSC West, Inc. are wholly-owned by Mr. Tannenbaum. These entities are the tenants under certain of our office leases and perform certain other administrative functions for our business. Immediately prior to this offering, Mr. Tannenbaum will contribute these entities to Fifth Street Management.

Formation and Capitalization of the Company and Fifth Street Holdings

On May 8, 2014, we were incorporated in Delaware. We were organized to be a holding company for Fifth Street Holdings in anticipation of this offering. Fifth Street Holdings was organized to be a holding company for Fifth Street Management and FSCO GP. As a holding company, we will conduct all of our operations through Fifth Street Management and FSCO GP, subsidiaries of Fifth Street Holdings, which will become our direct subsidiary immediately following this offering. Following this offering, we will be the sole general partner of Fifth Street Holdings. Holdings Limited Partners do not have the authority to remove or replace us as the general partner of Fifth Street Holdings. Fifth Street Management and FSCO GP will continue to conduct all of our business activities, including the provision of management services to our BDCs and other funds. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will amend and restate our certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock.

Class A Shares.  Shares of our Class A common stock will be issued to the public in this offering. Class A common stock will entitle holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation).

Class B Shares.  Class B common stock will entitle holders to five votes per share but will have no economic rights (including no rights to dividends and distributions upon liquidation).

On June 27, 2014, the Principals formed Fifth Street Holdings as a Delaware limited partnership. Prior to the transactions described below, the Principals are the general partners and the limited partners of Fifth Street Holdings. Fifth Street Holdings has a single class of Holdings LP Interests. Immediately prior to this offering:

•	The Principals will contribute the general partnership interests of Fifth Street Holdings to us in exchange for 100% of our Class B Shares;
•	The members of Fifth Street Management will contribute 100% of the membership interests of Fifth Street Management to Fifth Street Holdings in exchange for Holdings LP Interests; and
•	The members of FSCO GP will contribute 100% of the membership interests of FSCO GP to Fifth Street Holdings in exchange for Holdings LP Interests.

In this offering, we will offer shares of Class A common stock representing 100% of our issued and outstanding Class A common stock. We will use the net proceeds of this offering to purchase a portion of the Holdings LP Interests from the Holdings Limited Partners. Following this offering and our purchase of Holdings LP Interests, we will own     % of the Holdings LP Interests.

New Agreements with the Holdings Limited Partners

In connection with our reorganization, we will enter into an exchange agreement with the Holdings Limited Partners that will grant each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the pricing of this offering and subject to vesting and minimum retained ownership requirements, on a quarterly basis, to exchange such person’s vested Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets. The Holdings Limited Partners will have no participating or kick-out rights. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.”

In connection with entry into the limited partnership agreement of Fifth Street Holdings, the Holdings Limited Partners, including the Principals, will become subject to certain provisions relating to the vesting and liquidity of their Holdings LP Interests. See “Our Structure and Reorganization — Contribution Agreements.”

The purchase of Holdings LP Interests concurrent with our initial public offering and the exchange of Holdings LP Interests for Class A common stock are expected to generate tax savings for us. We will enter into an agreement with the TRA Recipients that will provide for the payment by us to the TRA Recipients of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize (or, under certain circumstances, are deemed to realize) as a result of these transactions. See “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement.”

In connection with this offering, we will enter into a registration rights agreement with the Holdings Limited Partners to provide customary registration rights with respect to our Class A common stock. See “Certain Relationships and Related-Party Transactions — Registration Rights Agreement.”

As a result of the reorganization transactions described above and this offering:

•	we will become the sole general partner of Fifth Street Holdings, which will be the sole member of both Fifth Street Management and FSCO GP, the entities through which we operate our business. We will have an approximate % economic interest in Fifth Street Holdings and, as general partner, sole control over its management (subject to certain limited exceptions with respect to certain fundamental matters). In addition, the Holdings Limited Partners have no participating or kick-out rights and may not remove or replace Fifth Street Asset Management as general partner of Fifth Street Holdings. As a result, we will consolidate the financial results of Fifth Street Holdings, Fifth Street Management and FSCO GP, and will record a non-controlling interest on our balance sheet for the economic interest in it held by the other existing members, which initially will be the Holdings Limited Partners;
•	the Principals will initially hold shares of our Class B common stock and Holdings LP Interests, the Holdings Limited Partners, including the Principals, will initially hold Holdings LP Interests and we will hold Holdings LP Interests;
•	through their holdings of our Class B common stock, the Principals will, in the aggregate, have approximately % of the voting power of our common stock;
•	the new investors in this offering will collectively have approximately % of the voting power of our common stock (or approximately % if the underwriters exercise in full their option to purchase additional shares) and our non-employee directors will collectively have less than % of the voting power of our common stock through their holdings of shares of stock (subject to transfer restrictions) that we expect to grant to them in connection with this offering; and

•	the Holdings LP Interests held by the Holdings Limited Partners are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. In connection with an exchange by a Principal, a corresponding number of shares of our Class B common stock will also be cancelled.

Holding Company Structure

We will be a holding company and, immediately after the consummation of the reorganization transactions and this offering, our sole asset will be our approximately     % limited partnership interest in Fifth Street Holdings and our controlling interest and related rights as its sole general partner. Our only business following this offering will be to act as the sole general partner of Fifth Street Holdings, and, as such, we will operate and control all of the business and affairs of Fifth Street Holdings and will consolidate its financial results into our consolidated financial statements.

The number of Holdings LP Interests we will own equals the number of outstanding shares of our Class A common stock. The economic interest represented by each Holdings LP Interest that we will own will correspond to one of our shares of Class A common stock, and the total number of Holdings LP Interests owned by us and the holders of our Class B common stock will equal the sum of outstanding shares of our Class A and Class B common stock. In addition, you should note that:

•	a share of Class B common stock cannot be transferred except in connection with a transfer of a Holdings LP Interest. Further, when a Holdings LP Interest is exchanged for a share of our Class A common stock by a Principal, a corresponding share of our Class B common stock must also be delivered at the time of exchange, at which time, such Class B common stock will be automatically cancelled; and
•	we do not intend to list our Class B common stock on any stock exchange.

As a limited partner of Fifth Street Holdings, we will incur U.S. federal, state and local income taxes on our allocable share of any of its net taxable income. The limited partnership agreement of Fifth Street Holdings provides that it shall make cash distributions on a pro rata basis to its limited partners at least to the extent necessary to provide funds on a quarterly basis to pay the limited partners’ tax obligations (calculated based on Fifth Street Holdings’ net taxable income for the relevant period and using an assumed tax rate), if any, with respect to the earnings of Fifth Street Holdings. See “— Amended and Restated Limited Partnership Agreement of Fifth Street Holdings.”

As a result of a U.S. federal income tax election made by Fifth Street Holdings, the income tax basis of the assets of Fifth Street Holdings connected with the Holdings LP Interests we acquire upon a taxable exchange with a Holdings Limited Partner will be adjusted to reflect the amount that we have paid for the Holdings LP Interests. We intend to enter into an agreement with the TRA Recipients that will provide for the payment by us to them of 85% of the amount of reduction in tax payments, if any, in U.S. federal, state, local and foreign income tax that we realize from our increased tax basis in the assets of Fifth Street Holdings created by the TRA Recipients’ exchanges, payments under the tax receivable agreement and the U.S. federal income tax election referred to above. See “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement.”

Amended and Restated Limited Partnership Agreement of Fifth Street Holdings

As a result of the reorganization transactions and this offering, we will be the general partner of Fifth Street Holdings. The form of amended and restated limited partnership agreement of Fifth Street Holdings, or the Holdings LPA, is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the partnership agreement is qualified by reference thereto.

Management

As the general partner of Fifth Street Holdings, we will have control over all of its affairs and decision making. As such, we, through our officers and directors, will be responsible for all its operational and administrative decisions and the day-to-day management of its business, including its management of Fifth Street Management and FSCO GP.

Distributions

In accordance with the Holdings LPA, net profits and net losses of Fifth Street Holdings will be allocated to the holders of Holdings LP Interests, including us, pro rata in accordance with the respective percentages of Holdings LP Interests owned by such partner. Accordingly, net profits and net losses initially will be allocated approximately     % to us and approximately     % to the Holdings Limited Partners, after giving effect to the reorganization and this offering.

The holders of Holdings LP Interests, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Fifth Street Holdings. The Holdings LPA provides that Fifth Street Holdings shall make cash distributions on a pro rata basis to its limited partners at least to the extent necessary to provide funds to pay its limited partners’ tax obligations (calculated based on Fifth Street Holdings’ net taxable income for the relevant period and using an assumed tax rate), if any, with respect to the earnings of Fifth Street Holdings.

Preemptive Rights

The Holdings LPA provides that each Holdings Limited Partner has certain preemptive rights with respect to the issuance of any new Holdings LP Interests, other equity securities or debt convertible into equity securities. Prior to the issuance of any such new securities, Fifth Street Holdings must offer each Holdings Limited Partner the opportunity to purchase a proportionate number of such securities.

Vesting and Transfer Restrictions

Holdings LP Interests shall vest in accordance with the terms provided in such Holdings Limited Partner’s contribution agreement. See “— Contribution Agreements” below. We, as general partner, may authorize the earlier vesting of Holdings LP Interests in our sole discretion.

No Holdings Limited Partner may transfer Holdings LP Interests without our prior consent, in our capacity as general partner. Such consent may be given or withheld, or made subject to conditions as we determine, in each case in our sole discretion. Notwithstanding the foregoing, Holdings LP Interests may be transferred in exchange transactions pursuant to, and in accordance with, the Exchange Agreement. Certain transfers are also permitted pursuant to the Holdings LPA by personal planning vehicles of Holdings Limited Partners. Under certain specified conditions, we have the right, as general partner, to require the mandatory exchange of Holdings LP Interests.

Amendments

Subject to certain exceptions, the Holdings LPA may only be amended, supplemented, waived or modified in writing by us, as the general partner, together with limited partners holdings a majority of the Holdings LP Interests.

Contribution Agreements

In connection with our reorganization, each member of Fifth Street Management will enter into a contribution agreement with Fifth Street Holdings, or the Contribution Agreements. The Contribution Agreements provide that such members, or the Transferors, will contribute their membership interests in Fifth Street Management and, in the case of the Principals, equity interests in certain other affiliated entities to Fifth Street Holdings in exchange for Holdings LP Interests immediately prior to the pricing of this offering. In addition, the Contribution Agreements provide that each Transferor will sell to us a specified aggregate number of Holdings LP Interests in exchange for cash. We will use the net proceeds from this offering to fund this purchase of Holdings LP Interests.

The Contribution Agreements, other than those executed by the Principals, include provisions relating to the vesting and forfeiture of Holdings LP Interests. The Holdings Limited Partners, other than the Principals, will have their Holdings LP Interests vest monthly over eight years. Pursuant to the Exchange Agreement, a Holdings Limited Partner may not exchange its Holdings LP Interests for two years following the pricing of this offering, after which such person is permitted to exchange the vested portion of its Holdings LP Interests. If a Holdings Limited Partner, other than a Principal, (i) resigns from his or her employment with us without good reason or is terminated for cause, the unvested portion of such person’s Holdings LP Interests shall be subject to call or forfeited, as described below, (ii) is terminated without cause, resigns from his or her employment with good reason or becomes disabled, all of the unvested portion of such person’s Holdings LP Interests shall immediately vest, or (iii) becomes deceased, all of such person’s Holdings LP Interests will vest. Messrs. Tannenbaum, Berman and Dimitrov may purchase any unvested Holdings LP Interests subject to forfeiture for $0.01 per Holdings LP Interest. This call right may be exercised by Messrs. Tannenbaum, Berman and Dimitrov on a pro rata basis based on the number of Holdings LP Interests held by them. The Holdings LP Interests of the Principals are not subject to vesting arrangements and not subject to call or forfeiture. The Principals will not be permitted to exchange their Holdings LP Interests for a period of two years following the pricing of this offering, after which time each Principal will be permitted to exchange up to 20% of the remaining Holdings LP Interests that he owns on or after the second anniversary of the pricing of this offering and an additional 20% of such remaining Holdings LP Interests on or after each of the next four anniversaries. The foregoing restrictions on an exchange by the Principals will not apply in connection with a change of control of the Company.

Amended and Restated Operating Agreement of Fifth Street Management

As a result of the reorganization transactions and this offering, Fifth Street Holdings will become the sole member of Fifth Street Management. The operating agreement of Fifth Street Management will be amended and restated to reflect a single member.

Exchange Agreement

In connection with our reorganization, we will enter into an exchange agreement with the Holdings Limited Partners that will grant each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the pricing of this offering and subject to certain vesting and minimum retained ownership requirements and transfer restrictions set forth in the Holdings LPA and Contribution Agreements, on a quarterly basis, to exchange such person’s Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.”

Tax Receivable Agreement

We will enter into a tax receivable agreement with the TRA Recipients requiring us to pay them 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state, local and foreign income tax that we realize (or, under certain circumstances, are deemed to realize) as a result of the increases in tax basis created by the TRA Recipients’ exchanges and payments under the tax receivable agreement, each described above. See “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $     million, or approximately $     million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based on an assumed initial public offering price of $     per share (the mid-point of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to purchase an aggregate of         Holdings LP Interests from the Holdings Limited Partners and will not retain any of these proceeds. As a result, the purchase price for the Holdings LP Interests will be determined by the public offering price of our Class A common stock in this offering, less underwriting discounts. Substantially all of the proceeds of this offering will flow to our executive officers, including the Principals.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, we intend to use the additional approximately $     million of net proceeds to purchase up to an additional          Holdings LP Interests from the Holdings Limited Partners.

DIVIDEND POLICY AND DIVIDENDS

Dividend Policy

We expect to distribute as dividends to holders of our Class A common stock, on a quarterly basis, substantially all of our allocable share of Fifth Street Holdings' distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined to be necessary or appropriate to be retained by Fifth Street Holdings or its subsidiaries to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with the terms of our debt instruments, other agreements or applicable law or to provide for future distributions to us and the Holdings Limited Partners for any ensuing quarter. We intend to fund our dividends from our portion of distributions made to us by Fifth Street Holdings which, in turn, will fund its distributions to us from distributions that it receives from its subsidiaries. We expect that our first dividend will be paid in the        quarter of 2015 (in respect of the fourth quarter of 2014) and will be $      per share of our Class A common stock. We intend to fund our initial dividend, as well as any future dividends, from our portion of distributions made by Fifth Street Holdings from its available cash generated from operations. The Class B common stock will not entitle its holders to any cash dividends in their capacity as holders of Class B common stock.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors and may be discontinued at any time. In determining the amount of any future dividends, our Board of Directors will take into account: (i) our consolidated financial results, available cash, and cash requirements and capital requirements, (ii) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our stockholders or by our subsidiaries (including Fifth Street Holdings) to us, (iii) general economic and business conditions, (iv) the amount of distributions available to us from Fifth Street Holdings and (v) any other factors that our Board of Directors may deem relevant.

As a holding company, we will have no material assets other than our approximately     % limited partnership interest in Fifth Street Holdings and our controlling interest and related rights as its sole general partner and, accordingly, will depend on distributions from it to fund any dividends we may pay. We intend to cause Fifth Street Holdings to distribute cash to its members, including us, in an amount sufficient to cover dividends, if any, declared by us. If Fifth Street Holdings makes such distributions, other holders of Holdings LP Interests (i.e., the Holdings Limited Partners, including the Principals) will be entitled to receive equivalent distributions on a pro rata basis.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, Fifth Street Holdings is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with covenants and financial ratios related to anticipated indebtedness (including the proposed new revolving credit facility) and its other agreements with third parties.

Under the DGCL, we may only pay dividends from legally available surplus or, if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus is defined as the excess of a company’s total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. Under the DGCL, our Board of Directors can use the fair value of assets and liabilities, rather than book value, in making this determination. Under the Delaware Limited Partnership Act, Fifth Street Holdings may not make a distribution to a partner if, after the distribution, all its liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of our assets. If Fifth Street Holdings were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to Fifth Street Holdings for the amount of the distribution for three years.

To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures. We expect that the proposed new revolving credit facility will contain covenants limiting Fifth Street Holdings’ ability to make distributions to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Other Sources of Liquidity.”

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on our earnings. Distributions of cash or other property (other than certain pro rata distributions of our stock) that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our stockholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Distributions to Our Existing Owners

Distributions to the previous holders of membership interests in Fifth Street Management in respect of the fiscal years ended December 31, 2013 and 2012 were approximately $41.1 million and $29.9 million, respectively, in the aggregate.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2014:

•	on an actual basis; and
•	on a pro forma basis after giving effect to:
(i)	the reorganization transactions;
(ii)	the sale of shares of Class A common stock by us in this offering based on an assumed initial public offering price of $ per share (the mid-point of the price range set forth on the cover page of this prospectus).

You should read the following table in conjunction with our combined financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this prospectus.

	As of June 30, 2014
	Fifth Street Management Group Combined Actual	Reorganization and Other Adjustments	Fifth Street Asset Management Inc. Pro Forma	Offering Adjustments	Fifth Street Asset Management Inc. Pro Forma, as Adjusted for the Offering
	(dollars in thousands)
Cash and cash equivalents	$390				$
Cash and cash equivalents of Combined Funds	$6,996				$
New revolving credit facility(1)	$—					$—
Notes payable of Combined Funds	82,859
Redeemable non-controlling interests in Combined Fund	34,176
Equity:
Non-controlling interests in Combined Fund	20,487
Members’ equity	19,157					—
Class A common stock, $0.01 par value per share, shares authorized, shares issued and shares outstanding	—
Class B common stock, $0.01 par value per share, shares authorized, shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	—
Retained earnings (deficit)	—
Total equity	39,644
Total capitalization	$156,679				$

(1)	We expect that our subsidiaries will enter into a proposed new revolving credit facility with one or more lenders at or around the time of this offering to, among other uses, seed future investment strategies. However, we cannot assure you that our subsidiaries will enter into this proposed new revolving credit facility at such date, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Other Sources of Liquidity.”

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma, as adjusted net tangible book value (deficit) per share of our Class A common stock immediately after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma, as adjusted net tangible book value (deficit) per share as of June 30, 2014 was approximately $     million, or approximately $    per share of our Class A common stock. Pro forma, as adjusted net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the reorganization. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding after giving effect to the reorganization and assuming that all holders of Holdings LP Interests of Fifth Street Holdings, other than us, immediately after the consummation of the reorganization have exchanged all of their Holdings LP Interests.

After giving effect to the sale of shares of Class A common stock that we are offering at an assumed initial public offering price of $     per share (the mid-point of the price range set forth on the cover of this prospectus), the deduction of assumed underwriting discounts and commissions and estimated offering expenses payable by us and the use of the estimated net proceeds as described under “Use of Proceeds” and our pro forma, as adjusted net tangible book value at June 30, 2014 was $    , or $     per share of Class A common stock, assuming that all existing limited partners of Fifth Street Holdings, other than us, exchanged their Holdings LP Interests.

The following table illustrates the pro forma immediate increase in pro forma net tangible book value of $    per share for existing equity holders and the immediate dilution of $    per share to new stockholders purchasing Class A common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

Assumed initial public offering price per share		$
Pro forma, as adjusted net tangible book value (deficit) per share as of June 30, 2014	$
Increase in pro forma, as adjusted net tangible book value (deficit) per share attributable to new investors	$
Pro forma, as adjusted net tangible book value per share after this offering	$
Dilution in pro forma, as adjusted net tangible book value per share to new investors		$

The following table sets forth, on the same pro forma basis, as of June 30, 2014, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, assuming that all of the existing limited partners of Fifth Street Holdings, other than us, exchanged their Holdings LP Interests, calculated at an assumed initial public offering price of $    per share (the mid-point of the range set forth on the cover page of this prospectus), before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%
New Investors
Total		100%	$	100%

The table above does not give effect to shares of our Class A common stock that may be issued upon the conversion of restricted stock units or exercise of options that we expect to grant under our incentive compensation plans after the pricing of this offering. To the extent shares of our Class A common stock are issued upon exercise or conversion, there will be further dilution to new investors.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full:

•	the pro forma percentage of shares of our Class A common stock held by existing equity holders will decrease to approximately % of the total number of pro forma shares of our Class A common stock outstanding after this offering; and
•	the pro forma number of shares of our Class A common stock held by new investors will increase to approximately % of the total pro forma shares of our Class A common stock outstanding after this offering.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, pro forma, as adjusted net tangible book value would be approximately $     per share, representing an increase to existing equity holders of approximately $     per share, and there would be an immediate dilution of approximately $     per share to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $     per share of Class A common stock (the mid-point of the price range set forth on the cover of this prospectus), would increase (decrease) total consideration paid by new investors in this offering and by all investors by $     million, and would increase (decrease) the average price per share paid by new investors (excluding existing Holdings LP Interest holders) by $    , assuming the number of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts and offering expenses payable by us in connection with this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information present the condensed combined results of operations and financial condition of Fifth Street Asset Management, assuming that all of the transactions described in the bullet points below had been completed as of January 1, 2013 with respect to the unaudited condensed combined pro forma statement of income information for the year ended December 31, 2013, and with respect to the unaudited condensed combined pro forma statement of income information for the six months ended June 30, 2014, and as of June 30, 2014 with respect to the unaudited condensed combined pro forma statement of financial condition as of June 30, 2014. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering on the historical financial information of the Fifth Street Management Group, which is the accounting predecessor. The adjustments are described in the notes to the unaudited condensed combined pro forma statement of financial condition and the unaudited condensed combined pro forma statements of income.

The pro forma adjustments in the Reorganization and Other Adjustments column principally give effect to certain transactions in connection with the reorganization transactions described in “Our Structure and Reorganization,” including;

•	the recapitalization of membership interests of Fifth Street Management into Holdings LP Interests;
•	an adjustment of $ to reflect compensation expense associated with the immediate vesting of a Principal’s interest in Fifth Street Holdings;
•	an adjustment of $ to reflect compensation expense associated with the modification of vesting provisions of certain member interests in Fifth Street Holdings; and
•	the reclassification from controlling interest in Fifth Street Management to non-controlling interests in Fifth Street Holdings relating to the Holdings LP Interests to be held directly by the Holdings Limited Partners following our reorganization.

The pro forma adjustments in the Offering Adjustments column principally give effect to certain transactions in connection with the reorganization transactions described in “Our Structure and Reorganization,” including:

•	the sale of shares of our Class A common stock in this offering and the application of proceeds therefrom, after payment of underwriting discounts and commissions and estimated offering expenses, to purchase Holdings LP Interests from the Holdings Limited Partners and the associated deferred tax asset and the effect of the tax receivable agreement;
•	an adjustment of $ to reflect compensation expense associated with the vesting of an equity award and corresponding distribution to such Principal in the amount of $ representing proceeds in excess of the value of the award;
•	adjustments of $ to reflect compensation expense associated with the vesting of equity awards upon an initial public offering and corresponding distributions to such former members in the amount of $ , representing proceeds in excess of the value of the award;
•	an adjustment of $ to reflect compensation expense associated with the granting of restricted shares of our Class A common stock, which we expect will be granted to our management and professionals at the time of this offering;
•	an adjustment of $ to reflect compensation expense associated with the granting of options to acquire shares of our Class A common stock, which we expect will be granted to our professionals at the time of this offering;
•	an adjustment of $ to reflect compensation expense associated with a one-time payment to settle certain profit interests held in Fifth Street Management that will be eliminated upon the effectiveness of the registration statement of which this prospectus forms a part; and
•	the impact of federal, state, local and foreign income taxes on the income allocated to us.

As described in greater detail under “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement,” we will enter into a tax receivable agreement with the TRA Recipients that will provide for the payment by us to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income tax we actually realize (or, under certain circumstances, are deemed to realize) as a result of increases in tax basis and certain other tax benefits related to the purchase of Holdings LP Interests concurrent with this offering and any subsequent exchanges of Holdings LP Interests for our Class A common stock, including tax benefits attributable to payments under the tax receivable agreement. The anticipated payments under the tax receivable agreement that are related to the purchase of Holdings LP Interests pursuant to the initial public offering have been reflected in the pro forma adjustments.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, SEC reporting requirements, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing, tax and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs.

The unaudited pro forma condensed combined financial information should be read together with “Our Structure and Reorganization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of Fifth Street Asset Management that would have occurred had the transactions described above occurred on the dates indicated or had we operated as a public entity during the periods presented or for any future period or date. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of our future or actual results of operations or financial condition had the reorganization transactions described under “Our Structure and Reorganization” and the other transactions described above occurred on the dates assumed. The unaudited pro forma condensed combined financial information also does not project our results of operations or financial position for any future period or date.

Unaudited Condensed Combined Pro Forma Statement of Financial Condition
As of June 30, 2014
(in thousands)

	Fifth Street Management Group Combined Historical	Reorganization and Other Adjustments(1)	Fifth Street Asset Management Inc. Pro Forma	Offering Adjustments(2)	Fifth Street Asset Management Inc. Pro Forma, as Adjusted for the Offering
ASSETS
Cash and cash equivalents	$390			(b)
				(c)
				(e)
Management fee receivable	22,560
Prepaid expenses	542
Due from affiliates	1,377
Fixed asset, net	8,380
Other assets	3,656
Assets of Combined Funds:
Cash and cash equivalents	6,996
Investments at fair value	159,855
Interest receivable	208
Unsettled trades receivable	26,071
Deferred financing costs	1,029
TOTAL ASSETS	$231,064
LIABILITIES AND MEMBERS’/STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$4,291
Accrued compensation and benefits	5,364
Due to former member	3,430
Due to Members	—	(a)		(b)
Loan payable	4,000
Due to affiliates	143
Deferred rent liability	2,918
Liabilities of Combined Funds:
Accounts payable and accrued expenses	44
Securities sold short at fair value	1,602
Unsettled trades payable	51,736
Interest payable	857
Notes payable	82,859
TOTAL LIABILITIES	157,244
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NON-CONTROLLING INTERESTS	34,176
NON-CONTROLLING INTERESTS	20,487
MEMBERS'/STOCKHOLDERS' EQUITY:
Class A common stock	—			(b)
Class B common stock	—
Additional paid-in capital	—			(b)
Members' equity	19,157	(a)		(c)
				(d)
Retained earnings	—	(a)		(e)
TOTAL MEMBERS'/STOCKHOLDERS' EQUITY	39,644	—		—
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND MEMBERS'/ STOCKHOLDERS' EQUITY	$231,064

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Condensed Combined Pro Forma Statement of Financial Condition

(1) Reorganization and Other Adjustments

On June 27, 2014, the Principals formed Fifth Street Holdings as a Delaware limited partnership and, prior to the transactions described below, were the general partners and limited partners. Fifth Street Holdings has a single class of limited partnership interests, the Holdings LP Interests. Immediately prior to this offering:

•	The Principals will contribute the general partnership interests of Fifth Street Holdings to us in exchange for 100% of our shares of our Class B common stock;
•	The members of Fifth Street Management will contribute 100% of the membership interests of Fifth Street Management to Fifth Street Holdings in exchange for Holdings LP Interests; and
•	The members of FSCO GP will contribute 100% of the membership interests of FSCO GP to Fifth Street Holdings in exchange for Holdings LP Interests.

In connection with our reorganization, we will enter into an exchange agreement with the Holdings Limited Partners that will grant each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the pricing of this offering and subject to vesting and minimum retained ownership requirements, on a quarterly basis, to exchange such person’s Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.”

As a result of the reorganization transactions described above and this offering:

•	We will become the sole general partner of Fifth Street Holdings, which will be the sole member of both Fifth Street Management and FSCO GP, the entities through which we operate our business. We will have an approximate % economic interest in Fifth Street Holdings and, as general partner, sole control over its management (subject to certain limited exceptions with respect to certain fundamental matters). As a result, we will consolidate the financial results of Fifth Street Holdings, Fifth Street Management and FSCO GP, and will record a non-controlling interest on our statement of financial condition for the economic interest in it held by the other existing members, which initially will be the Holdings Limited Partners and our acquisition of membership interests in Fifth Street Management and FSCO GP will be treated as a reorganization of entities under common control. Accordingly, the pro forma adjusted net assets assumed by us through this offering will be reported at Fifth Street Management’s and FSCO GP’s historical cost basis;
•	the Principals will initially hold shares of our Class B common stock and Holdings LP Interests, the Holdings Limited Partners, including the Principals, will initially hold Holdings LP Interests and we will hold Holdings LP Interests;
•	through their holdings of our Class B common stock, the Principals will, in the aggregate, have approximately % of the voting power of our common stock;

For more detailed information regarding our reorganization, please see “Our Structure and Reorganization.”

(a)	Reflects the recapitalization of membership interests in Fifth Street Management and FSCO GP into Holdings LP Interests, including the recognition of compensation expense in the amount of approximately $ as a result of: (i) the acceleration of vesting and modification of previously issued awards, (ii) the recognition of a liability, at fair value, of the interests that will be repurchased (at the assumed offering price), to the extent the value of the liability exceeds previously recognized compensation expense; and (iii) the reclassification to compensation expense (from equity) of previous distributions relating to the repurchased interests.

Notes to the Unaudited Condensed Combined Pro Forma Statement of Financial Condition

(2) Offering Adjustments

In this offering, we will offer shares of Class A common stock representing 100% of our issued and outstanding Class A common stock. We will use the net proceeds of this offering to purchase a portion of the Holdings LP Interests from the Holdings Limited Partners. Following this offering and our purchase of Holdings LP Interests, we will own   % of the Holdings LP Interests.

(b)	Reflects net proceeds of $ million from this offering (after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us) based on the issuance of shares of Class A common stock based on an assumed initial public offering price of $ per share (the mid-point of the price range set forth on the cover page of this prospectus), with a corresponding increase to controlling interest in equity of Fifth Street Holdings and consolidated subsidiaries.
(c)	Reflects the use of the net proceeds from this offering to purchase a portion of the Holdings LP Interests from the Holdings Limited Partners.
(d)	Reflects the settlement by one of the Principals of previously vested equity awards granted to former members.
(e)	Reflects adjustments to give effect to the purchase of the Holdings LP Interests pursuant to the initial public offering and the tax receivable agreement, as described in “Certain Relationships and Related-Party Transactions — Tax Receivable Agreement,” of an increase of $ million in deferred tax assets, $ million in liability to the TRA Recipients and $ million in partners’ capital.

We will record an increase to the deferred tax assets for the estimated income tax effects of the increase in tax basis of the assets owned by Fifth Street Holdings, based on enacted federal and state tax rates at the date of the sale of Holdings LP Interests pursuant to the initial public offering. To the extent that it is determined that it is more likely than not that we will not realize the full benefit of the deferred tax asset, we will reduce the deferred tax asset with a valuation allowance.

We will record 85% of the estimated realizable benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to liability to the TRA Recipients under the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to partners’ capital.

The amounts recorded for both the deferred tax asset and the liability for our obligations under the tax receivable agreement have been estimated and reflect that payments under the tax receivable agreement will further increase the tax benefits and the estimated payments under the tax receivable agreement. All of the effects of changes in any of our estimates after the date of the purchase will be reflected in net income. The effect of any subsequent changes in tax rates will also be reflected in net income.

Any future exchanges of Holdings LP Interests will be accounted for in a similar manner at the time of the exchange.

Residual interests in equity and net income will be reflected as attributable to Fifth Street Asset Management. Holders of Holdings LP Interests and third-party interests in the consolidated funds, will be reflected as non-controlling interests.

Unaudited Condensed Combined Pro Forma Statement of Income
For the Year Ended December 31, 2013
(in thousands, except share and per share amounts)

	Fifth Street Management Group Combined Historical	Reorganization and Other Adjustments(1)	Fifth Street Asset Management Inc. Pro Forma		Offering Adjustments(2)	Fifth Street Asset Management Inc. Pro Forma, as Adjusted for the Offering
REVENUES:
Management fees	$68,417
Other fees	5,205
Total revenues	73,622
EXPENSES:
Compensation and benefits	22,411	(f)			(i)
Fund start-up expenses	5,702
General, administrative and other expenses	5,506
Depreciation and amortization	237
Total expenses	33,856
OTHER INCOME, net	6
NET INCOME BEFORE TAXES	39,772
Provision for income taxes	—				(i)
NET INCOME	39,772
Net income attributable to non-controlling interests	—	(g)			(j)
NET INCOME ATTRIBUTABLE TO CONTROLLING INTERESTS IN FIFTH STREET MANAGEMENT GROUP	$39,772
NET INCOME ATTRIBUTABLE TO CONTROLLING INTERESTS IN FIFTH STREET ASSET MANAGEMENT		(g)			(j)
Net income per share of Class A common stock:
Basic			$	(k)		$	(k)
Diluted			$	(k)		$	(k)
Weighted average shares of Class A common stock outstanding:
Basic				(k)			(k)
Diluted				(k)			(k)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Condensed Combined Pro Forma Statement of Income
For the Six Months Ended June 30, 2014
(in thousands, except share and per share amounts)

	Fifth Street Management Group Combined Historical	Reorganization and Other Adjustments(1)	Fifth Street Asset Management Inc. Pro Forma		Offering Adjustments(2)	Fifth Street Asset Management Inc. Pro Forma, as Adjusted for the Offering
REVENUES:
Management fees	$45,053
Other fees	2,018
Total revenues	47,071
EXPENSES:
Compensation and benefits	19,181	(f)			(i)
Fund start-up expenses	291
General, administrative and other expenses	4,059
Depreciation and amortization	233
Expenses of Combined Funds	42
Total expenses	23,806
OTHER INCOME (EXPENSE):
Interest and other income (expense), net	26
Interest and other income of Combined Funds	1,721
Interest expense of Combined Funds	(987)
Net realized gain on investments of Combined Funds	716
Net change in unrealized appreciation on investments of Combined Funds	1,087
Total other income, net	2,563
NET INCOME BEFORE TAXES	25,828
Provision for income taxes	—				(i)
NET INCOME	25,828
Net income attributable to redeemable non-controlling interests in Combined Fund	(1,264)
Net income attributable to non-controlling interests in Combined Fund	(1,015)
Net income attributable to non-controlling interests	—	(g)			(j)
NET INCOME ATTRIBUTABLE TO CONTROLLING INTERESTS IN FIFTH STREET MANAGEMENT GROUP	$23,549
NET INCOME ATTRIBUTABLE TO CONTROLLING INTERESTS IN FIFTH STREET ASSET MANAGEMENT		(g)			(j)
Net income per share of Class A Common Stock:
Basic			$	(k)		$	(k)
Diluted			$	(k)		$	(k)
Weighted average shares of Class A common stock outstanding:
Basic				(k)			(k)
Diluted				(k)			(k)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Condensed Combined Pro Forma Statements of Income

(1) Reorganization and Other Adjustments

(f)	Reflects adjustments to compensation expense associated with modification of vesting requirements in connection with the recapitalization of membership interests in Fifth Street Management and FSCO GP into Holdings LP Interests.
(g)	Reflects a reclassification from net income attributable to controlling interests in Fifth Street Management Group to net income attributable to non-controlling interests in Fifth Street Holdings in connection with the reorganization.
(h)	Prior to our reorganization, substantially all of the earnings of Fifth Street Management passed through directly to the members without being subject to entity level income taxes. This adjustment reflects the impact of federal, state, local and foreign income taxes on the income of Fifth Street Asset Management. The effective rate of pro forma income tax is estimated to be approximately %, and was determined by combining the projected federal, state and local income taxes.

The provision for corporate income taxes has been computed as follows:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Income before taxes and non-controlling interests
Income attributable to redeemable non-controlling interests
Income attributable to non-controlling interests
Fifth Street Asset Management taxable income
Provision for corporate income taxes

(2) Offering Adjustments

(i)	Reflects additional compensation expense associated with (1) the grant of restricted shares to be settled in shares of Class A common stock and (2) the grant of options to acquire shares of Class A common stock. The effects of these items on our unaudited condensed combined pro forma statements of income are as follows:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Grant of restricted shares to be settled in Class A common stock(1)
Grant of options to acquire shares of Class A stock(2)

(1)	At the time of this offering, we expect to grant restricted shares of Class A common stock of Fifth Street Asset Management with an aggregate value of approximately $ based on restricted shares at $ per share (the fair value at the offering date after giving effect to the lack of marketability imposed by the six-year lock-up) to our management, professionals and outside directors. We used Finnerty's average strike price put option model to estimate the discount associated with the lack of marketability relating to the lock-up. The restricted shares will not vest for three years and then vest over a service period of three years. Upon vesting, shares of Class A common stock will be delivered to the participant. The grant date fair value of the restricted shares will be charged to compensation expense as they vest over the applicable service period. The amount of the adjustment has been derived based on a grant date fair value of $ per share, multiplied by the number of restricted shares, expensed over the assumed service period. Additionally, the calculation of the expense assumes a forfeiture rate of %. The total compensation expense expected to be recognized in all future periods associated with the restricted shares, considering assumed forfeitures, is approximately $ .

Notes to Unaudited Condensed Combined Pro Forma Statements of Income

(2)	At the time of this offering, we intend to grant options to acquire shares of our Class A common stock with an aggregate value of approximately $ based on options with an exercise price of $ per share of common stock to our management and professionals. The options will not vest for three years and then vest over a service period of three years. The fair value of each option is measured on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options awarded in connection with the offering:

Risk-free interest rate		%
Weighted average expected dividend yield		%
Expected volatility factor		%
Expected life in years
Fair value of options per unit	$

Expected volatility is based on comparable companies using daily stock prices.

The total compensation expense assumed to be recognized in all future periods associated with the options considering the Black-Scholes valuation and an estimated forfeiture rate of   %, is approximately $       . Actual expense may vary significantly.

(j)	Reflects the reclassification immediately following this offering from controlling interest in equity of Fifth Street Management Group of approximately $ to non-controlling interests in Fifth Street Holdings relating to the Holdings LP Interests to be held directly by the Holdings Limited Partners following our reorganization; such interests represent % of all Holdings LP Interests outstanding immediately following this offering. The remaining $ of net income is attributable to Fifth Street Asset Management after giving effect to this offering.

Calculation of Net Income per Share of Class A Common Stock

(k)	For purposes of calculating pro forma net income per share of Class A common stock, the number of shares of Class A common stock of Fifth Street Asset Management outstanding is calculated as follows:

Shares of Class A common stock outstanding immediately following the reorganization
Shares of Class A common stock issued in this offering
Total pro forma Fifth Street Asset Management shares of Class A common stock outstanding

Shares of Class B common stock have no impact on our calculation of pro forma net income per share of Class A common stock as holders of our Class B common stock do not participate in our net income or dividends.

The weighted-average number of shares of Class A common stock outstanding of Fifth Street Asset Management is calculated as follows:

	Six Months Ended June 30, 2014		Year Ended December 31, 2013
	Basic	Diluted	Basic	Diluted
Shares of Class A common stock outstanding
Restricted shares of Class A common stock(1)
Options to acquire shares of Class A common stock(1)
Holdings LP Interests(2)
Weighted-average number of shares of Class A common stock outstanding

Notes to Unaudited Condensed Combined Pro Forma Statements of Income

(1)	We apply the treasury stock method to determine the dilutive weighted-average number of shares of Class A common stock represented by our restricted shares to be settled in shares of our Class A common stock and options to acquire shares of our Class A common stock. Under the treasury stock method, compensation expense attributed to future services and not yet recognized is presumed to be used to acquire outstanding shares of common stock, thus reducing the weighted-average number of shares and the dilutive effect of these awards.
(2)	In connection with our reorganization, we will enter into an exchange agreement with the holders of the Holdings LP Interests. Under the exchange agreement, subject to any applicable transfer restrictions and other provisions, such holders may, up to four times each year, from and after the second anniversary of the date of the consummation of this offering (subject to the terms of the exchange agreement), exchange their Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, share distributions and reclassifications, or, at our option, for cash.

We apply the “if-converted” method to the vested Holdings LP Interests to determine the dilutive weighted-average number of shares of our Class A common stock outstanding. Under the “if-converted” method, shares are increased by the additional number of shares of our Class A common stock that would have been outstanding if the securities had been converted at the beginning of each reporting period. We apply the treasury stock method to unvested Holdings LP Interests and the “if-converted” method on the resulting number of additional shares of our Class A common stock to determine the dilutive weighted-average common units represented by unvested Holdings LP Interests.

Pro forma basic and diluted net income per share of our Class A common stock is calculated as follows:

	Six Months Ended June 30, 2014		Year Ended December 31, 2013
	Basic	Diluted	Basic	Diluted
Pro forma net income available to holders of our Class A common stock(1)
Weighted-average number of shares outstanding
Pro forma net income per share of Class A common stock

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following tables set forth the selected historical combined financial data for the Fifth Street Management Group as of the dates and for the periods indicated. The selected combined statement of income data for the years ended December 31, 2013 and 2012 and the selected combined statement of financial condition data as of December 31, 2013 and 2012 have been derived from the Fifth Street Management Group’s audited combined financial statements, included elsewhere in the prospectus. The selected combined statement of income data for the six months ended June 30, 2014 and 2013 and selected combined statement of financial condition data as of June 30, 2014 have been prepared on the same basis as the audited combined financial statements and have been derived from Fifth Street Management Group’s unaudited combined financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position and results of operations as of the dates and for the periods indicated.

You should read the selected historical combined financial data in conjunction with “Our Structure and Reorganization,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and related notes and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in thousands, except share and per share data)
Statement of income data:
Revenues
Management fees (includes Part I Fees of $30,573, $23,393, $17,739 and $14,344 for the years ended December 31, 2013 and 2012, and the six months ended June 30, 2014 and 2013, respectively)(1)	$68,417	$50,007	$45,053	$30,159
Other fees(2)	5,205	4,637	2,018	2,435
Total revenues	73,622	54,644	47,071	32,594
Expenses
Compensation and benefits(2)	22,411	17,376	19,181	9,699
Fund start-up expenses(3)	5,702	—	291	92
General, administrative and other expenses(2)	5,506	5,039	4,059	2,349
Depreciation and amortization	237	203	233	102
Expenses of Combined Funds	—	—	42	—
Total expenses	33,856	22,618	23,806	12,242
Other income (expense)
Interest and other income (expense), net	6	34	26	8
Interest and other income of Combined Funds	—	—	1,721	—
Interest expense of Combined Funds	—	—	(987)	—
Net realized gain on investments of Combined Funds	—	—	716	—
Net change in unrealized appreciation on investments of Combined Funds	—	—	1,087	—
Total other income, net	6	34	2,563	8
Net income	39,772	32,060	25,828	20,360
Net income attributable to redeemable non-controlling interests in Combined Fund	—	—	(1,264)	—
Net income attributable to non-controlling interests in Combined Fund	—	—	(1,015)	—
Net income attributable to controlling interests in Fifth Street Management Group	$39,772	$32,060	$23,549	$20,360

	As of December 31,		As of June 30, 2014
	2013	2012
	(in thousands)
Statement of financial condition data:
Cash and cash equivalents	$4,016	$16,157	$390
Total assets	33,506	21,000	231,064
Total liabilities	12,481	6,523	157,244
Redeemable non-controlling interests in Combined Funds	—	—	34,176
Non-controlling interests in Combined Funds	—	—	20,487
Total members’ equity	21,025	14,477	19,157
Total liabilities, redeemable non-controlling interests and equity	33,506	21,000	231,064

(1)	Management fees consist of base management fees and Part I Fees that are classified as management fees as they are predictable and are recurring in nature, are not subject to repayment (or clawback) and are generally cash-settled each quarter.
(2)	Other fees consist of reimbursement that we receive from the Fifth Street BDCs for administrative services, facilities and personnel that we provide to these funds pursuant to our administrative agreements with them. Such reimbursement is at cost with no profit to, or markup by, us. These expenses for which we receive reimbursement are included in compensation and benefits and general, administrative and other expenses.
(3)	Consists primarily of underwriting costs that we paid in connection with the initial public offering of FSFR.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical combined financial statements and the related notes included elsewhere in this prospectus. The historical financial data discussed below reflect the historical results of operations and financial condition of the Fifth Street Management Group and do not give effect to our reorganization. See “Our Structure and Reorganization” and “Unaudited Pro Forma Condensed Combined Financial Information,” included elsewhere in this prospectus, for a description of our reorganization and its effect on our historical results of operations.

This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled “Risk Factors” contained elsewhere in this prospectus describing key risks associated with our business, operations and industry. Actual results may differ materially from those contained in our forward-looking statements. Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounding adjustments and consequently totals may not appear to sum. The items discussed below have had significant effects on many items within our combined financial statements and affect the comparison of the current period's activity with those of prior periods.

Our Business

Fifth Street is a leading alternative asset manager with more than $5.6 billion of assets under management. We provide innovative and flexible financing solutions to small and mid-sized companies across their capital structure, primarily in connection with investments by private equity sponsors. We define small and mid-sized companies as those with annual revenues between $25 million and $500 million. From December 31, 2010 to June 30, 2014, our assets under management grew at a compound annual growth rate of 52.7%. As of June 30, 2014, approximately 95% of our assets under management reside in publicly traded permanent capital vehicles, consisting of Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp.

Our direct origination platform is sustained by strong relationships with over 300 private equity sponsors. We believe we are differentiated from other alternative asset managers by our structuring flexibility, financial strength and a reputation for delivering on commitments. We provide innovative and customized credit solutions across the capital structure, including one-stop financing, unitranche debt, senior secured debt, mezzanine debt, equity co-investments, healthcare asset-backed lending and venture debt financing. Our platform targets loans for investment of up to $250 million and will structure and syndicate loans of up to $500 million. We were named the 2014 “Senior Lender of the Year” by the Association for Corporate Growth (ACG) New York Chapter and The M&A Advisor, the 2013 “Lender Firm of the Year” by The M&A Advisor and the 2013 “Lender of the Year” by Mergers & Acquisitions Magazine.

Since Fifth Street’s founding in 1998, we have grown into an asset manager with approximately 90 employees, half of which are investment professionals. Our management team has a proven 15-year track record across market cycles using a disciplined investment process. Our growth has been facilitated through a scalable operating platform. Our revenues and net income attributable to controlling interests in Fifth Street Management Group for the year ended December 31, 2013 were $73.6 million and $39.8 million, respectively, which represented an increase of 34.7% and 24.1%, respectively, as compared to the year ended December 31, 2012. Our revenues and adjusted net income for the six months ended June 30, 2014 were $47.1 million and $30.2 million, which represented an increase of 44.4% and 42.7%, respectively, as compared to the six months ended June 30, 2013.

Historical Organization and Basis of Presentation

The historical combined financial statements and related notes included elsewhere in this prospectus and the discussion herein of the historical results of operations and financial condition are presented for the Fifth Street Management Group. Prior to our reorganization, we operated our investment advisory business through a number of affiliated entities, all of which were either wholly or substantially owned and/or under the voting control of Mr. Tannenbaum. The operating entities of the Fifth Street Management Group consisted of: Fifth Street Management, FSC CT, Inc., FSC, Inc., Fifth Street Capital LLC, FS Transportation LLC,

FSC Midwest, Inc. and Fifth Street Capital West, Inc. In addition to these operating entities, we have included FSCOF and SLF I in our combined financial statements. The Fifth Street Management Group is considered the predecessor for financial accounting purposes under GAAP, and its historical combined financial statements will be our combined financial statements following this offering. See “Our Structure and Reorganization” for a detailed discussion of the reorganization of these entities in connection with this offering.

We conduct substantially all of our operations through one reportable segment that provides asset management services to our alternative investment vehicles. We generate all of our revenue in the United States.

Our Reorganization

In connection with this offering, we intend to effect a Reorganization described in greater detail under “Our Structure and Reorganization.” The Reorganization includes the following elements:

On June 27, 2014, the Principals formed Fifth Street Holdings as a Delaware limited partnership. Prior to the transactions described below, the Principals are the general partners and the limited partners of Fifth Street Holdings. Fifth Street Holdings has a single class of Holdings LP Interests. Immediately prior to this offering:

•	The Principals will contribute the general partnership interests of Fifth Street Holdings to us in exchange for 100% of our Class B Shares;
•	The members of Fifth Street Management will contribute 100% of the membership interests of Fifth Street Management to Fifth Street Holdings in exchange for Holdings LP Interests; and
•	The members of FSCO GP will contribute 100% of the membership interests of FSCO GP to Fifth Street Holdings in exchange for Holdings LP Interests.

In this offering, we will offer shares of Class A common stock representing 100% of our issued and outstanding Class A common stock. We will use the net proceeds of this offering to purchase a portion of the Holdings LP Interests from the Holdings Limited Partners. Following this offering and our purchase of Holdings LP Interests, we will own     % of the Holdings LP Interests. The diagram below depicts our organizational structure immediately after the reorganization transactions and this offering.

(1)	Shares of our Class A common stock, which will be issued to the public in this offering, will entitle holders to one vote per share and economic rights (including rights to dividends and distributions upon liquidation). Following this offering, new investors will collectively have approximately % of the voting power of our common stock. See “Description of Capital Stock.”
(2)	Shares of our Class B common stock, which will be held by our Principals, will entitle holders to five votes per share, but will have no economic rights. Following this offering, the Principals will, in the aggregate, have approximately % of the combined voting power of our common stock. See “Description of Capital Stock.”
(3)	Holdings Limited Partners, pursuant to the Exchange Agreement and subject to vesting and minimum retained ownership requirements and transfer restrictions, may exchange their Holdings LP Interests for shares of our Class A common stock. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.” We expect that our executive officers will own approximately % of the Holdings LP Interests after this offering (or approximately % if the underwriters exercise in full their option to purchase additional shares).
(4)	FSCO GP is the general partner of FSCOF, our hedge fund, and is entitled to receive an annual performance allocation from FSCOF based on the performance of such fund. Fifth Street Management is the investment adviser to FSCOF.
(5)	Following the reorganization transactions, our operating subsidiaries will be held by Fifth Street Management. These operating subsidiaries will include, among others, FSC CT LLC and Fifth Street Capital LLC. Fifth Street Management also will own approximately 90% of Fifth Street EIV. Fifth Street EIV owns approximately 10% of the equity interests of SLF I.

Market Conditions

The global economy has experienced economic uncertainty in recent years. Economic uncertainty impacts our business in many ways, including changing spreads, structures and purchase multiples as well as the overall supply of investment capital. See “Risk Factors — Risks Relating to Economic Conditions.”

Despite the economic uncertainty, the deal pipeline for our funds remains robust, with high quality transactions backed by private equity sponsors in small to mid-sized companies. In general, a climate of low and stable interest rates and high levels of liquidity in the debt and equity capital markets provide a positive environment for us to generate attractive investment returns. As always, we remain cautious in selecting new investment opportunities for our funds, and will only deploy capital in deals which we believe are consistent with our disciplined philosophy of pursuing superior risk-adjusted returns.

Trends Affecting our Business

In addition to general market conditions, we believe the following trends will influence our future performance.

Demand for Alternative Investments.  Our ability to attract new capital and generate additional AUM and fee-earning AUM is dependent on investors' views of alternative assets relative to traditional assets. We believe fundraising efforts will continue to be impacted by certain fundamental asset management trends that include: (1) the increasing importance and market share of alternative investment strategies to investors of all types, (2) shifting asset allocation policies of institutional investors and (3) increasing demand for alternative assets from retail investors. According to McKinsey & Company, AUM for global alternative investments has seen 10.7% organic annual growth since 2005, while traditional managers have only see 5.4% growth over the same period; moreover, this growth is expected to be sustained as net flows in the global alternatives market are forecasted to increase at an annual pace of 5% over the next 5 years. We believe that part of the growth in the alternative investment space is due to institutional and retail demand for a more attractive risk-return profile compared to traditional bond investments, which is driving a re-thinking of asset allocations and repositioning toward alternative credit strategies. Since our funds have always been credit focused, we stand to benefit from this migration. In addition, our BDCs are positioned to capitalize on increasing demand for alternative assets from retail investors.

Dislocation in the Traditional Capital Markets.  Recent regulatory changes in responses to the global financial crisis have increased the cost and complexity for banking institutions to participate in the middle market lending space. We believe that many traditional senior lenders have de-emphasized their product offerings to middle market companies in favor of lending to large corporate clients, managing capital markets transactions and delivering other non-credit services to their customers. As a result, we are seeing relatively less competition from these sources in the middle market lending space. This has facilitated higher quality deal flow and has allowed us to be more selective throughout the investment process. We also benefit from better pricing and deal structure. We believe that the reduced capacity of traditional senior lenders to serve middle market opportunities will continue to create opportunities for our funds to originate direct investments in companies.

Competitive Landscape for Alternative Asset Managers.  Middle market lending requires specialized due diligence and underwriting capabilities, as well as the extensive ongoing monitoring of investments. We believe that our operating platform, investment process and risk management approach provide us with advantages over our competitors for both capital and investment opportunities. At the same time, we face increasing competition from a growing number of larger investment management companies and other alternative asset managers. In particular, there is an increasing number of BDCs and the size of BDCs has also been increasing. See “Risk Factors — Risks Related to Our Business — The investment management business is intensely competitive” and “Business — Competition” for additional information regarding the competition we face. In spite of increased competition, we believe we are well positioned to grow our existing business and develop new funds and strategies.

Interest Rate Environment.  We believe that we are well-positioned for a rising interest rate environment. The majority of the assets that we manage are floating rate loans, which benefit from rising interest rates through increased Net Investment Income, which is income from interest, dividends, fees and other investment income. The increase would drive higher incentive fees to us, given the structure of our management agreements, which include fixed level performance benchmarks and do not include total return hurdles.

We intend, if market conditions warrant, to grow by increasing AUM in existing businesses and expanding into new investment strategies, geographic markets and businesses. We may develop new strategies and funds organically through our existing platform. We may also pursue growth through acquisitions of other investment management companies, acquisitions of critical business partners or other strategic initiatives, which may include entering into new lines of business. In addition, consistent with our past experience, we expect opportunities will arise to acquire other alternative or traditional asset managers. Historically, substantially all of our revenues were generated from our BDCs. As we continue to expand our non-BDC funds and develop new funds and products, we expect that the fee structures and arrangements from which we derive our revenues could be different and, potentially, less favorable to us. In addition, the nature of these funds may be different and subject to different risks and uncertainties than our BDCs. See “Risk Factors — Risks Related to Our Business — We intend to enter into new lines of business and expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.” We believe, however, that there are significant opportunities and that we are well-positioned to grow our existing investment vehicles, launch additional credit strategies and funds and continue to grow as a diversified asset manager.

Non-GAAP Financial Measures and Operating Metrics

Adjusted Net Income

Adjusted Net Income is a non-GAAP measure that represents net income attributable to controlling interests in Fifth Street Management Group excluding (i) one-time compensation-related charges including the amortization of equity-based awards, (ii) non-recurring underwriting costs relating to the initial public offering of FSFR and (iii) non-recurring professional fees incurred in connection with this offering. We believe the exclusion of these items provides investors with a meaningful indication of our core operating performance and Adjusted Net Income is evaluated regularly by our management as a decision tool for deployment of resources. We believe that reporting Adjusted Net Income is helpful in understanding our business and that investors should review the same supplemental non-GAAP financial measures that our management uses to analyze our performance. Adjusted Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results prepared in accordance with GAAP. The use of Adjusted Net Income without consideration of related GAAP measures is not adequate due to the adjustments described above. This measure supplements and should be considered in addition to and not in lieu of the results of operations discussed below, which are prepared in accordance with GAAP.

Net income attributable to controlling interests in Fifth Street Management Group is the GAAP financial measure most comparable to Adjusted Net Income. The following table provides a reconciliation of net income attributable to controlling interests in Fifth Street Management Group to Adjusted Net Income:

	Year ended December 31,		Six months ended June 30,
	2013	2012	2014	2013
	(in thousands)
Net income attributable to controlling interests in Fifth Street Management Group	$39,772	$32,060	$23,549	$20,360
Adjustments:
Compensation-related charges(a)(b)	1,739	131	5,965	787
FSFR initial public offering underwriting costs	5,700	—	—	—
Professional fees	—	—	660	—
Adjusted Net Income	$47,211	$32,191	$30,174	$21,147

(a)	For the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013, represents $1.7 million, $0.1 million, $1.0 million and $0.8 million, respectively, of amortization expense relating to certain equity-classified compensation awards. The fair value of these awards at their respective grant dates in the amount of $20.1 million, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. As of June 30, 2014, unrecognized compensation cost in the amount of $17.2 million related to these equity-classified awards is expected to be recognized over a period of approximately 12 to 14 years.
(b)	For the six months ended June 30, 2014, includes (1) $3.1 million of noncash compensation expense relating to the separation of a former equity member in May 2014 and (2) a $1.8 million cash payment to purchase the equity interest from the former member.

Assets under management

AUM is an operating metric that is commonly used in the alternative asset management industry. AUM refers to assets under management of the Fifth Street Funds and material control investments of these funds. Our AUM equals the sum of the following:

•	the net asset value, or NAV, of such funds and investments;
•	the drawn debt and unfunded debt and equity commitments at the fund- or investment-level (including amounts subject to restrictions); and
•	uncalled committed debt and equity capital (including commitments to funds that have yet to commence their investment periods).

The following table provides a roll-forward of AUM for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013:

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in thousands)
Beginning balance	$2,327,225	$1,497,466	$4,377,364	$2,327,225
Commitments and equity raises	437,522	339,037	46,159	151,339
Subscriptions, deployments and changes in leverage	1,630,378	534,740	330,039	1,051,646
Redemptions and distributions	(139,059)	(120,681)	(73,168)	(65,087)
Change in fund value	121,298	76,663	57,017	58,216
Ending balance	$4,377,364	$2,327,225	$4,737,411	$3,523,339
Average AUM	$3,352,294	$1,912,346	$4,557,387	$2,925,282

The following tables provide a roll-forward of AUM by fund strategy for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013 (dollars are presented in thousands):

	Year ended December 31, 2013
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$6,582	$2,320,643	$—	$—	$—	$2,327,225
Commitments and equity raises	—	327,187	100,002	10,333	—	437,522
Subscriptions, deployments and changes in leverage	388	1,516,792	113,198	—	—	1,630,378
Redemptions and distributions	(4,147)	(133,512)	(1,400)	—	—	(139,059)
Change in fund value	1,541	117,684	2,073	—	—	121,298
Ending balance	$4,364	$4,148,794	$213,873	$10,333	$—	$4,377,364
Average AUM	$5,473	$3,234,719	$106,936	$5,166	$—	$3,352,294

	Year ended December 31, 2012
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$36,910	$1,460,556	$—	$—	$—	$1,497,466
Commitments and equity raises	—	339,037	—	—	—	339,037
Subscriptions, deployments and changes in leverage	2,226	532,514	—	—	—	534,740
Redemptions and distributions	(22,156)	(98,525)	—	—	—	(120,681)
Change in fund value	(10,397)	87,060	—	—	—	76,663
Ending balance	$6,583	$2,320,642	$—	$—	$—	$2,327,225
Average AUM	$21,746	$1,890,600	$—	$—	$—	$1,912,346

	Six months ended June 30, 2014
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$4,364	$4,148,794	$213,873	$10,333	$—	$4,377,364
Commitments and equity raises	—	—	—	7,000	39,159	46,159
Subscriptions, deployments and changes in leverage	(45)	117,607	15,992	22,605	173,880	330,039
Redemptions and distributions	—	(69,541)	(3,333)	(294)	—	(73,168)
Change in fund value	482	50,387	3,497	1,522	1,129	57,017
Ending balance	$4,801	$4,247,247	$230,029	$41,166	$214,168	$4,737,411
Average AUM	$4,582	$4,198,021	$221,950	$25,750	$107,084	$4,557,387

	Six months ended June 30, 2013
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$6,582	$2,320,643	$—	$—	$—	$2,327,225
Commitments and equity raises	—	151,339	—	—	—	151,339
Subscriptions, deployments and changes in leverage	26	1,051,620	—	—	—	1,051,646
Redemptions and distributions	—	(65,087)	—	—	—	(65,087)
Change in fund value	376	57,840	—	—	—	58,216
Ending balance	$6,984	$3,516,355	$—	$—	$—	$3,523,339
Average AUM	$6,783	$2,918,499	$—	$—	$—	$2,925,282

We generally use fee-earning AUM as a metric to measure changes in the assets from which we earn management fees. Total AUM tends to be a better measure of our investment and fundraising performance as it reflects assets at fair value plus available uncalled capital.

Fee-earning AUM

Fee-earning AUM refers to AUM on which we directly or indirectly earn management fees. Our fee-earning AUM equals the sum of the following:

•	the net asset value, or NAV, of the Fifth Street Funds and their material control investments; and
•	the drawn debt and unfunded debt and equity commitments at the fund- or investment-level (including amounts subject to restrictions).

Our calculations of fee-earning AUM and AUM may differ from the calculations of other alternative asset managers and, as a result, this measure may not be comparable to similar measures presented by others.

The following tables provide a roll-forward of fee-earning AUM for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013:

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in thousands)
Beginning balance	$1,729,311	$1,283,725	$3,929,065	$1,729,310
Commitments and equity raises	427,189	339,037	21,657	151,339
Subscriptions, deployments and changes in leverage	1,790,161	148,495	368,117	967,440
Redemptions and distributions	(138,795)	(119,271)	(72,874)	(65,087)
Change in fund value	121,200	77,325	55,794	58,192
Ending balance	$3,929,066	$1,729,311	$4,301,759	$2,841,194
Average fee-earning AUM	$2,829,188	$1,506,518	$4,115,412	$2,285,253
Effective annualized management fee rate	2.42%	3.32%	2.19%	2.64%

The following tables provide a roll-forward of fee-earning AUM by fund strategy for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013 (dollars are presented in thousands):

	Year ended December 31, 2013
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$6,105	$1,723,206	$—	$—	$—	$1,729,311
Commitments and equity raises	—	327,187	100,002	—	—	427,189
Subscriptions, deployments and changes in leverage	336	1,741,630	48,195	—	—	1,790,161
Redemptions and distributions	(3,883)	(133,512)	(1,400)	—	—	(138,795)
Change in fund value	1,443	117,684	2,073	—	—	121,200
Ending balance	$4,001	$3,776,195	$148,870	$—	$—	$3,929,066
Average fee-earning AUM	$5,053	$2,749,700	$74,435	$—	$—	$2,829,188

Fee-earning AUM increased to $3.9 billion as of December 31, 2013, which represented a $2.2 billion, or 127.2%, increase from $1.7 billion as of December 31, 2012. The net increase in fee-earning AUM was primarily due to:

•	$327.2 million of equity capital and $83.4 million of debt capital raised at FSC, in addition to $1.7 billion of deployment of previously raised capital;

•	$100.0 million of equity capital raised as part of FSFR’s initial public offering; and
•	$117.7 million of net increase in net assets at FSC; which were all partially offset by
•	$133.5 million of distributions to stockholders at FSC.

	Year ended December 31, 2012
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$34,504	$1,249,221	$—	$—	$—	$1,283,725
Commitments and equity raises	—	339,037	—	—	—	339,037
Subscriptions, deployments and changes in leverage	2,082	146,413	—	—	—	148,495
Redemptions and distributions	(20,746)	(98,525)	—	—	—	(119,271)
Change in fund value	(9,735)	87,060	—	—	—	77,325
Ending balance	$6,105	$1,723,206	$—	$—	$—	$1,729,311
Average fee-earning AUM	$20,305	$1,486,213	$—	$—	$—	$1,506,518

Fee-earning AUM increased to $1.7 billion as of December 31, 2012, which represented a $445.6 million, or 34.7%, increase from $1.3 billion as of December 31, 2011. The net increase in fee-earning AUM was primarily due to:

•	$339.0 million of equity capital and $72.5 million of debt capital raised at FSC, in addition to $146.4 million of deployment of previously raised capital; and
•	$87.1 million of net increase in net assets at FSC; which were all partially offset by
•	$98.5 million of distributions to stockholders at FSC.

	Six months ended June 30, 2014
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$4,001	$3,776,195	$148,869	$—	$—	$3,929,065
Commitments and equity raises	—	—	—	—	21,657	21,657
Subscriptions, deployments and changes in leverage	—	180,545	65,718	18,100	103,754	368,117
Redemptions and distributions	—	(69,541)	(3,333)	—	—	(72,874)
Change in fund value	451	50,387	3,497	330	1,129	55,794
Ending balance	$4,452	$3,937,586	$214,751	$18,430	$126,540	$4,301,759
Average fee-earning AUM	$4,227	$3,856,890	$181,810	$9,215	$63,270	$4,115,412

Fee-earning AUM increased to $4.3 billion as of June 30, 2014, which represented a $372.7 million, or 9.5%, increase from $3.9 billion as of December 31, 2013. The net increase in fee-earning AUM was primarily due to:

•	$244.4 million of debt capital raised at FSC;
•	The closing of SLF I, which produced $126.5 million of fee-earning AUM at period end;
•	$55.6 million of net increases in net assets at our funds; which were all partially offset by
•	$72.9 million of distributions to stockholders at FSC and FSFR.

	Six months ended June 30, 2013
	Structured Equity	FSC	FSFR	FSCOF	Senior Loan Funds	Total
Beginning balance	$6,105	$1,723,205	$—	$—	$—	$1,729,310
Commitments and equity raises	—	151,339	—	—	—	151,339
Subscriptions, deployments and changes in leverage	—	967,440	—	—	—	967,440
Redemptions and distributions	—	(65,087)	—	—	—	(65,087)
Change in fund value	352	57,840	—	—	—	58,192
Ending balance	$6,457	$2,834,737	$—	$—	$—	$2,841,194
Average fee-earning AUM	$6,282	$2,278,971	$—	$—	$—	$2,285,253

Fee-earning AUM increased to $2.8 billion as of June 30, 2013, which represented a $1.1 billion, or 64.3%, increase from $1.7 billion as of December 31, 2012. The net increase in fee-earning AUM was primarily due to:

•	$151.3 million of equity capital and $83.4 million of debt capital raised at FSC;
•	$57.8 million of net increases in net assets at FSC; which were all partially offset by
•	$65.1 million of distributions to stockholders at FSC.

Overview of Combined Results of Operations

Revenues

For the six months ended June 30, 2014 and June 30, 2013, 96.1% and 92.5%, respectively, of our revenues came from management fees (including 37.7% and 44.0%, respectively, of Part I Fees) from FSC and FSFR. For the years ended December 31, 2013 and December 31, 2012, 92.9% and 91.5%, respectively, of our revenues came from management fees (including 41.5% and 42.8%, respectively, of Part I Fees) from FSC and FSFR.

Management Fees

Base Management Fees

Pursuant to our investment advisory agreement with FSC, or the FSC Investment Advisory Agreement, we earn an annual base management fee of 2.0% of the value of FSC’s gross assets, which includes any borrowings for investment purposes and excludes cash and cash equivalents. Such base management fee is calculated based on the value of FSC’s gross assets at the end of its most recently completed fiscal quarter, and appropriately adjusted for any equity capital raises or repurchases during such quarter. The base management fee is payable quarterly in arrears and the fee for any partial month or quarter is appropriately prorated.

Pursuant to our investment advisory agreement with FSFR, or the FSFR Investment Advisory Agreement, we earn an annual base management fee of 1.0% of the value of FSFR’s gross assets, which includes any borrowings for investment purposes and excludes cash and cash equivalents. Such base management fee is calculated based on the average value of FSFR’s gross assets at the end of its two most recently completed quarters. The base management fee is payable quarterly in arrears and the fee for any partial month or quarter is appropriately prorated.

Pursuant to our investment management agreement with FSCOF, we are entitled to receive a quarterly management fee from FSCOF that is calculated and payable in advance at an annualized rate generally ranging from 0.75% to 1.5% of the value of a limited partner’s investment, based on investment class and excluding affiliates, in FSCOF. Capital contributed or withdrawn from FSCOF during a quarter is charged a ratable portion of the management fee for the period invested.

Pursuant to our investment management agreements with our senior loan funds, we are entitled to receive quarterly management fees from SLF I and SLF II that are calculated and payable in arrears pursuant to a “waterfall” structure. Under this “waterfall” structure, we are generally entitled to receive a senior collateral management fee at an annualized rate, for both SLF I and SLF II, of 0.25% of the average principal balance during the period and a subordinated collateral management fee at an annualized rate of 0.15%, for SLF I, and 0.75, for SLF II, of the average principal balance during the period, in each case to the extent there are sufficient funds available for distribution at the applicable level in the hierarchy. The management fees are currently paid by SLF I’s warehouse subsidiary and will be paid by SLF II’s warehouse subsidiary pursuant to the “waterfall” contained in the loan and security agreement under which the related warehouse financing is provided. If Fifth Street Management ceases to be the investment manager to either SLF I or SLF II during a quarter, it will be entitled to any accrued but unpaid management fees through the date of its removal from such fund.

Part I Fees

Pursuant to the FSC Investment Advisory Agreement and the FSFR Advisory Agreement, we earn Part I Fees from the BDCs that are calculated and payable quarterly in arrears based on the BDCs’ “Pre-Incentive Fee Net Investment Income” for the immediately preceding fiscal quarter. Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of a BDCs’ net assets at the end of the immediately preceding fiscal quarter, will be compared to a specified “hurdle rate” per quarter, subject to a “catch-up” provision measured as of the end of each fiscal quarter. The BDCs’ net investment income used to calculate this part of the Part I Fee is also included in the amount of its gross assets used to calculate the base management fee. Such fees are not subject to repayment (or clawback) and are cash settled each quarter.

Pursuant to the FSC Investment Advisory Agreement, the Part I Fee with respect to FSC’s Pre-Incentive Fee Net Investment Income for each quarter is as follows:

•	no Part I Fee is payable to Fifth Street Management in any fiscal quarter in which FSC’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 2.0% (the “preferred return” or “hurdle”);
•	100% of FSC’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.5% in any fiscal quarter (10% annualized) is payable to Fifth Street Management. This portion of FSC’s Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.5%) is referred to as the “catch-up.” The “catch-up” provision is intended to provide Fifth Street Management with an incentive fee of 20% on all of FSC’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when its Pre-Incentive Fee Net Investment Income exceeds 2.5% in any fiscal quarter; and
•	20% of the amount of FSC’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any fiscal quarter (10% annualized) is payable to Fifth Street Management once the hurdle is reached and the catch-up is achieved.

Pursuant to the FSFR Investment Advisory Agreement, the Part I Fee with respect to FSFR’s Pre-Incentive Fee Net Investment Income for each quarter is as follows:

•	no Part I Fee is payable to Fifth Street Management in any fiscal quarter in which FSFR’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 1.5% (the “preferred return” or “hurdle”);
•	50% of FSFR’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.5% in any quarter (10% annualized) is payable to Fifth Street Management. This portion of FSFR’s Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.5%) is referred to as the “catch-up.” The “catch-up” provision is intended to provide Fifth Street Management with an incentive fee of 20% on all of FSFR’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when its Pre-Incentive Fee Net Investment Income exceeds 2.5% in any quarter; and

•	20% of the amount of FSFR’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any quarter (10% annualized) is payable to Fifth Street Management once the hurdle is reached and the catch-up is achieved.

Performance Fees

Pursuant to the FSC Investment Advisory Agreement and the FSFR Investment Advisory Agreement, we also earn Part II Fees, which are determined and payable in arrears as of the end of each fiscal year (or upon termination of the investment advisory agreement, as of the termination date) and equals 20% of the BDCs’ realized capital gains, if any, on a cumulative basis from inception through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

FSCO GP, FSCOF’s general partner, is entitled to receive an annual performance allocation from FSCOF, generally ranging from 15% to 20% of the increase in value of a limited partner’s investment, if any, subject to a loss carryover based on investment class and excluding affiliates. Pursuant to the loss carryover, no performance allocation will be charged on an investor’s investment unless the value of such investment (net of any losses, for all years since admission) exceeds the higher of the following amounts: (i) the highest value of such investment through the close of any year since admission; and (ii) the value of such investor’s investment on the date of admission. The performance allocation is generally calculated and allocated at the end of each fiscal year or upon a withdrawal occurring prior to the end of any fiscal year. Withdrawals by an investor will result in a proportional reduction of any loss carryover.

Performance fees may be subject to reversal to the extent that the performance fees recorded exceed the amount due to the general partner or investment manager based on a fund’s cumulative investment returns.

Other Fees

FSC, Inc. and FSC CT have entered into administration agreements with our BDCs under which we provide administrative services for our BDCs, including office facilities and equipment, and clerical, bookkeeping and recordkeeping services at such facilities. Under the administration agreements, we also perform or oversee the performance of our BDCs’ required administrative services, which includes being responsible for the financial records which our BDCs are required to maintain and preparing reports to our BDCs’ stockholders and reports filed with the SEC. In addition, we assist each of our BDCs in determining and publishing its net asset value, overseeing the preparation and filing of its tax returns and the printing and dissemination of reports to each of our BDC’s stockholders, and generally overseeing the payment of each of our BDC’s expenses and the performance of administrative and professional services rendered to such BDC by others. For providing these services, facilities and personnel, the BDCs reimburses us the allocable portion of overhead and other expenses incurred by us in performing our obligations under the administration agreements, including rent and such BDC’s allocable portion of the costs of compensation and related expenses of such BDC’s chief financial officer and chief compliance officer and their staffs. Such reimbursement is at cost with no profit to, or markup by, us. These reimbursed expenses are included in revenues — other fees in the combined statements of income. We may also provide, on our BDCs’ behalf, managerial assistance to such BDC’s portfolio companies. Each of the administration agreements may be terminated by either us or our BDCs without penalty upon 60 days’ written notice to the other party.

Expenses

Compensation and benefits.  Compensation generally includes salaries, bonuses and equity-based compensation charges. Bonuses are accrued over the service period to which they relate. Prior to our reorganization, all payments made to the managing member of Fifth Street Management since its inception and all payments to equity members since December 1, 2012 related to their granted or purchased interests are accounted for as distributions on the equity held by such members.

Expenses of Combined Funds.  Expenses of Combined Funds consist of other miscellaneous expenses at SLF I and FSCOF.

Fund start-up expenses.  We expense all costs associated with starting new investment funds. We have included expenses associated with the initial public offering of FSFR in Fund start-up expenses for the year ended December 31, 2013. Such amounts were funded by capital contributions of the members of Fifth Street Management. We incurred certain other expenses for the start-up of SLF I, SLF II and FSCOF for the six months ended June 30, 2014.

General, administrative and other expenses.  General, administrative and other expenses primarily include costs related to professional services, occupancy and overhead expenses, travel and related expenses, communication and information systems, interest expense and other general operating items.

Depreciation and amortization.  Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the respective assets (three to eight years). Amortization of improvements to leased properties is computed using the straight-line method based upon the initial term of the applicable lease or the estimated useful life of the improvements, whichever is shorter, and ranges from five to 10 years.

Income taxes.  Prior to our reorganization, substantially all of the Fifth Street Management Group’s earnings flowed through to its owners without being subject to entity level income taxes. Accordingly, no provision for income taxes has been recorded in the historical combined financial statements.

Other income (expense)

Other income (expense) of Combined Funds.  Primarily consists of realized and unrealized gains and losses on investments, interest income earned on senior secured debt investments and interest expense on notes payable.

Net income (loss) attributable to non-controlling interests

Net income (loss) attributable to non-controlling interests in Combined Funds represents the ownership interests that third parties hold in funds that are included in our combined financial statements. Investors in FSCOF are able to redeem their interests, in cash or in kind or both, after an initial lock-up period of one year.

Results of Operations

The following table and discussion sets forth information regarding our combined results of operations for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013:

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in thousands, except share and per share data)
Statement of income data:
Revenues
Management fees (includes Part I Fees of $30,573, $23,393, $17,739 and $14,344 for the years ended December 31, 2013 and 2012, and the six months ended June 30, 2014 and 2013, respectively)	$68,417	$50,007	$45,053	$30,159
Other fees	5,205	4,637	2,018	2,435
Total revenues	73,622	54,644	47,071	32,594
Expenses
Compensation and benefits	22,411	17,376	19,181	9,699
Fund start-up expenses	5,702	—	291	92
General, administrative and other expenses	5,506	5,039	4,059	2,349
Depreciation and amortization	237	203	233	102
Expenses of Combined Fund	—	—	42	—
Total expenses	33,856	22,618	23,806	12,242
Other income (expense)
Interest and other income (expense), net	6	34	26	8
Interest and other income of Combined Funds	—	—	1,721	—
Interest expense of Combined Funds	—	—	(987)	—
Net realized gain on investments of Combined Funds	—	—	716	—
Net change in unrealized appreciation on investments of Combined Funds	—	—	1,087	—
Total other income, net	6	34	2,563	8
Net income	39,772	32,060	25,828	20,360
Net income attributable to redeemable non-controlling interests of Combined Fund	—	—	(1,264)	—
Net income attributable to non-controlling interests in Combined Fund	—	—	(1,016)	—
Net income attributable to controlling interests in Fifth Street Management Group	$39,772	$32,060	$23,549	$20,360

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Revenues

Management fees.  Total management fees were $45.1 million for the six months ended June 30, 2014, which represented a $14.9 million, or 49.4%, increase from $30.2 million for the six months ended June 30, 2013. This increase was comprised of an $11.5 million, or 72.7%, increase in base management fees and a $3.4 million, or 23.7%, increase in Part I Fees. The increase in total management fees was primarily due to increases in fee-earning AUM during the year-over-year period of $1.1 billion, or 38.9%, at FSC and a $12.0 million, or 16.2%, year-over-year increase in pre-incentive fee net investment income generated by FSC.

Other fees.  Other fees were $2.0 million for the six months ended June 30, 2014, which represented a $0.4 million, or 17.1%, decrease from $2.4 million for the six months ended June 30, 2013. The decrease was primarily due to a slightly lower level of allocable compensation and general and administrative expenses reimbursed to us by the BDCs per the administration agreements.

Expenses

Compensation and benefits.  Compensation and benefits were $19.2 million for the six months ended June 30, 2014, which represented a $9.5 million, or 97.8%, increase from $9.7 million for the six months ended June 30, 2013. The increase was primarily due to $4.9 million of nonrecurring compensation charges related to the separation of a former equity member in May 2014 and an increase of 24 employees during the year-over-year period. However, if we remove the effect of the nonrecurring charges, compensation and benefits as a percentage of total revenues was unchanged at 30.3% for the six months ended June 30, 2014 versus 29.8% for the six months ended June 30, 2013.

Fund start-up expenses.  Fund start-up expenses were $0.3 million for the six months ended June 30, 2014, relating primarily to expenses incurred in connection with the formation of SLF I, SLF II and FSCOF.

General, administrative and other.  General, administrative and other expenses were $4.1 million for the six months ended June 30, 2014, which represented a $1.7 million, or 72.8%, increase from $2.3 million for the six months ended June 30, 2013. The increase was primarily due to increases in occupancy costs and professional fees, partially offset by decreases in marketing and information technology.

Depreciation and amortization.  Depreciation and amortization expense were $0.2 million for the six months ended June 30, 2014, which represented a $0.1 million, or 128.5%, increase from $0.1 million for the six months ended June 30, 2013.

Other income (expenses)

Other income was $2.6 million for the six months ended June 30, 2014, which was primarily due to interest income and investment gains at the Combined Funds.

Net income attributable to controlling interests was $23.5 million for the six months ended June 30, 2014, which represented a $3.1 million, or 15.7%, increase from $20.4 million for the six months ended June 30, 2013. The increase was primarily due to the income and expense variances discussed above.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenues

Management fees.  Total management fees were $68.4 million for the year ended December 31, 2013, which represented an $18.4 million, or 36.8%, increase from $50.0 million for the year ended December 31, 2012. This increase was comprised of an $11.2 million, or 42.1%, increase in base management fees and a $7.2 million, or 30.8%, increase in Part I Fees. The increase in total management fees was primarily due to increases in fee-earning AUM during the year-over-year period of $2.1 billion, or 119.1%, at FSC, and $148.9 million at FSFR, which began operations upon the closing of its initial public offering in July 2013 in which it raised $100.0 million of net proceeds, as well as a $38.2 million, or 32.7%, year-over-year increase in pre-incentive fee net investment income generated by FSC.

Other fees.  Other fees were $5.2 million for the year ended December 31, 2013, which represented a $0.6 million, or 12.2%, increase from $4.6 million for the year ended December 31, 2012. The increase was primarily due to a higher level of allocable compensation and general and administrative expenses reimbursed to us by the BDCs per the administration agreements.

Expenses

Compensation and benefits.  Compensation and benefits was $22.4 million for the year ended December 31, 2013, which represented a $5.0 million, or 29.0%, increase from $17.4 million for the year ended December 31, 2012. The increase was primarily due to an increase of 22 employees during the year-over-year period. However, compensation and benefits as a percentage of total revenues decreased to 30.4% for the year ended December 31, 2013 from 31.8% for the year ended December 31, 2012, reflecting increasing operating leverage in our business.

Fund start-up expenses.  Fund start-up expenses incurred during the year ended December 31, 2013 related to offering costs paid by Fifth Street Management relating to the FSFR initial public offering.

General, administrative and other.  General, administrative and other expenses were $5.5 million for the year ended December 31, 2013, which represented a $0.5 million, or 9.3%, increase from $5.0 million for the year ended December 31, 2012. The increase was primarily due to increases in occupancy costs, travel, information technology, marketing and communications, partially offset by a decrease in professional fees.

Depreciation and amortization.  Depreciation and amortization expenses were $0.2 million for the year ended December 31, 2013, which represented a 16.8% increase from $0.2 million for the year ended December 31, 2012. The increase was primarily due to $1.0 million of fixed assets placed in service during the year-over-year period.

Net income was $39.8 million for the year ended December 31, 2013, which represented a $7.7 million, or 24.1%, increase from $32.1 million for the year ended December 31, 2012. The increase was primarily due to the income and expense variances discussed above.

Liquidity and Capital Resources

We have historically managed our liquidity and capital requirements by focusing on our cash flows before giving effect to our Combined Funds as we have limited capital commitments to our funds. Following our reorganization and this offering, we may increase our investments in our Combined Funds and seed investments for new funds. Historically, our primary source of operating cash flow, excluding the impact of the Combined Funds, has been the management fees generated from our BDCs. As such, we have not incurred any indebtedness to support the working capital and operating needs of our business. We expect that our subsidiaries will enter into a proposed new revolving credit facility with one or more lenders at or around the time of this offering. See “— Other Sources of Liquidity” below. Substantially all of the Part I BDC portion of our management fees are distributed to our equity members on a gross basis while the base management fee portion is generally distributed on a net basis, after deducting our operating expenses, which primarily consist of compensation to our employees and general, administrative and other expenses.

Our historical combined financial statements reflect the cash flows of our operating businesses as well as the results of our Combined Funds. The assets of our Combined Funds, on a gross basis, are significantly larger than the assets of our operating businesses and therefore have a substantial effect on our reported cash flows. Our fee earning AUM, which is largely comprised of the assets of our funds, has grown significantly during the periods reflected in our combined financial statements included elsewhere in this prospectus. This growth is primarily due to these funds raising additional capital during these periods. The primary cash flow activities of our Combined Funds include: (1) raising capital from third-party investors, which is reflected as non-controlling interests of our Combined Funds, (2) financing certain investments by issuing debt, (3) purchasing and selling investment securities, (4) generating cash through the sale of certain investments, (5) collecting interest and dividend income and (6) distributing cash to investors. Our Combined Funds are treated as investment companies for financial accounting purposes under GAAP; therefore, the character and classification of all investing activities of the Combined Funds are presented as cash flows from operations.

Cash Flows

The following table sets forth our cash flows for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014 and 2013:

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in thousands)
Net cash provided by (used in) operating activities	$19,764	$40,586	$(94,087)	$10,857
Net cash used in investing activities	(942)	(199)	(7,176)	(116)
Net cash provided by (used in) financing activities	(30,963)	(27,859)	104,633	(23,082)
Net increase (decrease) in cash and cash equivalents	$(12,141)	$12,528	$3,370	$(12,341)

Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

Net cash used in operating activities was $94.1 million for the six months ended June 30, 2014, which represented a $104.9 million decrease from $10.9 million of cash provided by operating activities for the six months ended June 30, 2013. The increase was primarily due to $130.2 million of net cash investment activity by the Combined Funds, partially offset by an $26.4 million, or 152.3%, increase in management fees collected in the year-over-year period. This was due to the timing of collection of management fees related to the three months ended December 31, 2012.

Net cash used in investing activities was $7.2 million for the six months ended June 30, 2014, which represented a $7.1 million increase from $0.1 million for the six months ended June 30, 2013. The increase was primarily due to incremental purchases of fixed assets, principally related to the relocation of our headquarters.

Net cash provided by financing activities was $104.6 million for the six months ended June 30, 2014, which represented a $127.7 million increase from $23.1 million of cash used in financing activities for the six months ended June 30, 2013. The increase was due to the issuance of $82.9 million of notes payable by our Combined Funds and $52.4 million of capital contributions made by non-controlling interests in our Combined Funds, which were partially offset by $29.6 million of distributions to our members.

Year Ended December 31, 2013 compared to December 31, 2012

Net cash provided by operating activities was $19.8 million for the year ended December 31, 2013, which represented a $20.8 million, or 51.3%, decrease from $40.6 million for the year ended December 31, 2012. The decrease was primarily due to the timing of collection of base management and incentive fees related to the year ended December 31, 2012.

Net cash used in investing activities was $0.9 million for the year ended December 31, 2013, which represented a $0.7 million, or 373.6%, increase from $0.2 million for the year ended December 31, 2012. The increase was primarily due to incremental purchases of fixed assets, principally related to the relocation of our headquarters.

Net cash used in financing activities was $31.0 million for the year ended December 31, 2013, which represented a $3.1 million, or 11.1%, increase from $27.9 million for the year ended December 31, 2012. The increase was due to increased distributions to our members as a result of increased management fees, which was partially offset by proceeds from our loan with the State of Connecticut Department of Economic and Community Development, or DECD. See “— Contractual Obligations, Commitments and Contingencies” and “Certain Relationships and Related-Party Transactions — State of Connecticut DECD Loan.”

Other Sources of Liquidity

We have managed our historical liquidity and capital requirements by focusing on our cash flows. We have not historically used a credit facility to fund our operations.

We expect that our cash and liquidity requirements in the twelve months following this offering, and over the long term, will be met primarily through cash generated by our operations and a proposed new revolving credit facility, which we expect our subsidiaries will enter into with one or more lenders at or around the time of this offering. However, we cannot assure you that our subsidiaries will enter into this proposed new revolving credit facility at such date, or at all.

Our proposed new revolving credit facility, together with available cash, may be used, among other things, to (i) provide capital to facilitate the growth of our existing businesses and funds, (ii) fund a portion of our commitments to funds that we advise, (iii) provide capital to facilitate our expansion into complementary businesses and funds, (iv) pay operating expenses, including cash compensation to our employees and payments under the tax receivable agreement, (v) provide working capital, and, potentially, seed capital for future investments and (vi) fund distributions to us so that we may pay dividends to our stockholders and make payments under the tax receivable agreement. We expect that the new revolving credit facility will be an unsecured facility that provides for at least $150 million of borrowing capacity. The new revolving credit facility will bear interest at a variable rate based on either LIBOR or a base rate plus an applicable margin with an unused commitment fee paid quarterly, which will be subject to change based on a total leverage ratio. We expect that borrowings under the new revolving credit facility will initially accrue interest at an annual rate of LIBOR plus       % and that the unused commitment fee under the facility will be       % per annum. The new revolving credit facility will contain customary affirmative and negative covenants for agreements of this type, including financial maintenance requirements, delivery of financial and other information, compliance with laws, further assurances and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, conduct of business and transactions with affiliates. It is expected that the new revolving credit facility would have a term of five years. While we have begun discussions regarding a new revolving credit facility with certain potential lenders, we cannot guarantee the terms of such facility will be those described here or that we will enter into a new revolving credit facility at all.

Dividend Policy

We are a holding company and have no material assets other than our approximately     % limited partnership interest in Fifth Street Holdings and our controlling interest and related rights as its sole general partner. As a result, we will depend upon distributions from our subsidiaries to pay any dividends that our Board of Directors may declare to be paid to our Class A common stockholders. When, and if, our Board of Directors declares any such dividends, we then cause Fifth Street Holdings to make distributions to us in an amount sufficient to cover the dividends declared. Our dividend policy has certain risks and limitations, particularly with respect to liquidity. We may not pay dividends to our Class A common shareholders in amounts that have been paid to them in the past, or at all, if, among other things, we do not have the cash necessary to pay our intended dividends. To the extent we do not have cash on hand sufficient to pay dividends in the future, we may decide not to pay dividends. We may or may not borrow to fund dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures, should the need arise.

We expect to distribute as dividends to holders of our Class A common stock, on a quarterly basis, substantially all of our allocable share of Fifth Street Holdings' distributable earnings, net of applicable corporate taxes and amounts payable under the tax receivable agreement, in excess of amounts determined to be necessary or appropriate to be retained by Fifth Street Holdings or its subsidiaries to provide for the conduct of our businesses, to make appropriate investments in our businesses and our funds, to comply with the terms of our debt instruments, other agreements or applicable law or to provide for future distributions to us and the Holdings Limited Partners for any ensuing quarter. We intend to fund our dividends from our portion of distributions made to us by Fifth Street Holdings which, in turn, will fund its distributions to us from distributions that it receives from its subsidiaries. Our ability to pay dividends is subject to the Board of Directors’ discretion and may be limited by our holding company structure and applicable provisions of Delaware law. See “Risk Factors — Risks Relating to Our Structure — Our ability to pay regular dividends to our stockholders is subject to the discretion of our Board of Directors and may be limited by our holding company structure and applicable provisions of Delaware law” and “Dividend Policy and Dividends.”

Tax Receivable Agreement

Our purchase of Holdings LP Interests concurrent with our initial public offering, and the subsequent and future exchanges by holders of Holdings LP Interests for shares of our Class A common stock pursuant to the Exchange Agreement is expected to result in increases in our share of the tax basis of the tangible and intangible assets of Fifth Street Holdings, which will increase the tax depreciation and amortization deductions that otherwise would not have been available to us. These increases in tax basis and tax depreciation and amortization deductions are expected to reduce the amount of cash taxes that we would otherwise be required to pay in the future. We have entered into a tax receivable agreement with the TRA Recipients that requires us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize (or, under certain circumstances, are deemed to realize) as a result of the increases in tax basis in connection with exchanges by the TRA Recipients described above and certain other tax benefits attributable to payments under the tax receivable agreement.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as general partner or investment adviser to our investment funds, and to the sensitivity to movements in the fair value of the investments of such funds, including the effect on management fees and investment income.

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions that are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Effect on Management Fees

Base management fees are generally based on a defined percentage of the value of our funds’ assets. Base management fees may be affected by changes in the market value of our funds’ underlying investments.

The overall impact of a short-term change in market value may be mitigated by a number of factors including, but not limited to, fee definitions that are not based on market value including invested capital and committed capital, market value definitions that exclude the impact of realized and/or unrealized gains and losses, market value definitions based on beginning of the period values or a form of average market value including daily, monthly or quarterly averages as well monthly or quarterly payment terms.

Assuming an incremental 10% change in fair value of the funds’ investments as of June 30, 2014, for the six months ended June 30, 2014 we calculated an increase in base management fees earned of $2.8 million in the case of an increase in value and a decrease in base management fees earned of $2.8 million in the case of a decline in value. Such a change in fair value would not have a material impact on Part I fees.

Effect on Performance Fees

Performance fees are based on certain specific hurdle rates as defined in the funds’ applicable investment management or partnership agreements. The performance fees for any period are based upon an assumed liquidation of the fund’s net assets on the reporting date, and distribution of the net proceeds in accordance with the fund’s income allocation provisions which can result in a performance-based fee to us, subject to certain hurdles and benchmarks. See “— Overview of Combined Results of Operations” and “— Critical Accounting Policies.” The performance fees may be subject to reversal to the extent that the performance fees recorded exceeds the amount due to the general partner or investment manager based on a fund’s cumulative investment returns.

Changes in the fair values of funds’ investments may materially impact performance fees depending on the respective funds’ performance relative to applicable hurdles or benchmarks. Based on an incremental 10% change in fair value of the funds’ investments as of June 30, 2014, there would be no material impact on performance fees.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Interest Rate Risk

Our BDCs are subject to financial market risks, including changes in interest rates. Changes in interest rates may affect both our BDCs’ costs of funding and their interest income from portfolio investments, cash and cash equivalents and idle funds’ investments. Risk management systems and procedures at our BDCs are designed to identify and analyze our risk, to set appropriate policies and limits and to continually monitor these risks and limits by means of reliable administrative and information systems and other policies and programs. Investment income at our BDCs will be affected by changes in various interest rates, including LIBOR and prime rates, to the extent their debt investments include floating interest rates. In addition, investments of our BDCs are carried at fair value as determined in good faith by each BDC’s respective board of directors in accordance with the 1940 Act.

We expect our proposed new revolving credit facility, which we expect our subsidiaries will enter into with one or more lenders at or around the time of this offering, will bear interest at a variable rate.

Off-Balance Sheet Arrangements

In the normal course of business, we engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications and potential contingent repayment obligations.

Contractual Obligations, Commitments and Contingencies

The following table sets forth information relating to our contractual obligations as of December 31, 2013 on a combined basis:

	Payments due by period
	(in thousands)
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating lease obligations(1)	$26,830	$1,659	$6,098	$5,848	$13,225

(1)	Consists primarily of leases for office space under agreements with expirations ranging from month-to-month contracts to lease commitments through 2024.

On August 1, 2013, we entered into an agreement whereby FSC, Inc. and FSC CT, Inc. guaranteed a commercial mortgage loan in the amount of $26.0 million issued by a financial institution to an entity owned by Mr. Tannenbaum, the managing member of Fifth Street Management. The loan matures on August 1, 2023 and requires monthly interest payments throughout the term with monthly principal payments beginning on September 2, 2014 through the maturity date. Interest on the loan accrues at a rate of LIBOR plus 1.85% per annum. As of June 30, 2014, $26.0 million was outstanding on the loan and was payable by this affiliate. As of June 30, 2014, we had not provided any funding related to this guarantee. Our maximum exposure to loss is limited to the amount of the guarantee. We expect that this guarantee will be terminated prior to the completion of this offering.

On October 7, 2013, we borrowed $4.0 million from the State of Connecticut DECD, or the DECD Loan. Proceeds from the loan were utilized to fund the build-out costs of our new headquarters in Greenwich, CT. The loan bears interest at a fixed rate of 2.5% per annum and matures on November 21, 2023 and requires interest-only payments through November 1, 2017, at which point monthly payments of principal and interest are required until maturity or such time that the loan is repaid in full. As security for the loan, we have granted the State of Connecticut a blanket interest in our personal property, subject only to prior security interests permitted by the State of Connecticut. Under the terms of the agreement, we may be eligible for forgiveness of up to $3.0 million of the principal amount of the loan based on certain job creation milestones within four years of the execution of the loan documents, as mutually agreed to by us and the DECD. If we are unable to meet these job creation milestones within the allotted timeframe, the DECD may impose a penalty upon us in an amount equal to $78,125 per job below the required amount. To date, no penalties have been assessed by the DECD.

As of June 30, 2014, we had aggregate unfunded capital commitments of approximately $1.9 million related to SLF I.

We will enter into a tax receivable agreement with the TRA Recipients that requires us to pay them 85% of any tax savings realized (or, under certain circumstances, deemed to have been realized) by us from any step-up in tax basis resulting from the purchase by us of Holdings LP Interests concurrent with this offering and any subsequent exchanges of Holdings LP Interests. Because the timing of amounts to be paid under the tax receivable agreement cannot be determined, this contractual commitment has not been presented in the table above. The tax savings achieved may not result in our having sufficient cash available to pay this liability and we might be required to incur additional debt to satisfy this liability.

We expect that our subsidiaries will enter into a proposed new revolving credit facility with one or more lenders at or around the time of this offering.

Critical Accounting Policies

We prepare our combined financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our combined financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates or judgments. See Note 2 to our combined financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

Principles of Consolidation

We consolidate those entities where we have a direct or indirect controlling financial interest based on a voting interest model. As such, we consolidate entities in which we hold a majority voting interest or have majority ownership and control over the operational, financial and investing decisions of that entity, including our affiliates and affiliated funds, of which we are the general partner or managing member and the limited partners have no substantive rights to participate in the ongoing governance and operating activities.

We may be required to consolidate entities that are determined to be Variable Interest Entities, or VIEs, where we are deemed to be the primary beneficiary. Where VIEs have not qualified for the deferral of the revised consolidation guidance as described in Note 2 to our combined financial statements, an enterprise is determined to be the primary beneficiary if it holds a controlling financial interest, which is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The revised VIE consolidation guidance requires an analysis to determine (a) whether an entity in which an enterprise holds a variable interest is a VIE and (b) whether its involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would give the enterprise a controlling financial interest. Although we have not had any involvement to date with funds that have been subject to the revised VIE consolidation guidance, we may create securitization vehicles (i.e. collateralized loan obligations), which may be consolidated under the revised VIE guidance.

Where VIEs have qualified for the deferral of the current consolidation guidance, the analysis is based on previous consolidation guidance. This guidance requires an analysis to determine (a) whether an entity in which an enterprise holds a variable interest is a variable interest entity and (b) whether the involvement of the enterprise, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would be expected to absorb a majority of the variability of the entity. With the exception of any collateralized loan obligations we may manage in the future, our funds qualify for the deferral of the revised consolidation rules.

The evaluation of whether a fund is a VIE is subject to the requirements of ASC 810-10, originally issued as FASB Interpretation No. 46(R), and the determination of whether we should consolidate such VIEs requires judgment. These judgments include whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support; evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity; determining whether two or more parties’ equity interests should be aggregated; determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity; evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE; and estimating cash flows in evaluating which member within the equity group absorbs a majority of the expected losses and hence would be deemed the primary beneficiary. Under the VIE model, we determine whether we are the primary beneficiary at the time we first become involved with a VIE and subsequently reconsider if we are the primary beneficiary based on certain events.

We are not required under GAAP to consolidate in our combined financial statements certain investment funds that we advise that provide limited partners or investors with substantive participating rights or kick-out rights, which overcomes the presumption of control by us.

Effect of Consolidation

Generally, the consolidation of our Combined Funds has a significant gross-up effect on our assets, liabilities, and cash flows. The majority of the net economic ownership interests of our Combined Funds are reflected as non-controlling interests or redeemable non-controlling interests in Combined Funds in our combined financial statements included elsewhere in this prospectus. There is no net effect that the Combined Funds have on the net income (before adjusting for these non-controlling interests) or to total controlling equity. The assets and liabilities of our Combined Funds are generally held within separate legal entities and, as a result, the liabilities of our Combined Funds are non-recourse to us.

Management Fees

Management fees earned from our funds are generally based on a fixed percentage of gross or net asset value based on the governing documents for each respective fund. Such funds' investments are measured at fair value, and thus, management fee revenue are directly affected by significant estimates and assumptions used when determining the fair value of the underlying investments within the funds. These fair value measurements may vary depending on the valuation methodology that is used. See “Fair Value Measurements” below for further discussion related to significant estimates and assumptions used for determining fair value of the underlying investments in our funds.

Performance Fees

Performance fees are earned from the funds managed by us based on the performance of the respective funds. The contractual terms of performance fees vary by fund structure and investment strategy and are generally 15.00% to 20.00%. We have elected to adopt Method 2 of ASC 605-20 for revenue based on a formula. Under this method, we record revenue when we are entitled to performance-based fees, subject to certain hurdles or benchmarks. The performance fees for any period are based upon an assumed liquidation of the fund’s net assets on the reporting date, and distribution of the net proceeds in accordance with the fund’s income allocation provisions. The performance fees may be subject to reversal to the extent that the performance fees recorded exceed the amount due to the general partner or investment manager based on a fund’s cumulative investment returns. Part II Fees are calculated and payable in arrears as of the end of each fiscal year of the BDCs and equal 20% of the BDCs realized capital gains, if any, on a cumulative basis since inception, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. Accordingly, the amount recognized as performance fees reflects our share of the fair value gains and losses of the associated funds’ underlying documents, and thus, are dependent on subjective judgments in determining the funds’ fair value measurements.

Although we have not generated performance fees to date, these fees could be material in the future as we increase our fundraising efforts for private fund vehicles. We may be required to return realized performance fees if such funds’ investment values decline below certain levels. When the fair value of a fund’s investments fall below certain return hurdles, previously recognized performance fees are reduced. In all cases, each fund is considered separately in that regard, and for a given fund, performance fees can never be negative over the life of a fund. If upon a hypothetical liquidation of a fund’s investments at the current fair values, previously recognized and distributed performance fees would be required to be returned, a liability is established for the potential giveback obligation. Part I Fees are not subject to such provisions.

Equity Based Compensation

Compensation expense related to the issuance of equity-based awards is measured at fair value of the award on the grant date, in excess of any amounts paid for the interest, and is recognized on a straight-line basis over the requisite service period, with a corresponding increase in members’ equity. Equity-based compensation expense is adjusted, as necessary, for actual forfeitures so as to reflect expenses only for the portion of the award that ultimately vests. Equity-based compensation expense is presented within compensation and benefits in the Combined Statements of Income. Cash settled equity-based awards are classified as liabilities and are re-measured at the end of each reporting period using the intrinsic-value method (that is, current settlement value), as permitted for non-public companies under ASC 718. Effective with the filing of this registration statement through the date of its effectiveness, such awards will be re-measured at fair value at the end of each reporting period with corresponding charges to compensation expense. In connection with the Reorganization, all cash settled equity-awards will be converted to interests in Fifth Street Holdings L.P. and accounted for as equity-based awards.

Historically, the grant date fair value of equity-based awards has been determined by independent third party appraisals. If we were to issue other share based compensation, such as stock options or restricted stock units, we would make judgments in order to determine the awards’ grant date fair value, including volatility assumptions and estimated forfeiture rates. Each of these elements, particularly the forfeiture assumptions used in valuing any equity awards, create significant variability to fair value measurements, and the impact of changes in such elements on equity-based compensation expense could be material.

Fair Value Measurements

GAAP defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available or reliable, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the investments or market and the complexity of the investment.

Assets and liabilities recorded at fair value in our combined financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels, defined by ASC 820 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the fact that the unobservable factors are the most significant to the overall fair value measurement. However, Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated by external sources).

Recent Accounting Pronouncements

In June 2013, the Financial Accounting Standards Board, or FASB, issued ASU 2013-08, Financial Services — Investment Companies, or ASU 2013-08. ASU 2013-08 provides clarifying guidance to determine if an entity qualifies as an investment company. ASU 2013-08 also requires an investment company to measure non-controlling interests in other investment companies at fair value. The following disclosures will also be required upon adoption of ASU 2013-08: (i) whether an entity is an investment company and is applying the accounting and reporting guidance for investment companies; (ii) information about changes, if any, in an entity’s status as an investment company; and (iii) information about financial support provided or contractually required to be provided by an investment company to any of its investees. The requirements of ASU 2013-08 were adopted by us in the first quarter of 2014. There are no changes to the current requirements relating to the retention of specialized accounting in the financial statements of a non-investment company parent. These updates did not have a material impact on our financial condition and results of operations.

In November 2013, the Emerging Issues Task Force of the FASB reached a consensus opinion on Issue 12-G, Measuring the Financial Assets and Financial Liabilities of a Consolidated Collateralized Financing Entity, or CFE. This new guidance requires reporting entities to use the more observable of the fair value of the financial assets or the financial liabilities to measure the financial assets and the financial liabilities of a CFE when a CFE is initially consolidated. It permits entities to make an accounting policy election to apply this same measurement approach after initial consolidation or to apply other GAAP to account for the consolidated CFE’s financial assets and financial liabilities. It also prohibits all entities from electing to use the fair value option in ASC 825 to measure either the financial assets or financial liabilities of a consolidated CFE that is within the scope of this Issue. This guidance is effective for fiscal years beginning after December 15, 2014, and interim periods therein. Early adoption is permitted using a modified retrospective transition approach as described in the pronouncement. We are currently evaluating the effect that this guidance will have on our combined financial statements and ongoing financial reporting.

In May 2014, the FASB issued ASU No. 2014-09, or ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our combined financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of this standard on our combined financial statements and ongoing financial reporting.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, among other matters:

•	a provision allowing us to provide fewer years of financial statements and other financial data in an initial public offering registration statement;
•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;
•	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;
•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and
•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

We have also elected to adopt the reduced financial and executive compensation disclosure requirements and the exemption from the auditor attestation requirement available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold, or may contemplate holding, equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in the price of our common stock.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

BUSINESS

Our Business

Fifth Street is a leading alternative asset manager with more than $5.6 billion of assets under management. We provide innovative and flexible financing solutions to small and mid-sized companies across their capital structure, primarily in connection with investments by private equity sponsors. We define small and mid-sized companies as those with annual revenues between $25 million and $500 million. From December 31, 2010 to June 30, 2014, our assets under management grew at a compound annual growth rate of 52.7%. As of June 30, 2014, approximately 95% of our assets under management reside in publicly traded permanent capital vehicles, consisting of Fifth Street Finance Corp. and Fifth Street Senior Floating Rate Corp.

Our direct origination platform is sustained by strong relationships with over 300 private equity sponsors. We believe we are differentiated from other alternative asset managers by our structuring flexibility, financial strength and a reputation for delivering on commitments. We provide innovative and customized credit solutions across the capital structure, including one-stop financing, unitranche debt, senior secured debt, mezzanine debt, equity co-investments, healthcare asset-backed lending and venture debt financing. Our platform targets loans for investment of up to $250 million and will structure and syndicate loans of up to $500 million. We were named the 2014 “Senior Lender of the Year” by the Association for Corporate Growth (ACG) New York Chapter and The M&A Advisor, the 2013 “Lender Firm of the Year” by The M&A Advisor and the 2013 “Lender of the Year” by Mergers & Acquisitions Magazine.

Since our founding in 1998, we have grown into an asset manager with approximately 90 employees, half of which are investment professionals. Our management team has a proven 16-year track record across market cycles using a disciplined investment process. Our growth has been facilitated through a scalable operating platform. Our revenues and net income attributable to controlling interests in Fifth Street Management Group for the year ended December 31, 2013 were $73.6 million and $39.8 million, respectively, which represented an increase of 34.7% and 24.1%, respectively, as compared to the year ended December 31, 2012. Our revenues and adjusted net income for the six months ended June 30, 2014 were $47.1 million and $30.2 million, which represented an increase of 44.4% and 42.7%, respectively, as compared to the six months ended June 30, 2013.

Fund Strategy	Strategy and Focus	Launch	AUM (As of June 30, 2014) (in thousands)
Fifth Street Finance Corp. (NASDAQ: FSC)	• Publicly traded business development company, or BDC, focused on investing and lending to sponsor-backed small and mid-sized companies across their capital structure.	June 2008	$4,247,246
• Sixth largest BDC, with market capitalization of approximately $1.5 billion, as of August 29, 2014.
• Permanent capital vehicle.
Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR)	• Publicly traded BDC focused on 100% floating rate, senior secured loans to sponsor-backed mid-sized companies.	July 2013	$ 230,029
• Largest senior floating rate-focused BDC, with market capitalization of approximately $400 million as of August 29, 2014.
• Permanent capital vehicle.
Senior Loan Funds	• Private funds focused on senior secured loans to middle market companies. Consists of SLF I and SLF II.	February 2014	$ 214,168

Fund Strategy	Strategy and Focus	Launch	AUM (As of June 30, 2014) (in thousands)
Fifth Street Credit Opportunities Fund	• A long/short hedge fund targeting uncorrelated returns by primarily focusing on yield-oriented corporate credit assets and equities, including leveraged loans and BDCs.	March 2013	$ 41,167
Structured Equity Funds	• Private distressed/credit funds focused on non-control subordinated debt and equity-related investments to small and mid- sized companies. Consists of Fund II and FSE.	April 1998	$ 4,801
Separately Managed Accounts	• A co-investment program that will offer customized portfolios of directly originated credit and credit-related assets tailored to an investor’s specific objectives.	, 2015 (Anticipated)	$ —

Total AUM as of June 30, 2014(1)			$4,737,411

(1)	As adjusted for certain capital transactions at FSC, FSFR and SLF II that occurred subsequent to June 30, 2014, our AUM is approximately $5.6 billion.

Key Competitive Strengths

With a national origination strategy, proven track record and established platform for growth, we believe we are well-positioned to take advantage of the strong market opportunity for alternative asset managers.

Strong Growth in Assets Under Management, Revenues and Earnings.  From December 31, 2010 to June 30, 2014, our AUM has increased by a compound annual growth rate of 52.7%. We have increased AUM by organically growing our existing funds and developing profitable new funds and strategies. From our inception we have generated outstanding performance for each asset class and fund we have advised. This performance has helped drive growth in our AUM, and as we have grown our AUM, our revenues have also increased in a consistent manner. From 2010 to 2013, management fee revenues increased by a CAGR of 40.2%.

Management Fee Revenue(1)
(in millions)

(1)	Includes Part I Fees of $12.2 million, $18.5 million, $23.4 million, $30.6 million, $14.3 million and $17.7 million for the years ended December 31, 2010, 2011, 2012 and 2013, and the six months ended June 30, 2013 and 2014, respectively.

High-Quality and Predictable Earnings.  In 2013, approximately 93% of our total revenue was comprised of management fees. Our management fees, all of which are paid quarterly in cash and are not subject to repayment or clawback, include base management fees and Part I Fees. Our aggregate base management fees are generally based on the value of our funds’ assets. Our Part I Fees are generally based on a percentage of net investment income of the investment portfolios managed by us, subject to hurdle and catch-up provisions. We include Part I Fees in management fees because they are consistent, highly predictable and, like our base management fees, paid quarterly in cash. Since a significant percentage of our revenues consist of management fees, our revenues are highly predictable. For the last 24 quarters and since the initial public offering in June 2008 of FSC, our largest fund, FSC’s net investment income has always exceeded both the 8% hurdle rate and the 10% catch-up provision. This performance is a consequence of our focus on credit strategies and funds, which generate fees that are more stable and less volatile than those of investment managers that are more equity-focused. The underlying portfolios of our strategies and funds are well diversified with little industry concentration risk. No industry composes more than 15%, in the aggregate, of the portfolios of our funds as of June 30, 2014. In addition, approximately 99% of our total revenues in 2013 were generated from publicly traded permanent capital vehicles with unlimited duration. As we grow our existing investment vehicles and develop new funds and products, we expect that the contribution of revenues from non-permanent capital vehicles will increase in the future.

Total Assets Under Management
(end of period; in millions)

Strong Private Equity Sponsor Relationships.  Fifth Street has deep relationships with over 300 leading middle market private equity sponsors. Our relationship approach is differentiated by our platform’s ability to provide flexible offerings and large hold sizes. We believe that the strength of these relationships is due to a common investment philosophy, a consistent market focus, a rigorous approach to diligence and a reputation for delivering on commitments. In addition to being our principal source of originations, we believe that private equity sponsors provide significant benefits, including incremental due diligence, additional monitoring capabilities and a potential source of capital and operational expertise for our investments. We have found that our reputation in the market leads to opportunities not available to the broader investor universe and provides us with better pricing and deal structure than many of our competitors.

Well-regarded brand and strong institutional relationships.  As we have grown our BDCs, we have developed a well-regarded brand within our target markets and strong institutional relationships that we believe will allow us to continue to build and diversify our business. Equity investors in our BDCs and private funds include large institutional investors, family offices and retail investors. We have strong relationships with large institutional debt and convertible investors, as well as lending relationships with 20 commercial banks. Fifth Street’s strong brand recognition has allowed our funds to successfully access the capital markets on a regular basis and establish a sizeable pool of permanent capital. FSC’s investment grade ratings from Fitch Ratings and Standard & Poor’s provides it with broader access to the public debt markets.

Institutionalized Operations Platform.  Our institutionalized and scalable management operations platform provides us with a strong foundation for growth. Beginning with proprietary origination deal flow and continuing with a robust underwriting and portfolio monitoring process, we have established an industry leading middle market platform. We have developed a rigorous underwriting process for each investment, which extends to the deal sponsor, and is focused on best practices and utilizes a proven, standardized approach. We hold one-on-one meetings with management, examine third-party reports and perform a detailed financial review. We proactively manage our portfolio with highly-customized Black Mountain software and use an active watch list and proprietary metrics to monitor ongoing performance. As part of the investment monitoring process, we analyze monthly and quarterly financial statements, review financial projections, compliance certificates and covenants, meet with management and attend board meetings. Additionally, we have developed a customized portfolio management system to manage and enhance our operations. Our credit analysis, extensive best practices for underwriting and proactive portfolio management have contributed significantly to our strong investment performance. Fifth Street has a history of operational risk management expertise. We currently manage two publicly traded vehicles, both of which are required to comply with the requirements of the Sarbanes-Oxley Act, and one of which has an investment grade credit rating. This expertise helps support the existing platform and positions us well for future growth.

Seasoned Management Team Aligned with Stockholders.  Members of our senior management team have an average of over 17 years of investment management experience and are a valuable resource to us and the funds we advise. Our management committee has worked together for over nine years and is supported by approximately 90 employees, half of which are investment professionals. Our Principals have invested in our businesses and funds, aligning their interests with the performance of these vehicles. Our Principals, including their affiliates, own approximately 1.5% of the equity of FSC and approximately 6.5% of the equity of FSFR, as of June 30, 2014. We expect that our executive officers will own approximately% of Fifth Street Holdings after this offering (or approximately     % if the underwriters exercise in full their option to purchase additional shares), aligning their interests with those of our stockholders. In connection with this offering, we are establishing a long-term equity compensation plan that we believe will strengthen this alignment, as well as the motivation and retention of our professionals, through the significant and long-term ownership of our equity by our executive officers, investment professionals and other key employees. We intend to award equity incentive compensation to over 90% of our employees.

Industry Trends and Market Opportunity

Rising Interest in Alternative Investments.   According to McKinsey & Company, AUM for global alternative investments has seen 10.7% organic annual growth since 2005, while traditional managers have only seen 5.4% growth over the same period; moreover, this growth is expected to be sustained as net flows in the global alternatives market are forecasted to increase at an annual pace of 5% over the next 5 years. Part of this growth is due to institutional and retail demand for a more attractive risk-return profile compared to traditional bond investments, which is driving a re-thinking of asset allocations and repositioning toward alternative credit strategies. While a number of alternative asset managers began as specialized private equity investors and their business models have been diversifying towards credit funds, Fifth Street has a historical advantage since it has always been credit focused. In fact, since 2011, industry assets under management devoted to credit funds have grown at an annual rate of 33%, while those invested in traditional private equity funds have grown at an annual rate of 17%. We stand to benefit from this global migration to credit-focused alternative investments.

Dislocation in the Traditional Markets for Debt Capital.  Recent regulatory changes in response to the global financial crisis have increased the cost and complexity for banking institutions to participate in the middle market lending space. According to industry research, bank participation in new-issue levered loan volume had reached an all-time low of 6.5% in the first quarter of 2014. We believe that the relative decrease in competition facilitates higher quality deal flow and allows for greater selectivity throughout the investment process for Fifth Street and provides us with better pricing and deal structure. We believe that many senior lenders have de-emphasized their product offerings to middle market companies in favor of lending to large corporate clients, managing capital markets transactions and delivering other non-credit services to their customers. Additionally, Fifth Street’s centralized business model is streamlined, allowing us to be more nimble as opportunities arise. As a result, we believe our platform is more efficient and user-friendly than that of a large conglomerate bank.

Retail Investors Diversifying their Investment Strategies.  Retail investors are moving further along the risk curve to achieve higher returns. From 2012 to 2017, Citi Prime Finance projects that U.S. retail investors will increase ownership in publicly-offered retail alternatives from $333 billion to $939 billion, controlling 71% of these vehicles’ assets under management in 2017 as compared to 60% in 2012. Our two main funds, FSC and FSFR, are publicly traded companies. With an established market presence, we believe our BDCs are well-positioned to take advantage of the increasing retail interest in alternative investments.

Positioned for a Rising Rate Environment.  We believe that we are well-positioned for a rising interest rate environment. The majority of the assets that we manage are floating rate loans, which benefit from rising interest rates through increased Net Investment Income, which is income from interest, dividends, fees and other investment income. The increase would drive higher incentive fees to us given the structure of our management agreements which include fixed level performance benchmarks and do not include total return hurdles.

Growth Strategy

The key to our success is continued long-term investment performance. We believe the following strategies will enable us to continue to grow our business:

Continue to Grow our Existing Investment Vehicles.  We expect to continue to grow the AUM of our existing investment vehicles. Alternative assets are experiencing increasing demand from a range of investors, which we and many industry participants believe is part of a long-term trend to enhance portfolio diversification and to meet desired return objectives. We believe that our proven track record of outstanding investor performance and brand reputation will continue to attract new investments and capital to our funds. Our BDCs are particularly well-positioned to grow from the increasing retail interest in alternative investments. For example, FSC has recently expanded into the aircraft leasing market through the formation of First Star Aviation and reinforced its expertise in middle market healthcare lending by acquiring Healthcare Finance Group, both FSC portfolio companies. Our venture lending team based in Palo Alto allows us to build on relationships with over 150 private equity sponsors, a sub-set of our traditional private equity relationships, and will provide us with opportunities to lend early in the life cycle of technology companies. Our most recent funds and product offerings are designed for institutional investors. FSCOF is a long/short hedge fund targeting uncorrelated returns by primarily focusing on yield-oriented corporate credit assets and equities and our senior loan fund strategy consists of private funds focused on first lien loans to middle market companies.

Grow Direct Originations.  We believe we can meaningfully grow our originations to support the growth of our BDCs, private funds and future products. We maintain over 300 private equity sponsor relationships and are well-positioned to be a sponsor’s first call when seeking leverage. In addition, there are over 2,500 middle market private equity sponsors in the United States, providing us with significant opportunities to expand these relationships. We also have an active loan syndication dimension to our origination efforts. We maintain communications with and sourcing from other lenders and we expect our trading relationships to provide consistent deal flow that can bridge gaps in direct origination. We believe we can further penetrate our existing private equity sponsor relationships to source more assets, build new relationships and continue to grow our capital markets sourcing channel.

Continue to Expand our Institutional Relationships.  Our many institutional relationships have helped grow our business and we continue to focus on establishing strategic partnerships. In addition to our relationships with private equity firms that support our asset origination activities, we are continuing to develop relationships with institutional investors to expand our access to capital and broaden our distribution channels. For example, we have established joint ventures with institutional investors to partner with our BDCs and have also facilitated direct investments in our BDCs and private funds by leading institutional investors across multiple strategies. Key relationships have also been established with fund investors and distributors, global commercial and investment banks, leading professional services firms and a number of other market participants. As our platform grows, we expect these partnerships to also increase, providing benefits to our distribution, asset origination, capital access and product development.

Broaden our Product Offerings.  We believe we are well-positioned to selectively leverage our established platform and brand to launch additional credit strategies and funds and continue growing as a diversified asset manager. We have a proven record of organic growth and have demonstrated the ability to develop new and successful product offerings. These expanded offerings will benefit from our access to retail and institutional funding, management insight and strong sponsor relationships. Funds and product offerings that we intend to expand into include FSE, a private structured equity fund focused on directly originated, non-control subordinated debt and equity-related investments to private, small and middle market companies, and the introduction of separately managed accounts that offer customized portfolios of directly-originated credit and credit-related assets.

Expand Funding Sources.  We have demonstrated an ability to raise capital from a number of different funding sources, including retail and institutional shareholders in our permanent capital vehicles, bank credit facilities, institutional fund investors, high net worth individuals, family offices, Small Business Investment Company debentures, convertible debt, retail “baby bonds,” unsecured senior institutional debt and separately managed accounts. Fifth Street has an attractive funding profile that is diversified, priced competitively and targeted to match the tenure profile of our investments. Our new funds and strategies will be able to attract complementary sources of capital that did not previously have a place in the Fifth Street platform, including senior agented deals, where we use our sponsor relationships to win, structure and underwrite senior facilities and distribute post-close, as well as structured equity where we see opportunities to provide solutions to sponsors at an attractive risk-adjusted return. We intend to expand the sources from which we seek funding to include strategy-focused funds, pension funds, insurers and institutional private capital.

Our Mission

Our mission is to continue to build a leading alternative asset management firm with a core focus on credit solutions and to be admired in the marketplace for our ideas, talent and integrity.

We foster a culture of dedicated and innovative professionals who strive to deliver impeccable service and create value for both our investors and clients.

Our Investment Vehicles

We manage two publicly traded BDCs: FSC and FSFR. We receive management fees in connection with the advisory services that we provide to the Fifth Street BDCs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview of Combined Results of Operations.” We also provide administrative services to the Fifth Street BDCs and have granted the Fifth Street BDCs non-exclusive, royalty-free license to use the name “Fifth Street.” See “Certain Relationships and Related-Party Transactions.” The Fifth Street BDCs contributed approximately 99% of our revenues for the year ended December 31, 2013.

We have launched and intend to launch additional credit strategies and funds, including our senior loan funds strategy, first hedge fund, private structured equity funds and separately managed accounts. We expect these additional credit strategies and funds to be a growing part of our business.

Historical Performance of our Funds

The following table sets forth historical performance for certain of our funds as of June 30, 2014. When considering the data presented below, you should note that the historical results of our funds are not indicative of the future results that you should expect from such funds, from any future funds we may raise, our future results or from your investment in our Class A common stock. See “Risk Factors — Risks Related to Our Business — The historical returns attributable to our funds should not be considered as indicative of the future results of our funds, our new investment strategies, our operations or of any returns expected on an investment in our Class A common stock.”

Fund	Period Presented(1)	Net IRR/ Total Return	Benchmark Index(2)	Benchmark Index Performance
Fund II	01/28/2005 – 06/30/2014	6.7%(3)	LPX Mezzanine	(0.7)%
FSC	06/12/2008 – 06/30/2014	7.9%(4)	CS Leveraged Loan Index	5.3%
FSCOF	03/01/2013 – 06/30/2014	14.1%(5)	BAML HY Index	8.5%

(1)	Periods presented are shown from each included fund’s date of inception or initial public offering through June 30, 2014. We have included in this table each of our funds for which we can calculate over one year of operating performance data.
(2)	The LPX Mezzanine index covers all listed private equity companies that pursue a mezzanine capital investment strategy and fulfill certain liquidity constraints. The index is diversified across regions, investment styles and vintage years. The Credit Suisse Leveraged Loan index, or the CS Leveraged Loan Index, is an index designed to mirror the investable universe of the $US-denominated leveraged loan market. Securities in the index must meet the following criteria: loans must be rated “5B” or lower; only fully-funded term loans are included; the tenor must be at least one year; and the issuers of loans must be domiciled in developed countries. The BofA Merrill Lynch US High Yield Master II Index, or the BAML HY Index, tracks the performance of US dollar denominated below investment grade rated corporate debt publically issued in the US domestic market. Securities in the BAML HY Index must have a below investment grade rating and an investment grade rated country of risk. Each security must have more than one year of remaining maturity, a fixed coupon schedule, and a minimum amount outstanding of $100 million.
(3)	Percentage represents annualized Net IRR for the period indicated on invested capital based on contributions, distributions and unrealized value after giving effect to management fees, the general partner’s carried interest, where applicable, and other expenses.
(4)	Percentage represents the annualized total return provided to shareholders on FSC’s common stock from the closing price on the date of its initial public offering and equals the increase (or decrease) of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment obtained under FSC’s dividend reinvestment plan.
(5)	Percentage represents annualized Net IRR for the period indicated which is calculated based on the change in net asset value per share since inception after giving effect to management fees, performance fees and other expenses. Includes returns of predecessor fund of FSCOF that operated with a substantially similar investment objective and strategy as FSCOF and with the same investment team.

Business Development Companies

Overview

Our BDCs are publicly traded permanent capital vehicles that maintain a portfolio of a diverse range of companies in a tax-favored structure. These permanent capital vehicles are externally managed, closed-end, non-diversified management investment companies that each have elected to be regulated as a BDC under the 1940 Act. BDCs are required to comply with regulatory requirements, including limitations on the use of debt. Our BDCs are permitted to, and expect to continue to, finance investments through borrowings. However, such entities are only generally allowed to borrow amounts such that their asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. Also under the 1940 Act, a BDC may not acquire any asset other than qualifying assets, as defined in Section 55(a) of the 1940 Act, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. In order to count portfolio securities as qualifying assets for purposes of the 70% test, the portfolio company must (i) have its principal operations in the United States, and (ii) generally be a private or thinly-traded public operating company, and the BDC must either control the issuer of the securities in which it is investing or offer to make available significant managerial assistance to such issuer.

Our BDCs have each elected to be treated for federal income tax purposes as a regulated investment company, or RIC, under Subchapter M of the Code. A BDC treated as a RIC generally will not have to pay corporate-level federal income taxes on any net ordinary income or realized net capital gains that is distributed to its stockholders if it meets certain source-of-income, income distribution, asset diversification and other requirements imposed under the Code.

Fifth Street Finance Corp.

FSC is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. FSC’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments. FSC is advised by Fifth Street Management pursuant to an investment advisory agreement. FSC’s investments generally range in size from $10 million to $100 million and are principally in the form of first lien, second lien and subordinated debt investments, which may also include an equity component. As of December 31, 2013, 81.1% of FSC’s portfolio at fair value consisted of debt investments that were secured by first or second priority liens on the assets of our portfolio companies. Moreover, FSC held equity investments consisting of common stock, preferred stock or other equity interests in 53 of its 111 portfolio companies as of December 31, 2013.

From inception through December 31, 2013, FSC had originated $4.0 billion of funded debt and equity investments. FSC’s portfolio totaled $2.4 billion at fair value at December 31, 2013 and was comprised of 111 investments, 95 of which were in operating companies and 16 of which were in private equity funds. The 16 investments in private equity funds represented less than 1% of the fair value of FSC’s assets as of December 31, 2013.

In addition, FSC maintains wholly-owned subsidiaries that are licensed as small business investment companies, or SBICs, and regulated by the SBA. The SBIC licenses allow FSC, through its wholly-owned subsidiaries, to issue SBA-guaranteed debentures. FSC received exemptive relief from the SEC to permit it to exclude the debt of its SBIC subsidiaries guaranteed by the SBA from the definition of senior securities in the 200% asset coverage ratio it is required to maintain under the 1940 Act. Pursuant to the 200% asset coverage ratio limitation, FSC is permitted to borrow one dollar for every dollar it has in assets less all liabilities and indebtedness not represented by debt securities issued by it or loans obtained by it. As a result of the receipt of exemptive relief from the SEC for its SBA debt, FSC has increased capacity to fund up to $225 million (the maximum amount of SBA-guaranteed debentures FSC’s SBICs may currently have outstanding once certain conditions have been met) of investments with SBA-guaranteed debentures in addition to being able to fund investments with borrowings up to the maximum amount of debt that the 200% asset coverage ratio limitation would allow FSC to incur.

Fifth Street Senior Floating Rate Corp.

FSFR is a specialty finance company that lends to small and mid-sized companies in connection with an investment by private equity sponsors. FSFR’s investment objective is to maximize the total return on its portfolio by generating current income from debt investments while seeking to preserve capital. FSFR intends to achieve its investment objective by investing primarily in senior secured loans, including first lien, unitranche and second lien debt instruments, that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to private middle market companies whose debt is rated below investment grade, which we refer to collectively as “senior loans.” FSFR may also invest in senior unsecured loans issued by private middle market companies and, to a lesser extent, subordinated loans issued by private middle market companies and senior and subordinated loans issued by public companies. Under normal market conditions, at least 80% of the value of FSFR’s net assets plus borrowings for investment purposes will be invested in floating rate senior loans. FSFR is advised by Fifth Street Management pursuant to an investment advisory agreement.

FSFR invests in senior loans made primarily to private leveraged middle market companies with approximately $20 million to $100 million of EBITDA. Its business model is focused primarily on the direct origination of investments through portfolio companies or their private equity sponsors. FSFR’s investments generally range between $3 million and $20 million each, although FSFR expects that this investment size will vary proportionately with the size of its capital base. In addition, FSFR may invest a portion of its portfolio in other types of investments, which it refers to as opportunistic investments, which are not its primary focus, but are intended to enhance overall returns. These opportunistic investments may include, but are not limited to, direct investments in public companies that are not thinly traded and securities of leveraged companies located in select countries outside of the United States. FSFR may invest up to 30% of its total assets in such opportunistic investments, including senior loans issued by non-U.S. issuers, subject to compliance with its regulatory obligations as a BDC under the 1940 Act.

From the time FSFR commenced operations on June 29, 2013 through December 31, 2013, it originated $143.1 million of funded debt investments. As of December 31, 2013, its portfolio totaled $135.4 million at fair value and was comprised of 23 investments in operating companies.

Senior Loan Funds

We launched SLF I in February 2014 and SLF II in August 2014. The investment objective of funds in our senior loan funds strategy is to generate leveraged returns by focusing on the acquisition, directly or indirectly through subsidiaries, of portfolios of senior, secured term loan debt (including broadly syndicated loans, first lien term loans, second lien loans and to a lesser extent delayed draw term loans and revolving loans) of middle market companies. The portfolios of loan debt currently provide and are expected to continue to provide eligible collateral for warehouse financing and we expect that the portfolios of loan debt will provide eligible collateral for securitization financing that are (in the case of warehouse financing) and intends to be (in the case of securitization financing) employed by the senior loan funds to enhance the size of investment portfolios and magnify the returns generated from such portfolios. Portfolio investments in loans are subject to certain criteria and restrictions with respect to the loans and the underlying obligors. In particular, we may not invest in a loan of which Fifth Street or an affiliate is the obligor.

Fifth Street Credit Opportunities Fund

The investment objective of FSCOF is to generate income and long-term capital appreciation. Fifth Street intends to achieve the investment objective by primarily investing opportunistically in various credit-related instruments, including, without limitation, debt securities, instruments and obligations of U.S. and non-U.S. government, corporate and other non-governmental entities and issuers and preferred and convertible preferred securities that include fixed-income features, and in publicly traded equity and equity-linked securities, including, without limitation, the equity securities of BDCs managed by unaffiliated investment managers. FSCOF may invest in instruments and obligations directly or indirectly by investing in derivative or synthetic instruments, including, without limitation, credit default swaps and loan credit default swaps, and may engage in currency trading. FSCOF’s investment program may include opportunistic investments in corporate structured credit, cash and synthetic collateralized loan obligations and collateralized debt obligations, or CDOs (e.g., bank and insurance trust preferred CDOs), cash and synthetic high-yield debt and leveraged loans, and non-mortgage asset-backed securities. FSCOF may utilize other strategies or financial instruments as determined by Fifth Street, subject to the oversight of the general partner of FSCOF. FSCOF’s general partner is FSCO GP and its investment adviser is Fifth Street Management.

Structured Equity Funds

Our structured equity fund strategy seeks to generate attractive, risk-adjusted returns for investors by capitalizing on opportunistic U.S.-based investments utilizing our established credit platform. Our structured equity funds will seek to invest in assets that fall outside of our other fund strategies. This strategy will invest in predominantly middle market companies across industry sectors and could include second lien, mezzanine debt, convertible/structured notes, preferred equity, real estate and other complex situation investments. We consider Fund II to fall within our structured equity fund strategy and are creating FSE to further this strategy as we grow our businesses.

Separately Managed Accounts

Separately Managed Accounts offer customized portfolios of directly-originated credit and credit-related assets. The accounts are tailored to an investor’s specific objectives and provide exposure to a broad range of investment opportunities generated by our origination platform.

Our Investment Team and Institutionalized Operating Platform

Fifth Street Management has carefully assembled a highly regarded team who understands sponsor-led investing in private growing companies. As of December 31, 2013, we had approximately 40 professionals focused on originating, structuring and managing our investment portfolio, as well as corporate operations.

Investment Process

We maintain a disciplined investment process approach across our funds that utilizes policies and procedures and leverages the strengths of our operating platform.

•	Sourcing — Our relationships with private equity sponsors are our principal source of originations. Potential investments are screened on company, industry, capital structure and transaction considerations.
•	Due Diligence — We maintain a rigorous underwriting process that includes one-on-one meetings with management, review of third-party reports, utilization of industry consultations and in-depth financial analysis. We utilize our sponsor and portfolio company networks to form real-time industry sector views. Deal teams present their findings and recommendations to the investment committee of the fund for further review and approval.
•	Portfolio Construction — We carefully consider asset and industry concentrations in the context of potential macroeconomic, cyclical, technological and regulatory headwinds. We evaluate price and risk alongside our ability to obtain optimal levels of leverage.
•	Legal documentation and closing — We view legal documentation as a key risk mitigant. We work closely with external legal counsel to negotiate credit documentation with an emphasis placed on financial covenants that may be adverse to lenders.

Moreover, each fund is subject to certain investment criteria set forth in its governing documents that generally contain requirements and limitations for investments, such as limitations relating to types of assets in which the fund can invest, the amount that will be invested in any one company, the geographic regions in which the fund will invest and potential conflicts of interest that may arise from investing alongside funds within the same or a different investment group. Certain of our affiliates have submitted an exemptive order to the SEC that would permit certain negotiated co-investments among our affiliates that would otherwise be prohibited under the 1940 Act.

Deal Origination

The Fifth Street Funds’ deal origination efforts center on building relationships with private equity sponsors that are focused on investing in the small and mid-sized companies that these companies target. The Fifth Street Funds emphasize active, consistent sponsor coverage across the United States. The investment professionals of Fifth Street Management have developed an extensive network of relationships with these private equity sponsors. We estimate that there are over 2,500 of such private equity sponsors and Fifth Street Management has active relationships with approximately 300 of them. An active relationship is one through which Fifth Street Management has received at least one investment opportunity from the private equity sponsor within the last year.

Fifth Street Management reviewed over 800 potential investment transactions with private equity sponsors during the year ended December 31, 2013 for the Fifth Street Funds. A significant portion of the investment transactions that the Fifth Street Funds have completed to date were originated through Fifth Street Management’s relationships with private equity sponsors. We believe we are differentiated from other alternative asset managers by our structuring flexibility, financial strength and a reputation for delivering on commitments. We believe that this reputation and the relationships of Fifth Street Management with sponsors will provide our funds with significant investment opportunities.

We have the capacity to be flexible in structuring transactions for private equity sponsors because of our ability in and experience with originating financings at every level of the capital structure, from senior debt to equity, across multiple industries and utilizing a variety of structures. For example, our broad product offerings include an innovative unitranche product that provides sponsors with a one-stop solution to their financing needs. Unitranche products provide private equity sponsors with ease of execution and post-closing management, higher certainty of closing because of the involvement of fewer stakeholders and a single class of debt thereby removing intercreditor complexity. In addition, our product offerings are bolstered by our permanent capital vehicles that allow us to support private equity sponsors’ financing needs through economic cycles.

Our platform targets loans for investment of up to $150 million and will structure and syndicate transactions of up to $500 million. Our financing solutions include:

• One-Stop Financing	• First Lien Debt and Second Lien Debt
• Revolver	• Mezzanine Debt
• Delayed Draw Term Loan	• Equity Co-Investment

We provide financing solutions across industry sectors, including:

• Healthcare	• Food and Restaurants
• Manufacturing	• Software and Technology
• Business Services	• Energy
• Education	• Aerospace and Defense
• Consumer Products	• Marketing Services

Risk Management

We have established risk management policies and procedures that are integrated into all aspects of our business from deal origination to portfolio management. Our management team is attuned to the macro-environment and focuses our funds’ investments on industry leaders with the scale to withstand market volatility. We also monitor investment concentration across portfolio companies and industry sectors to ensure our portfolios are sufficiently diversified. A credit committee must approve each investment that our funds make. We have sought to adhere to underwriting best practices by utilizing, among others, defined credit boxes, standardized write-ups and strict underwriting guidelines. Once our funds have made an investment, we take a pro-active approach to portfolio management. We utilize our integrated portfolio management system to monitor financials, covenant compliance, financial performance trends and portfolio level concentration data. We keep an active watch list and utilize proprietary metrics to monitor the performance of our investments. We monitor the portfolio investments of our funds using a variety of tools and processes on a daily, weekly and monthly basis. We also believe that we are differentiated from our competitors by taking an active role in attending the board meetings of our portfolio companies.

Information Technology

Information technology is essential for us to conduct our investment, management and administrative activities for our funds. As part of our technology strategy and governance processes, we develop and routinely refine our technology architecture to leverage solutions that will best serve the needs of our investors. We have developed an enterprise management system that enables us to efficiently integrate our portfolio management and operations activities. Our systems provide us with the ability to generate reports on individual fund investments or entire portfolios. We also utilize subscription-based information services and databases to conduct research, track market movements and perform credit analysis. In addition, our systems, data, network and infrastructure are continuously monitored and administered by formal controls and risk management processes that also help protect the data and privacy of our employees and investors. Our business continuity plan is designed to allow all critical business functions to continue in an orderly manner in the event of an emergency.

Competition

We face competition both in the pursuit of outside investors for our funds and in acquiring investments in attractive portfolio companies and making other investments. We compete in all aspects of our business with other investment management companies, including BDCs, investment funds, private equity funds, traditional financial services companies, such as commercial banks and other sources of financing. We compete for outside investors based on a variety of factors, including:

•	investment performance;
•	investor perception of investment managers’ drive, focus and alignment of interest;
•	terms of investment, including the level of fees and expenses charged for services;

•	our actual or perceived financial condition, liquidity and stability;
•	the quality and mix of services provided to, and the duration of relationships with, investors; and
•	our business reputation.

In order to grow our business, we must be able to compete effectively for investments based on a variety of factors, including:

•	the experience and contacts of our management team;
•	our responsive and efficient investment analysis and decision-making processes;
•	the investment terms we offer; and
•	our willingness to make smaller investments.

Many of our competitors are substantially larger and may possess greater financial and technical resources. Several of these competitors have recently raised, or are expected to raise, significant amounts of capital and many of them have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. Some of these competitors may have higher risk tolerance, make different risk assessments or have lower return thresholds, which could allow them to consider a wider variety of investments, bid more aggressively for investments that we want to make or accept legal or regulatory limitations or risks we would be unable or unwilling to accept. We believe that some of our competitors make loans with interest rates and returns that are comparable to, or lower than, the rates and returns that we target. Therefore, we do not seek to compete solely on the interest rates that are offered by our funds to potential portfolio companies. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage relative to us when bidding for an investment. Moreover, an increase in the allocation of capital to alternative investment strategies by institutional and individual investors could lead to a reduction in the size and duration of pricing inefficiencies that many of our investment funds seek to exploit. Alternatively, a decrease in the allocation of capital to alternative investments strategies could intensify competition for that capital and lead to fee reductions and redemptions, as well as difficulty in raising new capital.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

For information on the competitive risks we face, see “Risk Factors — Risks Related to Our Business —  The investment management business is intensely competitive.”

Employees

Following the reorganization transactions, we will employ approximately 90 employees, half of which are investment professionals. Prior to the reorganization transactions, FSC CT, Inc. employed our employees. None of our employees are subject to collective bargaining agreements. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Regulatory and Compliance Matters

We are subject to extensive regulation. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to limit, restrict or prohibit an investment adviser from carrying on particular activities in the event that it fails to comply with such laws and regulations. Any failure to comply with these rules and regulations could expose us to liability and/or reputational damage. In addition, additional legislation, increasing regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules may directly affect our mode of operation and profitability.

Rigorous legal and compliance analysis of our businesses and investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures, such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance and employee education and training. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks, such as the handling of material, non-public information, personal securities trading, document retention, potential conflicts of interest and the allocation of investment opportunities. Senior management is involved at various levels in all of these functions, including through active participation on oversight and credit committees.

SEC Regulation

Fifth Street Management and Fifth Street Capital LLC, the adviser of Fund II, are registered with the SEC as investment advisers pursuant to the Advisers Act, and our BDCs are regulated under the 1940 Act. As compared to other, more disclosure-oriented U.S. federal securities laws, the Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of “soft dollars,” a practice that involves using client brokerage commissions to purchase research or other services that help managers make investment decisions; execution of transactions; and recommendations to clients. On behalf of our investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker dealers to execute trades and negotiate brokerage commission rates.

Section 28(e) of the Exchange Act provides a “safe harbor” to investment managers who use commission dollars generated by their advised accounts to obtain investment research and brokerage services that provide lawful and appropriate assistance to the manager in the performance of investment decision-making responsibilities. Conduct outside of the safe harbor afforded by Section 28(e) is subject to the traditional standards of fiduciary duty under state and federal law. While neither we nor any of our funds currently use soft dollars, to the extent that we may use “soft dollars” in the future, we would intend for such use to fall within the safe harbor of Section 28(e).

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. As a registered adviser, we are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has legal authority to inspect any investment adviser and typically inspects a registered adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients and (iii) adequate systems, policies and procedures to ensure compliance.

A majority of our revenues are derived from our advisory services to our BDCs, which are subject to regulation under the 1940 Act. The 1940 Act imposes significant requirements and limitations on BDC funds, including with respect to its capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of these funds, every fund is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” as defined under the 1940 Act. The responsibilities of each board include, among other things, approving our advisory contract with the BDC; approving service providers; determining the valuation and the method for valuing assets; and monitoring transactions involving affiliates. Our advisory contracts with the Fifth Street BDCs may be terminated by the Fifth Street BDCs on not more than 60 days’ notice, and are subject to annual renewal by the BDC’s board of directors after an initial two year term.

Generally, BDCs are prohibited under the Investment Company Act from knowingly participating in certain transactions with their affiliates without prior approval of their board of directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser.

The Fifth Street BDCs have submitted an exemptive application to the SEC to permit them to co-invest with each other and other funds managed by Fifth Street Management or its affiliates in a manner consistent with the Fifth Street BDCs’ investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance that any such exemptive order will be obtained.

Under the Advisers Act, our investment management agreements may not be assigned without the client’s consent. Under the 1940 Act, advisory agreements with 1940 Act funds (such as the BDCs we manage) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

Other Federal and State Regulators; Self-Regulatory Organizations

In addition to the SEC regulatory oversight we are subject to under the 1940 Act and the Advisers Act, there are a number of other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities. For example, certain of FSC’s subsidiaries must comply with regulations adopted by the SBA, in order to maintain their status as small business investment companies. In addition, in connection with many of the activities of our BDCs or ourselves, we rely on a number of exemptions from regulatory oversight of various other Federal regulatory agencies (including the CFTC and DOL), various self-regulatory organizations (including FINRA and NFA) and various state regulatory authorities. These exemptions are in many cases complex rules in and of themselves, and complying with them can be difficult and time consuming. At times, they may also impose restrictions on our ability to engage in various types of investments or other activities that we would otherwise engage in for the benefit of our clients absent the need to comply with an applicable exemption. Failure to comply with these exemptions (or a change in the scope or conditions of these exemptions) could subject us or our BDCs to additional regulatory oversight.

For additional information about our regulatory environment, see “Risk Factors — Risks Related to Our Industry — The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business.”

Properties

We do not own any real estate or other physical properties material to our operations. Our headquarters is located at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830. We lease our headquarters from an entity controlled by Mr. Tannenbaum. See “Certain Relationships and Related-Party Transactions — Lease of Our Headquarters” for more information on this lease. Additionally, we currently lease office space that is utilized by our affiliates in Chicago, IL and Palo Alto, CA. We and our affiliates have subleased a portion of the existing leased properties in White Plains, NY and Greenwich, CT since the move of our headquarters to 777 West Putnam Avenue. We believe that our office facilities are adequate for our business as presently conducted, although we will remain active in evaluating alternative options should the need arise.

Legal Proceedings

Although we may, from time to time, be involved in litigation arising out of our operations in the normal course of business or otherwise, we are currently not a party to any pending material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table provides certain information regarding our directors, nominees to our Board of Directors and executive officers.

Name	Age	Position
Leonard M. Tannenbaum	43	Chairman, Chief Executive Officer and Director
Bernard D. Berman	43	Co-President, Chief Compliance Officer and Director
Todd G. Owens	46	Co-President
Alexander C. Frank	56	Chief Operating Officer and Chief Financial Officer
Ivelin M. Dimitrov	36	Chief Investment Officer
Steven M. Noreika	39	Chief Accounting Officer
David H. Harrison	41	Secretary
Wayne Cooper	53	Director Nominee
Mark J. Gordon	46	Director Nominee
Thomas L. Harrison	67	Director Nominee
Frank C. Meyer	70	Director Nominee

Leonard M. Tannenbaum, CFA.  Mr. Tannenbaum will be our Chairman, Chief Executive Officer and a Director. Mr. Tannenbaum has been FSFR’s chief executive officer since May 2013, served as chairman of its board of directors from May 2013 to January 2014 and currently serves as its vice chairman. He has also served as the chief executive officer of FSC since October 2007 and the chairman of its board of directors since December 2007, and was its president from October 2007 through February 2010. He is also the managing partner of Fifth Street Management and serves on its investment committee. Since founding his first private investment firm in 1998, Mr. Tannenbaum has founded a number of private investment firms, including Fifth Street Capital LLC, and he has served as managing member of each firm. Prior to launching his first firm, Mr. Tannenbaum gained extensive small-company experience as an equity analyst for Merrill Lynch. In addition to serving on our Board of Directors, Mr. Tannenbaum currently serves on the board of directors of several private Greenlight Capital affiliated entities and has previously served on the Boards of Directors of several other public companies, including Einstein Noah Restaurant Group, Inc., Assisted Living Concepts, Inc. and WesTower Communications, Inc. Mr. Tannenbaum has also served on four audit committees and five compensation committees, of which he has acted as chairperson for one of such audit committees and four of such compensation committees. Mr. Tannenbaum graduated from the Wharton School of the University of Pennsylvania, where he received a B.S. in Economics. Subsequent to his undergraduate degree from the University of Pennsylvania, Mr. Tannenbaum received an M.B.A. in Finance from the Wharton School as part of the Submatriculation Program. He is a holder of the Chartered Financial Analyst designation.

Mr. Tannenbaum’s leadership, business expertise, knowledge of private equity financing, extensive financial and risk assessment abilities and in-depth knowledge of our operations, in addition to his service as a director on other boards, make him well qualified to serve as a director on our Board of Directors.

Bernard D. Berman.  Mr. Berman will be our Co-President, Chief Compliance Officer and a Director. He has been the chairman of FSFR’s board of directors since January 2014, a member of its board of directors since May 2013 and served as its president from May 2013 to January 2014. He has also been a member of FSC’s board of directors since February 2009, its president since February 2010 and its secretary since October 2007, and served as its chief compliance officer from April 2009 to May 2013. Mr. Berman is also a partner of Fifth Street Management and serves on its investment committee. He also currently serves as chairman of the board of directors of Traffic Solutions Holdings, Inc. (formerly known as Statewide Holdings, Inc.). Prior to joining Fifth Street in 2004, Mr. Berman was a corporate attorney from 1995 to 2004, during which time he negotiated and structured a variety of investment transactions. Mr. Berman received a J.D. from Boston College Law School and a B.S. in Finance from Lehigh University.

Mr. Berman’s experience as a corporate attorney negotiating and structuring investment transactions, in-depth knowledge of our operations and understanding of the legal, business, compliance and regulatory issues facing us and our funds, in addition to his service as a director on other boards, make him well qualified to serve as a director on our Board of Directors.

Todd G. Owens.  Mr. Owens will join us in September 2014 and will be our Co-President. Mr. Owens will be responsible for driving growth in our business by executing strategic initiatives, managing our institutional capital raising effort, investor relationships and distribution channels. Prior to joining us, Mr. Owens was an investment banker at Goldman, Sachs & Co. He joined Goldman, Sachs & Co. in 1990 and was named a managing director in 2001 and a partner in 2008. At Goldman Sachs & Co., Mr. Owens was head of the West Coast Financial Institutions Group and the Specialty Finance Group. He holds a B.A. in history and political economy from Williams College. Mr. Owens serves as a trustee for Good Samaritan Hospital in Los Angeles and for City Year Los Angeles.

Alexander C. Frank.  Mr. Frank will be our Chief Operating Officer and Chief Financial Officer. He served as FSFR’s chief operating officer from November 2013 to July 2014 and previously served as its chief financial officer. He also served as the chief financial officer of FSC from September 2011 to July 2014 and is a partner of Fifth Street Management. Mr. Frank is responsible for the operations of our Company. Prior to joining Fifth Street, he served as a managing director and chief financial officer of Chilton Investment Company LLC, a global investment management firm, from September 2008 to March 2011. Mr. Frank was responsible for finance and operations infrastructure. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. He also oversaw the firm’s financing, capital planning, cash management and rating agency functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College.

Ivelin M. Dimitrov, CFA.  Mr. Dimitrov will be our Chief Investment Officer. He has been FSFR’s president since January 2014 and chief investment officer since May 2013. He has also been a member of FSC’s board of directors since January 2013 and its chief investment officer and the chief investment officer of Fifth Street Management since August 2011, and served as co-chief investment officer for these entities since November 2010 and June 2010, respectively. He is also a partner of Fifth Street Management and serves on its investment committee. Mr. Dimitrov joined Fifth Street Management in May 2005 and is responsible for the credit underwriting of our investment portfolios, overseeing risk analysis and investment approvals. Mr. Dimitrov leads the tactical asset allocation decisions for the portfolio, shifting exposures between asset classes and industries, as well as managing interest rate risk. He is also responsible for the recruitment and development of the Fifth Street Management’s investment team. Mr. Dimitrov also heads the senior loan product business strategy across our platform. He has substantial experience in financial analysis, valuation and investment research. Mr. Dimitrov graduated from the Carroll Graduate School of Management at Boston College with an M.S. in Finance and has a B.S. in Business Administration from the University of Maine. He is also a holder of the Chartered Financial Analyst designation and has completed CFA Institute’s Investment Management Workshop at Harvard Business School.

Steven M. Noreika, CPA, CFA.  Mr. Noreika will be our Chief Accounting Officer. He has been Fifth Street Management’s chief financial officer since January 2011 and is a partner of Fifth Street Management. He has also been FSC CT, Inc.’s chief financial officer since March 2012. Mr. Noreika joined Fifth Street in September 2008. Prior to joining Fifth Street, from 2002 to 2008, Mr. Noreika was a manager of internal financial reporting at Time Warner Inc., where he was responsible for various aspects of financial reporting, financial systems design and implementation. Prior to that, he worked in a supervisory role for Marcum & Kliegman, LLP (now Marcum LLP), where he was responsible for audit and tax engagements for clients in various industries, predominantly financial services, real estate, new media and entertainment. Mr. Noreika is a Certified Public Accountant and holds a B.B.A. in Accounting from Pace University. He is also a holder of the Chartered Financial Analyst designation.

David H. Harrison.  Mr. Harrison will be our Secretary. Mr. Harrison has been FSFR’s chief compliance officer and secretary since May 2013. He has also served as the chief compliance officer of FSC since May

2013 and as its assistant secretary since February 2010. Mr. Harrison is also the chief compliance officer and secretary of Fifth Street Management LLC and FSC CT. In addition, Mr. Harrison previously served as the director of legal & compliance and a vice president of FSC, Inc. Prior to joining Fifth Street in October 2009, he served as a corporate and securities attorney with the law firm of Dewey & LeBoeuf LLP where he focused on structuring and negotiating various corporate and finance transactions and ensuring compliance with federal securities laws. He received a J.D. from Boston University School of Law and a B.A. from Brandeis University.

Wayne Cooper.  Mr. Cooper is a nominee to our Board of Directors and will join at the time of this offering. Since 2004, Mr. Cooper has been a Managing Partner of Greenhaven Partners, LLC, an investment partnership that acquires and builds innovative middle market companies. Mr. Cooper currently serves as the Executive Chairman of Chief Executive Group, LLC and the CEO of Bongarde Holdings, Inc., a portfolio company of Greenhaven Partners. At Greenhaven Partners, he also led the turnaround and growth of Pyramid Research, a global communications consulting company, which was sold to United Business Media in September 2008. Mr. Cooper was Chairman of the Institute of Finance & Management until it was sold by Greenhaven Partners in 2013. From January 1996 to December 2003, he was the CEO of Kennedy Information. From September 1986 to December 1995, Mr. Cooper was a business strategy consultant with Monitor Company. Earlier in his career, from September 1982 to June 2004, he was a Research Associate with Bain & Company. Mr. Cooper has an MBA from Harvard Business School and a BA from Stanford University.

Mr. Cooper’s extensive leadership, business strategy, investing and entrepreneurial experience, in addition to his service as a director on other boards, make him well qualified to serve as a director on our Board of Directors.

Mark J. Gordon.  Mr. Gordon is a nominee to our Board of Directors and will join at the time of this offering. Mr. Gordon has over 25 years of experience in the real estate industry. Since 2010, Mr. Gordon has been a managing partner of Tribeca Associates LLC where he is responsible for acquiring and developing a broad spectrum of New York-based hospitality, office and residential real estate assets as well as maintaining relationships with its capital partners. Prior to joining Tribeca Associates, Mark was Managing Partner at Sonnenblick-Goldman and head of the firm’s hotel group. In 2007, he was instrumental in structuring the sale of the company to Cushman & Wakefield, a global real estate services company. Mark then went on to become the head of the Hotel Group of the newly formed Cushman & Wakefield Sonnenblick Goldman. Mark holds a Master’s Degree in Real Estate Finance from New York University and a BS in Finance from Ithaca College.

Mr. Gordon’s experience in leadership positions, financing and acquisitions, in addition to his extensive business and capital raising experience, make him well qualified to serve as a director on our Board of Directors.

Thomas L. Harrison.  Mr. Harrison is a nominee to our Board of Directors and will join at the time of this offering. Mr. Harrison is Chairman Emeritus of Diversified Agency Services, or DAS, a division of the Omnicom Group and global provider of a broad range of marketing communications services. Mr. Harrison was named Chairman Emeritus in April 2013. Previously Mr. Harrison served as the Chairman and Chief Executive of DAS since May 1998. Mr. Harrison began his career with Omnicom Group in 1992 when it acquired the Harrison & Star Business Group, a highly successful healthcare marketing communications group, which he co-founded. Currently, Mr. Harrison is a partner and board member of Dipexium Pharmaceuticals, board member and chairman of the audit committee of rVue, a digital out-of-home media company, and board member of Social Growth Technologies. Mr. Harrison was previously a board member for ePocrates, a publicly traded healthcare information company, until its 2013 acquisition and chairman of its compensation committee, and The Morgans Hotel Group, from 2006 to 2013, serving as chairman of its audit committee and co-chair of its compensation committee.

Mr. Harrison’s extensive leadership, business strategy and communications and marketing experience, in addition to his service as a director on other boards, make him well qualified to serve as a director on our Board of Directors.

Frank C. Meyer.  Mr. Meyer is a nominee to our Board of Directors and will join at the time of this offering. Mr. Meyer is a private investor who was chairman of Glenwood Capital Investments, LLC, an investment adviser specializing in hedge funds, which he founded in January of 1988 and from which he resigned in January of 2004. As of October of 2000, Glenwood has been a wholly-owned subsidiary of the Man Group, PLC, an investment adviser based in England specializing in alternative investment strategies. Since leaving Glenwood in 2004, Mr. Meyer has focused on serving as a director for various companies. During his career, Mr. Meyer has served as an outside director for several companies, including Fifth Street Finance Corp. from December 2007 to April 2014, Quality Systems, Inc., a public company specializing in software for medical and dental professionals, Bernard Technologies, Inc., a firm specializing in development of industrial processes using chlorine dioxide, Centurion Trust Company of Arizona, where he served as a non-executive chairman until its purchase by GE Financial and United Capital Financial Advisers LLC, a registered investment adviser. Currently, he is on the Board of Directors of Einstein Noah Restaurant Group, Inc., a firm operating in the quick casual segment of the restaurant industry. He is also on the Board of Directors of three investment funds run by Ferox Capital Management, Limited, an investment manager based in the United Kingdom that specializes in convertible bonds. Mr. Meyer received his B.A. and M.B.A. from the University of Chicago.

Mr. Meyer’s extensive investment experiences within the financial advisory industry, lending, credit and risk management experience, knowledge of our operations from serving as a member of the board of directors of FSC, in addition to his service as a director on other boards, make him well qualified to serve as a director on our Board of Directors.

Board Composition

Our Board of Directors currently consists of Leonard M. Tannenbaum and Bernard D. Berman. At the time of this offering, we expect to increase the size of our Board of Directors to six directors and that Wayne Cooper, Mark J. Gordon, Thomas L. Harrison and Frank C. Meyer will be appointed to the Board of Directors.

Our Board of Directors will have discretion to determine the size of the Board of Directors. Our directors will be elected at each year’s annual meeting of stockholders.

Director Independence

Based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Messrs. Cooper, Gordon, Harrison and Meyer, each of whom has agreed to become a member of our Board of Directors upon completion of this offering, have no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the NASDAQ Global Select Market listing rules. Accordingly, a majority of our Board of Directors will be comprised of independent directors upon completion of this offering.

The SEC rules and NASDAQ Global Select Market listing rules require that at least one member of our Audit Committee be independent as of the date of this prospectus and that each of our Audit, Compensation and Nominating and Corporate Governance Committees be comprised of a majority of independent directors within 90 days of our listing and solely of independent directors within one year of our listing. We intend to comply with these transition rules.

Board Leadership Structure

Our Board of Directors includes our Chief Executive Officer who also serves as Chairman. Our Board of Directors understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board of Directors has no policy mandating the combination or separation of the roles of Chairman of the Board of Directors and Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change. Mr. Tannenbaum will serve as both our Chief Executive Officer and Chairman, which we believe provides strong leadership for us and promotes a close relationship between management and our Board of Directors and assists in the development and implementation of corporate strategy.

Role of our Board of Directors in Risk Oversight

Management focuses intensely on the area of risk management. It believes in a well-controlled environment in which specific processes are used to identify risks and those risks are more effectively anticipated and managed. We manage risk at multiple levels throughout the organization, including directly by the portfolio managers and at the Chief Investment Officer level.

We manage risk at the investment fund level, placing emphasis on identifying investments that work, investments that do not and the factors that influence performance. This approach is not designed to avoid taking risks, but seeks to ensure that the risks we choose to take are accompanied by appropriate premium opportunities. Managing fund-level risk is an integral component of our investment processes.

Our Board of Directors is updated on a quarterly basis regarding our risk management activities, with a focus on the key risks we face. The Board of Directors actively oversees the Company’s risk tolerances and risk management efforts by reacting to these reports and continuing to consider ways to strengthen the firm’s risk management activities. The Board of Directors benefits from the views and insights of Messrs. Tannenbaum and Berman, who are involved daily with the risks faced by the Company as they fulfill their corporate roles. The overlap of duties eases the flow of communication between management and the Board of Directors and offers focus on heightened areas of risks, if necessary.

The Audit Committee also monitors the Company’s major financial risk exposures and the steps management has taken to control such exposures (including management’s risk assessment and risk management policies).

Board Committees

Although we would qualify for the “controlled company” exemption from the corporate governance rules of the NASDAQ Global Select Market, our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which will consist solely of independent directors, in accordance with the applicable transition rules, and our Board of Directors has adopted new charters for its committees that comply with the NASDAQ Global Select Market and SEC rules relating to corporate governance matters. Copies of the committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, will be available on our website.

Audit Committee

Our Audit Committee will assist our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities will include, among others:

•	reviewing the scope of the external audit and the findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;
•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;
•	appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters and reviewing such complaints.

We anticipate that Messrs.       ,        and          will serve on the Audit Committee and that Mr.        will serve as its chair. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and         . Our Board of Directors has determined that Mr.          is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ Global Select Market. Under the rules of the SEC and NASDAQ Global Select Market, members of the audit committee must also meet independence standards under Rule 10A-3 of the Exchange Act.

Compensation Committee

Our Compensation Committee will assist our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers and directors.

Our Compensation Committee’s responsibilities will include, among others:

•	reviewing and approving compensation, employment agreements, severance arrangements and benefits policies generally;
•	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of our executive officers, and evaluating their performance in light of such goals and objectives;
•	overseeing and administering, and making recommendations to our Board of Directors with respect to, our cash and equity incentive plans;
•	reviewing and making recommendations periodically to our Board of Directors with respect to independent director compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our Board of Directors;
•	reviewing our compensation policies and practices to confirm that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us; and
•	reviewing and discussing with management our Compensation Discussion and Analysis, or CD&A, or such other similar section, and recommending that the CD&A, or such other similar section, if required, be included or incorporated by reference in our proxy statement and annual report on Form 10-K.

We anticipate that Messrs.       ,       and       will serve on the Compensation Committee and that Mr.         will serve as its chair. Each of the members of our Compensation Committee will be independent under the rules of the NASDAQ Global Select Market, will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and will be an “outside director” as that term is defined in Section 162(m) of the Code.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities will include, among others:

•	making recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on our Board of Directors and the suitability of proposed nominees as directors;
•	advising our Board of Directors with respect to the corporate governance principles applicable to us;
•	overseeing the evaluation of our Board of Directors and management;

•	reviewing the structure of our Board of Directors’ committees and recommending to our Board of Directors for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee; and
•	advise the Board of Directors with respect to succession planning for our executive officers.

We anticipate that Messrs.        ,        and          will serve on the Nominating and Corporate Governance Committee and that Mr.        will serve as its chair. Each of the members of our Nominating and Corporate Governance Committee will be an independent director under the rules of the NASDAQ Global Select Market relating to nominating committee independence.

Management Committee

We have a management committee, which is comprised of Messrs. Tannenbaum, Berman, Owens, Frank and Dimitrov. This committee generally meets on a weekly basis to discuss a variety of issues relevant to our business, including new initiatives, capital raising, asset deployment and strategy.

Compensation Committee Interlocks and Insider Participation

None of our named executive officers serves as a member of a compensation committee, or other committee serving an equivalent function, of any entity, or a board of directors of an entity without a compensation committee, that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Family Relationships

We do not expect there to be any family relationships among any of our executive officers or any of our directors.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics, effective upon completion of this offering, applicable to all of our employees, officers, directors and consultants, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our website prior to completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website or as required by applicable law or NASDAQ Global Select Market listing requirements.

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Our named executive officers, or Named Executive Officers, for the year ended December 31, 2013 are:

•	Leonard M. Tannenbaum, our Chief Executive Officer;
•	Alexander C. Frank, our Chief Operating Officer and Chief Financial Officer; and
•	Ivelin M. Dimitrov, our Chief Investment Officer.

Compensation of our Executive Officers

Summary Compensation Table for Fiscal Year 2013

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers and Bernard D. Berman, our Co-President and Chief Compliance Officer during the most recently completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($)(1)	Total ($)
Leonard M. Tannenbaum, Chief Executive Officer(2)	2013	$600,000	—		$33,530	$633,530
Alexander C. Frank, Chief Operating Officer and Chief Financial Officer(2)	2013	$500,000	$679,842	(3)	$24,489	$1,204,331
Ivelin M. Dimitrov, Chief Investment Officer(2)	2013	$400,000	$550,000	(4)	$20,280	$970,280
Bernard D. Berman Co-President and Chief Compliance Officer(2)(5)	2013	$500,000	$90,000	(4)	$24,130	$614,130

(1)	Amounts in this column include (i) 401(k) employer matching contributions of $10,200 paid for each officer and (ii) company-paid medical premiums of $23,330, $14,289, $10,080 and $13,930 for Messrs. Tannenbaum, Frank, Dimitrov and Berman, respectively.
(2)	In addition to the amounts reflected in the Summary Compensation Table, the officers above (and their family members and estate planning vehicles) also received cash distributions as previous holders of membership interests in Fifth Street Management in respect of our 2013 fiscal year. Such amounts are distributions in respect of their equity ownership interests and not compensation. In 2013, Messrs. Tannenbaum, Frank, Dimitrov and Berman received $22,447,562, $129,101, $1,101,745 and $2,565,174, respectively.
(3)	This amount represents a discretionary bonus paid to Mr. Frank in recognition of his individual performance in 2013 as determined by our Chief Executive Officer. Sixty-seven percent (67%) of this bonus has been paid and the remaining 33% will be paid in equal installments over the subsequent three years, provided that he remains employed with us (subject to earlier payment, however, if he is terminated by us without cause or due to his death or disability).
(4)	This amount represents a discretionary bonus paid to the officer in recognition of individual performance in 2013 as determined by our Chief Executive Officer.
(5)	Although we are including 2013 compensation information for Mr. Berman in this table, Mr. Berman is not a “named executive officer” within the meaning of the rules and regulations of the SEC.

Outstanding Equity Awards as of December 31, 2013

None of our Named Executive Officers or Mr. Berman held equity awards with respect to any of our capital stock outstanding as of December 31, 2013.

Cash Distributions Paid to Named Executive Officers and Mr. Berman

Each of our Named Executive Officers and Mr. Berman received cash distributions as a previous holder of membership interests of Fifth Street Management in respect of our 2013 fiscal year. In connection with our reorganization, each of our Named Executive Officers and Mr. Berman will enter into a contribution agreement with Fifth Street Holdings, or the Contribution Agreements, pursuant to which each of them will contribute his membership interests in Fifth Street Management and, in the case of the Principals, equity interests in certain other affiliated entities to Fifth Street Holdings in exchange for Holdings LP Interests immediately prior to the pricing of this offering. For a description of our reorganization (including the terms and conditions of the Contribution Agreements), please see the section of this prospectus captioned “Our Structure and Reorganization.”

Employment Agreement with Todd Owens

On September 3, 2014, Fifth Street Management and FSC CT, Inc. entered into an employment agreement with Todd Owens pursuant to which Mr. Owens will serve as our Co-President reporting to our Chief Executive Officer. Mr. Owens will commence his employment upon the earliest expiration of the notice period applicable in connection with his former employer, but in no event later than September 29, 2014. The agreement provides Mr. Owens with an annual base salary of $500,000 and the opportunity for annual salary increases based on performance. For the period from Mr. Owens's employment commencement date through December 31, 2014, he will receive a bonus in an amount such that his total compensation for the period ending December 31, 2014 will equal $1.0 million. For 2015, Mr. Owens will be eligible for a discretionary target bonus of at least $1.5 million based on the achievement of performance goals and other factors determined by us in our sole discretion, and in accordance with the Fifth Street Deferred Bonus and Retention Plan. In connection with the commencement of Mr. Owens's employment and upon pricing of this offering, he will receive options to purchase shares of our Class A common stock having a Black-Scholes value as determined in good faith by our Board of Directors of at least $7.5 million.

In the event Mr. Owens is terminated without “Cause” (as defined in the employment agreement) or Mr. Owens terminates his employment for “Good Reason” (as defined in the employment agreement), then, subject to his execution and non-revocation of a release of claims and further subject to his continued compliance with his post-termination obligations, he will receive (i) monthly severance payments over a twelve month period totaling $2.0 million and (ii) accelerated vesting of his options. Mr. Owens will also receive 100% accelerated vesting of his options if Mr. Tannenbaum and his affiliated entities collectively cease to have beneficial voting control of Fifth Street Holdings L.P. during Mr. Owens's employment.

In connection with his employment agreement, Mr. Owens agreed to certain non-competition restrictions that are effective during his employment and for the one-year period thereafter (or the three-month period thereafter if his employment is terminated by us without Cause or is terminated within the 90-day period prior to, or at any time on or after, a change in control).

Compensation of our Directors

During the year ended December 31, 2013, our non-employee directors did not receive any compensation for their services as directors. We intend to implement a director compensation program beginning in 2014 pursuant to which our non-employee directors will receive the compensation for their service on our Board of Directors, including annual retainers.

2014 Omnibus Incentive Plan

On            , 2014, in anticipation of this offering, our Board of Directors adopted and established our 2014 Omnibus Incentive Plan, referred to as the 2014 Plan, subject to approval of our stockholders. Our stockholders approved the 2014 Plan on            , 2014 (which is the effective date of the 2014 Plan). We believe that a new omnibus incentive plan is appropriate in connection with a public offering of our common stock in order to enhance our profitability and value for the benefit of our stockholders by enabling us to offer our eligible employees, consultants and non-employee directors incentive awards to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders. The material terms of the 2014 Plan are summarized below. The following summary is qualified in its entirety by reference to the complete text of the 2014 Plan, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part.

Administration of the Plan

The Board of Directors has appointed the Compensation Committee to administer the 2014 Plan. The Compensation Committee is authorized to grant awards to eligible employees, consultants and non-employee directors. To the extent required, subject to applicable transition rules, all members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “independent directors” under applicable NASDAQ Global Select Market rules.

Number of Authorized Shares and Award Limits

The aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2014 Plan may not exceed      shares (subject to adjustment pursuant to the terms of the 2014 Plan as described below).

Our shares of common stock that are subject to awards will be counted against the overall limit as one share for every share granted. If any award is cancelled, expires or terminates unexercised for any reason, the shares covered by such award will again be available for the grant of awards under the 2014 Plan, except that any shares that are not issued as the result of a net settlement or that are used to pay any exercise price or tax withholding obligation will not be available for the grant of awards. Shares of common stock that we repurchase on the open market with the proceeds of an option exercise price also will not be available for the grant of awards.

The maximum number of our shares of common stock that may be subject to any award of stock options, any restricted stock or other stock-based award denominated in shares that may be granted under the 2014 Plan during any fiscal year to each employee or consultant is      shares per type of award, provided that the maximum number of our shares of common stock for all types of awards during any fiscal year does not exceed      shares per each employee or consultant. The maximum number of our shares of common stock that may be granted pursuant to awards under the 2014 Plan during any fiscal year to any non-employee director is      shares. The foregoing individual participant limits are cumulative, that is, to the extent that shares of common stock that may be granted to an individual in a fiscal year are not granted, then the number of shares of common stock that may be granted to such individual shall be increased in the subsequent fiscal year. In addition, the maximum value at grant of any other stock-based award denominated in cash and any performance-based cash award that may be granted during any fiscal year to an employee or consultant is $    . However, the foregoing limits (other than the limit on the maximum number of our shares of common stock for all types of awards during any fiscal year) will not apply (i) to options, stock appreciation rights or restricted stock or other stock-based awards that constitute “restricted property” under Section 83 of the Code to the extent granted during the Reliance Period (as described below) or (ii) to performance-based cash awards or other types of other stock-based awards to the extent paid or otherwise settled during the Reliance Period.

For companies that become public in connection with an initial public offering, the deduction limit under Section 162(m) of the Code does not apply during a “reliance period” under the Treasury Regulations under Section 162(m) of the Code which may be relied upon until the earliest of: (i) the expiration of the 2014 Plan, (ii) the date the 2014 Plan is materially amended for purposes of Treasury Regulation Section 1.162-27(h)(1)(iii), (iii) the date all shares of common stock available for issuance under this 2014 Plan have been allocated, or (iv) the date of the first annual meeting of our stockholders for the election of directors occurring after the close of the third calendar year following the calendar year in which the initial public offering occurs, such period is referred to herein as the Reliance Period.

The Compensation Committee will, in accordance with the terms of the 2014 Plan, make appropriate adjustments to the above aggregate and individual limits, to the number and/or kind of shares or other property (including cash) underlying awards and to the purchase price of shares underlying awards, in each case, to reflect any change in our capital structure or business.

Eligibility and Participation

All current and prospective eligible employees and consultants of ours and our affiliates, and all of our non-employee directors, are eligible to be granted non-qualified stock options, restricted stock awards, performance-based cash awards and other stock-based awards under the 2014 Plan. However, only employees of ours and our subsidiaries are eligible to be granted incentive stock options, or ISOs, under the 2014 Plan. Eligibility for awards under the 2014 Plan is determined by the Compensation Committee in its sole discretion.

Types of Awards

Stock Options.  The 2014 Plan authorizes the Compensation Committee to grant ISOs to eligible employees and non-qualified stock options to purchase shares to eligible employees, consultants and non-employee directors (referred to as “participants”). The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option, the exercise price (which may not be less than the fair market value of the shares of our common stock at the time of grant or, in the case of ISOs granted to ten-percent stockholders, 110 percent of the fair market value), the vesting schedule and the other terms and conditions of each option. Options will be exercisable at such times and subject to such terms and conditions as are determined by the Compensation Committee at grant. The maximum term of options under the 2014 Plan is ten years (or five years in the case of ISOs granted to ten-percent stockholders). Upon the exercise of an option, the participant must make payment of the full exercise price (i) in cash or by check, bank draft or money order, (ii) solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker (reasonably acceptable to us) to promptly deliver to us an amount equal to the aggregate exercise price and/or (iii) on such other terms and conditions as may be acceptable to the Compensation Committee (including, without limitation, the relinquishment of options or by payment in full or in part in the form of shares of our common stock owned by the participant).

Restricted Stock.  The 2014 Plan authorizes the Compensation Committee to grant restricted stock awards to eligible participants. Recipients of restricted stock awards enter into an agreement with us subjecting the restricted stock awards to transfer and other restrictions and providing the criteria or dates on which such awards vest and such restrictions lapse. The restrictions on restricted stock awards may lapse and the awards may vest over time, based on performance criteria or other factors (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code, as discussed below), as determined by the Compensation Committee at grant. Except as otherwise determined by the Compensation Committee, a holder of a restricted stock award has all of the attendant rights of a stockholder, including the right to vote. However, such holder does not have the right to tender shares of the restricted stock and any dividends or other distributions payable on the restricted stock will not be paid unless and until the underlying shares of restricted stock vest and are no longer subject to restrictions.

Other Stock-Based Awards.  The 2014 Plan authorizes the Compensation Committee to grant awards of shares of our common stock and other awards to eligible participants that are valued in whole or in part by reference to, or are payable in or otherwise based on, shares of our common stock, including, but not limited to, shares of common stock awarded purely as a bonus in lieu of cash and not subject to any restrictions or conditions; shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by us or an affiliate; stock appreciation rights; stock equivalent units; restricted stock units; performance awards entitling participants to receive a number of shares of our common stock (or cash in an equivalent value) or a fixed dollar amount, payable in cash, stock or a combination of both, with respect to a designated performance period; or awards valued by reference to book value of our shares of common stock.

Certain Performance-Based Awards

The 2014 Plan authorizes the Compensation Committee to grant performance-based stock-based and cash awards. As noted above, following the Reliance Period, performance-based awards granted under the 2014 Plan that are intended to satisfy the performance-based compensation exception under Section 162(m) of the Code will vest based on attainment of specified performance goals established by the Compensation Committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase in (or decrease where noted), criteria selected by the Compensation Committee. Such performance goals may be based upon the attainment of specified levels of company, subsidiary, division or other operational unit performance under one or more of the measures described above relative to the performance of other companies. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria, to the extent permitted by Section 162(m) of the Code. Unless the Compensation Committee determines otherwise, to the extent permitted by Section 162(m) of the Code, the Compensation Committee will disregard and exclude the impact of special, unusual or non-recurring items, events, occurrences or circumstances; discontinued operations or the disposal of a business; the operations of any business that we acquire during the fiscal year or other applicable performance period; or a change in accounting standards required by generally accepted accounting principles.

Effect of Detrimental Activity

Unless otherwise determined by the Compensation Committee, the 2014 Plan provides that, in the event a participant engages in “detrimental activity” (as defined in the 2014 Plan), all unexercised options held by the participant will terminate and expire and all unvested restricted stock and other stock-based awards will be immediately forfeited. As a condition to exercise an option, a participant is required to certify that he or she is in compliance with the terms and conditions of the 2014 Plan and that he or she has not engaged in, and does not intend to engage in, any detrimental activity. If the participant engages in a detrimental activity within one year following the exercise of an option, or if earlier, within one year following the date of the participant’s employment termination, we are entitled to recover from the participant, at any time within one year after such date, any gain realized from the exercise of such option. If the participant engages in a detrimental activity within one year following the vesting date of a restricted stock award or other stock-based award, we are entitled to recover from the participant, at any time within one year after such detrimental activity, the fair market value on the vesting date of any restricted stock award, and any gain realized from the vesting of any other stock-based award, that vested during such period. Unless otherwise determined by the Compensation Committee, the foregoing provisions will cease to apply upon a change in control (as defined in the 2014 Plan and described below).

Effect of Certain Transactions; Change in Control

In the event of a change in control, the Compensation Committee may, in its sole discretion provide for outstanding awards to be treated in accordance with one of the following methods: (i) awards (whether or not vested) may be continued, assumed or substituted for; (ii) awards may be purchased for an amount of cash equal to the change in control price per share; and/or (iii) stock options or other stock-based appreciation awards may be cancelled if the change in control price is less than the applicable exercise price. However, the Compensation Committee may in its sole discretion provide for the acceleration of vesting and lapse of restrictions of an award at any time.

Non-Transferability of Awards

Except as the Compensation Committee may permit, at the time of grant or thereafter, awards granted under the 2014 Plan are generally not transferable by a participant other than by will or the laws of descent and distribution. Shares of our common stock acquired by a permissible transferee will continue to be subject to the terms of the 2014 Plan and the applicable award agreement.

Term

Awards under the 2014 Plan may not be made after            , 2024, but awards granted prior to such date may extend beyond that date. We may seek stockholder re-approval of the performance goals in the 2014 Plan and, to the extent that such stockholder approval is obtained on or after the first stockholders’ meeting in the fifth year following the year of the last stockholder approval of the performance goals in the 2014 Plan, awards under the 2014 Plan may be made based on such performance goals in order to qualify for the “performance-based compensation” exception under Section 162(m) of the Code.

Amendment and Termination

Subject to the rules referred to in the balance of this paragraph, our Board of Directors may at any time amend, in whole or in part, any or all of the provisions of the 2014 Plan, or suspend or terminate it entirely, retroactively or otherwise. Except as required to comply with applicable law, no such amendment may reduce the rights of a participant with respect to awards previously granted without the consent of such participant. In addition, without the approval of stockholders, no amendment may be made that would: increase the aggregate number of shares of our common stock that may be issued under the 2014 Plan; increase the maximum individual participant share limitations for a fiscal year or year of a performance period; change the classification of individuals eligible to receive awards under the 2014 Plan; extend the maximum option term; alter the performance criteria; amend the terms of any outstanding stock option or other stock appreciation award to reduce the exercise price thereof (i.e., reprice); cancel any outstanding “in-the-money” stock option or other stock appreciation award in exchange for cash, other awards or stock option or other stock appreciation award with a lower exercise price; require stockholder approval in order for the 2014 Plan to continue to comply with Section 162(m) of the Code or Section 422 of the Code; or require stockholder approval under the rules of any exchange or system on which our securities are listed or traded. Following completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the full number of shares of our common stock that will be available for issuance under the 2014 Plan, as described in the section titled “— 2014 Omnibus Incentive Plan — Number of Authorized Shares and Award Limits” above.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Reorganization and Offering Transactions

Prior to this offering we will undertake a number of transactions in connection with the reorganization described in “Our Structure and Reorganization” pursuant to which our businesses will be reorganized into a holding partnership structure.

On May 8, 2014, we were incorporated in Delaware. We were organized to be a holding company for Fifth Street Holdings in anticipation of this offering. Fifth Street Holdings was organized to be a holding company for Fifth Street Management and FSCO GP. As a holding company, we will conduct all of our operations through Fifth Street Management and FSCO GP, subsidiaries of Fifth Street Holdings, which will become our direct subsidiary immediately following this offering. Fifth Street Management and FSCO GP will continue to conduct all of our business activities, including the provision of management services to our BDCs and other funds. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will amend and restate our certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock.

In this offering, we will offer shares of Class A common stock representing 100% of our issued and outstanding Class A common stock. We will use the net proceeds of this offering to purchase a portion of the limited partnership interests of Fifth Street Holdings from the Holdings Limited Partners. Following this offering and our purchase of Holdings LP Interests, we will own     % of the Holdings LP Interests.

As part of the reorganization transactions, each Holdings Limited Partner will enter into a Contribution Agreement with Fifth Street Holdings and will become a limited partner of Fifth Street Holdings. See “Our Structure and Reorganization — Amended and Restated Limited Partnership Agreement of Fifth Street Holdings and “— Contribution Agreements.”

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with the Holdings Limited Partners pursuant to which we will grant the Principals, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Holdings LP Interests held or acquired by them. Under the registration rights agreement, the Principals have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement will give the Holdings Limited Partners the ability to exercise certain piggyback registration rights to include their shares of Class A common stock in connection with registered offerings requested by the Principals or initiated by us.

Exchange Agreement

In connection with our reorganization, we will enter into an exchange agreement with the Holdings Limited Partners that will grant each Holdings Limited Partner and certain permitted transferees the right, beginning two years after the pricing of this offering and subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the Holdings LPA and Contribution Agreements, on a quarterly basis, to exchange such person’s Holdings LP Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. As a result, each Holdings Limited Partner will, over time, have the ability to convert his or her illiquid ownership interests in Fifth Street Holdings into Class A common stock that can more readily be sold in the public markets.

Tax Receivable Agreement

Concurrent with our initial public offering, we will purchase Holdings LP Interests from the TRA Recipients. In addition, pursuant to the exchange agreement described above, from time to time we may be required to acquire Holdings LP Interests from the TRA Recipients in exchange for shares of our Class A common stock. Fifth Street Holdings intends to have an election under Section 754 of the Code in effect for each taxable year in which such aforementioned transactions occurs, pursuant to which each transaction is expected to result in an increase in the tax basis of tangible and intangible assets of Fifth Street Holdings with respect to such Holdings LP Interests acquired by us in such transactions. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from Fifth Street Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

We will enter into a tax receivable agreement with the TRA Recipients requiring us to pay to them 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state, local and foreign income tax that we realize (or, under certain circumstances, are deemed to realize upon an early termination of the tax receivable agreement discussed below) as a result of the increases in tax basis created by the TRA Recipients’ exchanges described above and payments under the tax receivable agreement. For purposes of the tax receivable agreement, the reduction in our tax payments will be computed by comparing our actual U.S. federal, state, local and foreign income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Fifth Street Holdings. The term of the tax receivable agreement will commence upon the completion of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the TRA Recipients, or their transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any Holdings LP Interests that the TRA Recipients or their transferees own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to the TRA Recipients using certain assumptions and deemed events similar to those used to calculate an early termination payment.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Fifth Street Holdings attributable to the exchanged Holdings LP Interests, and assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full expected tax benefit of the increased tax basis, future payments under the tax receivable agreement will be substantial, and based on the assumptions discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” would be $      million over a 15-year period based on an assumed price of $      per share of our Class A common stock at the time of the exchange of all of their Holdings LP Interests. The payments under the tax receivable agreement are not conditioned on the TRA Recipients maintaining an ownership interest in us. Payments under the tax receivable agreement are expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement will provide for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

We will not be reimbursed for any payments previously made under the tax receivable agreement if the basis increases described above were successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Lease of Our Headquarters

Pursuant to a lease agreement dated as of July 22, 2013, we lease our headquarters at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830, from an entity controlled by Mr. Tannenbaum. The lease agreement requires monthly rental payments at market rates, expires on September 30, 2024 and can be renewed at our request for two additional five year periods. Rental payments under this lease of approximately $2.0 million per year will begin three months from our taking possession of the premises, which occurred in July 2014.

Guarantee

On August 1, 2013, we entered into an agreement whereby FSC, Inc. and FSC CT, Inc. guaranteed a commercial mortgage loan in the amount of $26.0 million issued by a financial institution to an entity owned by Mr. Tannenbaum. The loan matures on August 1, 2023 and requires monthly interest payments throughout the term with monthly principal payments beginning on September 2, 2014 through the maturity date. Interest on the loan accrues at a rate of LIBOR plus 1.85% per annum. As of June 30, 2014, $26.0 million was outstanding on the loan and was payable by this affiliate. As of June 30, 2014, we had not provided any funding related to this guarantee and we believe the likelihood of any material funding under this guarantee in the future to be remote. We expect that this guarantee will be terminated prior to the completion of this offering.

State of Connecticut DECD Loan

FSC CT, Inc., a combined entity controlled by Mr. Tannenbaum, entered into the DECD Loan, a $4.0 million assistance agreement and promissory note, with the State of Connecticut DECD on October 7, 2013 in exchange for meeting certain job creation and maintenance targets. If FSC CT, Inc. satisfies these obligations, it is entitled to receive a forgiveness credit of up to $3.0 million. In connection with the reorganization and the contribution by Mr. Tannenbaum of FSC CT, Inc. to us, we will assume the DECD Loan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations, Commitments and Contingencies.”

Other Interested Party Transactions

We and our subsidiaries engage in transactions with affiliates as part of our business. Compensation for, and expenses of, these transactions are governed by agreements between the parties. See Note 9 and Note 10, “Related Party Transactions,” to our combined financial statements for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, both included elsewhere in this prospectus for additional information regarding related party transactions.

Fifth Street Finance Corp.

Pursuant to the investment advisory agreement between Fifth Street Management and FSC, fees paid by FSC to Fifth Street Management consist of management fees and performance fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview of Combined Results of Operations — Revenues.” The investment advisory agreement may be terminated by either party without penalty upon 60 days’ written notice to the other. During the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014, FSC incurred fees of $68.0 million, $49.5 million and $44.2 million, respectively, under the investment advisory agreement. During the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014, Fifth Street Management voluntarily waived the portion of the base management fee attributable to certain new investments, which resulted in a waiver of $2.3 million, $0 and $0.5 million, respectively. As of June 30, 2014, the management fees receivable due from FSC was $21.7 million.

Pursuant to the administration agreement between FSC and FSC CT, Inc., or FSC CT, which is controlled by Mr. Tannenbaum, FSC CT furnishes FSC with the administrative services, personnel and facilities necessary to conduct its day-to-day operations, including equipment, clerical, bookkeeping and record keeping services at such facilities. In addition, FSC CT assists FSC in connection with the determination and publishing of its net asset value, the preparation and filing of tax returns and the printing and dissemination of reports to its stockholders. FSC reimburses FSC CT for its allocable portion of overhead and other expenses incurred by FSC CT in performing its obligations under the administration agreement, including a portion of the rent and the compensation of its chief financial officer and chief compliance officer and their respective staffs. The administration agreement may be terminated by either party without penalty upon 60 days’ written notice to the other. During the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014, FSC incurred expenses of $5.2 million, $4.6 million and $1.8 million, respectively, under a substantially similar administration agreement with its previous administrator, FSC, Inc. As of June 30, 2014, receivables from reimbursable expenses due from FSC were $1.3 million.

FSC also entered into a license agreement with Fifth Street Capital LLC pursuant to which Fifth Street Capital LLC agreed to grant us a non-exclusive, royalty-free right and license to use the name “Fifth Street.” Under this agreement, FSC has a right to use the “Fifth Street” name for so long as Fifth Street Management or one of its affiliates remains its investment adviser. Other than with respect to this limited license, FSC has no legal right to the “Fifth Street” name. Fifth Street Capital LLC is controlled by Mr. Tannenbaum, its managing member.

Fifth Street Senior Floating Rate Corp.

Pursuant to the investment advisory agreement between Fifth Street Management and FSFR, fees paid by FSFR to Fifth Street Management consist of management fees and performance fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview of Combined Results of Operations — Revenues.” The investment advisory agreement may be terminated by either party without penalty upon not more than 60 days’ written notice to the other. During the year ended December 31, 2013 and the six months ended June 30, 2014, FSFR incurred fees of $0.3 million and $1.5 million, respectively, under the investment advisory agreement. As of June 30, 2014, the management fees receivable due from FSFR was $0.8 million.

Pursuant to the administration agreement with FSC CT, which is controlled by Mr. Tannenbaum, FSC CT furnishes FSFR with the facilities and administrative services necessary to conduct its day-to-day operations, including equipment, clerical, bookkeeping and recordkeeping services at such facilities. In addition, FSC CT assists FSFR in connection with the determination and publishing of our net asset value, the preparation and filing of tax returns and the printing and dissemination of reports to our stockholders. FSFR pays FSC CT its allocable portion of overhead and other expenses incurred by FSC CT in performing its obligations under the administration agreement, including a portion of the rent and the compensation of FSFR’s chief financial officer and chief compliance officer and their respective staffs. The administration agreement may be terminated by either party without penalty upon not more than 60 days’ written notice to the other. During the six months ended June 30, 2014, FSFR incurred $0.2 million of expenses under a substantially similar administration agreement with its previous administrator, FSC, Inc. As of June 30, 2014, receivables from reimbursable expenses due from FSFR were $0.1 million.

FSFR also entered into a license agreement with Fifth Street Capital LLC pursuant to which Fifth Street Capital LLC has agreed to grant FSFR a non-exclusive, royalty-free right and license to use the name “Fifth Street.” Under this agreement, FSFR has a right to use the “Fifth Street” name for so long as Fifth Street Management or one of its affiliates remains its investment adviser. Other than with respect to this limited license, FSFR has no legal right to the “Fifth Street” name. Fifth Street Capital LLC is controlled by Mr. Tannenbaum, its managing member.

Fund II

Fund II entered into an investment management agreement with Fifth Street Capital LLC pursuant to which Fund II pays management fees to Fifth Street Capital LLC. During the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014, we earned $0.1 million, $0.5 million and $0, respectively, in management fees relating to services provided to Fund II by Fifth Street Capital LLC. As of June 30, 2014, there was no management fees receivable from Fund II.

Investments in our Funds

Certain of our employees, including our Principals and other executive officers, have invested in our private funds. In many cases, participation is limited by law to individuals who qualify under applicable legal regimes. These private funds generally do not require employees to pay management fees and do not deduct incentive fees from the funds’ distributions to these employees. Investments by our executive officers in our funds, not including the Fifth Street BDCs, include, as of June 30, 2014:

•	Interests in FSCOF, which is managed by Fifth Street Management: a $14.3 million interest of Mr. Tannenbaum, a $0.6 million interest of Mr. Berman, a $0.3 million interest of Mr. Dimitrov and a $0.2 million interest of Mr. Frank.

•	Interests in SLF I, which is managed by Fifth Street Management: a $0.1 million interest of Mr. Dimitrov.
•	Interests in Fund II, which is managed by Fifth Street Capital LLC: a $0.3 million interest of Mr. Tannenbaum.

During the years ended December 31, 2013 and 2012, Mr. Tannenbaum received distributions from Fund II of $0.3 million and $1.3 million, respectively.

In addition, our executive officers have and may in the future purchase the securities of our publicly traded funds in market transactions.

Members’ Equity

From time to time, Mr. Tannenbaum, as managing member of Fifth Street Management, has sold and granted portions of his Part I Fees to employees. See Note 10 and Note 11, “Members’ Equity and Equity-Based Compensation,” to our combined financial statements for the year ended December 31, 2013 and six months ended June 30, 2014, respectively, both included elsewhere in this prospectus for additional information.

Investment Allocation Policy

Fifth Street Management has adopted, and the board of directors of each of FSC and FSFR have approved, an investment allocation policy that governs the allocation of investment opportunities among the investment funds managed by Fifth Street Management and its affiliates. To the extent an investment opportunity is appropriate for one of the BDCs or any other investment fund managed by our affiliates, and co-investment is not possible, Fifth Street Management will adhere to its investment allocation policy in order to determine to which entity to allocate the opportunity. Any such opportunity will be allocated first to the entity whose investment strategy is the most consistent with the opportunity being allocated, and second, if the terms of the opportunity are consistent with more than one entity’s investment strategy, on an alternating basis. Although our investment professionals will endeavor to allocate investment opportunities in a fair and equitable manner, either of FSC, FSFR or another fund that we manage could be adversely affected to the extent investment opportunities are allocated among the investment vehicles managed or sponsored by, or affiliated with, our executive officers, directors and Fifth Street Management. There is no guarantee that Fifth Street Management will make the correct decision in such allocation.

The 1940 Act prohibits the Fifth Street BDCs from making certain negotiated co-investments with affiliates, unless such BDC receives an order from the SEC permitting it to do so. Fifth Street Management and certain of its affiliates have submitted an exemptive application to the SEC to permit each of the Fifth Street BDCs to co-invest with other funds managed by Fifth Street Management or its affiliates in a manner consistent with its investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance that any such exemptive order will be obtained. Prior to receiving any such exemptive order from the SEC, Fifth Street Management will offer the Fifth Street BDCs the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objective, policies and strategies and other relevant factors. These offers will be subject to the exception that, in accordance with Fifth Street Management’s investment allocation policy, each Fifth Street BDC might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other entities managed by Fifth Street Management or its affiliates.

Fifth Street Management’s investment allocation policy is also designed to manage and mitigate conflicts of interest associated with the allocation of investment opportunities if one of the Fifth Street BDCs are able to co-invest, either pursuant to SEC interpretive positions or an exemptive order, with other funds managed by Fifth Street Management or its affiliates. Generally, under the investment allocation policy, if a Fifth Street BDC is permitted to co-invest pursuant to an exemptive order, co-investments will be allocated pursuant to the conditions of the exemptive order. If a Fifth Street BDC is able to co-invest pursuant to SEC interpretive positions, generally, under the investment allocation policy, a portion of each opportunity that is appropriate for such BDC and any affiliated fund will be offered to such BDC and such other eligible accounts as determined by Fifth Street Management and generally based on asset class, fund size and liquidity, among other factors. If there is a sufficient amount of securities to satisfy all participants, the securities will be allocated among the participants in accordance with their order size and if there is an insufficient amount of securities to satisfy all participants, the securities will be allocated pro rata based on the allocation that each participant would have received if there was a sufficient amount of securities. Fifth Street Management seeks to treat all clients fairly and equitably such that none receive preferential treatment vis-à-vis the others over time, in a manner consistent with its fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain funds receive allocations where others do not.

Statement Regarding Transactions with Affiliates

Upon the completion of this offering, we will adopt a policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our general counsel or compliance officer any “related person transaction” (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The general counsel will then assess and promptly communicate that information to the Nominating and Corporate Governance Committee of our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, this board committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this board committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A and Class B common stock for (i) each person who is known by us to beneficially own more than 5% of any class of our outstanding shares; (ii) each of our executive officers; (iii) each of our directors and director nominees; and (iv) all of our executive officers, directors and director nominees as a group.

The beneficial ownership information is presented on the following bases:

•	after giving effect to the issuance of an aggregate of shares of Class B common stock to the Principals in connection with the reorganization and related transactions, but before this offering;
•	after giving effect to the above described issuance, plus (i) the sale of shares of Class A common stock by us in this offering and (ii) the related purchase of Holdings LP Interests from the Principals with the proceeds from this offering and the corresponding cancellation of shares of Class B common stock held by the Principals;
•	after giving effect to the above described issuance, plus (i) the sale of shares of Class A common stock by us in connection with the underwriters’ option to purchase additional shares in this offering and (ii) the related purchase of Holdings LP Interests from the Principals with the proceeds from this offering and the corresponding cancellation of shares of Class B common stock held by the Principals.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830.

	Class A(1)					Class B(1)
Name of Beneficial Owner	No. of Shares Before Offering	% of Combined Voting Power Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	% of Combined Voting Power After Offering, Including Full Option Exercise	No. of Shares Before Offering	% of Combined Voting Power Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	% of Combined Voting Power After Offering, Including Full Option Exercise
Leonard M. Tannenbaum
Bernard D. Berman
Todd G. Owens
Alexander C. Frank
Ivelin M. Dimitrov
Steven M. Noreika
David H. Harrison
Wayne Cooper
Mark J. Gordon
Thomas L. Harrison
Frank C. Meyer
Executive officers, directors and director nominees as a group (11 persons)

*	Less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to five votes per share.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. This description assumes the effectiveness of our amended and restated certificate of incorporation and bylaws, which will take effect immediately prior to the consummation of this offering.

Our authorized capital stock consists of      shares of Class A common stock, par value $0.01 per share, shares of Class B common stock, par value $0.01 per share and      shares of preferred stock.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the restrictions set forth in the exchange agreement and limited partnership agreement of Fifth Street Holdings, the Holdings Limited Partners may exchange their Holdings LP Interests with us for shares of Class A common stock on a one-for-one basis, subject to certain limitations and customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon any such exchange by a Principal, a corresponding number of shares of Class B common stock will be automatically cancelled. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.”

Class B common stock

Holders of our Class B common stock are entitled to five votes for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class B common stock will not have any right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets with respect to their Class B common stock.

Our amended and restated certificate of incorporation does not provide for any restrictions on transfer of shares of our Class B common stock, however, in the event that an outstanding share of Class B common stock ceases to be held by a holder of a corresponding Holdings LP Interest, such share shall automatically be transferred to us and retired and cancelled.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. However, as set forth below under “— Amendments to Our Governing Documents,” certain material amendments to the amended and restated certificate of incorporation must be approved by at least 66 2/3% of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. In addition, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the Class B common shares. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation or amended and restated bylaws to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of any class of common stock. Upon consummation of this offering, all the outstanding shares of common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as the Class A common stock remains listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Written Consents

Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of our Class B common stock in connection with actions that require their vote as a separate class of any series of preferred stock.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the Board of Directors, the Chairman of the Board of Directors or our Chief Executive Officer, or holders of more than 50% of the combined voting power of our common stock upon 10 days notice, subject to the rights of the holders of any series of preferred stock.

Amendments to Our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our Board of Directors and a majority vote of stockholders; however, certain material amendments (including amendments with respect to provisions governing board composition actions by written consent, special meetings and the corporate opportunities limitation) require the approval of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the elections of our Board of Directors. Any amendment to our bylaws requires the approval of either a majority of our Board of Directors or holders of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the election of our Board of Directors.

Organizational Documents of Fifth Street Holdings

As a holding company, we will depend upon distributions from Fifth Street Holdings to fund all dividends. For a description of the material terms of the Amended and Restated Limited Partnership Agreement of Fifth Street Holdings, see “Our Structure and Reorganization — Amended and Restated Limited Partnership Agreement of Fifth Street Holdings.”

Listing

We intend to apply to list our Class A common stock on the NASDAQ Global Select Market under the symbol “FSAM.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have     shares of Class A common stock outstanding. Pursuant to the terms of the exchange agreement, the Holdings Limited Partners may from time to time exchange their Holdings LP Interests for shares of our Class A common stock on a one-for-one basis. Immediately following the reorganization transactions and this offering and giving effect to the application of net proceeds from this offering, the Holdings Limited Partners will beneficially own       Holdings LP Interests, all of which will be exchangeable for shares of our Class A common stock subject to certain limits. See “Certain Relationships and Related-Party Transactions — Exchange Agreement.”

Of the shares of common stock outstanding following this offering,      shares of Class A common stock (or      shares of Class A common stock if the underwriters exercise their option to purchase additional shares) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The remaining      shares of Class A common stock are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After 180 days from the date of this prospectus (subject, in some cases, to volume limitations).
At various times after 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

Effective upon consummation of this offering, we will enter into a registration rights agreement with the Holdings Limited Partners that would require us to register under the Securities Act shares of Class A common stock issuable upon exchange of their Holdings LP Interests. See “— Registration Rights Agreement” and “Certain Relationships and Related-Party Transactions — Registration Rights Agreement.”

Rule 144

In general, under Rule 144 of the Securities Act, a person (or persons whose shares of common stock are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares of common stock, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares of common stock without regard to the provisions of Rule 144.

A person (or persons whose common stock are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of one percent of the then-outstanding shares of common stock or the average weekly trading volume of our shares of common stock reported through the      during the four calendar weeks preceding

such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, our employees, consultants or advisers who receive shares of common stock from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell those shares of common stock 90 days after the effective date of this offering in reliance on Rule 144, but without having to comply with certain of the restrictions contained in Rule 144.

Stock Options

In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the total number of shares of our common stock that may be issued under our 2014 Plan. That registration statement will become effective upon filing, and any shares of our common stock covered by such registration statement will be eligible for sale in the public market beginning immediately after the effective date of such registration statement, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions and the lock-up agreements described below.

Registration Rights Agreement

Effective upon consummation of this offering, we will enter into a registration rights agreement with the Holdings Limited Partners pursuant to which we will grant the Principals, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Holdings LP Interests held or acquired by them and the Holdings Limited Partners the ability to execute certain piggyback registration rights to include their shares of Class A common stock in registered offerings requested by the Principals or initiated by us. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply. See “Certain Relationships and Related-Party Transactions —  Registration Rights Agreement.”

Lock-Up Arrangements

We, our directors and executive officers, and all of our stockholders have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of underwriters, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, the underwriters may, in their sole discretion, release some or all of the securities from these lock-up agreements.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
OF OUR CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to non-U.S. holders that hold our Class A common stock as a capital asset for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;
•	persons subject to the alternative minimum tax;
•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
•	tax-qualified retirement plans.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their own tax advisers regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Class A common stock that is neither a “U.S. holder” nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. holder is any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions

Distributions of cash or property on our Class A common stock (other than certain pro rata distributions of our stock) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, dividends paid to a non-U.S. holder of our Class A common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty).

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or other taxable disposition of the Class A common stock.

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) qualifying for the benefits of an applicable income tax treaty or (b) the non-U.S. holder holding our Class A common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or applicable successor form) claiming an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty, (b) IRS Form W-8ECI (or applicable successor form) stating that the dividends are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or (c) a suitable substitute form, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is or is treated as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their own tax advisers regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our Class A common stock constitutes a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we are not, and do not anticipate that we will become, a USRPHC.

Non-U.S. holders should consult their own tax advisers regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below regarding payments made to certain foreign accounts, a non-U.S. holder generally will not be subject to backup withholding with respect to payments of dividends on our Class A common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the non-U.S. holder certifies its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or applicable successor form), or other applicable certification, or otherwise establishes an exception. However, information returns may be filed with the IRS in connection with any dividends on our Class A common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our Class A common stock within the United States, and information reporting may (although backup withholding will generally not) apply to the proceeds of a sale of our Class A common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. person on IRS Form W-8BEN or W-8BEN-E (or applicable successor form) or other applicable certification (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “U.S.-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required.

Under the applicable Treasury Regulations and recent guidance from the IRS, withholding under FATCA will generally apply to payments of dividends on our Class A common stock and, beginning on January 1, 2017, to payments of gross proceeds from the sale or other disposition of such stock. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our Class A common stock in respect of any amounts withheld.

Prospective investors should consult their own tax advisers regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below. RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, SMBC Nikko Securities America, Inc., Barclays Capital Inc., Deutsche Bank Securities Inc. and UBS Securities LLC are acting as joint bookrunners.

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
RBC Capital Markets, LLC
Credit Suisse Securities (USA) LLC
SMBC Nikko Securities America, Inc.
Barclays Capital Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, at such offering price less a selling concession not in excess of $      per share. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of      additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional     shares of Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $     . We have agreed to reimburse the underwriters for certain out-of-pocket expenses of the underwriters payable by us.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

We intend to list our shares of Class A common stock on the NASDAQ Global Select Market under the trading symbol “FSAM.”

We, the Principals, all directors and officers and the holders of all of our outstanding Class A common stock or securities convertible or exercisable into or exchangeable for shares of Class A common stock have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;
•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, or publicly disclose our intention to do so; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock.

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock (including, for the avoidance of doubt, with respect to the Principals’ Class A common stock issued in exchange for their Holdings LP Interest, pursuant to the Exchange Agreement).

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of Class A common stock to the underwriters; or
•	the issuance by us of shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or
•	transactions by any person other than us relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the Class A common stock or other securities acquired in such open market transactions; or
•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock, provided that (i) such plan does not provide for the transfer of Class A common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing Class A common stocks in the offering, if the syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, and for FSC and FSFR, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Mr. Owens, who will become our Co-President, was previously a managing director and partner at Goldman Sachs & Co.

Pricing of the Offering

Prior to our initial public offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our revenues, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-revenues ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock or that the shares will trade in the public market at or above the initial offering price.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters, including the validity of the issuance of the shares of Class A common stock offered hereby, will be passed upon for us by Proskauer Rose LLP, New York, New York and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

CHANGE IN INDEPENDENT ACCOUNTANTS

In connection with our appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fifth Street Asset Management Inc., we dismissed CohnReznick LLP effective as of August 27, 2014.

The report of CohnReznick LLP on the combined financial statements of Fifth Street Management Group for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2013 and 2012 and the interim reporting periods preceding the dismissal, there were no “disagreements” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) with CohnReznick LLP on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of CohnReznick LLP would have caused CohnReznick LLP to make reference thereto in its reports on the consolidated financial statements for such years.

During the years ended December 31, 2013 and 2012 and the interim reporting periods preceding the dismissal, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We provided CohnReznick LLP with a copy of the foregoing disclosures and requested that CohnReznick LLP furnish us with a letter addressed to the SEC whether or not it agrees with the above statements. A copy of such letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During the two most recent fiscal years and subsequent interim reporting periods before engaging PricewaterhouseCoopers LLP, we did not consult PricewaterhouseCoopers LLP regarding (1) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with CohnReznick LLP (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

EXPERTS

The statement of financial condition of Fifth Street Asset Management Inc. as of August 20, 2014 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Fifth Street Management Group as of December 31, 2013 and 2012 and for the years then ended, that have been included in this prospectus have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in this prospectus. Such combined financial statements are included in reliance upon the report of such firm given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

INDEX TO COMBINED FINANCIAL STATEMENTS

FIFTH STREET ASSET MANAGEMENT INC.

FIFTH STREET MANAGEMENT GROUP

Combined Financial Statements – as of and for the years ended December 31, 2013 and 2012
Report of Independent Registered Public Accounting Firm	F-5
Combined Statements of Financial Condition as of December 31, 2013 and 2012	F-6
Combined Statements of Income for the Years Ended December 31, 2013 and 2012	F-7
Combined Statements of Changes in Members’ Equity for the Years Ended December 31, 2013 and 2012	F-8
Combined Statements of Cash Flows for the Years Ended December 31, 2013 and 2012	F-9
Notes to Combined Financial Statements	F-10
Combined Financial Statements – as of June 30, 2014 (unaudited) and December 31, 2013 and for the periods ended June 30, 2014 (unaudited) and 2013 (unaudited)
Combined Statements of Financial Condition as of June 30, 2014 (unaudited) and December 31, 2013	F-28
Combined Statements of Income for the Six Months Ended June 30, 2014 and 2013	F-29
Combined Statements of Changes in Equity and Redeemable Non-Controlling Interests in Combined Fund for the Six Months Ended June 30, 2014 and 2013	F-30
Combined Statements of Cash Flows for the Six Months Ended June 30, 2014 and 2013	F-31
Notes to Combined Financial Statements	F-32

All schedules have been omitted because they are not applicable, or the required information is shown in the combined financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and stockholder of Fifth Street Asset Management Inc.

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Fifth Street Asset Management Inc. (the “Company”) at August 20, 2014 in conformity with accounting principles generally accepted in the United States of America. The statement of financial condition is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement of financial condition based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financia1 condition provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
September 5, 2014

FIFTH STREET ASSET MANAGEMENT INC.

Statement of Financial Condition
As of August 20, 2014

ASSETS
Cash	$1,000
TOTAL ASSETS	$1,000
STOCKHOLDER'S EQUITY
Common Stock, par value – $0.01 per share; 5,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid-in capital	999
TOTAL STOCKHOLDER'S EQUITY	$1,000

See notes to Statement of Financial Condition.

FIFTH STREET ASSET MANAGEMENT INC.

Notes to Statement of Financial Condition

1. ORGANIZATION AND PURPOSE

Fifth Street Asset Management Inc. (the “Company”) was incorporated in Delaware on May 8, 2014 as a holding company and its sole asset is expected to be a limited partnership interest in Fifth Street Holdings L.P. (“Holdings”). Pursuant to a reorganization in connection with a contemplated initial public offering, the Company will be the general partner of Holdings, which was also organized to be a holding company for Fifth Street Management LLC and FSCO GP LLC. As a holding company, the Company will conduct all of its operations through Fifth Street Management LLC and FSCO GP LLC, wholly-owned subsidiaries of Holdings, which will become our direct subsidiary immediately following the contemplated initial public offering. Fifth Street Management LLC and FSCO GP LLC will continue to conduct all of its business activities (formerly conducted by the Fifth Street Management Group), including the provision of management services to Fifth Street Finance Corp, Fifth Street Senior Floating Rate Corp. and other affiliated funds. Prior to the effectiveness of the registration statement of which this prospectus forms a part, the Company will amend and restate its certificate of incorporation to authorize two classes of common stock, Class A common stock and Class B common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Statement of Financial Condition has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, changes in stockholder’s equity and cash flows have not been presented in the financial statements because there has been no activity that would impact those statements other than the transaction described below.

3. STOCKHOLDER’S EQUITY

The Company is authorized to issue 5,000 shares of common stock, par value $0.01 per share. In exchange for $1,000, the Company has issued 100 shares of common stock, all of which were held by Leonard M. Tannenbaum, as of August 20, 2014.

Report of Independent Registered Public Accounting Firm

To the Members of

Fifth Street Management LLC, FSC, Inc., FSC CT, Inc., FSC Midwest, Inc.
and Fifth Street Capital West, Inc. (collectively “Fifth Street Management Group”)

We have audited the accompanying combined statements of financial condition of Fifth Street Management Group (the “Company”) as of December 31, 2013 and 2012, and the related combined statements of income, changes in members’ equity and cash flows for the years then ended. Fifth Street Management Group’s management is responsible for these combined financial statements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Fifth Street Management Group as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Roseland, New Jersey
July 22, 2014, except for the last
two paragraphs of Note 1, as to
which the date is September 5, 2014

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Financial Condition

	As of December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$4,015,728	$16,156,777
Management fees receivable (includes Part I Fees of $9,054,422 and $1,229,980 at December 31, 2013 and 2012, respectively)	21,409,763	2,778,254
Prepaid expenses	142,033	121,083
Due from affiliates	3,848,491	691,486
Fixed assets, net	1,436,681	731,791
Other assets	2,652,975	520,218
TOTAL ASSETS	$33,505,671	$20,999,609
LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$1,198,205	$363,067
Accrued compensation and benefits	538,035	552,464
Due to former member	2,093,437	3,079,431
Loan payable	4,000,000	—
Due to affiliates	2,671,334	2,331,525
Deferred rent liability	1,980,146	196,175
TOTAL LIABILITIES	12,481,157	6,522,662
COMMITMENTS AND CONTINGENCIES
MEMBERS’ EQUITY	21,024,514	14,476,947
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$33,505,671	$20,999,609

All management fees are earned from affiliates of the Company. See notes to combined financial statements.

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Income

	For the Years Ended December 31,
	2013		2012

REVENUES:
Management fees (includes Part I Fees of $30,573,056 and $23,393,156 for the years ended December 31, 2013 and 2012, respectively)		$68,417,218	$50,006,748
Other fees		5,204,820	4,636,865
Total revenues		73,622,038	54,643,613
EXPENSES:
Compensation and benefits		22,411,155	17,375,619
Fund start-up expenses		5,701,831	—
General, administrative and other expenses		5,506,680	5,038,967
Depreciation and amortization		236,892	202,834
Total expenses		33,856,558	22,617,420
OTHER INCOME, net		6,342	33,942
NET INCOME		$39,771,822	$32,060,135
Pro forma income before taxes (unaudited)	$
Pro forma provision for income taxes (unaudited)
Pro forma net income (unaudited)
Pro forma net income attributable to non-controlling interests (unaudited)
Pro forma net income attributable to controlling interests in Fifth Street Management Group (unaudited)	$
Pro forma net income per share of Class A common stock:
Basic (unaudited)	$
Diluted (unaudited)	$
Weighted average shares of Class A common stock used to compute pro forma net income per share:
Basic (unaudited)
Diluted (unaudited)

All revenue is earned from affiliates of the Company. See notes to combined financial statements.

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Changes in Members’ Equity
For the Years Ended December 31, 2013 and 2012

Members’ Equity, December 31, 2011	$10,145,399
Capital contributions	2,065,664
Amortization of equity-based compensation	130,504
Distributions	(29,924,755)
Net income	32,060,135
Members’ Equity, December 31, 2012	14,476,947
Capital contributions	6,147,257
Amortization of equity-based compensation	1,739,360
Distributions	(41,110,872)
Net income	39,771,822
Members’ Equity, December 31, 2013	$21,024,514

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Cash Flows

	For the Years Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$39,771,822	$32,060,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	236,892	202,834
Amortization of equity-based compensation	1,739,360	130,504
Fair value adjustment – due to former member	(89,057)	(311,723)
Deferred rent	23,971	46,245
Changes in operating assets and liabilities:
Management fees receivable	(18,631,509)	8,209,608
Prepaid expenses	(20,950)	161,500
Due from affiliates	(1,397,005)	758,412
Other assets	(2,132,757)	(4,618)
Accounts payable and accrued expenses	835,138	98,580
Accrued compensation and benefits	(14,429)	(749,153)
Due to former member	(896,937)	(958,242)
Due to affiliates	339,809	941,939
Net cash provided by operating activities	19,764,348	40,586,021
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(941,782)	(198,837)
Net cash used in investing activities	(941,782)	(198,837)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	4,000,000	—
Capital contributions from members	447,640	2,065,664
Distributions to members	(35,411,255)	(29,924,755)
Net cash used in financing activities	(30,963,615)	(27,859,091)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,141,049)	12,528,093
CASH AND CASH EQUIVALENTS, Beginning of year	16,156,777	3,628,684
CASH AND CASH EQUIVALENTS, End of year	$4,015,728	$16,156,777
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$11,233	$293
Non-cash financing activities:
Non-cash capital contributions from members	$5,699,617	—
Non-cash distributions to members	$(5,699,617)	—

All management fees are earned from affiliates of the Company. See notes to combined financial statements.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Fifth Street Management Group (the “Company”) is an alternative asset management firm headquartered in Greenwich, CT that provides asset management services to its investment funds, primarily consisting of Fifth Street Finance Corp. (formed on January 2, 2008) and Fifth Street Senior Floating Rate Corp. (formed on May 22, 2013), both publicly traded business development companies regulated under the Investment Company Act of 1940 (together, the “BDCs”).

The investment advisory business of the Fifth Street Management Group is presently conducted through the following affiliated entities:

•	Fifth Street Management LLC (“FSM”), a limited liability company organized under the laws of the State of Delaware on March 8, 2007 under its original name of FSC Management LLC to provide asset management services. The Company conducts substantially all of its asset management services through FSM, including those provided to the BDCs.
•	FSC CT, Inc. (“FSC CT”), a Connecticut corporation, formed on March 28, 2012 to provide administrative services related primarily to the Company’s activities in Connecticut and effective January 1, 2014 to provide administrative services to the BDCs and FSM.
•	FSC, Inc., a New York corporation, formed on January 3, 2007 to provide administrative services to the BDCs and FSM through December 31, 2013.
•	Fifth Street Capital LLC (“FSC LLC”), a limited liability company organized under the laws of the State of New York on July 14, 2004 for the purpose of providing administrative and investment advisory services to Fifth Street Mezzanine Partners II, L.P. (“Fund II”, an uncombined affiliate) and other entities which may be formed from time to time. FSC LLC is a wholly-owned subsidiary of FSC, Inc.
•	FS Transportation LLC (“FS Transportation”) is a limited liability company organized under the laws of the State of Connecticut on March 2, 2010 and provides transportation services to the Company’s officers and employees. FS Transportation is a wholly-owned subsidiary of FSC, Inc.
•	FSC Midwest, Inc. (“FSC Midwest”), an Illinois corporation, formed on March 28, 2012 to provide administrative services related primarily to the Company’s activities in the midwestern United States.
•	Fifth Street Capital West, Inc. (“FSC West”), a California corporation, formed on December 26, 2006 to provide administrative services related primarily to the Company’s activities in the western United States.

The Company’s primary sources of revenues are management fees, primarily earned from the BDCs, which are based on the amount of the assets under management and quarterly investment performance. Accordingly, for any given period, the Company’s revenues are driven by the combination of assets under management and the investment performance of the funds it manages.

The Company conducts substantially all of its operations through one reportable segment which provides asset management services to its alternative investment vehicles. The Company generates all of its revenues in the United States.

Basis of Presentation

These combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). All significant intercompany transactions and balances have been eliminated in combination.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

1. ORGANIZATION AND BASIS OF PRESENTATION  – (continued)

The Company has not presented earnings per share amounts in the Combined Statements of Income as they would not be meaningful based on the Company’s ownership structure as of the date of these combined financial statements.

The combined financial statements include the accounts of the above affiliated entities, all of which are either wholly or substantially owned and/or under the voting control of the managing member, Leonard M. Tannenbaum (collectively, the “Fifth Street Management Group”). The “members” refer to the managing member, eight other existing equity members and four other existing non-equity members.

Revision of Statement of Cash Flows for the Year Ended December 31, 2013

The Company identified a revision to its previously issued 2013 combined financial statements resulting from the presentation of noncash capital contributions and noncash distributions to members of approximately $5,700,000 within cash flows from financing activities rather than as noncash financing activities. The revision to correct the presentation had no net effect on cash flows from financing activities or cash and cash equivalents.

The Company reviewed this item utilizing SEC Staff Accounting Bulletin No. 99, “Materiality” (“SAB 99”) and determined that the impact was immaterial. The accompanying 2013 combined financial statements reflect the correction of this item.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The combined financial statements include the accounts of the Company and entities in which it, directly or indirectly, is determined to have a controlling financial interest under the following set of guidelines:

•	Variable Interest Entities (“VIEs”) — The Company determines whether, if by design, an entity has equity investors who lack the characteristics of a controlling financial interest or does not have sufficient equity at risk to finance its expected activities without additional subordinated financial support from other parties. If an entity has either of these characteristics, it is considered a VIE and must be consolidated by its primary beneficiary. An enterprise is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which the Company holds a variable interest is a VIE and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would give it a controlling financial interest. Performance of that analysis requires the exercise of judgment. Certain VIEs qualify for the deferral under ASU 2010-10, Amendments to Statement 167 for Certain Investment Funds, if the following criteria are met:
a)	The entity has all of the attributes of an investment company as defined in the American Institute of Certified Public Accountants Accounting and Auditing Guide, Investment Companies (“Investment Company Guide”), or does not have all the attributes of an investment company but it is an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with the Investment Company Guide,
b)	The reporting entity does not have explicit or implicit obligations to fund any losses of the entity that could potentially be significant to the entity, and
c)	The entity is not a securitization or asset-backed financing entity or an entity that was formerly considered a qualifying special purpose entity.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Where the VIEs have qualified for the deferral of the current consolidation guidance, the analysis is based on previous consolidation guidance. This guidance requires an analysis to determine (a) whether an entity in which the Company holds a variable interest is a variable interest entity and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would be expected to absorb a majority of the variability of the entity.

Under both guidelines, the Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a variable interest entity and reconsiders that conclusion continually. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly by the Company and its affiliates or indirectly through employees. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company or third parties) or amendments to the governing documents of the respective investment funds could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, the Company assesses whether it is the primary beneficiary and will consolidate or deconsolidate, accordingly.

The Company has not consolidated any entities into the combined financial statements under the VIE model as it does not have an interest in any VIE.

•	Voting Interest Entities (“VOEs”) — For entities that are not VIEs, the Company consolidates those entities in which it has an equity investment of greater than 50% and has control over significant operating, financial and investing decisions of the entity. Additionally, the Company consolidates entities in which the Company is a substantive, controlling general partner and the limited partners have no substantive rights to participate in the ongoing governance and operating activities.

The Company has not consolidated any investment funds it manages into the combined financial statements under the VOE model, as it does not meet the criteria mentioned above.

The determination of whether a fund is a VIE or a VOE is based on the facts and circumstances for each individual fund in accordance with the guidelines described above.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting amounts reported in the combined financial statements and accompanying notes. The most significant of these estimates are related to the valuation of equity-based compensation and estimating amounts due to a former member. These estimates are based on the information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions and conditions.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-credit quality financial institutions.

As of and for the years ended December 31, 2013 and 2012, 100% of revenues and receivables were earned or derived from advisory or administrative services provided to the BDCs, Fund II and affiliated entities.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company is dependent on the managing member for all key decisions and its continued business operations. If for any reason the services of our managing member were to become unavailable, there could be a material adverse effect on the Company’s operations, liquidity and profitability.

Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, management fees receivable, prepaid expenses, due from/to affiliates, accounts payable and accrued expenses and accrued compensation and benefits approximate fair value due to the immediate or short-term maturity of these financial instruments. The fair value of the amount due to a former member was determined using the present value of the expected future payments. The fair value of the loan payable is determined using current applicable rates for similar instruments as of the date of the Statement of Financial Condition and approximates the carrying value of such debt.

Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. The Company places its cash and cash equivalents with U.S. financial institutions and, at times, amounts may exceed Federally insured limits. The Company monitors the credit standing of these financial institutions.

Fixed Assets

Fixed assets consist of furniture, fixtures and equipment (including automobiles, computer hardware and software) and leasehold improvements, and are recorded at cost, less accumulated depreciation and amortization. Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the respective assets (three to eight years). Amortization of improvements to leased properties is computed using the straight-line method based upon the initial term of the applicable lease or the estimated useful life of the improvements, whichever is shorter, and ranges from five to 10 years. Routine expenditures for repairs and maintenance are charged to expense when incurred. Major betterments and improvements are capitalized. Upon retirement or disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Combined Statements of Income. The Company evaluates fixed assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be fully recovered. No impairments were necessary for the years ended December 31, 2013 and 2012.

Deferred Rent

The Company recognizes rent expense on a straight-line basis over the expected lease term. Within the provisions of certain leases, there are free rent periods and escalations in payments over the base lease term. The effects of these items have been reflected in rent expense on a straight-line basis over the expected lease term. Landlord contributions and tenant allowances are included in the straight-line calculations and are being deferred over the lease term and are reflected as a reduction in rent expense.

Revenue Recognition

The Company has two principal sources of revenues: management fees and performance fees. These revenues are derived from the Company’s agreements with the funds it manages, primarily the BDCs. The advisory agreements, on which revenues are based, are renewed on an annual basis by the general partner or the Board of Directors of the respective funds.

Management Fees

Management fees are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value net, investment income, total assets or par value of the investment portfolios managed by the Company. All management fees are earned from affiliated funds of the Company. The

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

contractual terms of management fees vary by fund structure and investment strategy and range from 1.00% to 2.00% for base management fees, which are asset or capital-based.

Management fees also include quarterly incentive fees on the net investment income from the BDCs (“Part I Fees”). Part I Fees are generally equal to 20.0% of the BDCs net investment income, (before Part I Fees and performance fees payable based on capital gains), subject to fixed “hurdle rates” as defined in the respective investment advisory agreement. No fees are recognized until the BDCs net investment income exceeds the respective hurdle rate, with a “catch-up” provision that serves to ensure the Company receives 20% of the BDCs net investment income from the first dollar earned. Such fees are classified as management fees as they are paid quarterly, predictable and recurring in nature, not subject to repayment (or clawback) and cash settled each quarter. Management fees are recognized as revenue in the period advisory services are rendered, subject to the Company’s assessment of collectability.

Performance Fees

Performance fees are earned from the funds managed by the Company based on the performance of the respective funds. The contractual terms of performance fees vary by fund structure and investment strategy and are generally 20.00%.

The Company has elected to adopt Method 2 of ASC 605-20, Revenue Recognition (“ASC 605”) for revenue based on a formula. Under this method, the Company records revenue when it is entitled to performance-based fees, subject to certain hurdles or benchmarks. The performance fees for any period are based upon an assumed liquidation of the fund’s net assets on the reporting date, and distribution of the net proceeds in accordance with the fund’s income allocation provisions. The performance fees may be subject to reversal to the extent that the performance fees recorded exceed the amount due to the general partner or investment manager based on a fund’s cumulative investment returns.

Performance fees related to the BDCs (“Part II Fees”) are calculated and payable in arrears as of the end of each fiscal year of the BDCs and equal 20% of the BDCs realized capital gains, if any, on a cumulative basis since inception, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. No performance fees were earned during the years ended December 31, 2013 and 2012.

Other Fees

The Company also provides administrative services to the BDCs that are reported within revenues — other fees. These fees are recognized as revenue in the period administrative services are rendered. These fees generally represent the portion of compensation, overhead and other expenses incurred by the Company directly attributable to the funds, but may also be based on a fund’s asset value. The Company selects the vendors, incurs the expenses and is the primary obligor under the related arrangements. The Company is considered the principal under these arrangements and is required to record the expense and related reimbursement revenue on a gross basis. Other fees are recognized in the periods during which the related expenses are incurred and the reimbursements are contractually earned.

Compensation and Benefits

Compensation generally includes salaries, bonuses and equity-based compensation charges. Bonuses are accrued over the service period to which they relate. All payments made to the Company’s managing member since inception and all payments made to equity members since December 1, 2012 (see Note 10) related to their granted or purchased interests are accounted for as distributions on the equity held by such members.

Equity-Based Compensation

Compensation expense related to the issuance of equity-based awards is measured at fair value of the award on the grant date, in excess of any amounts paid for the interest, and is recognized on a straight-line

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

basis over the requisite service period, with a corresponding increase in members’ equity. Equity-based compensation expense is adjusted, as necessary, for actual forfeitures so as to reflect expenses only for the portion of the award that ultimately vests. Equity-based compensation expense is presented within compensation and benefits in the Combined Statements of Income. Cash settled equity-based awards are classified as liabilities and are re-measured at the end of each reporting period using the intrinsic-value method (that is, current settlement value), as permitted for non-public companies under ASC 718.

Part I Fee-Sharing Arrangements

The Company also has fee-sharing arrangements whereby certain employees or members are entitled to a share of Part I Fees. These fees are typically paid to the Company and are then paid to the participant on a quarterly basis. To the extent that the payments to the employees or members are probable and reasonably estimable, the Company accrues these payments as compensation expense.

Reimbursable Expenses

In the normal course of business, the Company pays certain expenses on behalf of the BDCs, primarily for travel and other costs associated with particular portfolio company holdings of the BDCs, for which it is reimbursed. Such expenses are not an obligation of the Company and are recorded as due from affiliates at the time of disbursement (see Note 9).

Fund Start-up Expenses

The Company expenses all costs associated with starting new investment funds. Included in the Statement of Income for the year ended December 31, 2013, is approximately $5,700,000 of expenses associated with the initial public offering of Fifth Street Senior Floating Rate Corp.

Income Taxes

Substantially all of the Company’s earnings flow through to owners of the Company without being subject to entity level income taxes. Accordingly, no provision for income taxes has been recorded in the combined financial statements.

The Company has no unrecognized tax benefits at December 31, 2013 and 2012. The Company’s Federal and state income tax returns prior to fiscal year 2010 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters such as franchise tax liabilities, if applicable, as general, and administrative and other expenses.

Recent Accounting Pronouncements

In June 2013, the FASB issued ASU 2013-08, Financial Services — Investment Companies (“ASU 2013-08”). ASU 2013-08 provides clarifying guidance to determine if an entity qualifies as an investment company. ASU 2013-08 also requires an investment company to measure non-controlling interests in other investment companies at fair value. The following disclosures will also be required upon adoption of ASU 2013-08: (i) whether an entity is an investment company and is applying the accounting and reporting guidance for investment companies; (ii) information about changes, if any, in an entity’s status as an investment company; and (iii) information about financial support provided or contractually required to be provided by an investment company to any of its investees. The requirements of ASU 2013-08 are effective for the Company beginning in the first quarter of 2014. The Company is currently evaluating the impact, if any, that these updates will have on its financial condition or results of operations.

In November 2013, the Emerging Issues Task Force of the FASB (the “EITF”) reached a consensus opinion on Issue 12-G, Measuring the Financial Assets and Financial Liabilities of a Consolidated

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Collateralized Financing Entity (“CFE”). This new guidance requires reporting entities to use the more observable of the fair value of the financial assets or the financial liabilities to measure the financial assets and the financial liabilities of a CFE when a CFE is initially consolidated. It permits entities to make an accounting policy election to apply this same measurement approach after initial consolidation or to apply other GAAP to account for the consolidated CFE’s financial assets and financial liabilities. It also prohibits all entities from electing to use the fair value option to measure either the financial assets or financial liabilities of a consolidated CFE that is within the scope of this issue. This guidance is effective for fiscal years beginning after December 15, 2014, and interim periods therein. Early adoption is permitted using a modified retrospective transition approach as described in the pronouncement. The Company is currently evaluating the effect that this guidance will have on its combined financial statements and its ongoing financial reporting.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its combined financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of this standard on its combined financial statements and its ongoing financial reporting.

3. FAIR VALUE MEASUREMENTS

ASC 820 – Fair Value Measurements and Disclosures – defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available or reliable, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the investments or market and the investments’ complexity.

Liabilities recorded at fair value in the Company’s Combined Financial Statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels, defined by ASC 820 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

3. FAIR VALUE MEASUREMENTS  – (continued)

The following table presents the financial instruments carried at fair value as of December 31, 2013, by caption on the Company’s Combined Statement of Financial Condition for each of the levels of hierarchy established by ASC 820:

Liability	Level 1	Level 2	Level 3	Total
Due to former member	$—	$—	$2,093,437	$2,093,437

The following table presents the financial instruments carried at fair value as of December 31, 2012, by caption on the Company’s Combined Statement of Financial Condition for each of the levels of hierarchy established by ASC 820:

Liability	Level 1	Level 2	Level 3	Total
Due to former member	$—	$—	$3,079,431	$3,079,431

When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the fact that the unobservable factors are the most significant to the overall fair value measurement. However, Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated by external sources). Accordingly, the appreciation (depreciation) in the tables below includes changes in fair value due in part to observable factors that are part of the valuation methodology.

The following table provides a roll-forward in the changes in fair value from December 31, 2012 through December 31, 2013, for all financial instruments for which the Company determines fair value using unobservable (Level 3) factors:

Fair value at December 31, 2012	$3,079,431
Current year payments	(896,937)
Fair value adjustments	(89,057)
Fair value at December 31, 2013	$2,093,437

The following table provides a roll-forward in the changes in fair value from December 31, 2011 through December 31, 2012, for all financial instruments for which the Company determines fair value using unobservable (Level 3) factors:

Fair value at December 31, 2011	$4,349,396
Current year payments	(958,242)
Fair value adjustments	(311,723)
Fair value at December 31, 2012	$3,079,431

Significant Unobservable Inputs for Level 3 Instruments

The following table provides quantitative information related to the significant unobservable inputs for Level 3 liabilities, which are carried at fair value as of December 31, 2013:

Liability	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Due to former member	$2,093,437	Discounted cash flow approach	Discount rate	10%	10%
			Part I Fee estimated future payments	$2,269,621 - $2,269,621	$2,269,621
Total	$2,093,437

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

3. FAIR VALUE MEASUREMENTS  – (continued)

The following table provides quantitative information related to the significant unobservable inputs for Level 3 liabilities, which are carried at fair value as of December 31, 2012:

Liability	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Due to former member	$3,097,431	Discounted cash flow approach	Discount rate	10%	10%
			Part I Fee estimated future payments	$3,498,772 - $3,498,772	$3,498,772
Total	$3,097,431

Under the discounted cash flow approach the significant unobservable inputs is the Part I Fee estimated future payments. Significant increases or decreases in this input in isolation may result in a significantly higher or lower fair value measurement, respectively. The discount rate is fixed by contract and not subject to change.

Financial Instruments Disclosed, But Not Carried At Fair Value

The following table presents the carrying value and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of December 31, 2013 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Loan payable	$4,000,000	$4,000,000	$—	$—	$4,000,000

At December 31, 2013, the carrying values of the loan payable approximates their fair values and are included in Level 3 of the hierarchy.

4. FIXED ASSETS

Fixed assets consist of the following:

	December 31,
	2013	2012
Furniture, fixtures and equipment	$1,568,550	$1,354,434
Leasehold improvements	111,779	111,779
Construction in progress	698,568	—
	2,378,897	1,466,213
Less: accumulated depreciation and amortization	(942,216)	(734,422)
Fixed assets, net	$1,436,681	$731,791

Construction in progress relates to the Company’s new corporate headquarters located in Greenwich, CT which was completed in July 2014, at which time the Company took possession of the premises. In connection with the related lease, the landlord (a related party — see Note 9) has agreed to contribute up to $1,760,000, which is included in Due from Affiliates as of December 31, 2013, towards the construction, which the Company expects to total $7,000,000 to $8,000,000. The landlord contribution was received in June 2014. Depreciation and amortization expense related to fixed assets for the years ended December 31, 2013 and 2012 was $207,794 and $202,834, respectively.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

5. OTHER ASSETS

Other assets consist of the following:

	December 31,
	2013	2012
Security deposits	$953,375	$424,518
Fractional interest in aircraft(a)	1,540,900	—
Other	158,700	95,700
	$2,652,975	$520,218

(a)	In November 2013, the Company entered into an agreement which entitled it to the use of a corporate aircraft for five years. The amount paid, less the estimated trade-in value, is being amortized on a straight-line basis over the expected five-year term of the agreement. Amortization expense for the year ended December 31, 2013 was $29,098.

6. DUE TO FORMER MEMBER

On November 5, 2010, the Company entered into a separation agreement with a member that provides for (i) the repurchase of the member’s pro rata share of Part I fees based on a formula, as defined in the agreement, over a five year period ending on September 30, 2015, and (ii) upon the closing of a sale transaction of the Company, the allocation by the managing member to the former member of any proceeds from the sale up to a maximum of $6,000,000. Accordingly, the Company recorded a liability for the present value of the expected future payments of the member’s pro rata share of Part I fees as of the date of the agreement and has adjusted this liability to fair value at each reporting date. Included in compensation expense for the years ended December 31, 2013 and 2012 are fair value adjustments related to this liability that reduced compensation expense in the amounts of $89,057 and $311,723, respectively. Amounts due to this former member totaled $2,093,437 and $3,079,431 at December 31, 2013 and 2012, respectively.

In addition, the Company will recognize compensation expense in the amount of approximately $144,000 upon the closing of a sale transaction representing the fair value of vested equity-based awards. Any amounts paid to the former member in excess of fair value of the award will be accounted for as a distribution with a corresponding offset to members’ equity.

7. LOAN PAYABLE

On October 7, 2013, the Company entered into an agreement to borrow $4,000,000 from the Department of Economic and Community Development (the “DECD”) of the State of Connecticut. Proceeds from the loan are being utilized to fund the build-out costs of the Company’s new headquarters in Greenwich, CT. The loan bears interest at a fixed rate of 2.5% per annum and matures on November 21, 2023 and requires interest-only payments through November 1, 2017, at which point monthly payments of principal and interest are required until maturity or such time that the loan is repaid in full. As security for the loan, the Company has granted the State of Connecticut a blanket interest in the Company’s personal property, subject only to prior security interests permitted by the State of Connecticut. For the year ended December 31, 2013, interest expense related to this loan in the amount of $11,233 was included in other income, net in the Combined Statements of Income.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

7. LOAN PAYABLE  – (continued)

Outstanding principal amounts related to this loan maturing over the next five years are as follows:

2014	$—
2015	—
2016	—
2017	51,551
2018	627,050

Under the terms of the agreement, the Company may be eligible for forgiveness of up to $3,000,000 of the principal amount of the loan based on certain job creation milestones within four years of the execution of the loan documents, as mutually agreed to by the Company and the DECD. If the Company is unable to meet these job creation milestones within the allotted timeframe, the DECD may impose a penalty upon the Company in an amount equal to $78,125 per job below the required amount. To date, no penalties have been assessed by the DECD.

In addition, as part of the agreement with the DECD, the Company is eligible to receive up to $500,000 to fund job training programs that are jointly developed based on the Company’s training needs (“DECD Job Training Grant”), as well as up to $500,000 for the installation of a fuel cell, wind or solar powered energy system at the Company’s Connecticut headquarters (“DECD Installation Grant”). During April 2014, the Company applied for and received $29,792 related to the DECD Job Training Grant and $500,000 related to the DECD Installation Grant.

8. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space in various locations throughout the United States and maintains its headquarters in Greenwich, CT. On July 22, 2013, the Company entered into a lease agreement with a related party (see Note 9) for office space in Greenwich, CT that expires on September 30, 2024. Other non-cancelable office leases in other locations expire through 2019. The Company’s rental lease agreements are generally subject to escalation provisions on base rental payments, as well as certain costs incurred by the property owner and are recognized on a straight-line basis over the term of the lease agreements.

Future minimum lease payments for operating leases with original or remaining non-cancelable lease terms in excess of one year as of December 31, 2013 are as follows:

For the year ended December 31,
2014	$1,659,227
2015	3,136,019
2016	2,962,101
2017	2,944,195
2018	2,903,370
Thereafter	13,224,827
$26,829,739

Rent expense for the years ended December 31, 2013 and 2012 was $1,093,947 and $956,615, respectively, and is included in general, administrative and other expenses in the Combined Statements of Income.

Guarantee

On August 1, 2013, the Company entered into an agreement whereby FSC, Inc. and FSC CT guaranteed a commercial mortgage loan in the amount of $26,000,000 issued by a financial institution to an entity owned

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

8. COMMITMENTS AND CONTINGENCIES  – (continued)

by the managing member. The loan matures on August 1, 2023 and requires monthly interest payments throughout the term with monthly principal payments beginning on September 2, 2014 through the maturity date. Interest on the loan accrues at a rate of LIBOR plus 1.85% per annum. As of December 31, 2013, $26,000,000 was outstanding on the loan and was payable by this affiliate. As of December 31, 2013, the Company had not provided any funding related to this guarantee and the Company believes the likelihood of any material funding under this guarantee in the future to be remote. The Company’s maximum exposure to loss is limited to the amount of the guarantee.

401(k) Plan

The Company sponsors a 401(k) plan under which all full time employees are eligible to participate after three months of service. Employees may contribute a portion of their eligible compensation subject to certain limits based on Federal tax laws. The Company makes matching contributions based on the amount of each employee’s eligible compensation contributed to the plan, subject to plan and legal limits. Employees begin to vest in the matching contributions after two years of employment and become fully vested in the matching contributions after six years of employment. Included in compensation and benefits in the accompanying Combined Statements of Income for the years ended December 31, 2013 and 2012 are Company matching contributions in the amounts of $268,854 and $166,553, respectively.

Capital Commitments

As of December 31, 2013, the Company does not have any material unfunded capital commitments (see Note 11).

Litigation

From time to time, the Company is involved in litigation and claims incidental to the conduct of the Company’s business. The Company is also subject, from time to time, to reviews, inquiries and investigations by regulatory agencies that have regulatory authority over the Company’s business activities. The Company is currently not subject to any pending judicial, administrative or arbitration proceedings that are expected to have a material impact on the Company’s combined results of operations or financial condition.

9. RELATED PARTY TRANSACTIONS

All of the Company’s revenue is earned from its affiliates, including management fees and other fees.

During the years ended December 31, 2013 and 2012, the Company earned $68,308,323 and $49,520,198, respectively, in management fees relating to services provided to the BDCs. During the year ended December 31, 2013, the Company voluntarily waived the portion of management fees attributable to certain new investments of the BDCs, which resulted in a waiver of $2,321,986. As of December 31, 2013 and 2012, management fees receivable in the amounts of $21,409,763 and $2,778,254, were due entirely from the BDCs, and are presented separately within the Combined Statements of Financial Condition.

During the years ended December 31, 2013 and 2012, the Company earned $108,895 and $486,550, respectively, in management fees relating to services provided to Fund II. As of December 31, 2013 and 2012, there were no management fees receivable from Fund II.

Receivables for reimbursable expenses are included within due from affiliates and totaled $2,060,367 and $690,316 at December 31, 2013 and 2012, respectively.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

9. RELATED PARTY TRANSACTIONS  – (continued)

The Company also has entered into administration agreements with the BDCs under which the Company provides administrative services for the BDCs, including office facilities and equipment, and clerical, bookkeeping and recordkeeping services at such facilities. Under the administration agreement, the Company also performs or oversees the performance of the BDCs’ required administrative services, which includes being responsible for the financial records which the BDCs are required to maintain and preparing reports to the BDCs’ stockholders and reports filed with the Securities and Exchange Commission. In addition, the Company assists each of the BDCs in determining and publishing its net asset value, overseeing the preparation and filing of its tax returns and the printing and dissemination of reports to the each of the BDC’s stockholders, and generally overseeing the payment of each of the BDC’s expenses and the performance of administrative and professional services rendered to such BDC by others. For providing these services, facilities and personnel, the BDCs reimburse the Company the allocable portion of overhead and other expenses incurred by the Company in performing its obligations under the administration agreement, including rent and such BDC’s allocable portion of the costs of compensation and related expenses of such BDC’s chief financial officer and chief compliance officer and their staffs. Such reimbursement is at cost with no profit to, or markup by, the Company. Included in Revenues — other fees in the Combined Statements of Income for the years ended December 31, 2013 and 2012 were $5,204,820 and $4,636,865, respectively, related to amounts charged for the above services provided to the BDCs. The Company may also provide, on the BDCs’ behalf, managerial assistance to such BDC’s portfolio companies. Each of the administration agreements may be terminated by either the Company or the BDC without penalty upon 60 days’ written notice to the other party.

On July 22, 2013, the Company entered into a lease agreement for office space for its headquarters in Greenwich, CT. The landlord is an entity controlled by the managing member. The lease agreement requires monthly rental payments at market rates, expires on September 30, 2024 and can be renewed at the request of the Company, for two additional five year periods. Rental payments under this lease of approximately $2,000,000 per year will begin three months from the Company taking possession of the premises, which occurred in July 2014.

The Company’s fractional interest in a corporate aircraft is used primarily for business purposes. Occasionally, certain of the members have used the aircraft for personal use. The Company charges these members for such personal use based on market rates. Such charges were not material for the year ended December 31, 2013.

Included in due to affiliates at December 31, 2013 and 2012 is $2,542,333 and $2,331,525, respectively, related to cash held by the Company in connection with a liability of Fund II, an uncombined affiliate. Also included in due to affiliates at December 31, 2013 is $129,001 related to purchased interests of non-equity members (see Note 10).

In addition to the agreements discussed above, the entities presented in the accompanying combined financial statements may from time to time enter into transactions with each other, as well as other affiliated entities. The Company considers its professionals and non-combined funds to be affiliates.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

9. RELATED PARTY TRANSACTIONS  – (continued)

As of December 31, 2013 and 2012, amounts due to and from affiliates were comprised of the following:

	December 31,
	2013	2012
Management fees receivable:
Base management fees receivable	$12,355,341	$1,548,274
Part I fees receivable	9,054,422	1,229,980
Total	$21,409,763	$2,778,254
Due from affiliates:
Reimbursed expenses due from the BDCs	$2,060,367	$690,016
Due from members for personal use of corporate aircraft	11,359	—
Due from employees	14,672	—
Due from landlord for construction costs	1,760,000	—
Other amounts due from affiliated entities	2,093	1,470
Total	$3,848,491	$691,486
Due to affiliates:
Cash held on behalf of Fund II	$2,542,333	$2,331,525
Due to non-equity members for purchase of interests	129,001	—
Total	$2,671,334	$2,331,525

10. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION

Prior to December 1, 2012, interests in the Company’s Part I Fees that were granted and/or sold to members (other than the managing member) were accounted for as liabilities using the intrinsic-value method as these interests are subject to repurchase in the event of the member’s termination of employment, at a formula-based price (as defined in the then existing operating agreement) determined by the member’s pro rata share of Part I Fees. In addition, the redemption amounts were exclusive of any accumulated undistributed earnings associated with the member’s interests, which were also required to be paid to a former member. Accordingly, payments to these members from January 1, 2012 through December 1, 2012 in the amounts of $2,811,576 were accounted for as compensation expense in the combined Statement of Income for the year ended December 31, 2012.

Effective December 1, 2012, the operating agreement was amended to include a retirement eligibility vesting clause for then existing members (“equity members”). Members admitted after December 1, 2012, are considered non-equity members as their interests do not include the retirement eligibility clause and will be accounted for as liabilities using the intrinsic-value method consistent with the above. The amounts paid by the equity members prior to December 1, 2012 for these interests, totaling $2,065,664, which had been accounted for as a liability, were reclassified to members’ equity with payments subsequent to December 1, 2012 being accounted for as distributions from equity. The fair value of these awards at that date in the amount of $15,187,787, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. Included in compensation expense for the years ended December 31, 2013 and 2012 is $1,556,042 and $130,504, respectively, of amortization relating to these equity-classified awards. As of December 31, 2013, unrecognized compensation cost in the amount of $13,491,240 related to these equity-classified awards is expected to be recognized over a period of approximately 13 years.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

10. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION  – (continued)

During the years ended December 31, 2013 and 2012 the following transactions were consummated:

•	On January 3, 2012, the managing member sold a portion of his Part I Fee to three employees for $308,910. Such transactions occurred prior to the addition of the retirement eligibility clause and, accordingly, were accounted for as a liability with a corresponding distribution to the managing member. Effective December 1, 2012, these employees became equity members and the amounts paid for their interests were reclassified to members’ equity. Accordingly, distributions in the amount of $144,808 for the period from January 1, 2012 through December 1, 2012 are included in compensation expense.
•	On March 1, 2012, the managing member sold a portion of his Part I Fee to an employee for $374,034. Such transaction occurred prior to the addition of the retirement eligibility clause and, accordingly, was accounted for as a liability with a corresponding distribution to the managing member. Effective December 1, 2012, this employee became an equity member and the amount paid for the interest was reclassified to members’ equity. Accordingly, distributions in the amount of $54,285 for the period from January 1, 2012 through December 1, 2012 are included in compensation expense.
•	On January 1, 2013, the managing member sold a portion of his Part I Fee to an employee for $82,141. Such interest did not include the retirement eligibility clause and was accounted for as a liability as discussed above and the employee is now considered a “non-equity member”. The amount paid by the non-equity member, which is refundable upon termination of employment after completing six years of service, is included in due to affiliates with a corresponding distribution to the managing member. On April 1, 2013, the managing member granted an additional Part I Fee to this same non-equity member. Such interest did not include the retirement eligibility clause and is being accounted for as a liability as discussed above. Accordingly, distributions for the year ended December 31, 2013, in the amount of $52,569 are included in compensation expense.
•	On April 1, 2013, the managing member granted a Part I Fee to an employee. Such interest did not include the retirement eligibility clause and is being accounted for as a liability as discussed above and the employee is considered a non-equity member. Accordingly, distributions for the year ended December 31, 2013, in the amount of $59,959 are included in compensation expense.
•	On April 1, 2013, the managing member granted additional Part I Fees to two equity members. As the interests include the retirement eligibility clause, they have been accounted for as equity awards. The fair value of the awards at that date in the amount of $184,213, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. Included in compensation expense for the year ended December 31, 2013 is $11,917 of amortization relating to these equity-classified awards. As of December 31, 2013, unrecognized compensation cost in the amount of $172,296 relating to these equity-classified awards is expected to be recognized over a period of approximately 15.5 years.
•	On July 17, 2013, the Company sold additional Part I Fees to seven equity members for a total of $505,597. As the interests include the retirement eligibility clause, they have been accounted for as equity awards. The fair value of the awards at that date in the amount of $3,964,737, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. Included in compensation expense for the year ended December 31, 2013 is $161,401 of amortization relating to these equity-classified awards. As of December 31, 2013, unrecognized compensation cost in the amount of $3,803,336 relating to these equity-classified awards is expected to be recognized over a period of approximately 12 years.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

10. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION  – (continued)

•	On July 17, 2013, the Company sold additional Part I Fees to two non-equity members and two employees for a total of $46,860. Such interests did not include the retirement eligibility clause and have been accounted for as liabilities as discussed above. Accordingly, distributions for the year ended December 31, 2013, in the amount of $154,813 are included in compensation expense. The amounts paid, which are refundable upon termination of employment after completing six years of service, is included in due to affiliates.
•	On December 31, 2013, the managing member sold a portion of his Part I Fees to an equity member for $350,000. As the interest includes the retirement eligibility clause, it has been accounted for as an equity award. The amount paid has been accounted for as a capital contribution with a corresponding distribution to the managing member. The fair value of the award at that date, net of cash paid for the award, in the amount of $40,726, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility which is expected to be approximately 12 years.
•	On December 31, 2013, the managing member and another member sold a portion of their Part I Fees to an equity member for $56,800. As the interest includes the retirement eligibility clause, it has been accounted for as an equity award. The amount paid by the equity member has been accounted for as a capital contribution with corresponding distributions to the managing member and the equity member. The fair value of the award at that date in the amount of $735,800, net of cash paid for the award, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility which is expected to be approximately 12 years.

The following table summarizes activity for the years ended December 31, 2013 and 2012 with respect to the Company’s equity classified awards:

Equity Classified Awards
Balance at December 31, 2011	$—
Fair value of granted and purchased interests	17,253,451
Reclassification from liability-based awards	(2,065,664)
Amortization of granted and purchased interests	(130,504)
Balance at December 31, 2012	15,057,283
Fair value of granted and purchased interests	5,925,572
Cash received for purchased interests	(1,000,097)
Amortization of granted and purchased interests	(1,739,360)
Balance at December 31, 2013	$18,243,398

As of December 31, 2013, total unrecognized compensation expense in the amount of $18,243,398 related to the equity-classified awards is expected to be recognized over a period of 12 – 14 years.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

10. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION  – (continued)

The following table summarizes activity for the years ended December 31, 2013 and 2012 with respect to the Company’s liability classified awards:

Liability Classified Awards
Balance at December 31, 2011	$1,382,720
Cash received for purchased interests	682,944
Compensation expense	2,729,961
Payment of liabilities	(2,729,961)
Reclassification to equity-based awards	(2,065,664)
Balance at December 31, 2012	—
Cash received for purchased interests	129,001
Compensation expense	123,019
Payment of liabilities	(123,019)
Balance at December 31, 2013	$129,001

Certain member interests are subject to repurchase in the event of the member’s termination of employment, at a formula-based price (as defined) determined by the member’s pro rata share of Part I Fees. In addition, the Company will recognize compensation expense in the amount of approximately $450,000 upon the closing of a sale transaction representing the fair value of vested equity-based awards. Any amounts paid in excess of fair value of the award will be accounted for as a distribution with a corresponding offset to members’ equity.

11. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 22, 2014, the date the combined financial statements were available to be issued and has determined the following events require disclosure through this date:

Reorganization

The Company is in the process of preparing for an initial public offering. Should an offering occur, the Company will reorganize its capital structure and equity interests. As part of the reorganization, the existing members of the Company will exchange their equity interests for limited partner interests in a newly formed entity, Fifth Street Holdings, L.P. which will become the sole owner of the reorganized Fifth Street Management Group. Upon completion of the offering, substantially all of the proceeds will be used to purchase an interest in Fifth Street Holdings, L.P. from its limited partners and the Company will be subject to corporate-level income taxes.

Fifth Street Credit Opportunities Fund, L.P.

On January 6, 2014, the Company formed Fifth Street Credit Opportunities Fund, L.P. (“FSCOF”), a long/short hedge fund targeting uncorrelated returns by primarily focusing on yield-oriented corporate credit assets and equities, including leveraged loans and BDCs. The general partner of FSCOF is an entity controlled by the managing member and FSM serves as the investment adviser for FSCOF. As of such date, FSCOF will be included in the combined financial statements of the Fifth Street Management Group.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For The Years Ended December 31, 2013 and 2012

11. SUBSEQUENT EVENTS  – (continued)

Fifth Street Senior Loan Fund I Operating Entity, LLC

On February 7, 2014, the Company formed Fifth Street Senior Loan Fund I Operating Entity, LLC (“SLF I”) with an unrelated third party and committed approximately $4,000,000 of capital to the venture, of which $2,200,000 has been funded to date. SLF I will primarily invest in senior secured loans to middle market companies. FSM serves as the investment adviser for SLF I. As of such date SLF I will be included in the combined financial statements of the Fifth Street Management Group.

Departure of Member

On May 17, 2014, an equity member separated from the Company. In connection with this separation, the Company purchased this member’s interest for approximately $1,700,000. As a result of this transaction, the Company recognized compensation expense in the amount of approximately $2,600,000 representing severance payments and the reclassification of amounts previously recorded as distributions since December 1, 2012 as the award was forfeited prior to vesting. In addition, the Company recognized compensation expense in the amount of approximately $2,300,000 in connection with the reallocation to the managing member of the former members forfeited interest. Such amount represents the fair value of the interest in the amount of approximately $4,000,000, as determined by an independent third party appraisal, net of the cash paid of approximately $1,700,000.

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Financial Condition

	Pro Forma as of June 30, 2014	As of
		June 30, 2014	December 31, 2013
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents		$389,674	$4,015,728
Management fees receivable (includes Part I Fees of $8,958,572 and $9,054,422 at June 30, 2014 and December 31, 2013, respectively)		22,560,267	21,409,763
Prepaid expenses		541,938	142,033
Due from affiliates		1,376,844	3,848,491
Fixed assets, net		8,379,796	1,436,681
Other assets		3,655,923	2,652,975
Assets of Combined Funds:
Cash and cash equivalents		6,995,801	—
Investments at fair value		159,854,778	—
Interest receivable		208,531	—
Unsettled trades receivable		26,071,750	—
Deferred financing costs		1,028,728	—
TOTAL ASSETS		$231,064,030	$33,505,671
LIABILITIES AND MEMBERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses		$4,290,881	$1,198,205
Accrued compensation and benefits		5,363,267	538,035
Due to former members		3,429,736	2,093,437
Loan payable		4,000,000	4,000,000
Due to affiliates		143,130	2,671,334
Deferred rent liability		2,917,576	1,980,146
Liabilities of Combined Funds:
Accounts payable and accrued expenses		44,026	—
Securities sold short at fair value		1,602,268	—
Unsettled trades payable		51,736,250	—
Interest payable		856,653	—
Notes payable		82,859,249	—
TOTAL LIABILITIES		157,243,036	12,481,157
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NON-CONTROLLING INTERESTS IN COMBINED FUND		34,176,418	—
NON-CONTROLLING INTERESTS IN COMBINED FUND		20,487,341	—
MEMBERS’ EQUITY		19,157,235	21,024,514
TOTAL EQUITY		39,644,576	21,024,514
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND EQUITY		$231,064,030	$33,505,671

All management fees are earned from affiliates of the Company. See notes to combined financial statements.

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Income
(unaudited)

	For the Six Months Ended June 30,
	2014		2013
REVENUES:
Management fees (includes Part I Fees of $17,739,080 and $14,343,674 for the six months ended June 30, 2014 and 2013, respectively)		$45,052,841	$30,158,430
Other fees		2,018,054	2,435,186
Total revenues		47,070,895	32,593,616
EXPENSES:
Compensation and benefits		19,181,182	9,699,334
Fund start-up expenses		290,753	92,267
General, administrative and other expenses		4,058,594	2,348,830
Depreciation and amortization		232,908	101,928
Expenses of Combined Funds		42,257	—
Total expenses		23,805,694	12,242,359
OTHER INCOME (EXPENSE):
Interest and other income (expense), net		26,050	8,730
Interest and other income of Combined Funds		1,720,608	—
Interest expense of Combined Funds		(986,984)	—
Net realized gain on investments of Combined Funds		715,830	—
Net change in unrealized appreciation on investments of Combined Funds		1,087,727	—
Total other income, net		2,563,231	8,730
NET INCOME		25,828,432	20,359,987
Net income attributable to redeemable non-controlling interests in Combined Fund		(1,264,321)	—
Net income attributable to non-controlling interests in Combined Fund		(1,015,138)	—
NET INCOME ATTRIBUTABLE TO CONTROLLING INTERESTS IN FIFTH STREET MANAGEMENT GROUP		$23,548,973	$20,359,987
Pro forma income before taxes	$
Pro forma provision for income taxes
Pro forma net income
Pro forma net income attributable to non-controlling interests
Pro forma net income attributable to controlling interests in Fifth Street Management Group	$
Pro forma net income per share of Class A common stock:
Basic	$
Diluted	$
Weighted average shares of Class A common stock used to compute pro forma net income per share
Basic
Diluted

All revenues are earned from affiliates of the Company. See notes to combined financial statements.

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Changes in Equity
and Redeemable Non-Controlling Interests in Combined Fund
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

	Members’ Equity	Non-Controlling Interests in Combined Fund	Total Equity	Redeemable Non-Controlling Interests in Combined Fund
BALANCE, December 31, 2012	$14,476,947	$—	$14,476,947	$—
Amortization of equity-based compensation	786,993	—	786,993	—
Distributions	(23,081,955)	—	(23,081,955)	—
Net income	20,359,987	—	20,359,987	—
BALANCE, June 30, 2013	$12,541,972	$—	$12,541,972	$—
BALANCE, December 31, 2013	$21,024,514	$—	$21,024,514	$—
Capital contributions from members	1,000,000	—	1,000,000	—
Amortization of equity-based compensation	3,364,971	—	3,364,971	—
Reclassification of distributions to former member	800,381	—	800,381	—
Capital contributions to Fifth Street Credit Opportunities Fund, L.P.	—	—	—	32,912,097
Capital contributions to Fifth Street Senior Loan Fund I Operating Entity, LLC	—	19,472,203	19,472,203	—
Distributions	(30,581,604)	—	(30,581,604)	—
Net income	23,548,973	1,015,138	24,564,111	1,264,321
BALANCE, June 30, 2014	$19,157,235	$20,487,341	$39,644,576	$34,176,418

See notes to combined financial statements.

FIFTH STREET MANAGEMENT GROUP

Combined Statements of Cash Flows
(unaudited)

	For the Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,828,432	$20,359,987
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	232,908	101,928
Amortization of equity-based compensation	3,364,971	786,993
Reclassification of distributions to former member	800,381	—
Fair value adjustment – due to former member	136,572	(53,458)
Deferred rent	937,430	15,223
Attributable to Combined Funds:
Net realized gain on investments of Combined Funds	(715,830)	—
Net change in unrealized appreciation on investments of Combined Funds	(1,087,727)	—
Accretion of original issue discount on investments of Combined Funds	(55,272)	—
Changes in operating assets and liabilities:
Management fees receivable	(1,150,504)	(12,728,992)
Prepaid expenses	(399,905)	18,375
Due from affiliates	2,471,647	(519,474)
Other assets	82,002	—
Accounts payable and accrued expenses	2,007,726	(209,068)
Accrued compensation and benefits	4,825,232	3,238,414
Due to former members	1,199,726	(359,949)
Due to affiliates	(2,528,204)	207,141
Attributable to Combined Funds:
Purchases of investments of Combined Funds	(198,676,677)	—
Proceeds from sales of investments of Combined Funds	66,410,810	—
Purchases and covers of short positions	(1,304,790)	—
Proceeds from sales of investments sold short	2,841,477	—
Change in other assets of Combined Funds	(208,531)	—
Change in other liabilities of Combined Funds	900,679	—
Net cash used in operating activities	(94,087,447)	10,857,120
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(7,176,023)	(116,000)
Net cash used in investing activities	(7,176,023)	(116,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	(29,581,604)	(23,081,955)
Attributable to Combined Funds:
Capital contributions from redeemable non-controlling interests	32,912,097
Capital contributions from non-controlling interests	19,472,203	—
Issuance of notes payable by Combined Fund	82,859,249	—
Deferred financing costs	(1,028,728)	—
Net cash provided by (used in) financing activities	104,633,217	(23,081,955)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,369,747	(12,340,835)
CASH AND CASH EQUIVALENTS, Beginning of period	4,015,728	16,156,777
CASH AND CASH EQUIVALENTS, End of period	$7,385,475	$3,815,942
CASH AND CASH EQUIVALENTS of the Combined Funds	6,995,801	—
CASH AND CASH EQUIVALENTS of the Company	$389,674	$3,815,942
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$49,589	$—
Non-cash financing activities:
Non-cash capital contribution by member	$1,000,000	—
Non-cash distribution to member	$(1,000,000)	—

All management fees are earned from affiliates of the Company. See notes to combined financial statements.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Fifth Street Management Group (the “Company”) is an alternative asset management firm headquartered in Greenwich, CT that provides asset management services to its investment funds, primarily consisting of Fifth Street Finance Corp. (formed on January 2, 2008) and Fifth Street Senior Floating Rate Corp. (formed on May 22, 2013), both publicly traded business development companies regulated under the Investment Company Act of 1940 (together, the “BDCs”).

The investment advisory business of the Fifth Street Management Group is presently conducted through the following affiliated entities:

•	Fifth Street Management LLC (“FSM”), a limited liability company organized under the laws of the State of Delaware on March 8, 2007 under its original name of FSC Management LLC to provide asset management services. The Company conducts substantially all of its asset management services through FSM, including those provided to the BDCs.
•	FSC CT, Inc. (“FSC CT”), a Connecticut corporation, formed on March 28, 2012 to provide administrative services related primarily to the Company’s activities in Connecticut and effective January 1, 2014 provides administrative services to the BDCs and FSM.
•	FSC, Inc., a New York corporation, formed on January 3, 2007 to provide administrative services to the BDCs and FSM through December 31, 2013.
•	Fifth Street Capital LLC (“FSC LLC”), a limited liability company organized under the laws of the State of New York on July 14, 2004 for the purpose of providing administrative and investment advisory services to Fifth Street Mezzanine Partners II, L.P. (“Fund II”, an uncombined affiliate) and other entities which may be formed from time to time. FSC LLC is a wholly-owned subsidiary of FSC, Inc.
•	FS Transportation LLC (“FS Transportation”) is a limited liability company organized under the laws of the State of Connecticut on March 2, 2010 and provides transportation services to the Company’s officers and employees. FS Transportation is a wholly-owned subsidiary of FSC, Inc.
•	FSC Midwest, Inc. (“FSC Midwest”), an Illinois corporation, formed on March 28, 2012 to provide administrative services related primarily to the Company’s activities in the midwestern United States.
•	Fifth Street Capital West, Inc. (“FSC West”), a California corporation, formed on December 26, 2006 to provide administrative services related primarily to the Company’s activities in the western United States.

In addition to the above entities, subsequent to December 31, 2013, the Company has included the following entities in the Combined Financial Statements:

•	FSCO GP LLC (“FSCO GP”), a Delaware limited liability company, formed on January 6, 2014 to serve as the general partner of Fifth Street Credit Opportunities Fund, L.P. (“FSCOF”), which primarily invests in yield-oriented corporate credit assets and equities, and
•	Fifth Street EIV, LLC (“Fifth Street EIV”), a Delaware limited liability company formed on February 7, 2014 to hold FSMs equity interest in Fifth Street Senior Loan Fund I Operating Entity, LLC (“SLF I”), which primarily invests in senior secured loans to middle-market companies.

FSCOF and SLF I are collectively referred to as the “Combined Funds.” See Note 2 for further information on the consolidation of these funds.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION  – (continued)

The Company’s primary sources of revenues are management fees, primarily from the BDCs, which are driven by the amount of the assets under management and quarterly investment performance of the funds it manages.

The Company conducts substantially all of its operations through one reportable segment which provides asset management services to its alternative investment vehicles. The Company generates all of its revenues in the United States.

Basis of Presentation

The unaudited interim combined financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in the combined financial statements prepared under GAAP have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair statement of the Company’s unaudited interim combined financial statements have been included and are of a normal and recurring nature. The operating results presented for the interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These combined financial statements should be read in conjunction with the Company’s audited combined financial statements as of and for the years ended December 31, 2013 and 2012 and notes thereto. The December 31, 2013 Combined Statement of Financial Condition data was derived from the audited combined financial statements at that date. All significant intercompany transactions and balances have been eliminated in combination.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting amounts reported in the combined financial statements and accompanying notes. The most significant of these estimates are related to (i) fair value measurements of the assets and liabilities of the Combined Funds; (ii) the valuation of equity-based compensation, and (iii) estimating the fair value of the amount due to a former member. These estimates are based on the information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions and conditions.

The Company has not presented earnings per share amounts in the Combined Statements of Income as they would not be meaningful based on the Company’s ownership structure as of the date of these combined financial statements.

The combined financial statements include the accounts of the above affiliated entities, all of which are either wholly or substantially owned and/or under the voting control of the managing member, Leonard M. Tannenbaum (collectively, the “Fifth Street Management Group”). The “members” refer to the managing member, seven other existing equity members and five other existing non-equity members.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The combined financial statements include the accounts of the Company and entities in which it, directly or indirectly, is determined to have a controlling financial interest under the following set of guidelines:

•	Variable Interest Entities (“VIEs”) — The Company determines whether, if by design, an entity has equity investors who lack the characteristics of a controlling financial interest or does not have sufficient equity at risk to finance its expected activities without additional subordinated financial support from other parties. If an entity has either of these characteristics, it is considered a VIE and

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

must be consolidated by its primary beneficiary. An enterprise is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which the Company holds a variable interest is a VIE and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would give it a controlling financial interest. Performance of that analysis requires the exercise of judgment. Certain VIEs qualify for the deferral under ASU 2010-10, Amendments to Statement 167 for Certain Investment Funds, if the following criteria are met:
a)	The entity has all of the attributes of an investment company as defined in the American Institute of Certified Public Accountants Accounting and Auditing Guide, Investment Companies (“Investment Company Guide”), or does not have all the attributes of an investment company but it is an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with the Investment Company Guide,
b)	The reporting entity does not have explicit or implicit obligations to fund any losses of the entity that could potentially be significant to the entity, and
c)	The entity is not a securitization or asset-backed financing entity or an entity that was formerly considered a qualifying special purpose entity.

Where the VIEs have qualified for the deferral of the current consolidation guidance, the analysis is based on previous consolidation guidance. This guidance requires an analysis to determine (a) whether an entity in which the Company holds a variable interest is a variable interest entity and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would be expected to absorb a majority of the variability of the entity.

Under both guidelines, the Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a variable interest entity and reconsiders that conclusion continually. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly by the Company and its affiliates or indirectly through employees. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company or third parties) or amendments to the governing documents of the respective investment funds could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, the Company assesses whether it is the primary beneficiary and will consolidate or deconsolidate accordingly.

The Company has not consolidated any entities into the combined financial statements under the VIE model as it does not have an interest in any VIE.

•	Voting Interest Entities (“VOEs”) — For entities that are not VIEs, the Company consolidates those entities in which it has an equity investment of greater than 50% and has control over significant operating, financial and investing decisions of the entity. Additionally, the Company consolidates entities in which the Company is a substantive, controlling general partner and the limited partners have no substantive rights to participate in the ongoing governance and operating activities.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company has determined that FSCOF should be consolidated by FSCO GP as the limited partners of FSCOF do not have substantive kick-out or participating rights. The Company has included the results of FSCO GP in its combined financial statements as it is under common control of the managing member.

The Company has determined that SLF I should be consolidated by FSM (the manager of SLF I and a combined entity) as (i) the investors of SLF I do not have substantive kick-out or participating rights and (ii) FSM, through its investment in Fifth Street EIV, holds a 10% equity investment in SLF I.

Including the results of the Combined Funds significantly increases the reported amounts of the assets, liabilities, revenues, expenses and cash flows of the Company; however, the Combined Funds results included herein have no direct effect on the net income attributable to controlling interests or on total controlling equity. Instead, economic ownership interests of the investors in the Combined Funds are reflected as redeemable non-controlling interests and non-controlling interests with respect to FSCOF and SLF I, respectively, in the accompanying combined financial statements.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-credit quality financial institutions.

For the six months ended June 30, 2014 and 2013, 100% of revenues and receivables were earned or derived from advisory or administrative services provided to the BDCs, Fund II and affiliated entities.

The Company is dependent on the managing member for all key decisions and its continued business operations. If for any reason the services of our managing member were to become unavailable, there could be a material adverse effect on the Company’s operations, liquidity and profitability.

Fair Values of Financial Instruments

The carrying amounts of cash and cash equivalents, management fees receivable from affiliates, prepaid expenses, due from/to affiliates, accounts payable and accrued expenses and accrued compensation and benefits approximate fair value due to the immediate or short-term maturity of these financial instruments. The fair value of the amount due to a former member was determined using the present value of the expected future payments. The fair value of the loan payable is determined using current applicable rates for similar instruments as of the date of the Statement of Financial Condition and approximates the carrying value of such debt.

Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. The Company and its Combined Funds place its cash and cash equivalents with U.S. financial institutions and, at times, amounts may exceed Federally insured limits. The Company and its Combined Funds monitor the credit standing of these financial institutions.

Cash and cash equivalents held at the Combined Funds, which includes amounts held by prime brokers, represent cash that, although not legally restricted, is not available to support the liquidity needs of the Company, as the use of such amounts is limited to the investment activities of the Combined Funds.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fixed Assets

Fixed assets consist of furniture, fixtures and equipment (including automobiles, computer hardware and software) and leasehold improvements, and are recorded at cost, less accumulated depreciation and amortization. Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the respective assets (three to eight years). Amortization of improvements to leased properties is computed using the straight-line method based upon the initial term of the applicable lease or the estimated useful life of the improvements, whichever is shorter, and ranges from five to 10 years. Routine expenditures for repairs and maintenance are charged to expense when incurred. Major betterments and improvements are capitalized. Upon retirement or disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Combined Statements of Income. The Company evaluates fixed assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be fully recovered. No impairments were deemed necessary for the six months ended June 30, 2014 and 2013.

Deferred Rent

The Company recognizes rent expense on a straight-line basis over the expected lease term. Within the provisions of certain leases, there are free rent periods and escalations in payments over the base lease term. The effects of these items have been reflected in rent expense on a straight-line basis over the expected lease term. Landlord contributions and tenant allowances are included in the straight-line calculations and are being deferred over the lease term and are reflected as a reduction in rent expense.

Redeemable Non-controlling Interests

The Company consolidates a credit-focused hedge fund (FSCOF) that it manages, wherein investors are able to redeem their interests, in cash or in kind or both, after an initial lock-up period of one year, without penalty. Amounts relating to these fund investors’ interests in FSCOF are presented as redeemable non-controlling interests in the Combined Statements of Financial Condition. Allocations of profits and losses to these interests are reflected within net income attributable to redeemable non-controlling interests in the Combined Statements of Income. The allocation of net income or loss to non-controlling redeemable interests in the Combined Fund is based on the relative ownership interests of the unaffiliated limited partners after the consideration of contractual arrangements that govern allocations of income or loss.

Non-controlling Interests

In addition to the members’ interests in the Fifth Street Management Group discussed above, the Company also consolidates a senior loan fund (SLF I) in which non-controlling interests are present. Amounts relating to the funds investors’ interests in SLF I are presented as non-controlling interests in the Combined Statements of Financial Condition. Allocations of profits and losses to these interests are reflected within net income attributable to non-controlling interests in the Combined Statements of Income. Investors in this fund presented within non-controlling interests are not able to redeem their interests until the fund liquidates or is otherwise wound-up.

Non-controlling interest holders in SLF I owned approximately 51.7% of the Company’s combined total equity as of June 30, 2014.

Revenue Recognition

The Company has two principal sources of revenues: management fees and performance fees. These revenues are derived from the Company’s agreements with the funds it manages, primarily the BDCs. The advisory agreements, on which revenues are based, are renewed on an annual basis by the general partner or the Board of Directors of the respective funds.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Management Fees

Management fees are generally based on a defined percentage of fair value of assets, total commitments, invested capital, net asset value (“NAV”), net investment income, total assets or par value of the investment portfolios managed by the Company. All management fees are earned from affiliated funds of the Company. The contractual terms of management fees vary by fund structure and investment strategy and range from 0.40% to 2.00% for base management fees, which are asset or capital-based.

Management fees from affiliates also include quarterly incentive fees on the net investment income from the BDCs (“Part I Fees”). Part I Fees are generally equal to 20.0% of the BDCs net investment income, (before Part I Fees and performance fees payable based on capital gains), subject to fixed “hurdle rates” as defined in the respective investment advisory agreement. No fees are recognized until the BDCs net investment income exceeds the respective hurdle rate, with a “catch-up” provision that serves to ensure the Company receives 20% of the BDCs net investment income from the first dollar earned. Such fees are classified as management fees as they are paid quarterly, predictable and recurring in nature, not subject to repayment (or clawback) and cash settled each quarter. Management fees from affiliates are recognized as revenue in the period advisory services are rendered, subject to the Company’s assessment of collectability.

Performance Fees

Performance fees are earned from the funds managed by the Company based on the performance of the respective funds. The contractual terms of performance fees vary by fund structure and investment strategy and are generally 15.00% to 20.00%.

The Company has elected to adopt Method 2 of ASC 605-20, Revenue Recognition (“ASC 605”) for revenue based on a formula. Under this method, the Company records revenue when it is entitled to performance-based fees, subject to certain hurdles or benchmarks. The performance fees for any period are based upon an assumed liquidation of the fund’s net assets on the reporting date, and distribution of the net proceeds in accordance with the fund’s income allocation provisions. The performance fees may be subject to reversal to the extent that the performance fees recorded exceed the amount due to the general partner or investment manager based on a fund’s cumulative investment returns.

Performance fees related to the BDCs (“Part II Fees”) are calculated and payable in arrears as of the end of each fiscal year of the BDCs and equal 20% of the BDCs realized capital gains, if any, on a cumulative basis since inception, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. No performance fees were earned during the six months ended June 30, 2014 and 2013.

Other Fees

The Company also provides administrative services to the BDCs that are reported within revenues —  other fees. These fees are recognized as revenue in the period administrative services are rendered. These fees generally represent the portion of compensation, overhead and other expenses incurred by the Company directly attributable to the funds, but may also be based on a fund’s asset value. The Company selects the vendors, incurs the expenses, and is the primary obligor under the related arrangements. The Company is considered the principal under these arrangements and is required to record the expense and related reimbursement revenue on a gross basis. Other fees are recognized in the periods during which the related expenses are incurred and the reimbursements are contractually earned.

Compensation and Benefits

Compensation generally includes salaries, bonuses and equity-based compensation charges. Bonuses are accrued over the service period to which they relate. All payments made to the Company’s managing member

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

since inception and all payments made to equity members since December 1, 2012 (see Note 11) related to their granted or purchased interests are accounted for as distributions on the equity held by such members.

Equity-Based Compensation

Compensation expense related to the issuance of equity-based awards is measured at fair value of the award on the grant date, in excess of any amounts paid for the interest, and is recognized on a straight-line basis over the requisite service period, with a corresponding increase in members’ equity. Equity-based compensation expense is adjusted, as necessary, for actual forfeitures so as to reflect expenses only for the portion of the award that ultimately vests. Equity-based compensation expense is presented within compensation and benefits in the Combined Statements of Income. Cash settled equity-based awards are classified as liabilities and are re-measured at the end of each reporting period using the intrinsic-value method (that is, current settlement value), as permitted for non-public companies under ASC 718.

Part I Fee-Sharing Arrangements

The Company also has fee-sharing arrangements whereby certain employees or members are entitled to a share of Part I Fees. These fees are typically paid to the Company and are then paid to the participant on a quarterly basis. To the extent that the payments to the employees or non-equity members are probable and reasonably estimable, the Company accrues these payments as compensation expense.

Reimbursable Expenses

In the normal course of business, the Company pays certain expenses on behalf of the BDCs, primarily for professional travel and other costs associated with particular portfolio company holdings of the BDCs, for which it is reimbursed. Such expenses are not an obligation of the Company and are recorded as due from affiliates at the time of disbursement (see Note 10).

Fund Start-up Expenses

The Company expenses all costs associated with starting a new investment fund. Included in the Statement of Income for the six months ended June 30, 2014, is approximately $291,000 of expenses associated with the formation of FSCOF and SLF I.

Income Taxes

Substantially all of the Company’s earnings flow through to owners of the Company without being subject to entity level income taxes. Accordingly, no provision for income taxes has been recorded in the combined financial statements.

The Company has no unrecognized tax benefits at June 30, 2014 and December 31, 2013. The Company’s Federal and state income tax returns prior to fiscal year 2010 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters such as franchise tax liabilities, if applicable, as general, and administrative and other expenses.

Market and Other Risk Factors

Due to the nature of the Combined Funds investment strategy, the Company is subject to market and other risk factors, including, but not limited to the following:

Market Risk

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the securities markets. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

FSCOF may sell securities short which allows it to profit from declines in market prices to the extent such decline exceeds the transaction costs and any costs of borrowing. A short sale involves the sale of a security that is not owned in the expectation of purchasing the same security at a later date at a lower price. To make delivery to the buyer, FSCOF must borrow the security, and is obligated to pay the lender of the security any dividend or interest payable on the security until it returns the security to the lender. This is accomplished by a later purchase of the security by FSCOF. A short sale, which is generally collateralized by the underlying security, involves the risk that the market price of the security will increase as any appreciation in the price of the borrowed assets would result in a loss, which is theoretically unlimited in amount. In addition, the party from whom the security was borrowed to effect the short sale may demand the return of the security before FSCOF had planned. In this situation, FSCOF may be forced to cover the short position in the market at a higher price than its short sale.

Limited Liquidity of Investments

The Combined Funds intend to invest in investments that may not be readily marketable. Illiquid investments may trade at a discount from comparable, more liquid investments, and at times there may be no market at all for such investments. Subordinate investments may be less marketable, or in some instances illiquid, because of the absence of registration under federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to issues of comparable interests). As a result, the Combined Funds may encounter difficulty in selling its investments or may, if required to liquidate investments to satisfy redemption requests of its investors or debt service obligations, be compelled to sell such investments at less than fair value.

Counterparty Risk

Some of the markets in which the Combined Funds may affect its transactions are “over-the-counter” or “interdealer” markets. The participants in such markets are typically not subject to credit evaluation and regulatory oversight unlike members of exchange-based markets. This exposes the Combined Funds to the risk that a counterparty will not settle a transaction in accordance with its terms and conditions because of a dispute over the terms of the applicable contract (whether or not such dispute is bona fide) or because of a credit or liquidity problem, causing the Combined Funds to suffer loss. Such “counterparty risk” is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where the Combined Funds has concentrated its transactions with a single or small group of counterparties.

Credit Risk

There are no restrictions on the credit quality of the investments the Combined Funds intend to make. Investments may be deemed by nationally recognized rating agencies to have substantial vulnerability to default in payment of interest and/or principal. Some investments may have low-quality ratings or be unrated. Lower rated and unrated investments have major risk exposure to adverse conditions and are considered to be predominantly speculative. Generally, such investments offer a higher return potential than higher rated investments, but involve greater volatility of price and greater risk of loss of income and principal.

In general, the ratings of nationally recognized rating organizations represent the opinions of agencies as to the quality of the securities they rate. Such ratings, however, are relative and subjective; they are not absolute standards of quality and do not evaluate the market value risk of the relevant securities. It is also

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

possible that a rating agency might not change its rating of a particular issue on a timely basis to reflect subsequent events. The Combined Funds may use these ratings as initial criteria for the selection of portfolio assets but are not required to utilize them.

Interest Rate Risk

Fluctuations in interest rates expose the Company to interest rate risk on certain assets and liabilities of the Combined Funds. These changes may affect the fair value, interest income and interest expense related to certain floating rate assets and liabilities that are indexed to market interest rates.

Accounting Policies of Combined Funds

The Combined Funds, in which the Company has only minor ownership interests, are included in the Company’s combined financial statements. The majority ownership interests in these funds are held by the investors in the funds, and these interests are reflected within redeemable non-controlling interests and non-controlling interests in the Combined Statements of Financial Condition. Management fees from the Combined Funds are eliminated in consolidation; however, the controlling interest is increased by the amount of the eliminated management fees.

The Combined Funds are considered investment companies for GAAP purposes. Pursuant to specialized accounting guidance for investment companies and the retention of that guidance in the Company’s combined financial statements, the investments held by the Combined Funds are reflected in the combined financial statements at their estimated fair values.

Investments at Fair Value

Investments at fair value include the Combined Funds’ investments in securities, investment companies and other investments. Securities transactions are recorded on a trade-date basis. Realized gains and losses on sales of investments are determined on a specific identification basis and are included within net realized gains of Combined Funds in the Combined Statements of Income. Premiums and discounts are amortized and accreted, respectively, to income of the Combined Funds in the Combined Statements of Income.

The fair value of investments held by the Combined Funds is based on observable market prices when available. Such values are generally based on the last reported sales price as of the reporting date. In the absence of readily ascertainable market values, the determination of the fair value of investments held by the Combined Funds may require significant judgment or estimation (see Note 3). Actual results could differ materially from these estimates under different assumptions and conditions.

Deferred Financing Costs

Deferred financing costs consist of fees and expenses paid in connection with the closing or amending of the SLF I credit facilities, and are capitalized at the time of payment. Deferred financing costs are amortized using the straight line method over the terms of the respective credit facilities and are included in interest expense of Combined Funds in the Company’s Combined Statement of Income.

Securities Sold Short at Fair Value

Securities sold short reflect commitments to deliver specified amounts of securities and thereby create a liability to purchase these securities at a future date. Such amounts are reflected as a liability at the fair value of such securities on June 30, 2014. Subsequent market fluctuations may require FSCOF to acquire these securities at prices which differ from the fair value reflected in the Combined Statement of Financial Condition, and such difference could be material.

Interest and Other Income of the Combined Funds

Income of the Combined Funds consists of interest income, dividend income and other miscellaneous items. Interest income is recorded on an accrual basis. The Combined Funds may place debt obligations, including bank

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

debt and other participation interests, on non-accrual status and, when necessary, reduce current interest income by charging off any interest receivable when collection of all or a portion of such accrued interest has become doubtful. As of and for the six months ended June 30, 2014, no investments were put on non-accrual status. Dividend income is recorded on the ex-dividend date, net of withholding taxes, if applicable.

Expenses of the Combined Funds

Expenses of the Combined Funds consist of other miscellaneous expenses and are recorded on an accrual basis.

Interest Expense of Combined Funds

Interest expense of Combined Funds consists of interest (including unused fees and deferred financing costs) incurred on indebtedness under the SLF I credit facilities. Interest expense is recorded on an accrual basis and payable quarterly.

Recent Accounting Pronouncements

In June 2013, the FASB issued ASU 2013-08, Financial Services — Investment Companies (“ASU 2013-08”). ASU 2013-08 provides clarifying guidance to determine if an entity qualifies as an investment company. ASU 2013-08 also requires an investment company to measure non-controlling interests in other investment companies at fair value. The following disclosures are required by ASU 2013-08: (i) whether an entity is an investment company and is applying the accounting and reporting guidance for investment companies; (ii) information about changes, if any, in an entity’s status as an investment company; and (iii) information about financial support provided or contractually required to be provided by an investment company to any of its investees. The requirements of ASU 2013-08 were adopted by the Company beginning in the first quarter of 2014. There are no changes to the current requirements relating to the retention of specialized accounting in the financial statements of a non-investment company parent. These updates did not have a material impact on the Company’s financial condition or results of operations.

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its combined financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of this standard on its combined financial statements and its ongoing financial reporting.

In June 2014, the FASB issued ASU No. 2014-12 (“ASU 2014-12”), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, which clarifies the recognition of stock-based compensation over the required service period, if it is probable that the performance condition will be achieved. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015 and should be applied prospectively. The Company is currently evaluating the effect that this guidance will have on its combined financial statements and its ongoing financial reporting.

In August 2014, the FASB issued ASU No. 2014-13, Measuring the Financial Assets and Financial Liabilities of a Consolidated Collateralized Financing Entity (“CFE”). This new guidance requires reporting entities to use the more observable of the fair value of the financial assets or the financial liabilities to measure the financial assets and the financial liabilities of a CFE when a CFE is initially consolidated. It permits entities to make an accounting policy election to apply this same measurement approach after initial consolidation or to apply other GAAP to account for the consolidated CFE’s financial assets and financial

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

liabilities. It also prohibits all entities from electing to use the fair value option in ASC 825 to measure either the financial assets or financial liabilities of a consolidated CFE that is within the scope of this issue. This guidance is effective for fiscal years beginning after December 15, 2015, and interim periods therein. Early adoption is permitted using a modified retrospective transition approach as described in the pronouncement. The Company is currently evaluating the effect that this guidance will have on its combined financial statements and its ongoing financial reporting.

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS

Investments of Combined Funds

As of June 30, 2014, all senior secured debt investments of the Combined Funds are classified as Level 3. The following table presents a summary of the investments held by the Combined Funds and as a percentage of total investments of Combined Funds as of June 30, 2014:

	Fair Value	Percentage of Investments of Combined Funds
Geographic Region/Investment/Industry
North America
Senior secured debt investments:
Aerospace and Defense	$5,411,795	3.4%
Automotive	1,012,500	0.6%
Beverage, Food & Tobacco	4,036,875	2.5%
Capital Equipment	5,907,375	3.7%
Chemicals, Plastics and Rubber	3,162	0.0%
Construction & Building	9,371,063	5.9%
Environmental Industries	6,432,000	4.0%
Healthcare & Pharmaceuticals	18,830,273	11.8%
High Tech Industries	17,949,095	11.2%
Hotel, Gaming & Leisure	15,228,438	9.5%
Media: Advertising, Printing & Publishing	15,616,901	9.8%
Media: Broadcasting & Subscription	1,007,085	0.6%
Media: Diversified & Production	6,574,806	4.1%
Oil and Gas	5,940,000	3.7%
Retail	3,510,315	2.2%
Services: Business	21,658,352	13.6%
Telecommunications	11,521,610	7.2%
Transportation: Cargo	2,992,500	1.9%
Transportation: Consumer	6,349,383	4.0%
Total senior secured debt investments (cost of $158,035,664)	159,353,528	99.7%
Europe
Senior secured debt investments:
Containers, Packaging & Glass (cost of $497,500)	501,250	0.3%
Total Investments of Combined Funds (cost of $158,533,164)	$159,854,778	100.0%

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS  – (continued)

In addition to the above senior secured debt investments, as of June 30, 2014 the Combined Funds have open short positions on equities classified as Level 1 investments in the amount of $1,602,268, all of which are in companies located in North America in the banking and finance industry.

Fair Value Measurements

ASC 820 – Fair Value Measurements and Disclosures – defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available or reliable, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the investments or market and the investments’ complexity.

Assets and liabilities recorded at fair value in the Company’s combined financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels, defined by ASC 820 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s capital markets group obtains and analyzes readily available market quotations provided by independent pricing services for all of the Combined Funds’ senior secured debt investments. In determining the fair value of a particular investment, pricing services use observable market information, including both binding and non-binding indicative quotations. In order to validate market quotations, the capital markets group looks at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. If the quotation provided by the pricing service is based on only one market source, the Company corroborates such information by comparing the value to a third party broker quotation that makes a market in the asset. The value obtained from the pricing service is used to measure fair value unless the difference in price between the two sources is in excess of the Company’s established tolerance level, in which case the third party broker quotation is used. If neither the pricing services nor the third party brokers are able to obtain any quoted prices, the Company may utilize independent third party valuation specialists. As of June 30, 2014, the fair values of senior secured debt investments were measured using unadjusted quotations from pricing services. When determining the fair value of publicly traded equity securities, the Company uses the unadjusted closing price as of the valuation date on the primary market or exchange on which they trade.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS  – (continued)

The following table presents the financial instruments carried at fair value as of June 30, 2014, by caption on the Company’s Combined Statement of Financial Condition for each of the levels of hierarchy established by ASC 820:

Assets	Level 1	Level 2	Level 3	Total
Senior secured debt investments held by Combined Funds	$—	$—	$159,854,778	$159,854,778

Liabilities	Level 1	Level 2	Level 3	Total
Due to former members	$—	$—	$3,429,736	$3,429,736
Securities sold short by Combined Funds	1,602,268	—	—	1,602,268
	$1,602,268	$—	$3,429,736	$5,032,004

The following table presents the financial instruments carried at fair value as of December 31, 2013, by caption on the Company’s Combined Statement of Financial Condition for each of the levels of hierarchy established by ASC 820:

Liability	Level 1	Level 2	Level 3	Total
Due to former member	$—	$—	$2,093,437	$2,093,437

When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the fact that the unobservable factors are the most significant to the overall fair value measurement. However, Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated by external sources). Accordingly, the appreciation (depreciation) in the tables below includes changes in fair value due in part to observable factors that are part of the valuation methodology.

The following tables provide a roll-forward in the changes in fair value for all financial instruments for which the Company determines fair value using unobservable (Level 3) factors:

Investments of Combined Funds
Fair value at December 31, 2013	$—
Purchases of investments	244,159,274
Sales of investments	(85,293,648)
Principal payments on debt investments	(938,796)
Accretion of original issue discount on debt investments	55,272
Net realized gain on investments of Combined Funds	487,414
Net change in unrealized appreciation on investments of Combined Funds	1,385,262
Fair value at June 30, 2014	$159,854,778
Net unrealized appreciation/depreciation relating to Level 3 assets and liabilities still held at June 30, 2014 and reported within net unrealized appreciation/depreciation in the Combined Statements of Income for the six months ended June 30, 2014	$473,941

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS  – (continued)

	Due to Former Members
	June 30, 2014	December 31, 2013
Fair value at beginning of period	$2,093,437	$3,079,431
Current period additions	1,799,423	—
Current period payments	(599,696)	(896,937)
Fair value adjustments	136,572	(89,057)
Fair value at end of period	$3,429,736	$2,093,437

Significant Unobservable Inputs for Level 3 Financial Instruments

The following table provides quantitative information related to the significant unobservable inputs for Level 3 financial instruments, which are carried at fair value as of June 30, 2014:

Assets	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Senior secured debt investments held by Combined Funds	$159,854,778	Independent pricing services and/or broker quotes	N/A	N/A	N/A

Liabilities	Fair Value	Valuation Technique		Unobservable Input	Range	Weighted Average
Due to former member	$1,630,313	Discounted cash flow approach		Discount rate	10%	10%
				Part I Fee estimated future payments	$1,729,694 - $1,729,694	$1,729,694
Due to former member	1,799,423	Per contractual agreement	(1)	N/A	N/A	N/A
Total	$3,429,736

(1)	Amount was incurred on May 17, 2014 and settled on July 2, 2014. As such, the carrying amount approximates fair value.

The following tables provide quantitative information related to the significant unobservable inputs for Level 3 liabilities, which are carried at fair value as of December 31, 2013:

Liability	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Due to former member	$2,093,437	Discounted cash flow approach	Discount rate	10%	10%
			Part I Fee estimated future payments	$2,269,621 - $2,269,621	$2,269,621
Total	$2,093,437

Under the discounted cash flow approach the significant unobservable inputs is the Part I Fee estimated future payments. Significant increases or decreases in this input in isolation may result in a significantly higher or lower fair value measurement, respectively. The discount rate is fixed by contract and not subject to change.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

3. INVESTMENTS AND FAIR VALUE MEASUREMENTS  – (continued)

Financial Instruments Disclosed, But Not Carried At Fair Value

The following table presents the carrying value and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of June 30, 2014 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Loan payable	$4,000,000	$4,124,914	$—	$—	$4,124,914
Notes payable of Combined Funds	82,859,249	82,859,249	—	—	82,859,249
Total	$86,859,249	$86,984,163	$—	$—	$86,984,163

The following table presents the carrying value and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of December 31, 2013 and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Loan payable	$4,000,000	$4,000,000	$—	$—	$4,000,000

The carrying values of loans and notes payable of the Combined Funds approximates their fair values and are included in Level 3 of the hierarchy.

4. DUE FROM AFFILIATES

In the normal course of business, the Company pays certain expenses on behalf of the BDCs, primarily for travel and other costs associated with particular portfolio company holdings of the BDCs, for which it is reimbursed. Such expenses, in the amounts of $1,361,175 and $2,060,367 at June 30, 2014 and December 31, 2013, respectively, are not an obligation of the Company and are recorded as due from affiliates at the time of disbursement (see Note 10). Also included in due from affiliates at December 31, 2013 is $1,760,000 from the landlord (a related party — see Note 10) of the Company’s new corporate headquarters. Such amount was received in June 2014.

5. FIXED ASSETS

Fixed assets consist of the following:

	June 30, 2014	December 31, 2013
Furniture, fixtures and equipment	$1,663,402	$1,568,550
Leasehold improvements	153,685	111,779
Construction in progress	7,623,330	698,568
	9,440,417	2,378,897
Less: accumulated depreciation and amortization	(1,060,621)	(942,216)
Fixed assets, net	$8,379,796	$1,436,681

Construction in progress relates to the Company’s new corporate headquarters located in Greenwich, CT which was completed in July 2014, at which time the Company took possession of the premises. In connection with the related lease, the landlord (a related party — see Note 10) has agreed to contribute up to $1,760,000 towards the construction, which the Company expects to total approximately $8,000,000.

Depreciation and amortization expense related to fixed assets for the six months ended June 30, 2014 and 2013 was $118,407 and $101,928, respectively.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

6. OTHER ASSETS

Other assets consist of the following:

	June 30, 2014	December 31, 2013
Security deposits	$953,375	$953,375
Deferred offering costs	1,117,449	—
Fractional interest in aircraft(a)	1,426,399	1,540,900
Other	158,700	158,700
	$3,655,923	$2,652,975

(a)	In November 2013, the Company entered into an agreement which entitled it to the use of a corporate aircraft for five years. Such amount, less the estimated trade-in value, is being amortized on a straight-line basis over the expected five-year term of the agreement. Amortization expense for the six months ended June 30, 2014 was $114,501.

7. DUE TO FORMER MEMBERS

On November 5, 2010, the Company entered into a separation agreement with a member that provides for (i) the repurchase of the member’s pro rata share of Part I Fees based on a formula, as defined in the agreement, over a five year period ending on September 30, 2015, and (ii) upon the closing of a sale transaction of the Company, the allocation by the managing member to the former member of any proceeds from the sale up to a maximum of $6,000,000. Accordingly, the Company recorded a liability for the present value of the expected future payments of the member’s pro rata share of Part I Fees as of the date of the agreement and has adjusted this liability to fair value at each reporting date. Included in compensation expense for the six months ended June 30, 2014 and 2013 are fair value adjustments related to this liability that increased/(decreased) compensation expense in the amounts of $136,572 and ($53,458), respectively. Amounts due to this former member totaled $1,630,313 and $2,093,437 at June 30, 2014 and December 31, 2013, respectively.

In addition, the Company will recognize compensation expense in the amount of approximately $144,000 upon the closing of a sale transaction representing the fair value of vested equity-based awards. Any amounts paid to the former member in excess of fair value of the award will be accounted for as a distribution with a corresponding offset to members’ equity.

On May 17, 2014, the Company entered into a separation agreement with a member that provides for (i) the repurchase of the member’s pro rata share of Part I Fees for $1,713,802, and (ii) upon the closing of a sale transaction of the Company, the allocation by the managing member to the former member of a portion of net proceeds from the sale as yet to be determined. In connection with the agreement to repurchase the former member’s interest, the Company recognized compensation expense in the amount of $2,599,803, representing the amount paid and the reclassification of amounts previously recorded as distributions since December 1, 2012, as the award was forfeited prior to vesting. In addition, the Company recognized compensation expense in the amount of approximately $2,327,548 in connection with the reallocation to the managing member of the former member’s forfeited interest. Such amount represents the fair value of the interest in the amount of $4,035,926, as determined by an independent third party appraisal, net of the cash paid of $1,713,802. Amount due to this former member totaled $1,799,423 at June 30, 2014.

8. DEBT

Loan Payable — Debt Obligation of the Company

On October 7, 2013, the Company borrowed $4,000,000 from the Department of Economic and Community Development (the “DECD”) of the State of Connecticut. Proceeds from the loan are being

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

8. DEBT  – (continued)

utilized to fund the build-out costs of the Company’s new headquarters in Greenwich, CT. The loan bears interest at a fixed rate of 2.5% per annum and matures on November 21, 2023 and requires interest-only payments through November 1, 2017, at which point monthly payments of principal and interest are required until maturity or such time that the loan is repaid in full. As security for the loan, the Company has granted the State of Connecticut a blanket interest in the Company’s personal property, subject only to prior security interests permitted by the State of Connecticut. For the six months ended June 30, 2014, interest expense related to this loan in the amount of $49,589 was included in interest and other income (expense), net in the Combined Statements of Income.

Outstanding principal amounts related to this loan maturing over the next five years are as follows:

2014	$—
2015	—
2016	—
2017	51,551
2018	627,050

Under the terms of the agreement, the Company may be eligible for forgiveness of up to $3,000,000 of the principal amount of the loan based on certain job creation milestones within four years of the execution of the loan documents, as mutually agreed to by the Company and the DECD. If the Company is unable to meet these job creation milestones within the allotted timeframe, the DECD may impose a penalty upon the Company in an amount equal to $78,125 per job below the required amount. To date, no penalties have been assessed by the DECD.

In addition, as part of the agreement with the DECD, the Company is eligible to receive up to $500,000 to fund job training programs that are jointly developed based on the Company’s training needs (“DECD Job Training Grant”), as well as up to $500,000 for the installation of a fuel cell, wind or solar powered energy system at the Company’s Connecticut headquarters (“DECD Installation Grant”). During April 2014, the Company applied for and received $29,792 related to the DECD Job Training Grant and $500,000 related to the DECD Installation Grant.

Notes Payable of Combined Funds

On February 18, 2014, SLF I, included in the Fifth Street Management Group, entered into a Loan and Security Agreement (“SLF I Agreement”) with respect to a five year credit facility (“SLF I Facility”) with Wells Fargo Bank, as Class A Lender and Collateral Agent, Deutsche Bank AG, as Class B Lender, and Wells Fargo Securities, LLC, as Administrative Agent.

The facility extended by the Class A Lender (“Class A Facility”) permits up to $141.8 million of borrowings (subject to collateral and other requirements) that bear interest at a rate of LIBOR plus 2.40% per annum. The maturity date of the Class A facility is February 18, 2019.

The facility extended by the Class B Lender (“Class B Facility”) permits up to $30.0 million of borrowings (subject to collateral and other requirements) that bear interest at a fixed rate of 7.5% per annum until August 18, 2014, a variable interest rate equal to LIBOR plus 7.5% per annum from that date until February 18, 2015 and a variable interest rate of LIBOR plus 12% per annum thereafter. The maturity date of the Class B facility is February 18, 2019.

As collateral manager under the SLF I Facility, the Company earns a senior collateral management fee at a rate equal to 0.25% per annum and a subordinated collateral management fee at a rate equal to 0.15% per annum, calculated based on the average principal balance of loans originated during the applicable period.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

8. DEBT  – (continued)

As of June 30, 2014, $65,359,249 was outstanding under the Class A Facility and $17,500,000 was outstanding under the Class B Facility, which are included in notes payable of the Combined Funds in the Combined Statements of Financial Condition. For the six months ended June 30, 2014, interest expense related to the SLF I Facility was $950,175.

9. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space in various locations throughout the United States and maintains its headquarters in Greenwich, CT. The related lease commitments have not changed materially since December 31, 2013.

Guarantee

On August 1, 2013, the Company entered into an agreement whereby FSC, Inc. and FSC CT guaranteed a commercial mortgage loan in the amount of $26,000,000 issued by a financial institution to an entity owned by the managing member. The loan matures on August 1, 2023 and requires monthly interest payments throughout the term with monthly principal payments beginning on September 2, 2014 through the maturity date. Interest on the loan accrues at a rate of LIBOR plus 1.85% per annum. As of June 30, 2014, $26,000,000 was outstanding on the loan and was payable by this affiliate. As of June 30, 2014, the Company had not provided any funding related to this guarantee and the Company believes the likelihood of any material funding under this guarantee in the future to be remote. The Company’s maximum exposure to loss is limited to the amount of the guarantee.

Capital Commitments

As of June 30, 2014, the Company had aggregate unfunded capital commitments of approximately $1,900,000 related to its equity investment in SLF I.

Unfunded Commitments of Combined Funds

As of June 30, 2014, there were no unfunded commitments related to the senior secured debt investments of the Company’s Combined Funds.

Litigation

From time to time, the Company is involved in litigation and claims incidental to the conduct of the Company’s business. The Company is also subject, from time to time, to reviews, inquiries and investigations by regulatory agencies that have regulatory authority over the Company’s business activities. The Company is currently not subject to any pending judicial, administrative or arbitration proceedings that are expected to have a material impact on the Company’s combined results of operations or financial condition.

10. RELATED PARTY TRANSACTIONS

All of the Company’s revenue is earned from its affiliates, including management fees, Part I Fees and other fees.

During the six months ended June 30, 2014 and 2013, the Company earned $45,248,657 and $30,098,729, respectively, in management fees relating to services provided to the BDCs. As of June 30, 2014 and December 31, 2013, management fees receivable in the amounts of $22,560,267 and $21,409,763, are due entirely from the BDCs, and are presented separately within the Combined Statements of Financial Condition. During the six months ended June 30, 2014 and 2013, the Company voluntarily waived the portion of management fees attributable to certain new investments of the BDCs, which resulted in waivers of $462,825 and $2,321,986, respectively.

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

10. RELATED PARTY TRANSACTIONS  – (continued)

During the six months ended June 30, 2014, the Company recorded a reduction of management fees in the amount of $195,816 relating to an adjustment to appropriately reflect cumulative management fees charged to Fund II. During the six months ended June 30, 2013, the Company earned $59,701 in management fees relating to services provided to Fund II. As of June 30, 2014 and December 31, 2013, there were no management fees receivable from Fund II.

Receivables for reimbursable expenses are included within due from affiliates and totaled $1,361,175 and $2,060,367 at June 30, 2014 and December 31, 2013, respectively.

The Company also has entered into administration agreements with the BDCs under which the Company provides administrative services for the BDCs, including office facilities and equipment, and clerical, bookkeeping and recordkeeping services at such facilities. Under the administration agreement, the Company also performs or oversees the performance of the BDCs required administrative services, which includes being responsible for the financial records which the BDCs are required to maintain and preparing reports to the BDCs’ stockholders and reports filed with the Securities and Exchange Commission. In addition, the Company assists each of the BDCs in determining and publishing its net asset value, overseeing the preparation and filing of its tax returns and the printing and dissemination of reports to the each of the BDCs stockholders, and generally overseeing the payment of each of the BDCs expenses and the performance of administrative and professional services rendered to such BDC by others. For providing these services, facilities and personnel, the BDCs reimburse the Company the allocable portion of overhead and other expenses incurred by the Company in performing its obligations under the administration agreement, including rent and such BDC’s allocable portion of the costs of compensation and related expenses of such BDC’s chief financial officer and chief compliance officer and their staffs. Such reimbursement is at cost with no profit to, or markup by, the Company. Included in Revenues — other fees in the Combined Statements of Income for the six months ended June 30, 2014 and 2013 were $2,018,054 and $2,435,186, respectively, related to amounts charged for the above services provided to the BDCs. The Company may also provide, on the BDCs’ behalf, managerial assistance to such BDC’s portfolio companies. Each of the administration agreements may be terminated by either the Company or the BDC without penalty upon 60 days’ written notice to the other party.

On July 22, 2013, the Company entered into a lease agreement for office space for its headquarters in Greenwich, CT. The landlord is an entity controlled by managing member. The lease agreement requires monthly rental payments at market rates, expires on September 30, 2024 and can be renewed at the request of the Company for two additional five year periods. Rental payments under this lease of approximately $2,000,000 per year will begin three months from the Company taking possession of the premises, which occurred in July 2014.

The Company’s fractional interest in a corporate aircraft is used primarily for business purposes. Occasionally, certain of the members have used the aircraft for personal use. The Company charges these members for such personal use based on market rates. Such charges were not material for the six months ended June 30, 2014.

Included in due to affiliates at December 31, 2013 is $2,542,333 related to cash held by the Company in connection with a liability of an uncombined affiliate. Such amount was returned to the affiliate in June 2014. Also included in due to affiliates at June 30, 2014 and December 31, 2013 is $143,130 and $129,001, respectively, related to purchased interests of non-equity members (see Note 11).

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

10. RELATED PARTY TRANSACTIONS  – (continued)

As of June 30, 2014 and December 31, 2013, amounts due to and from affiliates were comprised of the following:

	June 30, 2014	December 31, 2013
Management fees receivable:
Base management fees receivable	$13,601,695	$12,355,341
Part I Fees receivable	8,958,572	9,054,422
Total	$22,560,267	$21,409,763
Due from affiliates:
Reimbursed expenses due from the BDCs	$1,361,175	$2,060,367
Due from members for personal use of corporate aircraft	—	11,359
Due from employees	6,817	14,672
Due from landlord for construction costs	—	1,760,000
Other amounts due from affiliated entities	8,852	2,093
Total	$1,376,844	$3,848,491
Due to affiliates:
Cash held on behalf of Fund II	$—	$2,542,333
Due to non-equity members for purchase of interests	143,130	129,001
Total	$143,130	$2,671,334

11. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION

Prior to December 1, 2012, interests in the Company’s Part I Fees that were granted and/or sold to members (other than the managing member) were accounted for as liabilities using the intrinsic-value method as these interests are subject to repurchase in the event of the member’s termination of employment, at a formula-based price (as defined in the then existing operating agreement) determined by the member’s pro rata share of Part I Fees. In addition, the redemption amounts were exclusive of any accumulated undistributed earnings associated with the member’s interests, which were also required to be paid to a former member.

Effective December 1, 2012, the operating agreement was amended to include a retirement eligibility vesting clause for then existing members (“equity members”). Members admitted after December 1, 2012, are considered non-equity members as their interests do not include the retirement eligibility clause and will be accounted for as liabilities using the intrinsic-value method consistent with the above. The previous amounts paid by the equity members prior to December 1, 2012 for these interests, totaling $2,065,664, which had been accounted for as a liability, were reclassified to members’ equity with payments subsequent to December 1, 2012 accounted for as distributions from equity. The fair value of these awards at that date in the amount of $15,187,787, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility.

During the period January 1, 2013 through June 30, 2014 the following transactions were consummated:

•	On January 1, 2013, the managing member sold a portion of his Part I Fee to an employee for $82,141. Such interest did not include the retirement eligibility clause and was accounted for as a liability as discussed above and the employee is now considered a “non-equity member”. The amount paid by the non-equity member, which is refundable upon termination of employment after completing six years of service, is included in due to affiliates with a corresponding distribution to the managing member. On April 1, 2013, the managing member granted an additional Part I Fee to

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

11. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION  – (continued)

this same non-equity member. Such interest did not include the retirement eligibility clause and is being accounted for as a liability as discussed above. Accordingly, distributions for the six months ended June 30, 2014 and 2013 in the amounts of $43,411 and $38,146, respectively, are included in compensation expense.
•	On April 1, 2013, the managing member granted a Part I Fee to an employee. Such interest did not include the retirement eligibility clause and is being accounted for as a liability as discussed above and the employee is considered a non-equity member. Accordingly, distributions for the six months ended June 30, 2014 and 2013 in the amounts of $68,082 and $34,063, respectively, are included in compensation expense.
•	On April 1, 2013, the managing member granted additional Part I Fees to two equity members. As the interests include the retirement eligibility clause, they have been accounted for as equity awards. The fair value of the awards at that date in the amount of $184,213, net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. Included in compensation expense for the six months ended June 30, 2014 and 2013 is $5,958 and $3,972, respectively, of amortization relating to these equity-classified awards. As of June 30, 2014, unrecognized compensation cost in the amount of $166,339 relating to these equity-classified awards is expected to be recognized over a period of approximately 14 years.
•	On July 17, 2013, the Company sold additional Part I Fees to seven equity members for a total of $505,597. As the interests include the retirement eligibility clause, they have been accounted for as equity awards. The fair value of the awards at that date in the amount of $3,639,150 (net of subsequent forfeitures in the amount of $325,587), net of cash paid for the awards, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility. Included in compensation expense for the six months ended June 30, 2014 is $193,896 of amortization relating to these equity-classified awards. As of June 30, 2014, unrecognized compensation cost in the amount of $3,292,207 relating to these equity-classified awards is expected to be recognized over a period of approximately 12 years.
•	On July 17, 2013, the Company sold additional Part I Fees to two non-equity members and two employees for a total of $46,860. Such interests did not include the retirement eligibility clause and have been accounted for as liabilities as discussed above. Accordingly, distributions for the six months ended June 30, 2014 in the amount of $28,714 are included in compensation expense. The amounts paid, which are refundable upon termination of employment after completing six years of service, are included in due to affiliates.
•	On December 31, 2013, the managing member sold a portion of his Part I Fees to an equity member for $350,000. As the interest includes the retirement eligibility clause, it has been accounted for as an equity award. The amount paid has been accounted for as a capital contribution with a corresponding distribution to the managing member. The fair value of the award at that date, net of cash paid for the award, in the amount of $40,726, as determined by an independent appraisal, is being amortized on a straight-line basis over the period to retirement eligibility which is expected to be approximately 12 years.
•	On December 31, 2013, the managing member and another member sold a portion of their Part I Fees to an equity member for $56,800. As the interest includes the retirement eligibility clause, it has been accounted for as an equity award. The amount paid by the equity member has been accounted for as a capital contribution with corresponding distributions to the managing member and the equity member. The fair value of the award at that date in the amount of $735,800, net of cash

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

11. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION  – (continued)

paid for the award, as determined by an independent third party appraisal, is being amortized on a straight-line basis over the period to retirement eligibility which is expected to be approximately 12 years. Included in compensation expense for the six months ended June 30, 2014 is $33,242 of amortization relating to these equity-classified awards. As of June 30, 2014, unrecognized compensation cost in the amount of $702,558 relating to these equity-classified awards is expected to be recognized over a period of approximately 12 years.
•	On January 1, 2014, the members, on a pro rata basis, sold a portion of their Part I Fees to an employee for $14,129. Such interest did not include the retirement eligibility clause and has been accounted for as a liability as discussed above. Accordingly, distributions for six months ended June 30, 2014 in the amount of $3,141 are included in compensation expense. The amount paid, which is refundable upon termination of employment after completing six years of service, is included in due to affiliates.

The following table summarizes activity for the six months ended June 30, 2014 and 2013 with respect to the Company’s equity classified awards:

Equity Classified Awards
Balance at December 31, 2012	$15,057,283
Amortization of granted and purchased interests	(786,993)
Balance at June 30, 2013	$14,270,290
Balance at December 31, 2013	$18,243,398
Fair value of purchased interest	4,035,926
Cash received for purchased interest	(1,708,378)
Amortization of granted and purchased interests	(3,364,971)
Balance at June 30, 2014	$17,205,975

Included in compensation expense for the six months ended June 30, 2014 and 2013 is $3,364,971 and $786,993, respectively, of amortization relating to the above equity-classified awards. As of June 30, 2014, unrecognized compensation cost in the amount of $17,205,975 relating to these equity-based awards is expected to be recognized over a period of approximately 12 – 14 years.

The following table summarizes activity for the six months ended June 30, 2014 and 2013 with respect to the Company’s liability classified awards:

Liability Classified Awards
Balance at December 31, 2012	$—
Cash received for purchased interests	82,141
Compensation expense	72,210
Payment of liabilities	(72,210)
Balance at June 30, 2013	$82,141
Balance at December 31, 2013	$129,001
Cash received for purchased interests	14,129
Compensation expense	143,372
Payment of liabilities	(143,372)
Balance at June 30, 2014	$143,130

FIFTH STREET MANAGEMENT GROUP

Notes to Combined Financial Statements
For the Six Months Ended June 30, 2014 and 2013
(unaudited)

11. MEMBERS’ EQUITY AND EQUITY-BASED COMPENSATION  – (continued)

Certain member interests are subject to repurchase in the event of the member’s termination of employment, at a formula-based price (as defined) determined by the member’s pro rata share of Part I Fees. In addition, the Company will recognize compensation expense in the amount of approximately $450,000 upon the closing of a sale transaction representing the fair value of vested equity-based awards. Any amounts paid in excess of fair value of the award will be accounted for as a distribution with a corresponding offset to members’ equity.

12. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 5, 2014, the date the combined financial statements were available to be issued and has determined the following events require disclosure through this date:

Reorganization

The Company is in the process of preparing for an initial public offering. Immediately prior to the consummation of the offering, the Company will reorganize its capital structure and equity interests. As part of the reorganization, the existing members of the Company will exchange their equity interests for limited partner interests in a new entity, Fifth Street Holdings, L.P. which will become the sole owner of the reorganized Fifth Street Management Group. Upon completion of the offering, substantially all of the proceeds will be used to purchase an interest in Fifth Street Holdings, L.P. from its limited partners and the Company will be subject to corporate-level income taxes.

Fifth Street Senior Loan Fund II Operating Entity, LLC

On July 10, 2014, the Company formed Fifth Street Senior Loan Fund II Operating Entity, LLC (“SLF II”) with unrelated third parties and the Company’s members and employees committed approximately $3,500,000 of capital to the venture, of which $2,100,000 has been funded to date. SLF II will primarily invest in senior secured loans to middle market companies. Although the Company does not have an equity investment in SLF II, FSM serves as the investment adviser and will earn collateral management fees on the investments.

       Shares

Fifth Street Asset Management Inc.

Class A Common Stock

Morgan Stanley

           J.P. Morgan

                     Goldman Sachs

                            RBC Capital Markets

            Credit Suisse

SMBC Nikko

Barclays	Deutsche Bank Securities	UBS Investment Bank

Through and including            , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Fifth Street Asset Management Inc. (the “Registrant”), which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”). filing fee. The following expenses will be borne solely by the Registrant.

Amount To Be Paid
SEC registration fee		$25,760
FINRA filing fee		36,500
NASDAQ Global Select Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent’s fees		*
Miscellaneous		*
Total	$

*	To be included by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitations on liability for our directors.

The Registrant currently maintains liability insurance for its directors and officers. In connection with this offering, the Registrant will obtain additional liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Prior to this offering, shares of Class B common stock will be issued to the Principals in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:  Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules:  All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings.

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on September 5, 2014.

Fifth Street Asset Management Inc.

By:	/s/ Leonard M. Tannenbaum Name: Leonard M. Tannenbaum Title: Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Leonard M. Tannenbaum and Bernard D. Berman, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him and in his name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Leonard M. Tannenbaum Leonard M. Tannenbaum	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 5, 2014
/s/ Bernard D. Berman Bernard D. Berman	Co-President, Chief Compliance Officer and Director	September 5, 2014
/s/ Alexander C. Frank Alexander C. Frank	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	September 5, 2014
/s/ Steven M. Noreika Steven M. Noreika	Chief Accounting Officer (Principal Accounting Officer)	September 5, 2014

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation of Fifth Street Asset Management Inc.*
3.2	Form of Amended and Restated Bylaws of Fifth Street Asset Management Inc.*
4.1	Form of Class A Common Stock Certificate*
5.1	Opinion of Proskauer Rose LLP*
10.1	Form of Amended and Restated Partnership Agreement of Fifth Street Holdings LP*
10.2	Form of Contribution Agreement*
10.3	Form of Contribution Agreement (Principals)*
10.4	Form of Registration Rights Agreement*
10.5	Form of Exchange Agreement*
10.6	Form of Tax Receivable Agreement*
10.7	Second Amended and Restated Investment Advisory Agreement between the Fifth Street Management LLC and Fifth Street Finance Corp., dated as of May 2, 2011*
10.8	Investment Advisory Agreement between the Fifth Street Management LLC and Fifth Street Senior Floating Rate Corp, dated as of June 27, 2013*
10.9	Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan+*
10.10	Employment Agreement, dated as of September 3, 2014, by and among Fifth Street Management LLC, FSC CT, Inc. and Todd G. Owens†*
10.11	The Fifth Street Deferred Bonus and Retention Plan, as amended and restated December 2013†*
16.1	Letter of CohnReznick LLP
21.1	Subsidiaries of Fifth Street Asset Management Inc.*
23.1	Consent of CohnReznick LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*
23.4	Consent of Wayne Cooper to be named as a director nominee
23.5	Consent of Mark J. Gordon to be named as a director nominee
23.6	Consent of Thomas L. Harrison to be named as a director nominee
23.7	Consent of Frank C. Meyer to be named as a director nominee
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	To be filed by amendment.
†	Management or compensatory agreement.